Exhibit 10.1
Execution Version

ASSET PURCHASE AGREEMENT
by and among
UNION POWER PARTNERS, L.P.
as Seller,
ENTEGRA TC LLC,
solely with respect to Section 6.4(h), Section 6.12, Section 6.13(d), Section 6.15(c), Section 6.23(d) and Section 11.12,
and
ENTERGY ARKANSAS, INC.,
ENTERGY GULF STATES LOUISIANA, L.L.C., and
ENTERGY TEXAS, INC.,
as Purchasers
Dated as of December 8, 2014

EXHIBITS AND SCHEDULES

Item	Description
Exhibit A-1	Form of PB1 Assignment and Assumption Agreement
Exhibit A-2	Form of PB2 Assignment and Assumption Agreement
Exhibit A-3	Form of PB3 Assignment and Assumption Agreement
Exhibit A-4	Form of PB4 Assignment and Assumption Agreement
Exhibit B-1	Form of PB1 Bill of Sale
Exhibit B-2	Form of PB2 Bill of Sale
Exhibit B-3	Form of PB3 Bill of Sale
Exhibit B-4	Form of PB4 Bill of Sale
Exhibit C-1	Form of PB1 Deed
Exhibit C-2	Form of PB2 Deed
Exhibit C-3	Form of PB3 Deed
Exhibit C-4	Form of PB4 Deed
Exhibit D-1	Form of PB1 Escrow Agreement
Exhibit D-2	Form of PB2 Escrow Agreement
Exhibit D-3	Form of PB3 Escrow Agreement
Exhibit D-4	Form of PB4 Escrow Agreement
Exhibit E	Form of Post-Closing Confidentiality Agreement
Exhibit F	Form of Title Affidavit
Exhibit G	Form of Affidavit of Non-Foreign Status
Exhibit H	Form of Joint Defense Agreement
Exhibit I-1	Form of PB1 MISO Transition Agreement
Exhibit I-2	Form of PB2 MISO Transition Agreement
Exhibit I-3	Form of PB3 MISO Transition Agreement
Exhibit I-4	Form of PB4 MISO Transition Agreement
Exhibit J	Form of Replacement Power Agreement
Schedule AC	Approved Contractors
Schedule AV	Approved Valuation Firms
Schedule MOR	Form of Monthly Operating Report
Schedule MMS-1	PB1 Major Maintenance Spares
Schedule MMS-2	PB2 Major Maintenance Spares
Schedule MMS-3	PB3 Major Maintenance Spares
Schedule MMS-4	PB4 Major Maintenance Spares
Schedule MMS-5	Common Facilities Major Maintenance Spares
Schedule 1.1A	Persons With Seller's Knowledge
Schedule 1.1B	Persons With Purchasers' Knowledge
Schedule 1.1C	Certain Permitted Encumbrances
Schedule 1.1D	Description of Project
Schedule 1.1E	Title Exceptions - Leases and Subleases
Schedule 2.1(a)	PB1 Owned Real Property
Schedule 2.1(b)	PB1 Leased Real Property
Schedule 2.1(c)	PB1 Easements
Schedule 2.1(d)	PB1 Tangible Personal Property
Schedule 2.1(e)	PB1 Inventory
Schedule 2.1(f)	PB1 Contracts
Schedule 2.1(g)	PB1 Permits
Schedule 2.1(i)	PB1 Warranties

Schedule 2.1(k)	PB1 Prepaid Items
Schedule 2.2(b)	Specified PB1 Excluded Assets
Schedule 2.2(c)	Specified PB1 Excluded Contracts
Schedule 2.2(h)	Specified PB1 Excluded Intellectual Property Rights
Schedule 2.2(l)	Surviving PB1 Affiliate Contracts
Schedule 2.5(a)	PB2 Owned Real Property
Schedule 2.5(b)	PB2 Leased Real Property
Schedule 2.5(c)	PB2 Easements
Schedule 2.5(d)	PB2 Tangible Personal Property
Schedule 2.5(e)	PB2 Inventory
Schedule 2.5(f)	PB2 Contracts
Schedule 2.5(g)	PB2 Permits
Schedule 2.5(i)	PB2 Warranties
Schedule 2.5(k)	PB2 Prepaid Items
Schedule 2.6(b)	Specified PB2 Excluded Assets
Schedule 2.6(c)	Specified PB2 Excluded Contracts
Schedule 2.6(h)	Specified PB2 Excluded Intellectual Property Rights
Schedule 2.6(l)	Surviving PB2 Affiliate Contracts
Schedule 2.9(a)	PB3 Owned Real Property
Schedule 2.9(b)	PB3 Leased Real Property
Schedule 2.9(c)	PB3 Easements
Schedule 2.9(d)	PB3 Tangible Personal Property
Schedule 2.9(e)	PB3 Inventory
Schedule 2.9(f)	PB3 Contracts
Schedule 2.9(g)	PB3 Permits
Schedule 2.9(i)	PB3 Warranties
Schedule 2.9(k)	PB3 Prepaid Items
Schedule 2.10(b)	Specified PB3 Excluded Assets
Schedule 2.10(c)	Specified PB3 Excluded Contracts
Schedule 2.10(h)	Specified PB3 Excluded Intellectual Property Rights
Schedule 2.10(l)	Surviving PB3 Affiliate Contracts
Schedule 2.13(a)	PB4 Owned Real Property
Schedule 2.13(b)	PB4 Leased Real Property
Schedule 2.13(c)	PB4 Easements
Schedule 2.13(d)	PB4 Tangible Personal Property
Schedule 2.13(e)	PB4 Inventory
Schedule 2.13(f)	PB4 Contracts
Schedule 2.13(g)	PB4 Permits
Schedule 2.13(i)	PB4 Warranties
Schedule 2.13(k)	PB4 Prepaid Items
Schedule 2.14(b)	Specified PB4 Excluded Assets
Schedule 2.14(c)	Specified PB4 Excluded Contracts
Schedule 2.14(h)	Specified PB4 Excluded Intellectual Property Rights
Schedule 2.14(l)	Surviving PB4 Affiliate Contracts
Schedule 2.17(a)	Common Facilities Owned Real Property
Schedule 2.17(b)	Common Facilities Leased Real Property
Schedule 2.17(c)	Common Facilities Easements
Schedule 2.17(d)	Common Facilities Tangible Personal Property
Schedule 2.17(e)	Common Facilities Inventory
Schedule 2.17(f)	Common Facilities Contracts

Schedule 2.17(g)	Common Facilities Permits
Schedule 2.17(i)	Common Facilities Warranties
Schedule 2.17(k)	Common Facilities Prepaid Items
Schedule 2.18(b)	Common Facilities Excluded Assets
Schedule 2.18(c)	Common Facilities Excluded Contracts
Schedule 2.18(h)	Common Facilities Excluded Intellectual Property Rights
Schedule 4.3	Seller's Consents, Seller's Regulatory Approvals and No Violation
Schedule 4.4	Compliance with Laws
Schedule 4.6(a)	Seller's Litigation
Schedule 4.6(b)	Seller's Orders
Schedule 4.7(k)	Title Exceptions
Schedule 4.7(n)	Owned Real Property; Easements - Consents
Schedule 4.7(o)	Owned Real Property; Easements - Actions
Schedule 4.8(a)	PB1 Leased Personal Property
Schedule 4.8(b)	PB2 Leased Personal Property
Schedule 4.8(c)	PB3 Leased Personal Property
Schedule 4.8(d)	PB4 Leased Personal Property
Schedule 4.8(e)	Common Facilities Leased Personal Property
Schedule 4.10	Purchased Contract Matters
Schedule 4.11	Permit Matters
Schedule 4.13	Intellectual Property
Schedule 4.14(a)	Condition of Purchased Assets; Defects
Schedule 4.14(b)	Sufficiency of Purchased Assets
Schedule 4.14(c)	Assets owned by Affiliates
Schedule 4.15(a)	Environmental Conditions
Schedule 4.16	Tax Matters
Schedule 4.17(a)	Employee Benefit Matters
Schedule 4.17(d)	Employee Benefit Actions
Schedule 4.18(a)	Employees
Schedule 4.18(b)	Project Employee Compliance
Schedule 4.19	Insurance Policies
Schedule 4.21	Pipeline Status
Schedule 5.3	Purchasers' Consents, Purchasers' Regulatory Approvals and No Violation
Schedule 5.4	Purchasers' Litigation
Schedule 5.5	Purchasers' Brokers
Schedule 6.2(a)	Transaction Expenses; Title Policy Endorsements
Schedule 6.7	Power Block Performance Test Protocols and Procedures
Schedule 6.23	Permanent Capacity Release Process
Schedule 11.2	Schedules - Potential Purchased Contracts

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, dated as of December 8, 2014, is made and entered into by and among Union Power Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Seller"), and, solely with respect to Section 6.4(h), Section 6.12, Section 6.13(d), Section 6.15(c), Section 6.23(d) and Section 11.12, Entegra TC LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Entegra TC"), on the one hand, and Entergy Arkansas, Inc., a corporation organized and existing under the laws of the State of Arkansas ("EAI"), Entergy Gulf States Louisiana, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana ("EGSL"), and Entergy Texas, Inc., a corporation organized and existing under the laws of the State of Texas ("ETI" and each of EAI, EGSL and ETI, a "Purchaser" and, collectively, "Purchasers"), on the other hand.
RECITALS
On June 12, 2014, Seller made an unsolicited offer to Entergy Corporation to sell the Project (as defined herein) and certain related properties and assets and, after a period of negotiation, Seller and ESI, as agent for Purchasers, entered into a letter of intent, dated October 14, 2014 (the "Letter of Intent"), for the sale of all of Seller's right, title and interest in and to the Project and certain related properties and assets and, in connection therewith, the assumption by Purchasers of certain related liabilities of Seller.
Entegra TC joins in this Agreement for the limited purposes expressly set forth in Section 6.4(h), Section 6.12, Section 6.13(d), Section 6.15(c), Section 6.23(d) and Section 11.12 hereunder to induce Purchasers to enter into this Agreement on the terms and conditions set forth herein and acknowledges that it will derive a material and substantial benefit from the Transactions.
Consistent with the Letter of Intent, Seller desires to sell, transfer and assign to Purchasers, and Purchasers desire to purchase from Seller, all of Seller's right, title and interest in and to the Project and certain related properties and assets, and in connection therewith, Purchasers have agreed to assume certain related liabilities of Seller, on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.Certain Defined Terms
. The following terms, when used in this Agreement with initial letters capitalized, have the meanings set forth below:
"Acquisition Proposal" has the meaning set forth in Section 6.12(a).
"Action" means any action, arbitration, assessment, (in relation to Section 4.18(b)(ii) only) charge, cause of action, claim, grievance, hearing, suit, proceeding (including any proceeding related to a Permit), citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, in each case by or before any Governmental Authority or arbitrator.
"Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
"Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

"Allocation" has the meaning set forth in Section 3.9.
"Ancillary Agreements" means (i) the Bills of Sale, (ii) the Deeds, (iii) the Assignment and Assumption Agreements, (iv) the Escrow Agreements and (v) the MISO Transition Agreements.
"Approved Contractor" means (i) a qualified independent professional contractor, experienced in estimating casualty, environmental or other damage, as the case may be, and the scope and cost of repairs required by the Casualty Event, or other occurrence, as the case may be, selected by Seller and approved by Purchasers (with such approval not to be unreasonably withheld, conditioned or delayed) to perform work hereunder pursuant to the terms of this Agreement and (ii) each contractor listed on Schedule AC but solely with respect to the types of work specified following such contractor's name on such Schedule.
“Approved Valuation Firm” means (i) a qualified independent professional appraisal firm, independent engineering firm, investment banking or similar firm that is experienced in projecting the net revenues to be generated by electric generating facilities similar to the Project selected by Seller and approved by Purchasers (with such approval not to be unreasonably withheld, conditioned or delayed) to perform work hereunder pursuant to the terms of this Agreement and (ii) each firm listed on Schedule AV.
"APSC" means the Arkansas Public Service Commission.
"Assignment and Assumption Agreements" means, collectively, the PB1 Assignment and Assumption Agreement, the PB2 Assignment and Assumption Agreement, the PB3 Assignment and Assumption Agreement and the PB4 Assignment and Assumption Agreement.
"Assumed Liabilities" means, collectively, the Power Block Assumed Liabilities and the Common Facilities Assumed Liabilities.
"Bankrupt" means, with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, (ii) has a petition filed or commenced against it for a proceeding or cause of action under any bankruptcy, insolvency, reorganization, or similar law and such petition is not dismissed within thirty (30) days of its filing, (iii) makes an assignment or any general arrangement for the benefit of creditors, (iv) otherwise becomes bankrupt or insolvent (however evidenced), (v) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (vi) admits in writing that it is generally unable to pay its debts as they fall due.
"Base Purchase Price" means Two Hundred Thirty-Seven Million Dollars ($237,000,000).
"Bills of Sale" means, collectively, the PB1 Bill of Sale, the PB2 Bill of Sale, the PB3 Bill of Sale and the PB4 Bill of Sale.
"Business" means the business of owning, operating and maintaining the Project and generating, selling and delivering electric energy and capacity and other electric products and services from the Project.
"Business Day" means any day on which Federal Reserve member banks in New York, New York and Houston, Texas are open for business.
"Capacity Release Rules" has the meaning set forth in Section 6.4(e).
"Capacity Test Tolerance" means, with respect to each Power Block, 4.95 MW.
"Casualty Event" means a PB1 Casualty Event, a PB2 Casualty Event, a PB3 Casualty Event, a PB4 Casualty Event or a Common Facilities Casualty Event, as the context requires.
"Central Prevailing Time" or "CPT" means standard time or daylight savings time, as applicable to the central time zone.
"CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
"Closing" has the meaning set forth in Section 3.1.
"Closing Date" has the meaning set forth in Section 3.1.

"Closing Inventory Report" means an Inventory Report with respect to each Power Block and the Common Facilities dated not earlier than three (3) days prior to the Closing Date.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.
"Code" means the Internal Revenue Code of 1986.
"Collective Bargaining Agreement" means any Contract between (i) any member of the Entegra Group, on the one hand, and (ii) a trade union, labor organization, collective bargaining representative or employee representative, on the other hand, concerning terms and conditions of employment of any Project Employee, as well as all modifications of, or amendments to, such agreements.
"Commercially Reasonable Efforts" means efforts that (i) are reasonably within, or should have been reasonably within, the contemplation of the Parties on the Effective Date and are otherwise consistent with past practices of purchasers and sellers of similar assets in transactions of a similar kind and nature and (ii) do not require the performing Party to expend funds or incur obligations other than expenditures and obligations that are customary and reasonable in transactions of a similar kind and nature.
"Committed NRIS Upgrade Costs" has the meaning set forth in Section 6.22(d).
"Common Facilities Assets" has the meaning set forth in Section 2.17.
"Common Facilities Assumed Liabilities" has the meaning set forth in Section 2.19.
"Common Facilities Casualty Event" has the meaning set forth in Section 6.28(b).
"Common Facilities Casualty Event Notice" has the meaning set forth in Section 6.28(b).
"Common Facilities Contracts" has the meaning set forth in Section 2.17(f).
"Common Facilities Damaged Portion" has the meaning set forth in Section 6.28(b).
"Common Facilities Easements" has the meaning set forth in Section 2.17(c).
"Common Facilities Emission Allowances" has the meaning set forth in Section 2.17(m).
"Common Facilities Excluded Assets" has the meaning set forth in Section 2.18.
"Common Facilities Excluded Contracts" has the meaning set forth in Section 2.18(c).
"Common Facilities Excluded Employee Liabilities" has the meaning set forth in Section 2.20(g).
"Common Facilities Excluded Liabilities" has the meaning set forth in Section 2.20.
"Common Facilities IDA Bond Other Property" has the meaning set forth in Section 2.17(d).
"Common Facilities IDA Bond Real Property" has the meaning set forth in Section 2.17(a).
"Common Facilities Intellectual Property Rights" has the meaning set forth in Section 2.17(n).
"Common Facilities Inventory" has the meaning set forth in Section 2.17(e).
"Common Facilities Leased Personal Property" has the meaning set forth in Section 4.8(e).
"Common Facilities Leased Real Property" has the meaning set forth in Section 2.17(b).
"Common Facilities Major Maintenance Spares" means the Major Maintenance Spares listed on Schedule MMS-5, which shall include the book value and condition of each such Major Maintenance Spare, and any replacements or substitutions thereof procured by Seller primarily for more than one Power Block in the ordinary course of the conduct of the Business.
"Common Facilities Owned Real Property" has the meaning set forth in Section 2.17(a).
"Common Facilities Permits" has the meaning set forth in Section 2.17(g).
"Common Facilities Prepaid Items" has the meaning set forth in Section 2.17(k).
"Common Facilities Purchased Major Maintenance Spares" means Common Facilities Major Maintenance Spares that (i) the Project Purchasers elect to purchase at Closing by exercising their purchase option in accordance with Section 2.21(c) or Section 2.21(e), as applicable, or (ii) the Project Purchasers agree to purchase, and Seller agrees to sell, in accordance with Section 2.21(f).
"Common Facilities Real Property" means, collectively, the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property, the Common Facilities Leased Real Property and the Common Facilities Easements.

"Common Facilities Tangible Personal Property" has the meaning set forth in Section 2.17(d).
"Common Facilities Total Cost" has the meaning set forth in Section 6.28(c).
"Common Facilities Warranties" has the meaning set forth in Section 2.17(i).
"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of June 26, 2014, among Seller, Entegra Power Group LLC (predecessor-in-interest to Entegra TC), then an Affiliate of Seller organized and existing under the Laws of the State of Delaware, and ESI, an Affiliate of Purchasers that is organized and existing under the Laws of the State of Delaware.
"Consents" means consents, authorizations, approvals, releases, waivers, estoppel certificates, and any similar agreements or approvals.
"Consumables" means any and all of the following items of Inventory intended to be used or consumed at the Project in the ordinary course of the conduct of the Business: lubricants, chemicals, fluids, oils, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; fuel supplies (including diesel fuel), if any, on hand and stored at, or in transit to, the Project Real Property as of the Closing.
"Contract" means any binding contract, agreement, purchase order, transaction under a master agreement, license, sublicense, lease, sublease, sale and purchase order, easement, mortgage, security agreement, instrument, guaranty, commitment, or other contract, including the IDA Lease Agreement and any other lease or sublease related to the Leased Real Property, but excluding any Permit, Order or Law.
"Contract Capacity" means, with respect to each Power Block, 495 MW (net).
"Contract CO Emission Rate" means, with respect to each combustion turbine and heat recovery steam generator stack at each Power Block, a Power Block CO Emission Rate for such combustion turbine and heat recovery steam generator stack within the limits specified in the State of Arkansas Department of Environmental Quality Air Pollution Control Title V Permit No. 1861-AOP-R6 to Operate Air Emissions Equipment held by Seller, issued on April 2, 2013.
"Contract Heat Rate" means, with respect to each Power Block, a Power Block Heat Rate of 7,200 Btu/kWh at full load without duct burners in operation.
"Contract NOx Emission Rate" means, with respect to each combustion turbine and heat recovery steam generator stack at each Power Block, a Power Block NOx Emission Rate for such combustion turbine and heat recovery steam generator stack within the limits specified in the State of Arkansas Department of Environmental Quality Air Pollution Control Title V Permit No. 1861-AOP-R6 to Operate Air Emissions Equipment held by Seller, issued on April 2, 2013.
"Contract Vibration Level (Full Load)" means, for steam turbines and related generators, a Power Block Vibration Level (Full Load) not to exceed 6 mils and, for combustion turbines and related generators, a Power Block Vibration Level (Full Load) not to exceed 0.5 inches per second.
"Contract Vibration Level (Start-Up and Coast-Down)" means, for with respect to all "rotor criticals" of steam turbines and related generators, a Power Block Vibration Level (Start-Up and Coast-Down) not to exceed 10 mils and, for “rotor criticals” of combustion turbines and related generators, a Power Block Vibration Level (Start-Up and Coast-Down) not to exceed 1.0 inches per second.
"Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Section 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, in each case with respect to or arising under or out of any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by any member of the Entegra Group and/or any owner of Entegra TC.
"Damaged Portion" means a PB1 Damaged Portion, PB2 Damaged Portion, PB3 Damaged Portion, PB4 Damaged Portion or the Common Facilities Damaged Portion, as applicable.
"Deductible" has the meaning set forth in Section 9.1(b).
"Deeds" means, collectively, the PB1 Deed, the PB2 Deed, the PB3 Deed and the PB4 Deed.

"Defending Party" has the meaning set forth in Section 9.12(d).
"EAI" has the meaning set forth in the introductory paragraph of this Agreement.
"EAI Temporary Capacity Release" means that certain Agreement for Capacity Release Transactions, dated July 18, 2013, by and between Trans-Union and EAI and the accompanying Confirmation Letter, dated July 26, 2013, by and between Trans-Union and EAI.
"EAI Tolling Agreement" means that certain Capacity Sale and Fuel Conversion Services Agreement, dated effective as of October 22, 2012, between EAI and Seller.
"Easements" means, collectively, the Power Block Easements and the Common Facilities Easements.
"Effective Date" means the date on which this Agreement has been executed and delivered by Seller, Purchasers and Entegra TC, as specified in the introductory paragraph of this Agreement.
"EGSL" has the meaning set forth in the introductory paragraph of this Agreement.
"Electric Interconnection Agreement" means the Interconnection and Operating Agreement by and between Seller and Entergy Arkansas Inc. dated as of June 24, 2004.
"Electric Interconnection Facilities" means all structures, facilities, equipment, substations, auxiliary equipment, devices and apparatus that are owned, operated or controlled by Seller, which are required or installed to interconnect and deliver electric energy from the Project to the "Point of Interconnection" as defined in the Electric Interconnection Agreement, including electric transmission and/or distribution lines, transformation, switching, electric metering equipment, any other metering equipment, communications equipment, and safety equipment, including equipment required to protect (i) the electrical system to which the Project is connected and its customers from faults occurring at the Project and (ii) the Project from faults occurring on the electrical system to which the Project is connected or on other electrical systems to which such electrical system is directly or indirectly connected.
"Emission Allowances" means all authorizations to emit specified units of Hazardous Substances or any other regulated pollutant from the Project or the Project Real Property, which units are established and required by a Governmental Authority with jurisdiction over the Project or the Project Real Property under Environmental Law, including under (i) an air pollution control and emission reduction program, (ii) a program designed to mitigate impairment of water resources, including coastal and inland waters, navigable waters, surface waters, watersheds, well water or groundwater, or (iii) any other pollution reduction program, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than "allowances" (e.g., as offsets or credits).
"Employee" means, with respect to a Person, any individual who is a full-time, part-time, or other employee of such Person under applicable federal or state employment and Tax Laws.
"Employee Pension Benefit Plan" has the meaning set forth in ERISA § 3(2).
"Employee Plan" means and includes each Employee Pension Benefit Plan, each Employee Welfare Benefit Plan, and each other plan, Contract, program, arrangement, fund or policy, whether written or oral, qualified or non-qualified, funded or unfunded, foreign or domestic, including any of the foregoing providing for (i) severance pay or benefits, stay pay, salary continuation, change in control payments or benefits, bonuses, profit-sharing, equity or equity-based compensation or awards, employee stock ownership or other forms of incentive compensation; (ii) vacation or vacation pay, holiday or holiday pay, sickness or other time-off or sick pay; (iii) health, welfare, medical, dental, disability, life, accidental death and dismemberment, employee assistance, educational assistance, relocation or fringe benefits or perquisites, including post-employment benefits; and (iv) deferred compensation, defined benefit or defined contribution, thrift savings, retirement, early retirement or pension benefits, or supplemental benefits that cover any present, former or future Employee of any member of the Entegra Group or any of such members' respective ERISA Affiliates, or that is maintained, administered, sponsored, made available or with respect to which contributions are made or required to be made by any member of the Entegra Group or any of such members' respective ERISA Affiliates in respect of any of their respective present, former or future Employees or their beneficiaries or with respect to which any member of the Entegra Group or any of such members' respective ERISA Affiliates has any ongoing obligation or liability whatsoever.
"Employee Welfare Benefit Plan" has the meaning set forth in ERISA § 3(1).
"Encumbrances" means any and all mortgages, pledges, claims, security interests, options, warrants, purchase rights (including rights of first refusal), liens (statutory or otherwise), installment sales agreements, easements, activity and use restrictions, rights-of-way, deed restrictions, reservations, defects or imperfections of title, encumbrances and charges of any kind.
"Entegra Group" means Entegra TC and its subsidiaries and Affiliates, including Seller and Union Power Employee Company and their respective subsidiaries and Affiliates but excluding any owner of Entegra TC.
"Entegra TC" has the meaning set forth in the introductory paragraph of this Agreement.
"Environment" means the environment, including any of the following media and any living organism or systems supported by any such media: (i) land, including surface land, sub-surface strata, sea bed and riverbed under water (as described in clause (ii) hereof); (ii) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in surface and sub-surface strata; and (iii) air, including indoor and outdoor air and air within buildings and other man-made or natural structures above or below ground.
"Environmental Assessment" means a "Phase I" environmental site assessment with respect to the Project and the Project Real Property, dated not more than one hundred eighty (180) days prior to the Closing Date, that may be prepared at any Project Purchasers' discretion by the Environmental Consultant on behalf of Project Purchasers in such time and manner as to satisfy CERCLA § 101(35)(B), 42 U.S.C. § 9601(35)(B) and the regulations thereunder defining "all appropriate inquiry," 40 C.F.R. Part 312, and ASTM E1527-13; provided, however, for the avoidance of doubt, the environmental site assessment shall not include any "Phase II" or other intrusive or invasive environmental investigations or sampling, testing or the collection of any environmental media.
"Environmental Claim" means any written notice, claim, suit (whether in law or in equity), demand or other written communication by any Person alleging or asserting a Party's or any other Person's actual or potential liability for investigation, response, investigation costs, cleanup or Remediation costs, compliance costs, enforcement costs, response costs, fees, defense costs, capital expenditures (other than such costs or capital expenditures incurred in the ordinary course of the conduct of the Business) or the funding necessary therefor, damages, claims for contribution or indemnity, damages to natural resources or other property, personal injuries (including those arising from or related to toxic torts), fines or penalties, based on or resulting from, in whole or in part, (i) the presence or Release of any Hazardous Substance at any location, whether or not on property owned by such Person, (ii) any violation or alleged violation of any Environmental Law, (iii) claims for Remediation or costs associated with Remediation or (iv) claims for nuisance due to environmental matters.
"Environmental Condition" means the presence or Release of a Hazardous Substance in the Environment with respect to the Project or the Project Real Property (wherever migrating) that is (a) in violation of an Environmental Permit in effect and enforceable on or prior to the Closing Date or (b) that is not allowed, approved or permitted by an Environmental Permit, and in each case for which there is an obligation under Environmental Law to engage in any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, reporting, response or restorative work, or with respect to which a Governmental Authority with jurisdiction over such matter has required in writing the foregoing activities under Environmental Laws.
"Environmental Consultant" means Environmental Resource Management, or such other recognized environmental consulting firm as shall be selected by Purchasers and reasonably acceptable to Seller.
"Environmental Laws" means all Laws relating to pollution or protection of the Environment, including Laws relating to Releases of Hazardous Substances or the manufacture, processing, distribution,

use, treatment, storage, transport, disposal or handling of Hazardous Substances, including CERCLA, the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Occupational Safety and Health Act (20 U.S.C. § 651 et seq.) (to the extent related to exposure to Hazardous Substances or other matters pertaining to the Environment), the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, Arkansas Water and Air Pollution Control Act, Ark. Code Ann. § 8-4-101 et seq., and the Arkansas Solid Waste Management Act, Ark. Code Ann. § 8-6-201 et seq. and any and all similar Laws of the United States of America, the State of Arkansas or any other Governmental Authority having jurisdiction over the Project, the Project Real Property, Seller or the Business.
"Environmental Liability" means any Loss that (i) arises out of or results from any Environmental Condition existing on or prior to the Closing or any related Environmental Claim or (ii) is attributable to any event, action or omission occurring or condition in violation of any Environmental Law.
"Environmental Permit" means any Permit required, issued, or administratively continued under any Environmental Law, including any Order, consent decree, judgment or binding agreement issued or entered into by a Governmental Authority under any applicable Environmental Law relating to the Project or the Project Real Property.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that is or ever has been under common control, or which is or ever has been treated as, or deemed to be, a single employer, with any member of the Entegra Group under Section 4001(b)(1) of ERISA or Section 414 of the Code.
"Escrow Agent" means Wells Fargo Bank, National Association, or such other escrow agent that is mutually designated by Seller and Purchasers between the Effective Date and the Closing.
"Escrow Agreement" means each of the PB1 Escrow Agreement, the PB2 Escrow Agreement, the PB3 Escrow Agreement and the PB4 Escrow Agreement; collectively, the "Escrow Agreements."
"ESI" means Entergy Services, Inc.
"Estimated Closing Adjustment" means each of the PB1 Estimated Closing Adjustment, the PB2 Estimated Closing Adjustment, the PB3 Estimated Closing Adjustment and the PB4 Estimated Closing Adjustment; collectively, the "Estimated Closing Adjustments."
"Estimated Closing Statement" means each of the PB1 Estimated Closing Statement, the PB2 Estimated Closing Statement, the PB3 Estimated Closing Statement and the PB4 Estimated Closing Statement; collectively, the "Estimated Closing Statements."
"ETI" has the meaning set forth in the introductory paragraph of this Agreement.
"Exchange Act" means the Securities Exchange Act of 1934.
"Excluded Assets" means, collectively, the Power Block Excluded Assets and the Common Facilities Excluded Assets.
"Excluded Employee Liabilities" means, collectively, the PB1 Excluded Employee Liabilities, the PB2 Excluded Employee Liabilities, the PB3 Excluded Employee Liabilities, the PB4 Excluded Employee Liabilities and the Common Facilities Excluded Employee Liabilities.
"Excluded Liabilities" means, collectively, the Power Block Excluded Liabilities and the Common Facilities Excluded Liabilities.
"Existing Title Commitment" means, that certain Commitment for Title Insurance dated October 31, 2014 at 8:00 a.m.(and last revised on December 5, 2014) issued by First American Title Insurance Company.

"Existing Survey" means that certain ALTA/ACSM Land Title Survey prepared by William R. Mosely (APLS No. 705) of General Land Services Surveying and Mapping, dated August 9, 2004 with a certification revision date of November 1, 2004.
"Expiration Date" means December 31, 2016; provided, that if prior to the Closing (i) a Casualty Event occurs where Seller has elected after July 31, 2016 to repair or restore the Purchased Assets damaged or destroyed thereby, the "Expiration Date" for purposes of Section 10.1(b) shall be extended such that there are one hundred fifty (150) days between (1) the date on which Seller elects to restore the damaged or destroyed assets in accordance with Section 6.24, Section 6.25, Section 6.26, Section 6.27 or Section 6.28, as applicable, and (2) the "Expiration Date" or (ii) (A) a Testing Defect occurs, (B) Seller has given a Late Testing Notice pursuant to Section 6.7(g) and (C) despite Seller's compliance with Section 6.7, the Testing Repair is not completed on or before August 31, 2016, the "Expiration Date" for purposes of Section 6.7(g) and Section 10.1(b) shall be extended such that there are one hundred twenty (120) days between (1) the date on which such Testing Repair is completed and (2) the "Expiration Date"; provided, further, that in no event shall the Expiration Date be extended pursuant to clause (i) or (ii) above beyond May 31, 2017.
"Expiring Covenants" means the covenants in Section 6.1 (Efforts to Close), Section 6.4 (Regulatory Approvals), Section 6.6 (Current Evidence of Title), Section 6.7 (Power Block Performance Tests), clause (b) of Section 6.9 (Insurance), Section 6.12 (No Solicitation), Section 6.13 (Notice of Certain Events; Reporting Obligations) (other than clauses (a)(i), (a)(iv) and (c)), clauses (a) and (b) of Section 6.14 (Information and Records) and Section 6.21 (IDA Bond Property).
"Federal Power Act" means the Federal Power Act, 16 U.S.C. § 791 et seq.
"FERC" means the Federal Energy Regulatory Commission.
“FERC 203 Authorization” means an authorization of the transaction by FERC under Section 203 of the Federal Power Act.
"Final Power Block Performance Reduction Amount" has the meaning set forth in Section 6.7(k).
"Final Power Block Performance Test Results" has the meaning set forth in Section 6.7(j).
"FLSA" has the meaning set forth in Section 4.18(a).
"Fuel" means natural gas of quality meeting the technical specifications for shipment on the Trans-Union Pipeline.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a consistent basis.
"Gas Interconnection Facilities" means all structures, pipelines, facilities, equipment, auxiliary equipment, devices and apparatus that are owned, operated or controlled by Seller and are required or installed to interconnect and deliver natural gas from the applicable delivery points for natural gas from Trans-Union's natural gas pipeline to the Power Blocks.
"Gas Transportation Agreement (FERC)" means that certain Transportation Agreement for Firm Transportation of Natural Gas, effective as of February 9, 2001 and dated July 3, 2013, by and between Trans-Union and Seller.
"Good Industry Practices" means those practices, methods and acts generally employed in the independent power generation industry at the particular time in question that, in the exercise of reasonable judgment in light of the facts known at the time the decision in question was being made, would reasonably have been expected to accomplish the desired result of such decision consistent with good independent power generation practices and the requirements of applicable Laws. Good Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the independent power generation industry during the relevant period in light of the circumstances.
"Governmental Authority" means any federal, state, local, foreign or other governmental subdivision, quasi-governmental, regulatory or administrative agency, commission, body, court, tribunal, or other authority (including FERC, NERC and SERC, any balancing authority (including MISO) and any other transmission provider) exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, Tax or other binding authority or power over the matters specified or, if such matters are not specified, over Seller, the applicable Purchaser or their respective Affiliates, each to the extent related to the Project, the Project Real Property, the Transactions or any related matter, and each as applicable.
"Hazardous Substance" means and includes any hazardous or toxic substance or waste, any contaminant or pollutant or any chemical, element, compound, mixture or substance, whether solid, liquid or gaseous, regulated as toxic or hazardous under applicable Environmental Laws, including (i) petrochemical or petroleum products, oil, coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls or transformers or other equipment that contains polychlorinated biphenyls, lead-based paint or urea formaldehyde foam insulation, and (ii) any and all chemicals, materials, substances or wastes defined or regulated as "hazardous substances," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "hazardous wastes," "extremely hazardous wastes" "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "pollutants," "contaminants" or words of similar meaning and regulatory effect, including as the foregoing may be defined under any Environmental Law.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §§ 15c-15h, 18a.
"IDA Bond" means that certain $671,930,000 Industrial Development Revenue Bond (Union Power Partners, L.P. Project) No R-2, dated June 8, 2005, held by UPP Finance Co. LLC as the registered owner.
"IDA Bond Contracts" mean, collectively, the IDA Bond, the IDA Bond Indenture, the IDA Lease Agreement, and the IDA Bond Guaranty.
"IDA Bond Guaranty" means that certain Guaranty Agreement, dated as of May 1, 2001, by and between Seller and the IDA Bond Trustee in connection with the IDA Bond.
"IDA Bond Indenture" means that certain Trust Indenture, dated as of May 1, 2001, between Union County, Arkansas to IDA Bond Trustee, related to the IDA Bond, as amended by that First Amendment to Trust Indenture dated June 1, 2005.
"IDA Bond Other Property" means the PB1 IDA Bond Other Property, the PB2 IDA Bond Other Property, the PB3 IDA Bond Other Property, the PB4 IDA Bond Other Property, and the Common Facilities IDA Bond Other Property.
"IDA Bond Property" means, collectively, the IDA Bond Other Property and the IDA Bond Real Property.
"IDA Bond Real Property" means the PB1 IDA Bond Real Property, the PB2 IDA Bond Real Property, the PB3 IDA Bond Real Property, the PB4 IDA Bond Real Property and the Common Facilities IDA Bond Real Property.
"IDA Bond Trustee" means Regions Bank, as trustee under the IDA Bond Indenture.
"IDA Lease Agreement" means that certain Lease Agreement, dated as of May 1, 2001, between Union County, Arkansas and Seller, as amended by that First Amendment to Lease Agreement, dated June 1, 2005, and that Second Amendment to Lease Agreement, dated February 1, 2007.
"Imaged Document" has the meaning set forth in Section 11.3.
"Indemnitee" has the meaning set forth in Section 9.12(a).
"Indemnitor" has the meaning set forth in Section 9.12(a).
"Indemnity Notice" written notification pursuant to Section 9.12(g) of a claim for payment or indemnity under Article IX by an Indemnitee that does not involve a Third Party Claim, specifying the nature of and basis for such claim.
"Independent Accounting Firm" means PricewaterhouseCoopers LLP or such other nationally recognized, independent accounting services firm as is mutually appointed by agreement of Seller and Purchasers for purposes of this Agreement.

"Initial Post-Closing Adjustment" means each of the PB1 Initial Post-Closing Adjustment, the PB2 Initial Post-Closing Adjustment, the PB3 Initial Post-Closing Adjustment and the PB4 Initial Post-Closing Adjustment; collectively, the "Initial Post-Closing Adjustments."
"Initial Power Block Performance Test" has the meaning set forth in Section 6.7(d).
"Insurable Real Property" means, collectively, the PB1 Insurable Real Property, the PB2 Insurable Real Property, the PB3 Insurable Real Property and the PB4 Insurable Real Property.
"Intellectual Property" means intellectual property of any kind or character, including (i) inventions, improvements thereto, and patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) copyrightable works, copyrights, and related applications, registrations, and renewals, and (iv) trade secrets, know-how, and tangible or intangible proprietary business information, software, computer programs, source and object codes, databases, and data.
"Intellectual Property Rights" means (i) all proprietary or other legally enforceable rights with respect to Intellectual Property relating to the Purchased Assets, or for purposes of Section 4.13(c), with respect to Intellectual Property, including license and similar rights provided under any Contract relating to the Purchased Assets, or any other Law under any jurisdiction that provides protective or other rights with respect to Intellectual Property, including patent, copyright, trademark, service mark, design patent, industrial design, and semi-conductor chip, mask work, trade secret, database, and internet Law, and (ii) all rights to sue and recover damages for infringement, dilution, misappropriation or other violation of such rights.
"Interconnection Facilities" means all of the Electric Interconnection Facilities and Gas Interconnection Facilities.
"Inventory" means any and all of the parts, equipment, supplies and other items of inventory intended to be used or consumed at the Project, including (i) Consumables; (ii) new, repaired or refurbished equipment, components, assemblies, or sub-assemblies; (iii) spare, replacement or other parts (including capital and non-capital spare parts); (iv) tools, special tools, or similar equipment; and (v) all associated materials, supplies, and other goods and other similar items of movable property; provided that no Project Major Maintenance Spares shall be considered Inventory hereunder.
"Inventory Report" means an inventory report prepared by Seller with respect to PB1 in the form set forth in Schedule 2.1(e), an inventory report prepared by Seller with respect to PB2 in the form set forth in Schedule 2.5(e), an inventory report prepared by Seller with respect to PB3 in the form set forth in Schedule 2.9(e), an inventory report prepared by Seller with respect to PB4 in the form set forth in Schedule 2.13(e), and an inventory report prepared by Seller with respect to the Common Facilities in the form set forth in Schedule 2.17(e).
"Knowledge" means the extent of the knowledge, as of the applicable time, of the individuals listed in Schedule 1.1A (with respect to Seller), Part I of Schedule 1.1B (with respect to EAI), Part II of Schedule 1.1B (with respect to EGSL) and Part III of Schedule 1.1B (with respect to ETI), in each case, after the due inquiry by such individuals (or their replacements or successors) of other individuals employed by the applicable Party or any of its Affiliates who would reasonably be expected to have knowledge of such event, fact, circumstance, condition or other matter.
"kW" means kilowatt.
"Late Testing Notice" has the meaning set forth in Section 6.7(g)(i).
"Laws" means all applicable federal, state, local, municipal, foreign or other laws, constitutions, statutes, rules, regulations, ordinances, Orders, codes and other legal requirements (excluding Permits) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the common law and NERC requirements, including the NERC reliability standards promulgated pursuant to 18 C.F.R. 39.
"Leased Personal Property" means, collectively, the Power Block Leased Personal Property and the Common Facilities Leased Personal Property.

"Leased Real Property" means, collectively, the Power Block Leased Real Property and the Common Facilities Leased Real Property.
"Letter of Intent" has the meaning set forth in the recitals of this Agreement.
"Losses" has the meaning set forth in Section 9.1(a).
"LPSC" means the Louisiana Public Service Commission.
"Major Maintenance Spare" means any set of stage 1 buckets, stage 2 buckets, stage 3 buckets, stage 1 nozzles, stage 2 nozzles, stage 3 nozzles, stage 1 shrouds, stage 2 shrouds, stage 3 shrouds, fuel nozzles, end caps, combustion liners, transition pieces, flow sleeves or substantially similar spare part, or set of spare parts, of Seller being held for use as a replacement part in connection with the performance of major maintenance on any Power Block. As used in this definition, "major maintenance" means the major maintenance described in the GE manual GER-3620K (12/04) applicable to the combustion turbines at the Project.
"Material Adverse Effect" means, with respect to Seller, any occurrence set forth in clause (a) or (b) of this definition, and, with respect to a Purchaser, any occurrence set forth in clause (a) of this definition:
a(any event, fact, circumstance or condition materially impairing such Party's authority, right, or ability to (i) perform any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (ii) consummate the Transactions by the Expiration Date; or
b(any change (together with all other changes taken together) in, or effect on, the Purchased Assets that is materially adverse to the operations or physical condition of the Purchased Assets, taken as a whole, or the assets, properties, financial condition or results of operations of the Business, taken as a whole, except that any adverse change or effect to the extent it is due to the following shall be excluded from this clause (b):
(ia change in the economic conditions of the national or regional electric industry generally affecting such national or regional electric industry as a whole except to the extent that such changes have a materially disproportionate effect on the Purchased Assets relative to other gas-fired generation facilities located in Arkansas;
(iia change in the price of natural gas or other commodities for the Purchased Assets;
(iiia change in market prices for real estate;
(iva change in market prices for the sale and purchase of electric generating facilities or capacity, energy, or other products or services therefrom;
(van act of terrorism, war (whether or not declared) or military action (excluding acts that cause material physical damage to gas transportation assets or assets related to water or commodity delivery service to, or electric transmission service or water/effluent/waste disposal from, the Project Real Property assets in each case owned by third parties which prevent or materially restrict the intended use of the Project) or any weather event, climate change or act of God;
(via change in Laws, including those governing national, regional, state or local electric transmission or distribution systems, except to the extent that such changes have a materially disproportionate effect on the Purchased Assets relative to other gas-fired generation facilities located in Arkansas;
(viithe seasonality of the Business or effects of public perceptions of combined-cycle power generation facilities;
(viiigeneral United States or global economic conditions affecting capital or financial markets generally; or
(ixthe transactions contemplated by this Agreement and the Ancillary Agreements and any action taken pursuant to and in accordance with this Agreement or any Ancillary Agreement in effect.

"Material Project Contract" means a material Contract to which Seller is a party, or by which Seller or any of the Purchased Assets is bound, that relates to or has the primary purpose of supporting the Project or the Business.
"Minimum NRIS" has the meaning set forth in Section 6.22(a).
"MISO" means the Midcontinent Independent System Operator, Inc.
"MISO Rules" means, collectively, (i) the MISO Tariff, (ii) the MISO Business Practice Manuals (as defined in the MISO Tariff), and (iii) any other applicable binding policies, rules, guidelines, procedures, protocols, standards, criteria, instructions, directives, and requirements of MISO.
"MISO Tariff" means the MISO Open Access Transmission, Energy and Operating Reserve Market Tariff on file with FERC.
"MISO Transition Agreements" means, collectively, the PB1 MISO Transition Agreement, the PB2 MISO Transition Agreement, the PB3 MISO Transition Agreement and the PB4 MISO Transition Agreement.
"Monthly Inventory Report" means an Inventory Report prepared monthly by or for Seller with respect to each Power Block and the Common Facilities.
"Monthly Operating Report" means a monthly management report for the applicable period prepared by Seller in the form set forth in Schedule MOR, including technical discussions of capacity availability, outages, energy production, operations and maintenance. financial variances and health, safety, environmental and regulatory compliance of the Project and attaching reports covering such matters as have been covered in reports previously provided by Seller or are otherwise reasonably requested by any Purchaser.
"MW" means megawatt.
"Natural Gas Act" means the Natural Gas Act, 15 U.S.C. § 717 et seq.
"NERC" means the North American Electric Reliability Corporation.
"Non-Assigned Asset" has the meaning set forth in Section 6.5(c).
"Non-Defending Party" has the meaning set forth in Section 9.12(d).
"Non-Recourse Party" has the meaning set forth in Section 9.18(b).
"Notice of Third Party Claim" has the meaning set forth in Section 9.12(a).
"Notice Period" means the period that is thirty (30) days from the date of receipt by the Indemnitor of a Notice of Third Party Claim or Indemnity Notice, as applicable.
"NRIS" means network resource interconnection service under the MISO Tariff.
"NRIS Cancellation Costs" has the meaning set forth in Section 6.22(j).
"NRIS Upgrade Agreement" has the meaning set forth in Section 6.22(b).
"NRIS Upgrade Costs" means, with respect to the Pending NRIS Request or any Other NRIS Request, the transmission upgrade costs payable by Seller to MISO or a transmission owner to obtain NRIS.
"OEM" means original equipment manufacturer.
"Off-Site Real Property" means any real property used in connection with the Project other than the Project Real Property; provided that, with respect to the use of the term “Off-Site Real Property” in the definition of “Remediation”, such real property shall only refer to such real property (that is not Project Real Property) where Seller disposes of Hazardous Substances.
"Order" means any legally binding order, injunction, judgment, decree, ruling, writ, or assessment of a Governmental Authority or decision of an authorized arbitrator.
"Organizational Documents" means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including amendments thereto.
"Other NRIS Request" has the meaning set forth in Section 6.22(b).
"Owned Real Property" means, collectively, the Power Block Owned Real Property and the Common Facilities Owned Real Property.

"Party" means Seller or any Purchaser, as the context requires; "Parties" means, collectively, Seller and each Purchaser.
"PB1" means the natural gas-fired combined-cycle power block known by the Parties as "Power Block One" and that includes, among other things, two (2) GE 7FA combustion turbines with inlet air fogging (CTGs) (Serial Numbers 297676 and 297677), two (2) Alstom heat recovery steam generators (HRSGs) with supplemental duct-firing capability, one (1) GE D-11 condensing steam turbine generator (STG) (Serial Number 270T496), and the building containing PB1, but excludes, for the avoidance of doubt, PB2, PB3, PB4 and the Common Facilities Assets.
"PB1 Assets" has the meaning set forth in Section 2.1.
"PB1 Assignment and Assumption Agreement" means an Assignment and Assumption Agreement, substantially in the form of Exhibit A-1, to be executed and delivered by Seller and PB1 Purchaser at the Closing.
"PB1 Assumed Liabilities" has the meaning set forth in Section 2.3.
"PB1 Baseline Inventory Value" has the meaning set forth in Section 3.5(a).
"PB1 Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit B-1 or as otherwise provided pursuant to Section 6.21, to be executed and delivered by Seller or Union County, as applicable, at the Closing.
"PB1 Business" means the business of owning and operating PB1 and generating, selling and delivering electric energy and capacity and other electric products and services from PB1.
"PB1 Casualty Event" has the meaning set forth in Section 6.24(b).
"PB1 Casualty Event Notice" has the meaning set forth in Section 6.24(b).
"PB1 Closing Inventory Value" has the meaning set forth in Section 3.5(a).
"PB1 Contracts" has the meaning set forth in Section 2.1(f).
"PB1 Damaged Portion" has the meaning set forth in Section 6.24(b).
"PB1 Deed" means a Deed, substantially in the form of Exhibit C-1 or as otherwise provided pursuant to Section 6.21, conveying (i) fee title to the PB1 Owned Real Property, the PB1 IDA Bond Real Property, a 25% undivided ownership interest in the Common Facilities Owned Real Property, and a 25% undivided ownership interest in the Common Facilities IDA Bond Real Property and (ii) easement title to the PB1 Easements and a 25% undivided ownership interest in the Common Facilities Easements.
"PB1 Easements" has the meaning set forth in Section 2.1(c).
"PB1 Emission Allowances" has the meaning set forth in Section 2.1(l).
"PB1 Escrow Account" means the account established and to be maintained by the Escrow Agent pursuant to the PB1 Escrow Agreement.
"PB1 Escrow Agreement" means the PB1 Escrow Agreement, in the form of Exhibit D-1, to be executed and delivered by Escrow Agent, Seller and PB1 Purchaser at the Closing, as amended by such changes as may be mutually agreed to by Seller and PB1 Purchaser.
"PB1 Escrow Amount" has the meaning set forth in Section 3.3(a)(i).
"PB1 Estimated Closing Adjustment" has the meaning set forth in Section 3.8(a).
"PB1 Estimated Closing Statement" has the meaning set forth in Section 3.8(a).
"PB1 Estimated Purchase Price" has the meaning set forth in Section 3.8(a).
"PB1 Excluded Assets" has the meaning set forth in Section 2.2.
"PB1 Excluded Contracts" has the meaning set forth in Section 2.2(c).
"PB1 Excluded Employee Liabilities" has the meaning set forth in Section 2.4(g).
"PB1 Excluded Liabilities" has the meaning set forth in Section 2.4.
"PB1 IDA Bond Other Property " has the meaning set forth in Section 2.1(d).
"PB1 IDA Bond Real Property " has the meaning set forth in Section 2.1(a).
"PB1 Initial Post-Closing Adjustment" has the meaning set forth in Section 3.8(d).
"PB1 Insurable Real Property" means, collectively, (i) the PB1 Owned Real Property, (ii) the PB1 IDA Bond Real Property, (iii) the PB1 Leased Real Property, (iv) the PB1 Easements appurtenant to or benefiting the PB1 Owned Real Property, PB1 IDA Bond Real Property or the PB1 Leased Real Property, (v) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property and the Common Facilities Leased Real Property and (vi) a twenty-five percent (25%) undivided ownership interest in all Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property or the Common Facilities Leased Real Property.
"PB1 Intellectual Property Rights" has the meaning set forth in Section 2.1(m).
"PB1 Inventory" has the meaning set forth in Section 2.1(e).
"PB1 Leased Personal Property" has the meaning set forth in Section 4.8(a).
"PB1 Leased Real Property" has the meaning set forth in Section 2.1(b).
"PB1 Major Maintenance Spares" means the Major Maintenance Spares listed on Schedule MMS-1, which shall include the book value and condition of each such Major Maintenance Spare, and any replacements or substitutions thereof procured by Seller specifically for PB1 in the ordinary course of the conduct of the Business.
"PB1 MISO Transition Agreement" means a MISO Transition Agreement, substantially in the form of Exhibit I-1, to be executed and delivered by Seller and PB1 Purchaser at the Closing.
"PB1 Owned Real Property" has the meaning set forth in Section 2.1(a).
"PB1 Permits" has the meaning set forth in Section 2.1(g).
"PB1 Post-Closing Statement" has the meaning set forth in Section 3.8(b).
"PB1 Prepaid Items" has the meaning set forth in Section 2.1(k).
"PB1 Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.8(b).
"PB1 Purchase Price" has the meaning set forth in Section 3.4(a).
"PB1 Purchased Assets" means, collectively, the PB1 Assets and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB1 Purchased Emission Allowances" means, collectively, the PB1 Emission Allowances and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Emission Allowances.
"PB1 Purchased Inventory" means, collectively, the PB1 Inventory and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Inventory.
"PB1 Purchased Major Maintenance Spares" means the PB1 Major Maintenance Spares that (i) PB1 Purchaser elects to purchase at the Closing by exercising its purchase option in accordance with Section 2.21(c) or Section 2.21(e), as applicable, or (ii) PB1 Purchaser agrees to purchase, and Seller agrees to sell, at the Closing in accordance with Section 2.21(f).
"PB1 Purchased Permits" means, collectively, the PB1 Permits and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Permits.
"PB1 Purchaser" means, subject to Section 2.22, ETI.
"PB1 Purchaser Claims" has the meaning set forth in Section 9.1(a).
"PB1 Purchaser Group" has the meaning set forth in Section 9.1(a).
"PB1 Real Property" means, collectively, (i) the PB1 Owned Real Property, (ii) the PB1 IDA Bond Real Property, (iii) the PB1 Leased Real Property and (iv) the PB1 Easements.
"PB1 Tangible Personal Property" has the meaning set forth in Section 2.1(d).
"PB1 Title Commitment" has the meaning set forth in Section 6.6(a)(i).
"PB1 Title Policy" has the meaning set forth in Section 7.8(a).
"PB1 Total Cost" has the meaning set forth in Section 6.24(c).
"PB1 Warranties" has the meaning set forth in Section 2.1(i).
"PB2" means the natural gas-fired combined-cycle power block known by the Parties as "Power Block Two" and that includes, among other things, two (2) GE 7FA combustion turbines with inlet air fogging (CTGs) (Serial Numbers 297726 and 297727), two (2) Alstom heat recovery steam generators (HRSGs) with supplemental duct-firing capability, one (1) GE D-11 condensing steam turbine generator

(STG) (Serial Number 270T497), and the building containing PB2, but excludes, for the avoidance of doubt, PB1, PB3, PB4 and the Common Facilities Assets.
"PB2 Assets" has the meaning set forth in Section 2.5.
"PB2 Assignment and Assumption Agreement" means an Assignment and Assumption Agreement, substantially in the form of Exhibit A-2, to be executed and delivered by Seller and PB2 Purchaser at the Closing.
"PB2 Assumed Liabilities" has the meaning set forth in Section 2.7.
"PB2 Baseline Inventory Value" has the meaning set forth in Section 3.5(c).
"PB2 Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit B-2 or as otherwise provided pursuant to Section 6.21, to be executed and delivered by Seller or Union County, as applicable, at the Closing.
"PB2 Business" means the business of owning and operating PB2 and generating, selling and delivering electric energy and capacity and other electric products and services from PB2, including Seller's rights in respect of a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB2 Casualty Event" has the meaning set forth in Section 6.25(b).
"PB2 Casualty Event Notice" has the meaning set forth in Section 6.25(b).
"PB2 Closing Inventory Value" has the meaning set forth in Section 3.5(c).
"PB2 Contracts" has the meaning set forth in Section 2.5(f).
"PB2 Damaged Portion" has the meaning set forth in Section 6.25(b).
"PB2 Deed" means a Deed, substantially in the form of Exhibit C-2 or as otherwise provided pursuant to Section 6.21, conveying (i) fee title to the PB2 Owned Real Property, the PB2 IDA Bond Real Property, and a 25% undivided ownership interests in the Common Facilities Owned Real Property and a 25% undivided ownership interest in the Common Facilities IDA Bond Real Property and (ii) easement title to the PB2 Easements and a 25% undivided ownership interest in the Common Facilities Easements.
"PB2 Easements" has the meaning set forth in Section 2.5(c).
"PB2 Emission Allowances" has the meaning set forth in Section 2.5(l).
"PB2 Escrow Account" means the account established and to be maintained by the Escrow Agent pursuant to the PB2 Escrow Agreement.
"PB2 Escrow Agreement" means the PB2 Escrow Agreement, in the form of Exhibit D-2, to be executed and delivered by Escrow Agent, Seller and PB2 Purchaser at the Closing, as amended by such changes as may be mutually agreed to by Seller and PB2 Purchaser.
"PB2 Escrow Amount" has the meaning set forth in Section 3.3(a)(ii).
"PB2 Estimated Closing Adjustment" has the meaning set forth in Section 3.8(a).
"PB2 Estimated Closing Statement" has the meaning set forth in Section 3.8(a).
"PB2 Estimated Purchase Price" has the meaning set forth in Section 3.8(a).
"PB2 Excluded Assets" has the meaning set forth in Section 2.6.
"PB2 Excluded Contracts" has the meaning set forth in Section 2.6(c).
"PB2 Excluded Employee Liabilities" has the meaning set forth in Section 2.8(g).
"PB2 Excluded Liabilities" has the meaning set forth in Section 2.8.
"PB2 IDA Bond Other Property " has the meaning set forth in Section 2.5(d).
"PB2 IDA Bond Real Property " has the meaning set forth in Section 2.5(a).
"PB2 Initial Post-Closing Adjustment" has the meaning set forth in Section 3.8(d).
"PB2 Insurable Real Property" means, collectively, (i) the PB2 Owned Real Property, the PB2 IDA Bond Real Property and all PB2 Easements appurtenant to or benefiting the PB2 Owned Real Property or the PB2 IDA Bond Real Property, (ii) the PB2 Leased Real Property and all PB2 Easements appurtenant to or benefiting the PB2 Leased Real Property, (iii) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned

Real Property or the Common Facilities IDA Bond Real Property, and (iv) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Leased Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Leased Real Property.
"PB2 Intellectual Property Rights" has the meaning set forth in Section 2.5(m).
"PB2 Inventory" has the meaning set forth in Section 2.5(e).
"PB2 Leased Personal Property" has the meaning set forth in Section 4.8(b).
"PB2 Leased Real Property" has the meaning set forth in Section 2.5(b).
"PB2 Major Maintenance Spares" means the Major Maintenance Spares listed on Schedule MMS-2, which shall include the book value and condition of each such Major Maintenance Spare, and any replacements or substitutions thereof procured by Seller primarily for PB2 in the ordinary course of the conduct of the Business.
"PB2 MISO Transition Agreement" means a MISO Transition Agreement, substantially in the form of Exhibit I-2, to be executed and delivered by Seller and PB2 Purchaser at the Closing.
"PB2 Owned Real Property" has the meaning set forth in Section 2.5(a).
"PB2 Permits" has the meaning set forth in Section 2.5(g).
"PB2 Post-Closing Statement" has the meaning set forth in Section 3.8(b).
"PB2 Prepaid Items" has the meaning set forth in Section 2.5(k).
"PB2 Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.8(b).
"PB2 Purchase Price" has the meaning set forth in Section 3.4(b).
"PB2 Purchased Assets" means, collectively, the PB2 Assets and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB2 Purchased Emission Allowances" means, collectively, the PB2 Emission Allowances and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Emission Allowances.
"PB2 Purchased Inventory" means, collectively, the PB2 Inventory and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Inventory.
"PB2 Purchased Major Maintenance Spares" means the PB2 Major Maintenance Spares that (i) PB2 Purchaser elects to purchase at the Closing by exercising its purchase option in accordance with Section 2.21(c) or Section 2.21(e), as applicable, or (ii) PB2 Purchaser agrees to purchase, and Seller agrees to sell, at the Closing in accordance with Section 2.21(f).
"PB2 Purchased Permits" means, collectively, the PB2 Permits and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Permits.
"PB2 Purchaser" means, subject to Section 2.22, EAI.
"PB2 Purchaser Claims" has the meaning set forth in Section 9.2(a).
"PB2 Purchaser Group" has the meaning set forth in Section 9.2(a).
"PB2 Real Property" means, collectively, (i) the PB2 Owned Real Property, (ii) the PB2 IDA Bond Real Property, (iii) the PB2 Leased Real Property and (iv) the PB2 Easements.
"PB2 Tangible Personal Property" has the meaning set forth in Section 2.5(d).
"PB2 Title Commitment" has the meaning set forth in Section 6.6(a)(i).
"PB2 Title Policy" has the meaning set forth in Section 7.8(b).
"PB2 Total Cost" has the meaning set forth in Section 6.25(c).
"PB2 Warranties" has the meaning set forth in Section 2.5(i).
"PB3" means the natural gas-fired combined-cycle power block known by the Parties as "Power Block Three" and that includes, among other things, two (2) GE 7FA combustion turbines with inlet air fogging (CTGs) (Serial Numbers 297967 and 297968), two (2) Alstom heat recovery steam generators (HRSGs) with supplemental duct-firing capability, one (1) GE D-11 condensing steam turbine generator (STG) (Serial Number 270T577), and the building containing PB3, but excludes, for the avoidance of doubt, PB1, PB2, PB4 and the Common Facilities Assets.
"PB3 Assets" has the meaning set forth in Section 2.9.

"PB3 Assignment and Assumption Agreement" means an Assignment and Assumption Agreement, substantially in the form of Exhibit A-3, to be executed and delivered by Seller and PB3 Purchaser at the Closing.
"PB3 Assumed Liabilities" has the meaning set forth in Section 2.11.
"PB3 Baseline Inventory Value" has the meaning set forth in Section 3.5(e).
"PB3 Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit B-3 or as otherwise provided pursuant to Section 6.21, to be executed and delivered by Seller or Union County, as applicable, at the Closing.
"PB3 Business" means the business of owning and operating PB3 and generating, selling and delivering electric energy and capacity and other electric products and services from PB3, including Seller's rights in respect of a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB3 Casualty Event" has the meaning set forth in Section 6.26(b).
"PB3 Casualty Event Notice" has the meaning set forth in Section 6.26(b).
"PB3 Closing Inventory Value" has the meaning set forth in Section 3.5(e).
"PB3 Contracts" has the meaning set forth in Section 2.9(f).
"PB3 Damaged Portion" has the meaning set forth in Section 6.26(b).
"PB3 Deed" means a Deed, substantially in the form of Exhibit C-3 or as otherwise provided pursuant to Section 6.21, conveying (i) fee title to the PB3 Owned Real Property, the PB3 IDA Bond Real Property, a 25% undivided ownership interests in the Common Facilities Owned Real Property and a 25% undivided ownership interest in the Common Facilities IDA Bond Real Property and (ii) easement title to the PB3 Easements and a 25% undivided ownership interest in the Common Facilities Easements.
"PB3 Easements" has the meaning set forth in Section 2.9(c).
"PB3 Emission Allowances" has the meaning set forth in Section 2.9(l).
"PB3 Escrow Account" means the account established and to be maintained by the Escrow Agent pursuant to the PB3 Escrow Agreement.
"PB3 Escrow Agreement" means the PB3 Escrow Agreement, in the form of Exhibit D-3, to be executed and delivered by Escrow Agent, Seller and PB3 Purchaser at the Closing, as amended by such changes as may be mutually agreed to by Seller and PB3 Purchaser.
"PB3 Escrow Amount" has the meaning set forth in Section 3.3(a)(iii).
"PB3 Estimated Closing Adjustment" has the meaning set forth in Section 3.8(a).
"PB3 Estimated Closing Statement" has the meaning set forth in Section 3.8(a).
"PB3 Estimated Purchase Price" has the meaning set forth in Section 3.8(a).
"PB3 Excluded Assets" has the meaning set forth in Section 2.10.
"PB3 Excluded Contracts" has the meaning set forth in Section 2.10(c).
"PB3 Excluded Employee Liabilities" has the meaning set forth in Section 2.12(g).
"PB3 Excluded Liabilities" has the meaning set forth in Section 2.12.
"PB3 IDA Bond Other Property " has the meaning set forth in Section 2.9(d).
"PB3 IDA Bond Real Property " has the meaning set forth in Section 2.9(a).
"PB3 Initial Post-Closing Adjustment" has the meaning set forth in Section 3.8(d).
"PB3 Insurable Real Property" means, collectively, (i) the PB3 Owned Real Property, the PB3 IDA Bond Real Property and all PB3 Easements appurtenant to or benefiting the PB3 Owned Real Property or the PB3 IDA Bond Real Property, (ii) the PB3 Leased Real Property and all PB3 Easements appurtenant to or benefiting the PB3 Leased Real Property, (iii) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned Real Property or the Common Facilities IDA Bond Real Property, and (iv) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Leased Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Leased Real Property.

"PB3 Intellectual Property Rights" has the meaning set forth in Section 2.9(m).
"PB3 Inventory" has the meaning set forth in Section 2.9(e).
"PB3 Leased Personal Property" has the meaning set forth in Section 4.8(c).
"PB3 Leased Real Property" has the meaning set forth in Section 2.9(b).
"PB3 Major Maintenance Spares" means the Major Maintenance Spares listed on Schedule MMS-3, which shall include the book value and condition of each such Major Maintenance Spare, and any replacements or substitutions thereof procured by Seller primarily for PB3 in the ordinary course of the conduct of the Business.
"PB3 MISO Transition Agreement" means a MISO Transition Agreement, substantially in the form of Exhibit I-3, to be executed and delivered by Seller and PB3 Purchaser at the Closing.
"PB3 Owned Real Property" has the meaning set forth in Section 2.9(a).
"PB3 Permits" has the meaning set forth in Section 2.9(g).
"PB3 Post-Closing Statement" has the meaning set forth in Section 3.8(b).
"PB3 Prepaid Items" has the meaning set forth in Section 2.9(k).
"PB3 Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.8(b).
"PB3 Purchase Price" has the meaning set forth in Section 3.4(c).
"PB3 Purchased Assets" means, collectively, the PB3 Assets and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB3 Purchased Emission Allowances" means, collectively, the PB3 Emission Allowances and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Emission Allowances.
"PB3 Purchased Inventory" means, collectively, the PB3 Inventory and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Inventory.
"PB3 Purchased Major Maintenance Spares" means the PB3 Major Maintenance Spares that (i) PB3 Purchaser elects to purchase at the Closing by exercising its purchase option in accordance with Section 2.21(c) or Section 2.21(e), as applicable, or (ii) PB3 Purchaser agrees to purchase, and Seller agrees to sell, at the Closing in accordance with Section 2.21(f).
"PB3 Purchased Permits" means, collectively, the PB3 Permits and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Permits.
"PB3 Purchaser" means, subject to Section 2.22, EGSL.
"PB3 Purchaser Claims" has the meaning set forth in Section 9.3(a).
"PB3 Purchaser Group" has the meaning set forth in Section 9.3(a).
"PB3 Real Property" means, collectively, (i) the PB3 Owned Real Property, (ii) the PB3 IDA Bond Real Property, (iii) the PB3 Leased Real Property and (iv) the PB3 Easements.
"PB3 Tangible Personal Property" has the meaning set forth in Section 2.9(d).
"PB3 Title Commitment" has the meaning set forth in Section 6.6(a)(i).
"PB3 Title Policy" has the meaning set forth in Section 7.8(c).
"PB3 Total Cost" has the meaning set forth in Section 6.26(c).
"PB3 Warranties" has the meaning set forth in Section 2.9(i).
"PB4" means the natural gas-fired combined-cycle power block known by the Parties as "Power Block Four" and that includes, among other things, two (2) GE 7FA combustion turbines with inlet air fogging (CTGs) (Serial Numbers 297969 and 297970), two (2) Alstom heat recovery steam generators (HRSGs) with supplemental duct-firing capability, one (1) GE D-11 condensing steam turbine generator (STG) (Serial Number 270T578), and the building containing PB4, but excludes, for the avoidance of doubt, PB1, PB2, PB3 and the Common Facilities Assets.
"PB4 Assets" has the meaning set forth in Section 2.13.
"PB4 Assignment and Assumption Agreement" means an Assignment and Assumption Agreement, substantially in the form of Exhibit A-4, to be executed and delivered by Seller and PB4 Purchaser at the Closing.

"PB4 Assumed Liabilities" has the meaning set forth in Section 2.15.
"PB4 Baseline Inventory Value" has the meaning set forth in Section 3.5(g).
"PB4 Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit B-4 or as otherwise provided pursuant to Section 6.21, to be executed and delivered by Seller or Union County, as applicable, at the Closing.
"PB4 Business" means the business of owning and operating PB4 and generating, selling and delivering electric energy and capacity and other electric products and services from PB4, including Seller's rights in respect of a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB4 Casualty Event" has the meaning set forth in Section 6.27(b).
"PB4 Casualty Event Notice" has the meaning set forth in Section 6.27(b).
"PB4 Closing Inventory Value" has the meaning set forth in Section 3.5(g).
"PB4 Contracts" has the meaning set forth in Section 2.13(f).
"PB4 Damaged Portion" has the meaning set forth in Section 6.27(b).
"PB4 Deed" means a Deed, substantially in the form of Exhibit C-4 or as otherwise provided pursuant to Section 6.21, conveying (i) fee title to the PB4 Owned Real Property, the PB4 IDA Bond Real Property, a 25% undivided ownership interests in the Common Facilities Owned Real Property and a 25% undivided ownership interest in the Common Facilities IDA Owned Real Property and (ii) easement title to the PB4 Easements and a 25% undivided ownership interest in the Common Facilities Easements.
"PB4 Easements" has the meaning set forth in Section 2.13(c).
"PB4 Emission Allowances" has the meaning set forth in Section 2.13(l).
"PB4 Escrow Account" means the account established and to be maintained by the Escrow Agent pursuant to the PB4 Escrow Agreement.
"PB4 Escrow Agreement" means the PB4 Escrow Agreement, in the form of Exhibit D-4, to be executed and delivered by Escrow Agent, Seller and PB4 Purchaser at the Closing, as amended by such changes as may be mutually agreed to by Seller and PB4 Purchaser.
"PB4 Escrow Amount" has the meaning set forth in Section 3.3(a)(iv).
"PB4 Estimated Closing Adjustment" has the meaning set forth in Section 3.8(a).
"PB4 Estimated Closing Statement" has the meaning set forth in Section 3.8(a).
"PB4 Estimated Purchase Price" has the meaning set forth in Section 3.8(a).
"PB4 Excluded Assets" has the meaning set forth in Section 2.14.
"PB4 Excluded Contracts" has the meaning set forth in Section 2.14(c).
"PB4 Excluded Employee Liabilities" has the meaning set forth in Section 2.16(g).
"PB4 Excluded Liabilities" has the meaning set forth in Section 2.16.
"PB4 IDA Bond Other Property " has the meaning set forth in Section 2.13(d).
"PB4 IDA Bond Real Property " has the meaning set forth in Section 2.13(a).
"PB4 Initial Post-Closing Adjustment" has the meaning set forth in Section 3.8(d).
"PB4 Insurable Real Property" means, collectively, (i) the PB4 Owned Real Property, the PB4 IDA Bond Real Property and all PB4 Easements appurtenant to or benefiting the PB4 Owned Real Property or the PB4 IDA Bond Real Property, (ii) the PB4 Leased Real Property and all PB4 Easements appurtenant to or benefiting the PB4 Leased Real Property, (iii) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned Real Property or the Common Facilities IDA Bond Real Property, and (iv) a twenty-five percent (25%) undivided ownership interest in the Common Facilities Leased Real Property and all Common Facilities Easements appurtenant to or benefiting the Common Facilities Leased Real Property.
"PB4 Intellectual Property Rights" has the meaning set forth in Section 2.13(m).
"PB4 Inventory" has the meaning set forth in Section 2.13(e).
"PB4 Leased Personal Property" has the meaning set forth in Section 4.8(d).

"PB4 Leased Real Property" has the meaning set forth in Section 2.13(b).
"PB4 Major Maintenance Spares" means the Major Maintenance Spares listed on Schedule MMS-4, which shall include the book value and condition of each such Major Maintenance Spare, and any replacements or substitutions thereof procured by Seller primarily for PB4 in the ordinary course of the conduct of the Business.
"PB4 MISO Transition Agreement" means a MISO Transition Agreement, substantially in the form of Exhibit I-4, to be executed and delivered by Seller and PB4 Purchaser at the Closing.
"PB4 Owned Real Property" has the meaning set forth in Section 2.13(a).
"PB4 Permits" has the meaning set forth in Section 2.13(g).
"PB4 Post-Closing Statement" has the meaning set forth in Section 3.8(b).
"PB4 Prepaid Items" has the meaning set forth in Section 2.13(k).
"PB4 Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.8(b).
"PB4 Purchase Price" has the meaning set forth in Section 3.4(d).
"PB4 Purchased Assets" means, collectively, the PB4 Assets and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Assets.
"PB4 Purchased Emission Allowances" means, collectively, the PB4 Emission Allowances and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Emission Allowances.
"PB4 Purchased Inventory" means, collectively, the PB4 Inventory and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Inventory.
"PB4 Purchased Major Maintenance Spares" means the PB4 Major Maintenance Spares that (i) PB4 Purchaser elects to purchase at the Closing by exercising its purchase option in accordance with Section 2.21(c) or Section 2.21(e), as applicable, or (ii) PB4 Purchaser agrees to purchase, and Seller agrees to sell, at the Closing in accordance with Section 2.21(f).
"PB4 Purchased Permits" means, collectively, the PB4 Permits and a twenty-five percent (25%) undivided ownership interest in the Common Facilities Permits.
"PB4 Purchaser" means, subject to Section 2.22, EGSL.
"PB4 Purchaser Claims" has the meaning set forth in Section 9.4(a).
"PB4 Purchaser Group" has the meaning set forth in Section 9.4(a).
"PB4 Real Property" means, collectively, (i) the PB4 Owned Real Property, (ii) the PB4 IDA Bond Real Property, (iii) the PB4 Leased Real Property and (iv) the PB4 Easements.
"PB4 Tangible Personal Property" has the meaning set forth in Section 2.13(d).
"PB4 Title Commitment" has the meaning set forth in Section 6.6(a)(i).
"PB4 Title Policy" has the meaning set forth in Section 7.8(d).
"PB4 Total Cost" has the meaning set forth in Section 6.27(c).
"PB4 Warranties" has the meaning set forth in Section 2.13(i).
"Pending NRIS Request" has the meaning set forth in Section 6.22(a).
"Permits" means any and all permits, registrations, licenses, franchises, certificates and Consents of Governmental Authorities to the extent required or used in connection with the operation of the Project or the conduct of the Business.
"Permitted Encumbrances" means (i) liens for Property Taxes and other governmental charges and assessments (x) that are not yet due and payable or (y) the validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics', materialmens', laborers', carriers', workers', repairers' and other similar liens arising in the ordinary course of business by operation of Law for sums not yet due and payable (provided, that, with respect to any such Encumbrances that will be in existence at the Closing, such Encumbrances shall only be Permitted Encumbrances to the extent that the underlying obligations are agreed to be or deemed to be Assumed Liabilities under this Agreement or payment for such obligations is addressed pursuant to another Section of this Agreement (e.g., as a Proratable Non-Tax Item etc.)), (iii) the Encumbrances described in Schedule 1.1C and any and all other Encumbrances that will be and are discharged or released either prior to, or simultaneously with, the Closing, (iv) all matters revealed on the Existing Survey, subject to the conditions described in Schedule 1.1C, (v) all matters revealed on each Title Commitment to which a Purchaser does not object in accordance with Section 6.6(c), (vi) Encumbrances with respect to any of the Purchased Assets and created by or resulting from the acts or omissions of any Purchaser or this Agreement, (vii) Encumbrances arising under Assumed Contracts, (viii) all present and future building codes, land use, environmental, zoning, planning and other similar limitations and restrictions or Laws on the Project Real Property, (ix) the leases and subleases between Seller, as landlord or sublandlord, and any third Person, as tenant or subtenant, set forth on Schedule 1.1E that grant a leasehold or subleasehold interest in all or any portion of the Project Real Property, (x) with respect to all Project Real Property in which Seller owns less than a fee interest, all non-monetary Encumbrances which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee without the consent of the Seller but only to the extent any such Encumbrance individually or in the aggregate with any other Encumbrances could not reasonably be expected to materially adversely affect any Purchaser's ability to operate and maintain the Purchased Assets to be purchased by such Purchaser and conduct the Business, and (xi) any imperfection of title or similar non-monetary Encumbrance that individually or in the aggregate with other such Encumbrances could not reasonably be expected to materially adversely affect any Purchaser's ability to operate and maintain the Purchased Assets to be purchased by such Purchaser and conduct the Business.
"Person" means any individual, partnership, joint venture, corporation, limited liability company, estate, trust, association or unincorporated organization, any Governmental Authority or any other entity.
"Post-Closing Confidentiality Agreement" means the confidentiality agreement to be executed and delivered by Entegra TC, Seller and each Purchaser at the Closing in the form attached hereto as Exhibit E.
"Post-Closing Statement" means each of the PB1 Post-Closing Statement, the PB2 Post-Closing Statement, the PB3 Post-Closing Statement and the PB4 Post-Closing Statement; collectively, the "Post-Closing Statements".
"Power Block" means each of PB1, PB2, PB3 and PB4; collectively, the "Power Blocks."
"Power Block Assumed Liabilities" means, collectively, the PB1 Assumed Liabilities, the PB2 Assumed Liabilities, the PB3 Assumed Liabilities and the PB4 Assumed Liabilities.
"Power Block Capacity" means, with respect to each Power Block, the full-load (with duct burners) dependable net electric generating capability of such Power Block, adjusted to Reference Conditions and expressed in whole kW (with a fractional kW amount below 0.5 being rounded down to the nearest whole kW and a fractional MW amount equal to or above 0.5 being rounded up to the nearest whole kW), determined pursuant to a Power Block Performance Test.
"Power Block CO Emission Rate" means, with respect to each combustion turbine and heat recovery steam generator stack at each Power Block, the emission rate of CO (in lbs./hour and in ppmvd, corrected to 15% O2) of such combustion turbine and heat recovery steam generator stack, determined pursuant to a Power Block Performance Test with respect to such combustion turbine and heat recovery steam generator stack at such Power Block.
"Power Block Contracts" means, collectively, the PB1 Contracts, the PB2 Contracts, the PB3 Contracts and the PB4 Contracts.
"Power Block Easements" means, collectively, the PB1 Easements, the PB2 Easements, the PB3 Easements and the PB4 Easements.
"Power Block Excluded Assets" means, collectively, the PB1 Excluded Assets, the PB2 Excluded Assets, the PB3 Excluded Assets and the PB4 Excluded Assets.
"Power Block Excluded Contracts" means, collectively, the PB1 Excluded Contracts, the PB2 Excluded Contracts, the PB3 Excluded Contracts and the PB4 Excluded Contracts.

"Power Block Excluded Liabilities" means, collectively, the PB1 Excluded Liabilities, the PB2 Excluded Liabilities, the PB3 Excluded Liabilities and the PB4 Excluded Liabilities.
"Power Block Gas Transportation Agreement (FERC) Capacity Rights" means, with respect to each Power Block, twenty-five percent (25%) of the capacity rights under the Gas Transportation Agreement (FERC); provided, however, that, if the EAI Tolling Agreement will be assigned in connection with the Closing by Seller to the Project Purchaser of the Tolled Power Block, the foregoing capacity rights with respect to the Tolled Power Block shall be subject to the EAI Temporary Capacity Release.
"Power Block Heat Rate" means, with respect to each Power Block, the net heat rate (in Btu/kWh - HHV) of the electric generating units of such Power Block in the 2 x 1 combined-cycle mode at such Power Block's full-load operating capabilities without duct firing, adjusted to Reference Conditions, determined pursuant to a Power Block Performance Test.
"Power Block Intellectual Property Rights" means, collectively, the PB1 Intellectual Property Rights, the PB2 Intellectual Property Rights, the PB3 Intellectual Property Rights and the PB4 Intellectual Property Rights.
"Power Block Inventory" means, collectively, the PB1 Inventory, the PB2 Inventory, the PB3 Inventory and the PB4 Inventory.
"Power Block Leased Personal Property" means, collectively, the PB1 Leased Personal Property, the PB2 Leased Personal Property, the PB3 Leased Personal Property and the PB4 Leased Personal Property.
"Power Block Leased Real Property" means, collectively, the PB1 Leased Real Property, the PB2 Leased Real Property, the PB3 Leased Real Property and the PB4 Leased Real Property.
"Power Block NOx Emission Rate" means, with respect to each combustion turbine and heat recovery steam generator stack at each Power Block, the emission rate of NOx (in lbs./hour and in ppmvd, corrected to 15% O2) for such combustion turbine and heat recovery steam generator stack, determined pursuant to a Power Block Performance Test with respect to such combustion turbine and heat recovery steam generator stack at such Power Block.
"Power Block Owned Real Property" means, collectively, the PB1 Owned Real Property, the PB2 Owned Real Property, the PB3 Owned Real Property and the PB4 Owned Real Property.
"Power Block Performance Parameter" means, (i) with respect to each Power Block, each of (A) the Contract Capacity for such Power Block and (B) the Contract Heat Rate for such Power Block, (ii) with respect to each combustion turbine and heat recovery steam generator stack at each Power Block, (A) the Contract NOx Emission Rate for such combustion turbine and heat recovery steam generator stack, and (B) the Contract CO Emission Rate for such combustion turbine and heat recovery steam generator stack, (iii) with respect to each turbine generator bearing of each combustion turbine, steam turbine and generator of each Power Block, the Contract Vibration Level (Full Load) with respect to each turbine generator bearing of such combustion turbine, steam turbine and generator and (iv) with respect to all "rotor criticals" of each Power Block, the Contract Vibration Level (Start-Up and Coast-Down) of such "rotor criticals"; collectively, the "Power Block Performance Parameters."
"Power Block Performance Re-Test" has the meaning set forth in Section 6.7(d).
"Power Block Performance Test" means, with respect to each Power Block, a test of the performance of such Power Block conducted in accordance with Good Industry Practices, the protocols and procedures attached hereto as Schedule 6.7, and the requirements of this Agreement and based on American Society of Mechanical Engineers (ASME) standards to determine, with respect to such Power Block, (i) the Power Block Capacity, (ii) the Power Block Heat Rate, (iii) the amount of and rates of CO and NOx emissions from the generating units at such Power Block, (iv) the Power Block Vibration Level (Full Load) and (v) the Power Block Vibration Level (Start-Up and Coast-Down).
"Power Block Performance Test Contractor" means McHale & Associates, Inc. or such other independent, experienced and reputable contractor as the Parties may agree upon in a writing signed by the Parties.

"Power Block Performance Test Report" has the meaning set forth in Section 6.7(b).
"Power Block Performance Test Results" has the meaning set forth in Section 6.7(b).
"Power Block Permits" means, collectively, the PB1 Permits, the PB2 Permits, the PB3 Permits and the PB4 Permits.
"Power Block Prepaid Items" means, collectively, the PB1 Prepaid Items, the PB2 Prepaid Items, the PB3 Prepaid Items and the PB4 Prepaid Items.
"Power Block Purchased Assets" means, collectively, the PB1 Assets, the PB2 Assets, the PB3 Assets and the PB4 Assets.
"Power Block Tangible Personal Property" means, collectively, the PB1 Tangible Personal Property, the PB2 Tangible Personal Property, the PB3 Tangible Personal Property and the PB4 Tangible Personal Property.
"Power Block Vibration Level (Full Load)" means, with respect to each turbine generator bearing of each combustion turbine, steam turbine and generator of each Power Block, the vibration on such turbine generator bearing of such combustion turbine, steam turbine and generator of such Power Block when such Power Block is operating at or near full load based on data from the "PI Historian" system.
"Power Block Vibration Level (Start-Up and Coast-Down)" means, with respect to all "rotor criticals" of each Power Block, the vibration on such "rotor critical" of such Power Block when such Power Block is operating during start-up and coast-down based on data from the "PI Historian" system.
"Power Block Warranties" means, collectively, the PB1 Warranties, the PB2 Warranties, the PB3 Warranties and the PB4 Warranties.
"PPA" means any power purchase agreement or tolling agreement between any Purchaser and/or an Affiliate of any Purchaser and Seller and/or any Affiliate of Seller relating to the purchase and sale of capacity, energy and ancillary services from the Project.
"Pre-Closing Period" means any period of time beginning and ending on or prior to the Closing Date.
"Predecessor-in-Interest" means any prior owner of, or predecessor-in-interest with respect to, the Project.
"Prepaid Items" means, collectively, the Power Block Prepaid Items and the Common Facilities Prepaid Items.
"Project" means the nominal 2,160 MW natural gas-fueled, combined-cycle, electrical generation plant located on the Project Real Property that is owned, operated or controlled by Seller, including PB1, PB2, PB3 and PB4. A general description of the generation plant component of the Project is provided in Schedule 1.1D.
"Project Emission Allowances" means, collectively, the PB1 Emission Allowances, the PB2 Emission Allowances, the PB3 Emission Allowances, the PB4 Emission Allowances and the Common Facilities Emission Allowances.
"Project Employee" means, as of the Effective Date and the Closing Date, as applicable, each present or former Employee of any member of the Entegra Group who is or was engaged primarily in the performance of services for the Project or the Purchased Assets at the Project Real Property.
"Project Excluded Contracts" means, collectively, the Power Block Excluded Contracts and the Common Facilities Excluded Contracts.
"Project Insurance Policies" means all insurance policies (including all fidelity bonds and other surety arrangements) carried by or for the benefit of Seller or any of its Affiliates with respect to the ownership, use, operation or maintenance of the Project, the Project Real Property or the Business, including all liability, workers compensation, executive risk, fiduciary liability (or any other ERISA plan of protection), all-risk property insurance, self-insurance arrangements, retrospective assessments and business interruption and/or outage policies in respect thereof.

"Project Major Maintenance Spares" means, collectively, the PB1 Major Maintenance Spares, the PB2 Major Maintenance Spares, the PB3 Major Maintenance Spares, the PB4 Major Maintenance Spares and the Common Facilities Major Maintenance Spares.
"Project Purchaser" means, each of PB1 Purchaser, PB2 Purchaser, PB3 Purchaser and PB4 Purchaser; collectively, the "Project Purchasers".
"Project Real Property" means, collectively, the Owned Real Property, the IDA Bond Real Property, the Leased Real Property and the Easements.
"Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.
"Proposed Post-Closing Adjustment" means each of the PB1 Proposed Post-Closing Adjustment, the PB2 Proposed Post-Closing Adjustment, the PB3 Proposed Post-Closing Adjustment and the PB4 Proposed Post-Closing Adjustment; collectively, the "Proposed Post-Closing Adjustments".
"Proratable Item" means any Proratable Non-Tax Item or Proratable Tax Item.
"Proratable Non-Tax Item" means any item of receipt or disbursement under a Purchased Contract or a Purchased License, including any Prepaid Item thereunder, covering a period both prior to and following the Closing and incurred by Seller prior to the Closing in the ordinary course of business consistent with past practice and the provisions of this Agreement. For the avoidance of doubt, a Purchased Permit is not a Proratable Non-Tax Item; provided, however, that any fee under a Purchased Permit that is an Environmental Permit and covers a discrete, defined period of time, a portion of which is prior to and a portion of which follows the Closing, and is based on pollutant emissions over such defined period shall constitute a Proratable Non-Tax Item.
"Proratable Tax Item" means the Property Taxes assessed with respect to the Project Real Property and the Taxable Project Personal Property for the year in which the Closing occurs. For the avoidance of doubt, no Tax other than a Property Tax shall be a Proratable Tax Item.
"Protective Apparatus" means such equipment and apparatus that are owned, operated or controlled by Seller, including protective relays, circuit breakers and the like, necessary or appropriate to isolate the Project from the electrical system to which they are connected consistent with Good Industry Practices.
"PUCT" means the Public Utility Commission of Texas.
“Purchase Price” means the sum of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price.
"Purchased Assets" means, collectively, the Power Block Purchased Assets and the Common Facilities Assets.
"Purchased Contracts" means, collectively, the Power Block Contracts and the Common Facilities Contracts; each, a "Purchased Contract."
"Purchased Intellectual Property Rights" means, collectively, the Power Block Intellectual Property Rights and the Common Facilities Intellectual Property Rights.
"Purchased Inventory" means, collectively, the Power Block Inventory and the Common Facilities Inventory.
"Purchased License" has the meaning set forth in Section 4.13(b).
"Purchased Permits" means, collectively, the Power Block Permits and the Common Facilities Permits; each a "Purchased Permit."
"Purchased Tangible Personal Property" means, collectively, the Power Block Tangible Personal Property and the Common Facilities Tangible Personal Property.
"Purchased Warranties" means, collectively, the Power Block Warranties and the Common Facilities Warranties; each, a "Purchased Warranty".
"Purchaser" and "Purchasers" have the meaning set forth in the introductory paragraph of this Agreement.

"Purchasers' Consents" means the notices to or Consents of any Person other than a Governmental Authority required by a Purchaser to be made or obtained by or on behalf of such Purchaser prior to consummation of the Transactions, as specified in Part I of Schedule 5.3.
"Purchasers' Regulatory Approvals" means the notices to, applications or other filings with or Consents of or from any Governmental Authority of competent jurisdiction over any Purchaser (including such Purchaser's retail operations), any Affiliate of such Purchaser, the Project or the Transactions to be filed, made or obtained by such Purchaser or any of its Affiliates that such Purchaser deems necessary or advisable for it to consummate the Transactions, including approval from a Governmental Authority having jurisdiction over such Purchaser (i) to proceed with the Transactions on the terms set forth herein and in the Ancillary Agreements and recover all costs associated with the Transactions on terms acceptable to such Purchaser in its sole and absolute discretion and (ii) providing for such other regulatory treatment, including with respect to timing, scope, and means of recovery, as is acceptable to such Purchaser in its sole and absolute discretion. Purchaser's Regulatory Approvals are set forth in Part II of Schedule 5.3.
"Purchasers' Required Consents" means the Purchasers' Consents marked with an asterisk on Part I of Schedule 5.3.
"Recorded Documents" has the meaning set forth in Section 6.6(a)(ii).
"Reference Conditions" has the meaning set forth in Schedule 6.7.
"Regency" means Regency Intrastate Gas LP, a Delaware limited partnership.
"Related Person" means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, Employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or Representatives of any such Person.
"Release" has the meaning set forth in Environmental Laws, including CERCLA, but also shall include any actual or threatened release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or deposit into the Environment or any of the Project Real Property, of any Hazardous Substance, including the abandonment or discarding of any Hazardous Substance in barrels, drums, or other containers, into or within the Environment.
"Remediation" means any action taken in accordance with or required under Environmental Laws to address an Environmental Condition or the Release or presence of Hazardous Substances into or in the Environment at the Project Real Property or any Off-Site Real Property, including (i) monitoring, investigation, assessment, treatment, clean-up, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any Permit necessary to conduct any such work; (iii) preparing and implementing any plan or study for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under Environmental Laws that no material additional work is required by such Governmental Authority; and (v) any response to, or preparation for, any inquiry, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or presence of Hazardous Substances.
"Repair" means, with respect to any Damaged Portion or Testing Defect, the repair or restoration of the Damaged Portion or Testing Defect to good working order in accordance with Good Industry Practices, including with respect to any engineering, design, procurement or installation performed by or for Seller or its Affiliates in connection with such repair or restoration. The term "repair or restoration" (and similar terms) shall be broadly construed, and shall include or allow for the replacement of all or any portion of the Damaged Portion or Testing Defect.
"Representation and Warranty Insurance Policy" means, each of (i) the Buyer-Side Representation and Warranties Insurance Policy, in the form attached to the Binder Agreement entered into, on or about the Effective Date, by and between AIG Specialty Insurance Company and PB1 Purchaser, (ii) the Buyer-Side Representation and Warranties Insurance Policy, in the form attached to the Binder Agreement entered into, on or about the Effective Date, by and between AIG Specialty Insurance Company and PB2 Purchaser, (iii) the Buyer-Side Representation and Warranties Insurance Policy, in the form attached to the Binder Agreement entered into, on or about the Effective Date, by and between AIG Specialty Insurance

Company and PB3 Purchaser and (iv) the Buyer-Side Representation and Warranties Insurance Policy, in the form attached to the Binder Agreement entered into, on or about the Effective Date, by and between AIG Specialty Insurance Company and PB4 Purchaser; collectively, the "Representation and Warranty Insurance Policies."
"Representatives" means, as to any Person, its officers, directors, employees, agents, partners, members, equity holders, counsel, accountants, financial advisers, investment bankers and consultants.
"Resolution Period" means the period ending thirty (30) days following receipt by an Indemnitee of a written notice from an Indemnitor stating that it disputes all or any portion of a claim set forth in a Notice of Third Party Claim or an Indemnity Notice.
"SEC" means the United States Securities and Exchange Commission.
"Section 2.22(b) Replacement" has the meaning set forth in Section 2.22(b).
"Section 2.22(c) Replacement" has the meaning set forth in Section 2.22(c).
"Seller" has the meaning set forth in the introductory paragraph of this Agreement.
"Seller Claims" has the meaning set forth in Section 9.5(a).
"Seller Condition Failure" means, on any date of determination, (i) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of determining whether a Seller Condition Failure exists, be determined on the basis of whether or not such preliminary or permanent Order is in effect at the end of the TP1 Closing Delay Period or, if there is a TP2 Closing Delay Period, the end of the TP2 Closing Delay Period), Section 8.4(a) (Regulatory Approvals and Consents) or Section 8.4(b) (Seller's Required Consents) have not been satisfied or waived by Seller in its sole and absolute discretion, (ii) Seller has not satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied or (iii) to the extent applicable, if each Project Purchaser has the right to terminate this Agreement pursuant to Section 6.7(k)(i) or Section 6.7(k)(ii).
"Seller Group" has the meaning set forth in Section 9.5(a).
"Seller PB1 Purchaser Claims" has the meaning set forth in Section 9.5(a).
"Seller PB2 Purchaser Claims" has the meaning set forth in Section 9.6(a).
"Seller PB3 Purchaser Claims" has the meaning set forth in Section 9.7(a).
"Seller PB4 Purchaser Claims" has the meaning set forth in Section 9.8(a).
"Seller's Consents" means the notices to or Consents of any Person other than a Governmental Authority that are required to be made or obtained by or on behalf of Seller or any of its Affiliates prior to the Closing in order to avoid the violation or breach of, or the default under, or the creation of an Encumbrance on the Purchased Assets pursuant to, any Law or any Purchased Contract or Purchased License to which Seller or any of its Affiliates is a party or to which any of the Purchased Assets are subject. Seller's Consents are specified in Part I of Schedule 4.3.
"Seller's Regulatory Approvals" means the notices to, applications or other filings with or Consents of or from any Governmental Authority that are necessary for Seller to consummate the Transactions and to be made or obtained by or on behalf of Seller prior to the Closing as specified in Part II of Schedule 4.3.
"Seller's Required Consents" means the Seller's Consents marked with an asterisk on Part I of Schedule 4.3.
“SERC” means the SERC Reliability Corporation.
"Survey" has the meaning set forth in Section 6.6(a)(iii).
"Target Closing Date" has the meaning set forth in Section 6.7(c).
"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, carbon, Btu, fuel, environmental, customs duties, tariff, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property, Property Tax, and ad valorem tax), personal property, transactional, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or secondary liability in respect to any tax (whether imposed by Law, contractual agreement or otherwise), and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
"Tax Return" means any return, report, information return, declaration, claim for refund or supporting information, required to be supplied to any Governmental Authority responsible or other document, together with all amendments and supplements thereto, including all related for the administration of Laws governing Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
"Taxable Project Personal Property" means all property subject to ad valorem property Tax that is not Project Real Property.
"Termination Order" has the meaning set forth in Section 10.1(c)(i).
"Testing Defect" has the meaning set forth in Section 6.7(g).
"Testing Party" means, with respect to each Initial Power Block Performance Test for each Power Block, Seller and, with respect to any other Power Block Performance Tests, the Party causing the Power Block Performance Test to be performed pursuant to Section 6.7.
"Testing Repair" has the meaning set forth in Section 6.7(g)(i).
"Third Party Claim" means a claim, demand or Action instituted or threatened in writing by any Person, including for the costs of conducting Remediation or seeking an Order or demanding that a Person undertake Remediation, other than one made or threatened by a member of the Seller Group, on the one hand, against a member of the PB1 Purchaser Group, the PB2 Purchaser Group, the PB3 Purchaser Group or the PB4 Purchaser Group, on the other hand, or by a member of the PB1 Purchaser Group, the PB2 Purchaser Group, the PB3 Purchaser Group or the PB4 Purchaser Group, on the one hand, against a member of the Seller Group, on the other hand.
"Title Commitments" has the meaning set forth in Section 6.6(a)(i).
"Title Insurer" means First American Title Insurance Company.
"Title Objection" has the meaning set forth in Section 6.6(c).
"Title Policies" has the meaning set forth in Section 7.8(d).
"Title Review Period" has the meaning set forth in Section 6.6(c).
"Toll Switch Date" has the meaning set forth in Section 2.23.
"Tolled Power Block" has the meaning set forth in Section 2.23.
“Tolled Power Block Purchaser” means, in the event the EAI Tolling Agreement will be assigned in connection with the Closing by Seller to the Project Purchaser of the Tolled Power Block, the Project Purchaser of the Tolled Power Block.
"TP1 Closing Delay Escalator" means, with respect to each Project Purchaser, (i) if such Project Purchaser's applicable Trigger Day has occurred prior to the expiration of Transaction Period 1, $0 and (ii) otherwise, the product of (A) Thirty Million Five Hundred Thousand Dollars ($30,500,000) and (B) a fraction where the numerator is one (1) and the denominator is the number of Project Purchasers whose applicable Trigger Day has occurred after the expiration of Transaction Period 1 and on or before the end of such Project Purchasers applicable TP1 Closing Delay Period.
"TP1 Closing Delay Period (PB1)" means a period equal to the number of days from the expiration of Transaction Period 1 through the Trigger Day (PB1) (regardless of whether the Trigger Day (PB1) occurs in Transaction Period 1 or Transaction Period 2); it being understood and agreed that if the Trigger Day (PB1) occurs during Transaction Period 1, there shall be no TP1 Closing Delay Period (PB1) and no TP2 Closing Delay Period (PB1).
"TP1 Closing Delay Period (PB2)" means a period equal to the number of days from the expiration of Transaction Period 1 through the Trigger Day (PB2) (regardless of whether the Trigger Day (PB2) occurs in Transaction Period 1 or Transaction Period 2); it being understood and agreed that if the

Trigger Day (PB2) occurs during Transaction Period 1, there shall be no TP1 Closing Delay Period (PB2) and no TP2 Closing Delay Period (PB2).
"TP1 Closing Delay Period (PB3)" means a period equal to the number of days from the expiration of Transaction Period 1 through the Trigger Day (PB3) (regardless of whether the Trigger Day (PB3) occurs in Transaction Period 1 or Transaction Period 2); it being understood and agreed that if the Trigger Day (PB3) occurs during Transaction Period 1, there shall be no TP1 Closing Delay Period (PB3) and no TP2 Closing Delay Period (PB3).
"TP1 Closing Delay Period (PB4)" means a period equal to the number of days from the expiration of Transaction Period 1 through the Trigger Day (PB4) (regardless of whether the Trigger Day (PB4) occurs in Transaction Period 1 or Transaction Period 2); it being understood and agreed that if the Trigger Day (PB4) occurs during Transaction Period 1, there shall be no TP1 Closing Delay Period (PB4) and no TP2 Closing Delay Period (PB4).
"TP2 Closing Delay Escalator" means, with respect to each Project Purchaser, (i) if such Project Purchaser's applicable Trigger Day has occurred (A) prior to the expiration of Transaction Period 1 or (B) after the expiration of Transaction Period 1 and on or before the end of the TP1 Closing Delay Period applicable to such Project Purchaser, $0 and (ii) otherwise, the product of (A) Thirty Million Five Hundred Thousand Dollars ($30,500,000) and (B) a fraction where the numerator is one (1) and the denominator is the number of Project Purchasers whose applicable Trigger Day has occurred, after the expiration of Transaction Period 2 and on or before the end of such Project Purchasers applicable TP2 Closing Delay Period.
"TP2 Closing Delay Period (PB1)" means a period equal to the number of days from the expiration of Transaction Period 2 through the Trigger Day (PB1); it being understood and agreed that if the Trigger Day (PB1) occurs during Transaction Period 2, there shall be no TP2 Closing Delay Period (PB1) but there shall be a TP1 Closing Delay Period (PB1).
"TP2 Closing Delay Period (PB2)" means a period equal to the number of days from the expiration of Transaction Period 2 through the Trigger Day (PB2); it being understood and agreed that if the Trigger Day (PB2) occurs during Transaction Period 2, there shall be no TP2 Closing Delay Period (PB2) but there shall be a TP1 Closing Delay Period (PB2).
"TP2 Closing Delay Period (PB3)" means a period equal to the number of days from the expiration of Transaction Period 2 through the Trigger Day (PB3); it being understood and agreed that if the Trigger Day (PB3) occurs during Transaction Period 2, there shall be no TP2 Closing Delay Period (PB3) but there shall be a TP1 Closing Delay Period (PB3).
"TP2 Closing Delay Period (PB4)" means a period equal to the number of days from the expiration of Transaction Period 2 through the Trigger Day (PB4); it being understood and agreed that if the Trigger Day (PB4) occurs during Transaction Period 2, there shall be no TP2 Closing Delay Period (PB4) but there shall be a TP1 Closing Delay Period (PB4).
"Transaction Period 1" means the period from the Effective Date through April 30, 2016.
"Transaction Period 2" means the period beginning on May 1, 2016 through August 31, 2016.
"Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.
"Transfer Tax" means any sales, gross receipts, transfer, transaction, excise, value added, use, real property transfer, stamp, or other similar Tax, including any related penalties, interest and additions thereto.
"Trans-Union" means Trans-Union Interstate Pipeline, L.P., a limited partnership organized and existing under the laws of the State of Delaware.
"Trans-Union Pipeline" means that certain approximately 42-mile, 30-inch diameter high pressure natural gas interstate pipeline, with a capacity of approximately 440,000 MMBtu/day, that directly interconnects with and supplies natural gas to the Project and also directly connects to and receives gas from Texas Gas Transmission LLC and Regency near Sharon, Claiborne Parish, Louisiana.

"Trigger Day (PB1)" means the day identified in a written notice from PB1 Purchaser to Seller as the day on which PB1 Purchaser in its sole and absolute discretion has determined that the condition set forth in Section 7.4(a) with respect to PB1 Purchaser has been satisfied or waived by PB1 Purchaser; provided that the Trigger Day (PB1) may be no more than one (1) Business Day prior to the date that such notice is received by Seller.
"Trigger Day (PB2)" means the day identified in a written notice from PB2 Purchaser to Seller as the day on which PB2 Purchaser in its sole and absolute discretion has determined that the condition set forth in Section 7.4(a) with respect to PB2 Purchaser has been satisfied or waived by PB1 Purchaser; provided that the Trigger Day (PB2) may be no more than one (1) Business Day prior to the date that such notice is received by Seller.
"Trigger Day (PB3)" means the day identified in a written notice from PB3 Purchaser to Seller as the day on which PB3 Purchaser in its sole and absolute discretion has determined that the condition set forth in Section 7.4(a) with respect to PB3 Purchaser has been satisfied or waived by PB3 Purchaser; provided that the Trigger Day (PB3) may be no more than one (1) Business Day prior to the date that such notice is received by Seller.
"Trigger Day (PB4)" means the day identified in a written notice from PB4 Purchaser to Seller as the day on which PB4 Purchaser in its sole and absolute discretion has determined that the condition set forth in Section 7.4(a) with respect to PB4 Purchaser has been satisfied or waived by PB4 Purchaser; provided that the Trigger Day (PB4) may be no more than one (1) Business Day prior to the date that such notice is received by Seller.
"Uncapped PB1 Purchaser Representations" has the meaning set forth in Section 9.5(b).
"Uncapped PB2 Purchaser Representations" has the meaning set forth in Section 9.6(b).
"Uncapped PB3 Purchaser Representations" has the meaning set forth in Section 9.5(b).
"Uncapped PB4 Purchaser Representations" has the meaning set forth in Section 9.8(b).
"Uncapped Seller Representations" has the meaning set forth in Section 9.1(b).
"Undivided Pro Rata Percentage" means (i) with respect to PB1 Purchaser, twenty-five percent (25%), (ii) with respect to PB2 Purchaser, twenty-five percent (25%), (iii) with respect to PB3 Purchaser, twenty-five percent (25%) and (iv) with respect to PB4 Purchaser, twenty-five percent (25%).
"Union Power Employee Company" means Union Power Employee Co. LLC.
"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.
Section 1.2. Certain Interpretive Matters
. In this Agreement, unless the context otherwise requires or this Agreement otherwise specifies:
(a)the singular number includes the plural number and vice versa;
(b)reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)reference to any gender includes each other gender;
(d)reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(e)reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition unless otherwise specified;
(f)any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g)"hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;
(h)"including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;
(i)relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"
(j)reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;
(k)all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places;
(l)reference to any "day," "month" or "year" shall be to a calendar day, month or year;
(m)this Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same and any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments;
(n)the captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement;
(o)all amounts in this Agreement are stated and shall be paid in United States currency;
(p)in the event of any conflict that cannot be reasonably reconciled between the provisions of this Agreement and those of any Exhibit or Schedule, the provisions of this Agreement shall control and prevail;
(q)for the avoidance of doubt, if under this Agreement a Purchaser (a "successor Purchaser") succeeds to the rights and obligations of another Purchaser (a "replaced Purchaser") with respect to a Power Block and related Common Facilities, then, upon such succession, the Purchasers' Regulatory Approvals of the replaced Purchaser shall be the Purchasers' Regulatory Approvals of the successor Purchaser (and the replaced Purchaser's Regulatory Approvals shall no longer be a condition to or relevant for purposes of this Agreement), the Purchasers' Consents of the replaced Purchaser shall be the Purchasers' Consents of the successor Purchaser (and the replaced Purchaser's Consents shall no longer be a condition to or relevant for purposes of this Agreement), and all other terms and conditions of this Agreement that are specific to or based upon the identity of the replaced Purchaser shall be specific to or based upon the identity of the successor Purchaser, modified as appropriate to reflect the rights and obligations to which such successor Purchaser is succeeding;
(r)a reference in this Agreement to "notice" or "consent" shall be deemed to mean "written notice" or "written consent", as applicable, and the terms "written notice", "written consent", "notice" and "consent" shall have no distinction for purposes of the construction of this Agreement ; and
(s)a reference in this Agreement to "made available" (other than in the definition of "Employee Plan", Section 6.10(e) or Section 7.15) shall be deemed to means that the underlying item has been posted to the Intralinks electronic workspace with the project name "Entegra Data Room" or transmitted via electronic mail or a nationally recognized overnight courier service.

ARTICLE II.
PURCHASE AND SALE
Section 2.1.PB1 Assets
. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller, or, in the case of the IDA Bond Property, either Seller or Union County, Arkansas, as applicable, shall sell, convey, assign, transfer and deliver to PB1 Purchaser, free and clear of all Encumbrances, other than

Permitted Encumbrances, and PB1 Purchaser shall purchase and acquire from (x) Seller, all of the right, title and interest of Seller in and to the assets, interests, properties, rights, licenses and contracts, of every kind, character and nature, whether real, personal, or mixed, fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried on or off the books and records of Seller, and wherever situated, specifically relating to PB1 or the PB1 Business as in existence on the Effective Date and any additions thereto on or before the Closing Date, and (y) with respect to the IDA Bond Property only, Union County, Arkansas, if applicable, but in each case excluding the PB1 Excluded Assets and, for the avoidance of doubt, the PB2 Purchased Assets, the PB3 Purchased Assets, the PB4 Purchased Assets and the Common Facilities Assets (collectively, the "PB1 Assets"). The PB1 Assets include:
(a)(i) all parcels of real property and fee simple interests identified in the drawing attached as Part I of Schedule 2.1(a), (ii) all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the foregoing subparts (i) and (ii) collectively, the "PB1 Owned Real Property") and (iii) each parcel of real property subject to the IDA Lease Agreement and identified in the drawing attached as Part II of Schedule 2.1(a) (the "PB1 IDA Bond Real Property");
(b)all real property leasehold estates of Seller (other than the PB1 IDA Bond Real Property) identified in the drawing attached as Schedule 2.1(b), and all appurtenances thereto, together with all buildings, leasehold improvements, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the "PB1 Leased Real Property");
(c)all licenses, rights-of-way, servitudes, easements and other similar real property interests appurtenant to or specifically benefiting the PB1 Owned Real Property, the PB1 Leased Real Property or the PB1 IDA Bond Real Property and easements in gross, held by Seller as well as the right, by way of license, right-of-way, servitude, easement, or similar right or instrument, to permit access to PB1 or to locate or operate the PB1 Business, including those described in Schedule 2.1(c) (collectively, the "PB1 Easements");
(d)all tangible personal property and other property (other than the PB1 IDA Bond Real Property) specifically related to PB1 and subject to the IDA Lease Agreement (the "PB1 IDA Bond Other Property"), all machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters and metering equipment, PB1 Leased Personal Property, PB1 Purchased Major Maintenance Spares and other tangible movable property that is located on the PB1 Real Property and specifically related to PB1, or acquired by Seller specifically for use or consumption at PB1, that is not PB1 Inventory, including such assets that are temporarily off-site for repair or other purposes, such assets being shipped to Seller or any Affiliate of Seller, and assets housed or kept at any Off-Site Real Property, and including the property listed or described in Schedule 2.1(d) (collectively, the "PB1 Tangible Personal Property");
(e)all Inventory dedicated for use or consumption specifically for PB1, including the Inventory listed or described in Schedule 2.1(e) (collectively, the "PB1 Inventory");
(f)subject to Section 2.2(c) and Section 6.5(c), all Contracts (i) listed or described in Schedule 2.1(f) (including all Contracts added to Schedule 2.1(f) between the Effective Date and the Closing Date with the written consent of PB1 Purchaser) and (ii) entered into by Seller after the Effective Date and prior to the Closing Date in the ordinary course of business consistent with past practices and added to Schedule 2.1(f) by Seller (x) under which the aggregate payments by PB1 Purchaser under such Contract will be $500,000 or less; (y) that are terminable on thirty (30)-days' notice or less without penalty and under which PB1 Purchaser would not be required or reasonably expected to spend more than $100,000 in any such thirty (30)-day notice period or (z) pursuant to which Seller purchases Inventory that replaces PB1 Inventory used by Seller between the Effective Date and the Closing in the ordinary course of business consistent with past practices and in accordance with the terms of this Agreement, it being understood that, for purposes of clauses (ii)(x), (y) and (z), each individual purchase order shall be deemed a Contract (as opposed to the corresponding master agreement) and that the aggregate amount of the payment obligations of PB1 Purchaser under the Contracts described in and permitted under clauses (ii)(x), (y) and (z) above shall not exceed $3,500,000 (collectively, the "PB1 Contracts");
(g)subject to Section 6.5(c), all Permits held or filed by Seller specifically in connection with the ownership, lease, use, operation or maintenance of PB1 or the PB1 Business, including those listed or described in Schedule 2.1(g) (collectively, the "PB1 Permits") and all pending applications for any new Permit that would be a PB1 Permit or renewal, extension or modification of any PB1 Permit, in each case to the extent legally transferable by sale;
(h)all books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items specifically relating to PB1, any of the other PB1 Assets or the PB1 Business and owned by, or in the care, custody or control of, Seller (in each case, (x) to the extent such transfer is not prohibited by Law and (y) absent any present restriction on such transfer), including (to the extent so specifically related) (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii)  records and files relating to any Permit, any pending application for a new Permit or any renewal, extension or modification of any Permit; (iii) emergency, accident, incident, safety and inspection reports and records, including reports submitted to the U.S. Department of Labor's Occupational Safety & Health Administration, to the extent resulting in or requiring physical changes to PB1 and not protected by a legal privilege benefiting Seller or prohibited by Law from being transferred to PB1 Purchaser; (iv) operating, maintenance, and repair logs, data sheets, reports and records; (v) vendor lists and vendor purchase orders and records; (vi) engineering design and construction drawings and plans, including as-built drawings, blueprints, and specifications; (vii) records, plans, reports, and drawings specifically relating to the PB1 Real Property; (viii) drawings in AutoCAD or similar programs, OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to PB1 Purchaser's information systems (provided, that Seller shall not be responsible for ensuring that any such records or information can be so migrated); and (ix) records of or relating to the registration, use, offering, scheduling, operation, registration, modeling, and testing of or disputes involving PB1 in MISO, and, in each case, (A) the right to use and duplicate the foregoing and (B) in a format and on a medium, if any, currently produced by Seller (including originals to the extent retained in accordance with Seller's customary practice), it being understood and agreed that Seller may make and keep additional copies of any of the foregoing, subject to the Post-Closing Confidentiality Agreement, and shall use Commercially Reasonable Efforts to cause any such contractual restrictions on transfer to be waived or otherwise removed;
(i)subject to Section 6.5(c), all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties specifically relating to PB1 or any of the other PB1 Assets, including the warranties, indemnities and guarantees listed or described in Schedule 2.1(i) (but excluding any indemnities contained in PB1 Excluded Contracts), other than those described in Section 2.2(m) (collectively, the "PB1 Warranties");
(j)all claims or causes of action of Seller against third parties related to PB1 or the PB1 Business, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, to the extent arising out of or relating to the period after the Closing;
(k)all advance payments, prepayments, prepaid expenses, deposits or the like (other than Proratable Items, the treatment of which is addressed in Section 3.6), in each case to the extent specifically related to PB1 or the PB1 Business and made by or on behalf of Seller before the Closing Date and applicable to periods on or after the Closing Date, including the items listed or described in Schedule 2.1(k) (collectively, the "PB1 Prepaid Items");
(l)subject to Section 6.5(c), all unapplied accounts, rights, or allowances involving Emission Allowances, if any, that have been or will be granted or allocated to, or purchased for, (i) PB1,

(ii) the PB1 Business or (iii) the entire Project (collectively, the "PB1 Emission Allowances"); provided, however, that, in the case of the foregoing sub-clause (iii), only the portion of such Emission Allowances allocable to PB1 or the PB1 Business shall constitute PB1 Emission Allowances;
(m)all Intellectual Property of Seller used specifically with respect to or in connection with PB1, other than Intellectual Property Rights retained by Seller pursuant to Project Excluded Contracts or Section 2.2(h) (and, subject to Section 6.17, excluding, for the avoidance of doubt, any right to use the name of Seller or any related or similar trade name, trademark, service mark, corporate name, corporate logo or any part, derivative or combination thereof) (collectively, the "PB1 Intellectual Property Rights"); and
(n)all rights and benefits associated with the capacity of PB1, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period after the Closing, subject to the EAI Tolling Agreement, if PB1 or PB1 Purchaser is subject to the EAI Tolling Agreement as of the Closing.
Section 2.2. PB1 Excluded Assets
. Nothing in this Agreement shall constitute or be construed as conferring on PB1 Purchaser, and PB1 Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or Contracts (collectively, the "PB1 Excluded Assets") and such assets, interests, properties, rights, licenses and Contracts shall be excluded from and shall not constitute PB1 Assets:
(o)any PB1 Tangible Personal Property or PB1 Inventory consumed or disposed of prior to the Closing in the ordinary course of business consistent with the provisions of this Agreement, including Section 6.3, any Ancillary Agreement in effect or any PPA;
(p)all of the assets, properties, rights or interests owned, used, occupied or held by or for the benefit of Seller or any Affiliate of Seller that are listed or described in Schedule 2.2(b);
(q)all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract listed or described in Schedule 2.2(c) (collectively, the "PB1 Excluded Contracts");
(r)(i) the Employee Plans, any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any Employee Plan, all of the rights of any member of the Entegra Group under any of the foregoing (and in particular, but without limitation, neither PB1 Purchaser nor any Affiliate of any PB1 Purchaser shall be deemed to have assumed or acquired any right to any Employee Plan by reason of any provision of this Agreement), and any data and records (or copies thereof) required to administer any Employee Plan or other benefits of any present, former or future Employee of any member of the Entegra Group (and any qualified dependent or beneficiary of any such Person) and (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any such plan, all of the rights of any Person under any of the foregoing and any data and records (or copies thereof) required to administer any such plan or other benefits of any present, former or future Employee of any Person (and any qualified dependent or beneficiary of any such Person);
(s)except to the extent constituting PB1 Assets under Section 2.1(h), the books and records of Seller and any Affiliate of Seller, including Seller's minute books, limited partnership interest books, ledger and company seal;
(t)cash, cash equivalents, bank deposits, bank accounts, securities accounts, commodities accounts, accounts and notes receivable, trade or otherwise, other than the PB1 Prepaid Items, of Seller or any Affiliate of Seller;
(u)certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, in any such case owned (beneficially or of record) or held by Seller or any Affiliate of Seller;

(v)all Intellectual Property Rights listed or described in Schedule 2.2(h);
(w)all rights and remedies of Seller and any Affiliate of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any Ancillary Agreement (including rights to the Purchase Price);
(x)all refunds or credits, if any, of Taxes due to or from Seller or any Affiliate of Seller, to the extent provided hereunder;
(y)the claims or causes of action against third parties to the extent relating to or arising under (i) the Pre-Closing Period (except to the extent expressly provided otherwise herein or in any Ancillary Agreement), (ii) any PB1 Excluded Contract or (iii) the Intellectual Property Rights listed or described in Schedule 2.2(h);
(z)except as set forth on Schedule 2.2(l), all agreements, arrangements, commitments and other Contracts of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like;
(aa)all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties in connection with or relating to the Project to the extent relating to (i) the Pre-Closing Period, (ii) PB1 Major Maintenance Spares that are not PB1 Purchased Major Maintenance Spares, or (iii) a Project Excluded Contract or the Intellectual Property Rights listed or described in Schedule 2.2(h);
(ab)PB1 Major Maintenance Spares that are not PB1 Purchased Major Maintenance Spares;
(ac)all rights and benefits associated with the capacity of PB1, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period prior to the Closing; and
(ad)any of the Purchased Assets (other than the PB1 Assets) or the Excluded Assets (other than the PB1 Assets).
Section 2.3 PB1 Assumed Liabilities
. Other than any of the following liabilities that would not have arisen but for a breach by Seller of its representations set forth in Article IV or any of its covenants set forth in Article VI that has given rise to a PB1 Purchaser Claim (except to the extent resulting from any violation, breach or default by, or waiver or extension given by or to, PB1 Purchaser), upon the Closing, PB1 Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, the following, and only the following, liabilities and obligations (collectively, the "PB1 Assumed Liabilities"):
(ae)any liability or obligation arising out of or related to the performance or non-performance by PB1 Purchaser or any Affiliate of PB1 Purchaser after the Closing of any PB1 Contract, Purchased License or PB1 Permit, including any breach by PB1 Purchaser or any Affiliate of PB1 Purchaser of, default by PB1 Purchaser or any Affiliate of PB1 Purchaser under, or waiver or extension given by or to PB1 Purchaser or any Affiliate of PB1 Purchaser with respect to the performance of, any covenant, representation, term or other provision of any of the PB1 Contracts, Purchased Licenses or PB1 Permits, to the extent not resulting from any violation, breach or default by, or waiver or extension given by or to, Seller or any Affiliate of Seller;
(af)any liability or obligation in respect of any cost that is the responsibility of PB1 Purchaser under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which PB1 Purchaser is responsible under Section 3.6;
(ag)any liability or obligation in respect of any Action in respect of the PB1 Assets to the extent arising out of events, facts or circumstances (i) first occurring after the Closing or (ii) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives;
(ah)any liability or obligation arising out of or related to or associated with (i) PB1 Purchaser's employment of Project Employees hired by PB1 Purchaser to the extent arising on or after any such Project Employee's employment by PB1 Purchaser or (ii) any violation of Law by PB1 Purchaser in connection with its hiring process for any Project Employees, regardless of when such liability or obligation arises (and, for the avoidance of doubt, to the extent the same are not derivative of any liability or obligation of any member of the Entegra Group);
(ai)any liability or obligation (i) with respect to any Tax for which PB1 Purchaser is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending on or after the Closing (or any other assets, properties, rights or interests associated, at any time after the Closing, with the Business), except for Taxes for which Seller is liable under Section 6.2 or Section 6.10, or (iii) for which PB1 Purchaser is primarily liable (as opposed to another Purchaser) under any Contract the primary purpose of which relates to Taxes; and
(aj)any liability or obligation relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) (x) first occurring after the Closing or (y) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives and, in either case, arising out of the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets after the Closing, including (i) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from PB1 at any time after the Closing, (ii) compliance or non-compliance with Laws (including Environmental Laws) or Permits after the Closing, including fines, penalties, charges, and costs, and interest thereon, (iii) any Environmental Condition, Environmental Claim or Environmental Liability in each case arising from conditions existing or events, facts or circumstances (A) first occurring after the Closing or (B) occurring after the Closing to the extent any such Environmental Condition, Environmental Claim or Environmental Liability that existed as of the Closing Date and is exacerbated by any act by or omission of any Person other than Seller or any of its Affiliates or their respective Representatives and (iv) any liability or obligation representing indebtedness for money borrowed (or any refinancing thereof) in respect of PB1 incurred after the Closing.
Section 2.4 PB1 Excluded Liabilities
. Except for the PB1 Assumed Liabilities and other than to the extent constituting an Assumed Liability for a Purchaser other than PB1 Purchaser, Seller shall retain, and PB1 Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any liability or obligation of Seller or any Affiliate of Seller, whether or not of, associated with, or arising from any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown, accrued or unaccrued, carried on or off of the books and records of Seller or any Affiliate of Seller, tangible or intangible (collectively, the "PB1 Excluded Liabilities"), including:
(ak)any liability or obligation to the extent relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) occurring or existing at any time prior to the Closing and to the extent arising out of any of the following (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted): (i) the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets, including (A) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Project, (B) compliance or non-compliance with Laws (including Environmental Laws) or Permits, including fines, penalties, charges, and costs, and interest thereon, (C) any Environmental Condition, Environmental Claim or Environmental Liability and (D) any obligation or liability representing indebtedness for money borrowed (or any refinancing thereof) or (ii) any other business, undertaking, or activity of Seller, any Affiliate of Seller, or any present or former owner (including any Predecessor-in-Interest) or operator of the Project or any of the other Purchased Assets;
(al)any liability or obligation to the extent arising out of or related to the performance or non-performance by Seller or any Affiliate of Seller prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Contract or Permit, including any breach by Seller or any Affiliate of Seller of, default by Seller or any Affiliate of Seller under, or waiver or extension given by or to Seller or any Affiliate of Seller with respect to the performance of, any covenant, representation, term or other provision of any of the Purchased Contracts, Purchased Licenses or Purchased Permits and that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged prior to the Closing;
(am)except as otherwise provided in Section 6.5(a), any liability or obligation of Seller or any Affiliate of Seller to the extent incurred in connection with obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchasers or the consummation of the Transactions hereunder;
(an)any liability or obligation of Seller or any Affiliate of Seller in respect of the pending or threatened Actions set forth (or that should have been set forth) in Schedule 4.6 and the facts and circumstances relating to such matters;
(ao)any liability or obligation (i) with respect to any Tax for which Seller or any Affiliate of Seller is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending prior to the Closing (regardless of when any claims arising therefrom or relating thereto mature or are asserted) (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business), except for Taxes for which PB1 Purchaser is liable under Section 6.2 or Section 6.10, or (iii) for which Seller or any Affiliate of Seller is primarily liable under any Contract the principal purpose of which relates to Taxes;
(ap)other than those liabilities or obligations to the extent created directly by the actions of PB1 Purchaser or any Affiliate of PB1 Purchaser (and, for the avoidance of doubt, that are not derivative of any liabilities or obligations of any member of the Entegra Group) or that otherwise specifically constitute Assumed Liabilities under Section 2.3(d), any liability or obligation to, or relating to or arising out of (i)(x) any Employee Plan or Contract; (y) compensation, severance benefits, vacation pay, continuation coverage, expenses, or any other similar type claim arising under Law relating to employment or service as a consultant or independent contractor during any period prior to the Closing or as a result of the consummation of the Transactions or (z) any Collective Bargaining Agreement or collective bargaining, labor or labor relations Law; or (ii) the service or employment (or termination thereof) of, any present, former or future Employee (at any time with respect to any such Person who does not become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transaction and, with respect to any such Person who does become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transactions, at any time prior to such individual's effective date of hire by any Purchaser or Affiliate of any Purchaser), consultant or independent contractor, or Representative of any member of the Entegra Group, or to any spouse, former spouse, child, dependent, or other beneficiary of such Person, including any liability or obligation related to, arising out of or with respect to (1) any event, fact, omission, circumstance, occurrence or exposure (or set of events, facts, omissions, circumstances, occurrences or exposures), in each case whenever any claims arising therefrom or relating thereto mature or are asserted; (2) the withholding or payment of any federal, state or local income, employment, unemployment, or other Tax; (3) employment, compensation, wage and hour matters, equal employment opportunity, affirmative action, discrimination, retaliation, tort, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA; (4) any workers' compensation or any other employee health, accident, disability or safety claim; (5) any action (including any action taken in connection with the consummation of the Transactions) that is or could be construed as a plant closing or mass layoff under the WARN Act or any similar state law; or (6) any failure to properly classify any Employee as exempt or non-exempt or any individual as a consultant or independent contractor;
(aq)(i) the Employee Plans, any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith, (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith and (iii) any Controlled Group Liabilities (together with the liabilities described in Section 2.4(f), the “PB1 Excluded Employee Liabilities”);
(ar)any liability or obligation in respect of any cost that is the responsibility of Seller or any Affiliate of Seller under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which Seller is responsible under Section 3.6; and
(as)any liability or obligation to the extent relating to any Excluded Asset or other asset that is not a PB1 Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.
Section 2.5 PB2 Assets
. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller, or, in the case of the IDA Bond Property, either Seller or Union County, Arkansas, as applicable, shall sell, convey, assign, transfer and deliver to PB2 Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and PB2 Purchaser shall purchase and acquire from (x) Seller, all of the right, title and interest of Seller in and to the assets, interests, properties, rights, licenses and contracts, of every kind, character and nature, whether real, personal, or mixed, fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried on or off the books and records of Seller, and wherever situated, specifically relating to PB2 or the PB2 Business as in existence on the Effective Date and any additions thereto on or before the Closing Date, and (y) with respect to the IDA Bond Property only, Union County, Arkansas, if applicable, but in each case excluding the PB2 Excluded Assets and, for the avoidance of doubt, the PB1 Purchased Assets, the PB3 Purchased Assets, the PB4 Purchased Assets and the Common Facilities Assets (collectively, the "PB2 Assets"). The PB2 Assets include:
(at)(i) all parcels of real property and fee simple interests identified in the drawing attached as Part I of Schedule 2.5(a), (ii) all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the foregoing subparts (i) and (ii) collectively, the "PB2 Owned Real Property") and (iii) each parcel of real property subject to the IDA Lease Agreement and identified in the drawing attached as Part II of Schedule 2.5(a) (the "PB2 IDA Bond Real Property");
(au)all real property leasehold estates of Seller (other than the PB2 IDA Bond Real Property) identified in the drawing attached as Schedule 2.5(b), and all appurtenances thereto, together with all buildings, leasehold improvements, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the "PB2 Leased Real Property");

(av)all licenses, rights-of-way, servitudes, easements and other similar real property interests appurtenant to or specifically benefiting the PB2 Owned Real Property, the PB2 Leased Real Property or the PB2 IDA Bond Real Property and easements in gross, held by Seller as well as the right, by way of license, right-of-way, servitude, easement, or similar right or instrument, to permit access to PB2 or to locate or operate the PB2 Business, including those described in Schedule 2.5(c) (collectively, the "PB2 Easements");
(aw)all tangible personal property and other property (other than the PB2 IDA Bond Real Property) specifically related to PB2 and subject to the IDA Lease Agreement (the "PB2 IDA Bond Other Property"), all machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters and metering equipment, PB2 Leased Personal Property, PB2 Purchased Major Maintenance Spares and other tangible movable property that is located on the PB2 Real Property and specifically related to PB2, or acquired by Seller specifically for use or consumption at PB2, that is not PB2 Inventory, including such assets that are temporarily off-site for repair or other purposes, such assets being shipped to Seller or any Affiliate of Seller, and assets housed or kept at any Off-Site Real Property, and including the property listed or described in Schedule 2.5(d) (collectively, the "PB2 Tangible Personal Property");
(ax)all Inventory dedicated for use or consumption specifically for PB2, including the Inventory listed or described in Schedule 2.5(e) (collectively, the "PB2 Inventory");
(ay)subject to Section 2.6(c) and Section 6.5(c), all Contracts (i) listed or described in Schedule 2.5(f) (including all Contracts added to Schedule 2.5(f) between the Effective Date and the Closing Date with the written consent of PB2 Purchaser) and (ii) entered into by Seller after the Effective Date and prior to the Closing Date in the ordinary course of business consistent with past practices and added to Schedule 2.5(f) by Seller (x) under which the aggregate payments by PB2 Purchaser under such Contract will be $500,000 or less; (y) that are terminable on thirty (30)-days' notice or less without penalty and under which PB2 Purchaser would not be required or reasonably expected to spend more than $100,000 in any such thirty (30)-day notice period or (z) pursuant to which Seller purchases Inventory that replaces PB2 Inventory used by Seller between the Effective Date and the Closing in the ordinary course of business consistent with past practices and in accordance with the terms of this Agreement, it being understood that, for purposes of clauses (ii)(x), (y) and (z), each individual purchase order shall be deemed a Contract (as opposed to the corresponding master agreement) and that the aggregate amount of the payment obligations of PB2 Purchaser under the Contracts described in and permitted under clauses (ii)(x), (y) and (z) above shall not exceed $3,500,000 (collectively, the "PB2 Contracts");
(az)subject to Section 6.5(c), all Permits held or filed by Seller specifically in connection with the ownership, lease, use, operation or maintenance of PB2 or the PB2 Business, including those listed or described in Schedule 2.5(g) (collectively, the "PB2 Permits") and all pending applications for any new Permit that would be a PB2 Permit or renewal, extension or modification of any PB2 Permit, in each case to the extent legally transferable by sale;
(ba)all books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items specifically relating to PB2, any of the other PB2 Assets or the PB2 Business and owned by, or in the care, custody or control of, Seller (in each case, (x) to the extent such transfer is not prohibited by Law and (y) absent any present restriction on such transfer), including (to the extent so specifically related) (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii)  records and files relating to any Permit, any pending application for a new Permit or any renewal, extension or modification of any Permit; (iii) emergency, accident, incident, safety and inspection reports and records, including reports submitted to the U.S. Department of Labor's Occupational Safety & Health Administration, to the extent resulting in or requiring physical changes to PB2 and not protected by a legal privilege benefiting Seller or prohibited by Law from being transferred to PB2 Purchaser; (iv) operating, maintenance, and repair logs, data sheets, reports and records; (v) vendor lists and vendor purchase orders and records; (vi) engineering design and construction drawings and plans, including as-built drawings, blueprints, and specifications; (vii) records, plans, reports, and drawings specifically relating to the PB2 Real Property; (viii) drawings in AutoCAD or similar programs, OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to PB2 Purchaser's information systems (provided, that Seller shall not be responsible for ensuring that any such records or information can be so migrated); and (ix) records of or relating to the registration, use, offering, scheduling, operation, registration, modeling, and testing of or disputes involving PB2 in MISO, and, in each case, (A) the right to use and duplicate the foregoing and (B) in a format and on a medium, if any, currently produced by Seller (including originals to the extent retained in accordance with Seller's customary practice), it being understood and agreed that Seller may make and keep additional copies of any of the foregoing, subject to the Post-Closing Confidentiality Agreement, and shall use Commercially Reasonable Efforts to cause any such contractual restrictions on transfer to be waived or otherwise removed;
(bb)subject to Section 6.5(c), all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties specifically relating to PB2 or any of the other PB2 Assets, including the warranties, indemnities and guarantees listed or described in Schedule 2.5(i) (but excluding any indemnities contained in PB2 Excluded Contracts), other than those described in Section 2.6(m) (collectively, the "PB2 Warranties");
(bc)all claims or causes of action of Seller against third parties related to PB2 or the PB2 Business, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, to the extent arising out of or relating to the period after the Closing;
(bd)all advance payments, prepayments, prepaid expenses, deposits or the like (other than Proratable Items, the treatment of which is addressed in Section 3.6), in each case to the extent specifically related to PB2 or the PB2 Business and made by or on behalf of Seller before the Closing Date and applicable to periods on or after the Closing Date, including the items listed or described in Schedule 2.5(k) (collectively, the "PB2 Prepaid Items");
(be)subject to Section 6.5(c), all unapplied accounts, rights, or allowances involving Emission Allowances, if any, that have been or will be granted or allocated to, or purchased for, (i) PB2, (ii) the PB2 Business or (iii) the entire Project (collectively, the "PB2 Emission Allowances"); provided, however, that, in the case of the foregoing sub-clause (iii), only the portion of such Emission Allowances allocable to PB2 or the PB2 Business shall constitute PB2 Emission Allowances;
(bf)all Intellectual Property of Seller used specifically with respect to or in connection with PB2, other than Intellectual Property Rights retained by Seller pursuant to Project Excluded Contracts or Section 2.6(h) (and, subject to Section 6.17, excluding, for the avoidance of doubt, any right to use the name of Seller or any related or similar trade name, trademark, service mark, corporate name, corporate logo or any part, derivative or combination thereof) (collectively, the "PB2 Intellectual Property Rights"); and
(bg)all rights and benefits associated with the capacity of PB2, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period after the Closing, subject to the EAI Tolling Agreement, if PB2 or PB2 Purchaser is subject to the EAI Tolling Agreement as of the Closing.
Section 2.6. PB2 Excluded Assets
. Nothing in this Agreement shall constitute or be construed as conferring on PB2 Purchaser, and PB2 Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or Contracts (collectively, the "PB2 Excluded Assets") and such assets, interests, properties, rights, licenses and Contracts shall be excluded from and shall not constitute PB2 Assets:

(bh)any PB2 Tangible Personal Property or PB2 Inventory consumed or disposed of prior to the Closing in the ordinary course of business consistent with the provisions of this Agreement, including Section 6.3, any Ancillary Agreement in effect or any PPA;
(bi)all of the assets, properties, rights or interests owned, used, occupied or held by or for the benefit of Seller or any Affiliate of Seller that are listed or described in Schedule 2.6(b);
(bj)all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract listed or described in Schedule 2.6(c) (collectively, the "PB2 Excluded Contracts");
(bk)(i) the Employee Plans, any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any Employee Plan, all of the rights of any member of the Entegra Group under any of the foregoing (and in particular, but without limitation, neither PB2 Purchaser nor any Affiliate of any PB2 Purchaser shall be deemed to have assumed or acquired any right to any Employee Plan by reason of any provision of this Agreement), and any data and records (or copies thereof) required to administer any Employee Plan or other benefits of any present, former or future Employee of any member of the Entegra Group (and any qualified dependent or beneficiary of any such Person) and (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any such plan, all of the rights of any Person under any of the foregoing and any data and records (or copies thereof) required to administer any such plan or other benefits of any present, former or future Employee of any Person (and any qualified dependent or beneficiary of any such Person);
(bl)except to the extent constituting PB2 Assets under Section 2.5(h), the books and records of Seller and any Affiliate of Seller, including Seller's minute books, limited partnership interest books, ledger and company seal;
(bm)cash, cash equivalents, bank deposits, bank accounts, securities accounts, commodities accounts, accounts and notes receivable, trade or otherwise, other than the PB2 Prepaid Items, of Seller or any Affiliate of Seller;
(bn)certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, in any such case owned (beneficially or of record) or held by Seller or any Affiliate of Seller;
(bo)all Intellectual Property Rights listed or described in Schedule 2.6(h);
(bp)all rights and remedies of Seller and any Affiliate of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any Ancillary Agreement (including rights to the Purchase Price);
(bq)all refunds or credits, if any, of Taxes due to or from Seller or any Affiliate of Seller, to the extent provided hereunder;
(br)the claims or causes of action against third parties to the extent relating to or arising under (i) the Pre-Closing Period (except to the extent expressly provided otherwise herein or in any Ancillary Agreement), (ii) any PB2 Excluded Contract or (iii) the Intellectual Property Rights listed or described in Schedule 2.6(h);
(bs)except as set forth on Schedule 2.6(l), all agreements, arrangements, commitments and other Contracts of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like;
(bt)all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties in connection with or relating to the Project to the extent relating to (i) the Pre-Closing Period, (ii) PB2 Major Maintenance Spares that are not PB2 Purchased Major Maintenance Spares, or (iii) a Project Excluded Contract or the Intellectual Property Rights listed or described in Schedule 2.6(h);

(bu)PB2 Major Maintenance Spares that are not PB2 Purchased Major Maintenance Spares;
(bv)all rights and benefits associated with the capacity of PB2, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period prior to the Closing; and
(bw)any of the Purchased Assets (other than the PB2 Assets) or the Excluded Assets (other than the PB2 Assets).
Section 2.7. PB2 Assumed Liabilities
. Other than any of the following liabilities that would not have arisen but for a breach by Seller of its representations set forth in Article IV or any of its covenants set forth in Article VI that has given rise to a PB2 Purchaser Claim (except to the extent resulting from any violation, breach or default by, or waiver or extension given by or to, PB2 Purchaser), upon the Closing, PB2 Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, the following, and only the following, liabilities and obligations (collectively, the "PB2 Assumed Liabilities"):
(bx)any liability or obligation arising out of or related to the performance or non-performance by PB2 Purchaser or any Affiliate of PB2 Purchaser after the Closing of any PB2 Contract, Purchased License or PB2 Permit, including any breach by PB2 Purchaser or any Affiliate of PB2 Purchaser of, default by PB2 Purchaser or any Affiliate of PB2 Purchaser under, or waiver or extension given by or to PB2 Purchaser or any Affiliate of PB2 Purchaser with respect to the performance of, any covenant, representation, term or other provision of any of the PB2 Contracts, Purchased Licenses or PB2 Permits, to the extent not resulting from any violation, breach or default by, or waiver or extension given by or to, Seller or any Affiliate of Seller;
(by)any liability or obligation in respect of any cost that is the responsibility of PB2 Purchaser under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which PB2 Purchaser is responsible under Section 3.6;
(bz)any liability or obligation in respect of any Action in respect of the PB2 Assets to the extent arising out of events, facts or circumstances (i) first occurring after the Closing or (ii) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives;
(ca)any liability or obligation arising out of or related to or associated with (i) PB2 Purchaser's employment of Project Employees hired by PB2 Purchaser to the extent arising on or after any such Project Employee's employment by PB2 Purchaser or (ii) any violation of Law by PB2 Purchaser in connection with its hiring process for any Project Employees, regardless of when such liability or obligation arises (and, for the avoidance of doubt, to the extent the same are not derivative of any liability or obligation of any member of the Entegra Group);
(cb)any liability or obligation (i) with respect to any Tax for which PB2 Purchaser is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending on or after the Closing (or any other assets, properties, rights or interests associated, at any time after the Closing, with the Business), except for Taxes for which Seller is liable under Section 6.2 or Section 6.10, or (iii) for which PB2 Purchaser is primarily liable (as opposed to another Purchaser) under any Contract the primary purpose of which relates to Taxes; and
(cc)any liability or obligation relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) (x) first occurring after the Closing or (y) occurring after the Closing to the extent any such liability or obligation existed as of the

Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives and, in either case, arising out of the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets after the Closing, including (i) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from PB2 at any time after the Closing, (ii) compliance or non-compliance with Laws (including Environmental Laws) or Permits after the Closing, including fines, penalties, charges, and costs, and interest thereon, (iii) any Environmental Condition, Environmental Claim or Environmental Liability in each case arising from conditions existing or events, facts or circumstances (A) first occurring after the Closing or (B) occurring after the Closing to the extent any such Environmental Condition, Environmental Claim or Environmental Liability that existed as of the Closing Date and is exacerbated by any act by or omission of any Person other than Seller or any of its Affiliates or their respective Representatives and (iv) any liability or obligation representing indebtedness for money borrowed (or any refinancing thereof) in respect of PB2 incurred after the Closing.
Section 2.8. PB2 Excluded Liabilities
. Except for the PB2 Assumed Liabilities and other than to the extent constituting an Assumed Liability for a Purchaser other than PB2 Purchaser, Seller shall retain, and PB2 Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any liability or obligation of Seller or any Affiliate of Seller, whether or not of, associated with, or arising from any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown, accrued or unaccrued, carried on or off of the books and records of Seller or any Affiliate of Seller, tangible or intangible (collectively, the "PB2 Excluded Liabilities"), including:
(cd)any liability or obligation to the extent relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) occurring or existing at any time prior to the Closing and to the extent arising out of, any of the following (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted): (i) the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets, including (A) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Project, (B) compliance or non-compliance with Laws (including Environmental Laws) or Permits, including fines, penalties, charges, and costs, and interest thereon, (C) any Environmental Condition, Environmental Claim or Environmental Liability and (D) any obligation or liability representing indebtedness for money borrowed (or any refinancing thereof) or (ii) any other business, undertaking, or activity of Seller, any Affiliate of Seller, or any present or former owner (including any Predecessor-in-Interest) or operator of the Project or any of the other Purchased Assets;
(ce)any liability or obligation to the extent arising out of or related to the performance or non-performance by Seller or any Affiliate of Seller prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Contract or Permit, including any breach by Seller or any Affiliate of Seller of, default by Seller or any Affiliate of Seller under, or waiver or extension given by or to Seller or any Affiliate of Seller with respect to the performance of, any covenant, representation, term or other provision of any of the Purchased Contracts, Purchased Licenses or Purchased Permits and that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged prior to the Closing;
(cf)except as otherwise provided in Section 6.5(a), any liability or obligation of Seller or any Affiliate of Seller to the extent incurred in connection with obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchasers or the consummation of the Transactions hereunder;
(cg)any liability or obligation of Seller or any Affiliate of Seller in respect of the pending or threatened Actions set forth (or that should have been set forth) in Schedule 4.6 and the facts and circumstances relating to such matters;
(ch)any liability or obligation (i) with respect to any Tax for which Seller or any Affiliate of Seller is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending prior to the Closing (regardless of when any claims arising therefrom or relating thereto mature or are asserted) (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business), except for Taxes for which PB2 Purchaser is liable under Section 6.2 or Section 6.10, or (iii) for which Seller or any Affiliate of Seller is primarily liable under any Contract the principal purpose of which relates to Taxes;
(ci)other than those liabilities or obligations to the extent created directly by the actions of PB2 Purchaser or any Affiliate of PB2 Purchaser (and, for the avoidance of doubt, that are not derivative of any liabilities or obligations of any member of the Entegra Group) or that otherwise specifically constitute Assumed Liabilities under Section 2.7(d), any liability or obligation to, or relating to or arising out of (i)(x) any Employee Plan or Contract; (y) compensation, severance benefits, vacation pay, continuation coverage, expenses, or any other similar type claim arising under Law relating to employment or service as a consultant or independent contractor during any period prior to the Closing or as a result of the consummation of the Transactions or (z) any Collective Bargaining Agreement or collective bargaining, labor or labor relations Law; or (ii) the service or employment (or termination thereof) of, any present, former or future Employee (at any time with respect to any such Person who does not become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transaction and, with respect to any such Person who does become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transactions, at any time prior to such individual's effective date of hire by any Purchaser or Affiliate of any Purchaser), consultant or independent contractor, or Representative of any member of the Entegra Group, or to any spouse, former spouse, child, dependent, or other beneficiary of such Person, including any liability or obligation related to, arising out of or with respect to (1) any event, fact, omission, circumstance, occurrence or exposure (or set of events, facts, omissions, circumstances, occurrences or exposures), in each case whenever any claims arising therefrom or relating thereto mature or are asserted; (2) the withholding or payment of any federal, state or local income, employment, unemployment, or other Tax; (3) employment, compensation, wage and hour matters, equal employment opportunity, affirmative action, discrimination, retaliation, tort, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA; (4) any workers' compensation or any other employee health, accident, disability or safety claim; (5) any action (including any action taken in connection with the consummation of the Transactions) that is or could be construed as a plant closing or mass layoff under the WARN Act or any similar state law; or (6) any failure to properly classify any Employee as exempt or non-exempt or any individual as a consultant or independent contractor;
(cj)(i) the Employee Plans, any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith, (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith and (iii) any Controlled Group Liabilities (together with the liabilities described in Section 2.8(f), the “PB2 Excluded Employee Liabilities”);

(ck)any liability or obligation in respect of any cost that is the responsibility of Seller or any Affiliate of Seller under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which Seller is responsible under Section 3.6; and
(cl)any liability or obligation to the extent relating to any Excluded Asset or other asset that is not a PB2 Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.
Section 2.9. PB3 Assets
. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller, or, in the case of the IDA Bond Property, either Seller or Union County, Arkansas, as applicable, shall sell, convey, assign, transfer and deliver to PB3 Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and PB3 Purchaser shall purchase and acquire from (x) Seller, all of the right, title and interest of Seller in and to the assets, interests, properties, rights, licenses and contracts, of every kind, character and nature, whether real, personal, or mixed, fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried on or off the books and records of Seller, and wherever situated, specifically relating to PB3 or the PB3 Business as in existence on the Effective Date and any additions thereto on or before the Closing Date, and (y) with respect to the IDA Bond Property only, Union County, Arkansas, if applicable, but in each case excluding the PB3 Excluded Assets and, for the avoidance of doubt, the PB1 Purchased Assets, the PB2 Purchased Assets, the PB4 Purchased Assets and the Common Facilities Assets (collectively, the "PB3 Assets"). The PB3 Assets include:
(cm)(i) all parcels of real property and fee simple interests identified in the drawing attached as Part I of Schedule 2.9(a), (ii) all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the foregoing subparts (i) and (ii) collectively, the "PB3 Owned Real Property") and (iii) each parcel of real property subject to the IDA Lease Agreement and identified in the drawing attached as Part II of Schedule 2.9(a) (the "PB3 IDA Bond Real Property");
(cn)all real property leasehold estates of Seller (other than the PB3 IDA Bond Real Property) identified in the drawing attached as Schedule 2.9(b), and all appurtenances thereto, together with all buildings, leasehold improvements, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the "PB3 Leased Real Property");
(co)all licenses, rights-of-way, servitudes, easements and other similar real property interests appurtenant to or specifically benefiting the PB3 Owned Real Property, the PB3 Leased Real Property or the PB3 IDA Bond Real Property and easements in gross, held by Seller as well as the right, by way of license, right-of-way, servitude, easement, or similar right or instrument, to permit access to PB3 or to locate or operate the PB3 Business, including those described in Schedule 2.9(c) (collectively, the "PB3 Easements");
(cp)all tangible personal property and other property (other than the PB3 IDA Bond Real Property) specifically related to PB3 and subject to the IDA Lease Agreement (the "PB3 IDA Bond Other Property"), all machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters and metering equipment, PB3 Leased Personal Property, PB3 Purchased Major Maintenance Spares and other tangible movable property that is located on the PB3 Real Property and specifically related to PB3, or acquired by Seller specifically for use or consumption at PB3, that is not PB3 Inventory, including such assets that are temporarily off-site for repair or other purposes, such assets being shipped to Seller or any Affiliate of Seller, and assets housed or kept at any Off-Site Real Property, and including the property listed or described in Schedule 2.9(d) (collectively, the "PB3 Tangible Personal Property");
(cq)all Inventory dedicated for use or consumption specifically for PB3, including the Inventory listed or described in Schedule 2.9(e) (collectively, the "PB3 Inventory");

(cr)subject to Section 2.10(c) and Section 6.5(c), all Contracts (i) listed or described in Schedule 2.9(f) (including all Contracts added to Schedule 2.9(f) between the Effective Date and the Closing Date with the written consent of PB3 Purchaser) and (ii) entered into by Seller after the Effective Date and prior to the Closing Date in the ordinary course of business consistent with past practices and added to Schedule 2.9(f) by Seller (x) under which the aggregate payments by PB3 Purchaser under such Contract will be $500,000 or less; (y) that are terminable on thirty (30)-days' notice or less without penalty and under which PB3 Purchaser would not be required or reasonably expected to spend more than $100,000 in any such thirty (30)-day notice period or (z) pursuant to which Seller purchases Inventory that replaces PB3 Inventory used by Seller between the Effective Date and the Closing in the ordinary course of business consistent with past practices and in accordance with the terms of this Agreement, it being understood that, for purposes of clauses (ii)(x), (y) and (z), each individual purchase order shall be deemed a Contract (as opposed to the corresponding master agreement) and that the aggregate amount of the payment obligations of PB3 Purchaser under the Contracts described in and permitted under clauses (ii)(x), (y) and (z) above shall not exceed $3,500,000 (collectively, the "PB3 Contracts");
(cs)subject to Section 6.5(c), all Permits held or filed by Seller specifically in connection with the ownership, lease, use, operation or maintenance of PB3 or the PB3 Business, including those listed or described in Schedule 2.9(g) (collectively, the "PB3 Permits") and all pending applications for any new Permit that would be a PB3 Permit or renewal, extension or modification of any PB3 Permit, in each case to the extent legally transferable by sale;
(ct)all books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items specifically relating to PB3, any of the other PB3 Assets or the PB3 Business and owned by, or in the care, custody or control of, Seller (in each case, (x) to the extent such transfer is not prohibited by Law and (y)  absent any present restriction on such transfer), including (to the extent so specifically related) (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii)  records and files relating to any Permit, any pending application for a new Permit or any renewal, extension or modification of any Permit; (iii) emergency, accident, incident, safety and inspection reports and records, including reports submitted to the U.S. Department of Labor's Occupational Safety & Health Administration, to the extent resulting in or requiring physical changes to PB3 and not protected by a legal privilege benefiting Seller or prohibited by Law from being transferred to PB3 Purchaser; (iv) operating, maintenance, and repair logs, data sheets, reports and records; (v) vendor lists and vendor purchase orders and records; (vi) engineering design and construction drawings and plans, including as-built drawings, blueprints, and specifications; (vii) records, plans, reports, and drawings specifically relating to the PB3 Real Property; (viii) drawings in AutoCAD or similar programs, OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to PB3 Purchaser's information systems (provided, that Seller shall not be responsible for ensuring that any such records or information can be so migrated); and (ix) records of or relating to the registration, use, offering, scheduling, operation, registration, modeling, and testing of or disputes involving PB3 in MISO, and, in each case, (A) the right to use and duplicate the foregoing and (B) in a format and on a medium, if any, currently produced by Seller (including originals to the extent retained in accordance with Seller's customary practice), it being understood and agreed that Seller may make and keep additional copies of any of the foregoing, subject to the Post-Closing Confidentiality Agreement, and shall use Commercially Reasonable Efforts to cause any such contractual restrictions on transfer to be waived or otherwise removed;
(cu)subject to Section 6.5(c), all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties specifically relating to PB3 or any of the other PB3 Assets, including the warranties, indemnities and guarantees listed or described in Schedule 2.9(i) (but excluding any indemnities contained in PB3 Excluded Contracts), other than those described in Section 2.10(m) (collectively, the "PB3 Warranties");

(cv)all claims or causes of action of Seller against third parties related to PB3 or the PB3 Business, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, to the extent arising out of or relating to the period after the Closing;
(cw)all advance payments, prepayments, prepaid expenses, deposits or the like (other than Proratable Items, the treatment of which is addressed in Section 3.6), in each case to the extent specifically related to PB3 or the PB3 Business and made by or on behalf of Seller before the Closing Date and applicable to periods on or after the Closing Date, including the items listed or described in Schedule 2.9(k) (collectively, the "PB3 Prepaid Items");
(cx)subject to Section 6.5(c), all unapplied accounts, rights, or allowances involving Emission Allowances, if any, that have been or will be granted or allocated to, or purchased for, (i) PB3, (ii) the PB3 Business or (iii) the entire Project (collectively, the "PB3 Emission Allowances"); provided, however, that, in the case of the foregoing sub-clause (iii), only the portion of such Emission Allowances allocable to PB3 or the PB3 Business shall constitute PB3 Emission Allowances;
(cy)all Intellectual Property of Seller used specifically with respect to or in connection with PB3, other than Intellectual Property Rights retained by Seller pursuant to Project Excluded Contracts or Section 2.10(h) (and, subject to Section 6.17, excluding, for the avoidance of doubt, any right to use the name of Seller or any related or similar trade name, trademark, service mark, corporate name, corporate logo or any part, derivative or combination thereof) (collectively, the "PB3 Intellectual Property Rights"); and
(cz)all rights and benefits associated with the capacity of PB3, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period after the Closing, subject to the EAI Tolling Agreement, if PB3 or PB3 Purchaser is subject to the EAI Tolling Agreement as of the Closing.
Section 2.10. PB3 Excluded Assets
. Nothing in this Agreement shall constitute or be construed as conferring on PB3 Purchaser, and PB3 Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or Contracts (collectively, the "PB3 Excluded Assets") and such assets, interests, properties, rights, licenses and Contracts shall be excluded from and shall not constitute PB3 Assets:
(da)any PB3 Tangible Personal Property or PB3 Inventory consumed or disposed of prior to the Closing in the ordinary course of business consistent with the provisions of this Agreement, including Section 6.3, any Ancillary Agreement in effect or any PPA;
(db)all of the assets, properties, rights or interests owned, used, occupied or held by or for the benefit of Seller or any Affiliate of Seller that are listed or described in Schedule 2.10(b);
(dc)all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract listed or described in Schedule 2.10(c) (collectively, the "PB3 Excluded Contracts");
(dd)(i) the Employee Plans, any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any Employee Plan, all of the rights of any member of the Entegra Group under any of the foregoing (and in particular, but without limitation, neither PB3 Purchaser nor any Affiliate of any PB3 Purchaser shall be deemed to have assumed or acquired any right to any Employee Plan by reason of any provision of this Agreement), and any data and records (or copies thereof) required to administer any Employee Plan or other benefits of any present, former or future Employee of any member of the Entegra Group (and any qualified dependent or beneficiary of any such Person) and (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any such plan, all of the rights of any Person under any of the foregoing and any data and records (or copies thereof) required to administer any such plan or other benefits of any present, former or future Employee of any Person (and any qualified dependent or beneficiary of any such Person);
(de)except to the extent constituting PB3 Assets under Section 2.9(h), the books and records of Seller and any Affiliate of Seller, including Seller's minute books, limited partnership interest books, ledger and company seal;
(df)cash, cash equivalents, bank deposits, bank accounts, securities accounts, commodities accounts, accounts and notes receivable, trade or otherwise, other than the PB3 Prepaid Items, of Seller or any Affiliate of Seller;
(dg)certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, in any such case owned (beneficially or of record) or held by Seller or any Affiliate of Seller;
(dh)all Intellectual Property Rights listed or described in Schedule 2.10(h);
(di)all rights and remedies of Seller and any Affiliate of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any Ancillary Agreement (including rights to the Purchase Price);
(dj)all refunds or credits, if any, of Taxes due to or from Seller or any Affiliate of Seller, to the extent provided hereunder;
(dk)the claims or causes of action against third parties to the extent relating to or arising under (i) the Pre-Closing Period (except to the extent expressly provided otherwise herein or in any Ancillary Agreement), (ii) any PB3 Excluded Contract or (iii) the Intellectual Property Rights listed or described in Schedule 2.10(h);
(dl)except as set forth on Schedule 2.10(l), all agreements, arrangements, commitments and other Contracts of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like;
(dm)all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties in connection with or relating to the Project to the extent relating to (i) the Pre-Closing Period, (ii) PB3 Major Maintenance Spares that are not PB3 Purchased Major Maintenance Spares, or (iii) a Project Excluded Contract or the Intellectual Property Rights listed or described in Schedule 2.10(h);
(dn)PB3 Major Maintenance Spares that are not PB3 Purchased Major Maintenance Spares;
(do)all rights and benefits associated with the capacity of PB3, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period prior to the Closing; and
(dp)any of the Purchased Assets (other than the PB3 Assets) or the Excluded Assets (other than the PB3 Assets).
Section 2.11. PB3 Assumed Liabilities
. Other than any of the following liabilities that would not have arisen but for a breach by Seller of its representations set forth in Article IV or any of its covenants set forth in Article VI that has given rise to a PB3 Purchaser Claim (except to the extent resulting from any violation, breach or default by, or waiver or extension given by or to, PB3 Purchaser), upon the Closing, PB3 Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, the following, and only the following, liabilities and obligations (collectively, the "PB3 Assumed Liabilities"):
(dq)any liability or obligation arising out of or related to the performance or non-performance by PB3 Purchaser or any Affiliate of PB3 Purchaser after the Closing of any PB3

Contract, Purchased License or PB3 Permit, including any breach by PB3 Purchaser or any Affiliate of PB3 Purchaser of, default by PB3 Purchaser or any Affiliate of PB3 Purchaser under, or waiver or extension given by or to PB3 Purchaser or any Affiliate of PB3 Purchaser with respect to the performance of, any covenant, representation, term or other provision of any of the PB3 Contracts, Purchased Licenses or PB3 Permits, to the extent not resulting from any violation, breach or default by, or waiver or extension given by or to, Seller or any Affiliate of Seller;
(dr)any liability or obligation in respect of any cost that is the responsibility of PB3 Purchaser under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which PB3 Purchaser is responsible under Section 3.6;
(ds)any liability or obligation in respect of any Action in respect of the PB3 Assets to the extent arising out of events, facts or circumstances (i) first occurring after the Closing or (ii) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives;
(dt)any liability or obligation arising out of or related to or associated with (i) PB3 Purchaser's employment of Project Employees hired by PB3 Purchaser to the extent arising on or after any such Project Employee's employment by PB3 Purchaser or (ii) any violation of Law by PB3 Purchaser in connection with its hiring process for any Project Employees, regardless of when such liability or obligation arises (and, for the avoidance of doubt, to the extent the same are not derivative of any liability or obligation of any member of the Entegra Group);
(du)any liability or obligation (i) with respect to any Tax for which PB3 Purchaser is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending on or after the Closing (or any other assets, properties, rights or interests associated, at any time after the Closing, with the Business), except for Taxes for which Seller is liable under Section 6.2 or Section 6.10, or (iii) for which PB3 Purchaser is primarily liable (as opposed to another Purchaser) under any Contract the primary purpose of which relates to Taxes; and
(dv)any liability or obligation relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) (x) first occurring after the Closing or (y) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives and, in either case, arising out of the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets after the Closing, including (i) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from PB3 at any time after the Closing, (ii) compliance or non-compliance with Laws (including Environmental Laws) or Permits after the Closing, including fines, penalties, charges, and costs, and interest thereon, (iii) any Environmental Condition, Environmental Claim or Environmental Liability in each case arising from conditions existing or events, facts or circumstances (A) first occurring after the Closing or (B) occurring after the Closing to the extent any such Environmental Condition, Environmental Claim or Environmental Liability that existed as of the Closing Date and is exacerbated by any act by or omission of any Person other than Seller or any of its Affiliates or their respective Representatives and (iv) any liability or obligation representing indebtedness for money borrowed (or any refinancing thereof) in respect of PB3 incurred after the Closing.
Section 2.12. PB3 Excluded Liabilities
. Except for the PB3 Assumed Liabilities and other than to the extent constituting an Assumed Liability for a Purchaser other than PB3 Purchaser, Seller shall retain, and PB3 Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any liability or obligation of Seller or any Affiliate of Seller, whether or not of, associated with, or arising from any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown, accrued or unaccrued, carried on or off of the books and records of Seller or any Affiliate of Seller, tangible or intangible (collectively, the "PB3 Excluded Liabilities"), including:
(dw)any liability or obligation to the extent relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) occurring or existing at any time prior to the Closing and to the extent arising out of any of the following (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted): (i) the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets, including (A) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Project, (B) compliance or non-compliance with Laws (including Environmental Laws) or Permits, including fines, penalties, charges, and costs, and interest thereon, (C) any Environmental Condition, Environmental Claim or Environmental Liability and (D) any obligation or liability representing indebtedness for money borrowed (or any refinancing thereof) or (ii) any other business, undertaking, or activity of Seller, any Affiliate of Seller, or any present or former owner (including any Predecessor-in-Interest) or operator of the Project or any of the other Purchased Assets;
(dx)any liability or obligation to the extent arising out of or related to the performance or non-performance by Seller or any Affiliate of Seller prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Contract or Permit, including any breach by Seller or any Affiliate of Seller of, default by Seller or any Affiliate of Seller under, or waiver or extension given by or to Seller or any Affiliate of Seller with respect to the performance of, any covenant, representation, term or other provision of any of the Purchased Contracts, Purchased Licenses or Purchased Permits and that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged prior to the Closing;
(dy)except as otherwise provided in Section 6.5(a), any liability or obligation of Seller or any Affiliate of Seller to the extent incurred in connection with obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchasers or the consummation of the Transactions hereunder;
(dz)any liability or obligation of Seller or any Affiliate of Seller in respect of the pending or threatened Actions set forth (or that should have been set forth) in Schedule 4.6 and the facts and circumstances relating to such matters;
(ea)any liability or obligation (i) with respect to any Tax for which Seller or any Affiliate of Seller is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending prior to the Closing (regardless of when any claims arising therefrom or relating thereto mature or are asserted) (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business), except for Taxes for which PB3 Purchaser is liable under Section 6.2 or Section 6.10, or (iii) for which Seller or any Affiliate of Seller is primarily liable under any Contract the principal purpose of which relates to Taxes;
(eb)other than those liabilities or obligations to the extent created directly by the actions of PB3 Purchaser or any Affiliate of PB3 Purchaser (and, for the avoidance of doubt, that are not derivative of any liabilities or obligations of any member of the Entegra Group) or that otherwise specifically constitute Assumed Liabilities under Section 2.11(d), any liability or obligation to, or relating to or arising out of (i)(x) any Employee Plan or Contract; (y) compensation, severance benefits, vacation pay, continuation coverage, expenses, or any other similar type claim arising under Law relating to employment or service as a consultant or independent contractor during any period prior to the Closing or as a result of the consummation of the Transactions or (z) any Collective Bargaining Agreement or collective bargaining, labor or labor relations Law; or (ii) the service or employment (or termination thereof) of, any present, former or future Employee (at any time with respect to any such Person who does not become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transaction and, with respect to any such Person who does become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transactions, at any time prior to such individual's effective date of hire by any Purchaser or Affiliate of any Purchaser), consultant or independent contractor, or Representative of any member of the Entegra Group, or to any spouse, former spouse, child, dependent, or other beneficiary of such Person, including any liability or obligation related to, arising out of or with respect to (1) any event, fact, omission, circumstance, occurrence or exposure (or set of events, facts, omissions, circumstances, occurrences or exposures), in each case whenever any claims arising therefrom or relating thereto mature or are asserted; (2) the withholding or payment of any federal, state or local income, employment, unemployment, or other Tax; (3) employment, compensation, wage and hour matters, equal employment opportunity, affirmative action, discrimination, retaliation, tort, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA; (4) any workers' compensation or any other employee health, accident, disability or safety claim; (5) any action (including any action taken in connection with the consummation of the Transactions) that is or could be construed as a plant closing or mass layoff under the WARN Act or any similar state law; or (6) any failure to properly classify any Employee as exempt or non-exempt or any individual as a consultant or independent contractor;
(ec)(i) the Employee Plans, any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith, (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith and (iii) any Controlled Group Liabilities (together with the liabilities described in Section 2.12(f), the “PB3 Excluded Employee Liabilities”);
(ed)any liability or obligation in respect of any cost that is the responsibility of Seller or any Affiliate of Seller under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which Seller is responsible under Section 3.6; and
(ee)any liability or obligation to the extent relating to any Excluded Asset or other asset that is not a PB3 Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.
Section 2.13. PB4 Assets
. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller, or, in the case of the IDA Bond Property, either Seller or Union County, Arkansas, as applicable, shall sell, convey, assign, transfer and deliver to PB4 Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and PB4 Purchaser shall purchase and acquire from (x) Seller, all of the right, title and interest of Seller in and to the assets, interests, properties, rights, licenses and contracts, of every kind, character and nature, whether real, personal, or mixed, fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried on or off the books and records of Seller, and wherever situated, specifically relating to, PB4 or the PB4 Business, as in existence on the Effective Date and any additions thereto on or before the Closing Date, and (y) with respect to the IDA Bond Property only, Union County, Arkansas, if applicable but in each case excluding the PB4 Excluded Assets and, for the avoidance of doubt, the PB1 Purchased Assets, the PB2 Purchased Assets, the PB3 Purchased Assets and the Common Facilities Assets (collectively, the "PB4 Assets"). The PB4 Assets include:

(ef)(i) all parcels of real property and fee simple interests identified in the drawing attached as Part I of Schedule 2.13(a), (ii) all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the foregoing subparts (i) and (ii) collectively, the "PB4 Owned Real Property") and (iii) each parcel of real property subject to the IDA Lease Agreement and identified in the drawing attached as Part II of Schedule 2.13(a) (the "PB4 IDA Bond Real Property");
(eg)all real property leasehold estates of Seller (other than the PB4 IDA Bond Real Property) identified in the drawing attached as Schedule 2.13(b), and all appurtenances thereto, together with all buildings, leasehold improvements, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the "PB4 Leased Real Property");
(eh)all licenses, rights-of-way, servitudes, easements and other similar real property interests appurtenant to or specifically benefiting the PB4 Owned Real Property, the PB4 Leased Real Property or the PB4 IDA Bond Real Property and easements in gross, held by Seller as well as the right, by way of license, right-of-way, servitude, easement, or similar right or instrument, to permit access to PB4 or to locate or operate the PB4 Business, including those described in Schedule 2.13(c) (collectively, the "PB4 Easements");
(ei)all tangible personal property and other property (other than the PB4 IDA Bond Real Property) specifically related to PB4 and subject to the IDA Lease Agreement (the "PB4 IDA Bond Other Property"), all machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters and metering equipment, PB4 Leased Personal Property, PB4 Purchased Major Maintenance Spares and other tangible movable property that is located on the PB4 Real Property and specifically related to PB4, or acquired by Seller specifically for use or consumption at PB4, that is not PB4 Inventory, including such assets that are temporarily off-site for repair or other purposes, such assets being shipped to Seller or any Affiliate of Seller, and assets housed or kept at any Off-Site Real Property, and including the property listed or described in Schedule 2.13(d) (collectively, the "PB4 Tangible Personal Property");
(ej)all Inventory dedicated for use or consumption specifically for PB4, including the Inventory listed or described in Schedule 2.13(e) (collectively, the "PB4 Inventory");
(ek)subject to Section 2.14(c) and Section 6.5(c), all Contracts (i) listed or described in Schedule 2.13(f) (including all Contracts added to Schedule 2.13(f) between the Effective Date and the Closing Date with the written consent of PB4 Purchaser) and (ii) entered into by Seller after the Effective Date and prior to the Closing Date in the ordinary course of business consistent with past practices and added to Schedule 2.13(f) by Seller (x) under which the aggregate payments by PB4 Purchaser under such Contract will be $500,000 or less; (y) that are terminable on thirty (30)-days' notice or less without penalty and under which PB4 Purchaser would not be required or reasonably expected to spend more than $100,000 in any such thirty (30)-day notice period or (z) pursuant to which Seller purchases Inventory that replaces PB4 Inventory used by Seller between the Effective Date and the Closing in the ordinary course of business consistent with past practices and in accordance with the terms of this Agreement, it being understood that, for purposes of clauses (ii)(x), (y) and (z), each individual purchase order shall be deemed a Contract (as opposed to the corresponding master agreement) and that the aggregate amount of the payment obligations of PB4 Purchaser under the Contracts described in and permitted under clauses (ii)(x), (y) and (z) above shall not exceed $3,500,000 (collectively, the "PB4 Contracts");
(el)subject to Section 6.5(c), all Permits held or filed by Seller specifically in connection with the ownership, lease, use, operation or maintenance of PB4 or the PB4 Business, including those listed or described in Schedule 2.13(g) (collectively, the "PB4 Permits") and all pending applications for any new Permit that would be a PB4 Permit or renewal, extension or modification of any PB4 Permit, in each case to the extent legally transferable by sale;

(em)all books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items specifically relating to PB4, any of the other PB4 Assets or the PB4 Business and owned by, or in the care, custody or control of, Seller (in each case, (x) to the extent such transfer is not prohibited by Law and (y)  absent any present restriction on such transfer), including (to the extent so specifically related) (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii)  records and files relating to any Permit, any pending application for a new Permit or any renewal, extension or modification of any Permit; (iii) emergency, accident, incident, safety and inspection reports and records, including reports submitted to the U.S. Department of Labor's Occupational Safety & Health Administration, to the extent resulting in or requiring physical changes to PB4 and not protected by a legal privilege benefiting Seller or prohibited by Law from being transferred to PB4 Purchaser; (iv) operating, maintenance, and repair logs, data sheets, reports and records; (v) vendor lists and vendor purchase orders and records; (vi) engineering design and construction drawings and plans, including as-built drawings, blueprints, and specifications; (vii) records, plans, reports, and drawings specifically relating to the PB4 Real Property; (viii) drawings in AutoCAD or similar programs, OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to PB4 Purchaser's information systems (provided, that Seller shall not be responsible for ensuring that any such records or information can be so migrated); and (ix) records of or relating to the registration, use, offering, scheduling, operation, registration, modeling, and testing of or disputes involving PB4 in MISO, and, in each case, (A) the right to use and duplicate the foregoing and (B) in a format and on a medium, if any, currently produced by Seller (including originals to the extent retained in accordance with Seller's customary practice), it being understood and agreed that Seller may make and keep additional copies of any of the foregoing, subject to the Post-Closing Confidentiality Agreement, and shall use Commercially Reasonable Efforts to cause any such contractual restrictions on transfer to be waived or otherwise removed;
(en)subject to Section 6.5(c), all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties specifically relating to PB4 or any of the other PB4 Assets, including the warranties, indemnities and guarantees listed or described in Schedule 2.13(i) (but excluding any indemnities contained in PB1 Excluded Contracts), other than those described in Section 2.14(m) (collectively, the "PB4 Warranties");
(eo)all claims or causes of action of Seller against third parties related to PB4 or the PB4 Business, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, to the extent arising out of or relating to the period after the Closing;
(ep)all advance payments, prepayments, prepaid expenses, deposits or the like (other than Proratable Items, the treatment of which is addressed in Section 3.6), in each case to the extent specifically related to PB4 or the PB4 Business and made by or on behalf of Seller before the Closing Date and applicable to periods on or after the Closing Date, including the items listed or described in Schedule 2.13(k) (collectively, the "PB4 Prepaid Items");
(eq)subject to Section 6.5(c), all unapplied accounts, rights, or allowances involving Emission Allowances, if any, that have been or will be granted or allocated to, or purchased for, (i) PB4, (ii) the PB4 Business or (iii) the entire Project (collectively, the "PB4 Emission Allowances"); provided, however, that, in the case of the foregoing sub-clause (iii), only the portion of such Emission Allowances allocable to PB4 or the PB4 Business shall constitute PB4 Emission Allowances;
(er)all Intellectual Property of Seller used specifically with respect to or in connection with PB4, other than Intellectual Property Rights retained by Seller pursuant to Project Excluded Contracts or Section 2.14(h) (and, subject to Section 6.17, excluding, for the avoidance of doubt, any right to use the name of Seller or any related or similar trade name, trademark, service mark, corporate name, corporate logo or any part, derivative or combination thereof) (collectively, the "PB4 Intellectual Property Rights"); and

(es)all rights and benefits associated with the capacity of PB4, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period after the Closing, subject to the EAI Tolling Agreement, if PB4 or PB4 Purchaser is subject to the EAI Tolling Agreement as of the Closing.
Section 2.14. PB4 Excluded Assets
. Nothing in this Agreement shall constitute or be construed as conferring on PB4 Purchaser, and PB4 Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or Contracts (collectively, the "PB4 Excluded Assets") and such assets, interests, properties, rights, licenses and Contracts shall be excluded from and shall not constitute PB4 Assets:
(et)any PB4 Tangible Personal Property or PB4 Inventory consumed or disposed of prior to the Closing in the ordinary course of business consistent with the provisions of this Agreement, including Section 6.3, any Ancillary Agreement in effect or any PPA;
(eu)all of the assets, properties, rights or interests owned, used, occupied or held by or for the benefit of Seller or any Affiliate of Seller that are listed or described in Schedule 2.14(b);
(ev)all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract listed or described in Schedule 2.14(c) (collectively, the "PB4 Excluded Contracts");
(ew)(i) the Employee Plans, any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any Employee Plan, all of the rights of any member of the Entegra Group under any of the foregoing (and in particular, but without limitation, neither PB4 Purchaser nor any Affiliate of any PB4 Purchaser shall be deemed to have assumed or acquired any right to any Employee Plan by reason of any provision of this Agreement), and any data and records (or copies thereof) required to administer any Employee Plan or other benefits of any present, former or future Employee of any member of the Entegra Group (and any qualified dependent or beneficiary of any such Person) and (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any such plan, all of the rights of any Person under any of the foregoing and any data and records (or copies thereof) required to administer any such plan or other benefits of any present, former or future Employee of any Person (and any qualified dependent or beneficiary of any such Person);
(ex)except to the extent constituting PB4 Assets under Section 2.13(h), the books and records of Seller and any Affiliate of Seller, including Seller's minute books, limited partnership interest books, ledger and company seal;
(ey)cash, cash equivalents, bank deposits, bank accounts, securities accounts, commodities accounts, accounts and notes receivable, trade or otherwise, other than the PB4 Prepaid Items, of Seller or any Affiliate of Seller;
(ez)certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, in any such case owned (beneficially or of record) or held by Seller or any Affiliate of Seller;
(fa)all Intellectual Property Rights listed or described in Schedule 2.14(h);
(fb)all rights and remedies of Seller and any Affiliate of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any Ancillary Agreement (including rights to the Purchase Price);
(fc)all refunds or credits, if any, of Taxes due to or from Seller or any Affiliate of Seller, to the extent provided hereunder;
(fd)the claims or causes of action against third parties to the extent relating to or arising under (i) the Pre-Closing Period (except to the extent expressly provided otherwise herein or in any Ancillary

Agreement), (ii) any PB4 Excluded Contract or (iii) the Intellectual Property Rights listed or described in Schedule 2.14(h);
(fe)except as set forth on Schedule 2.14(l), all agreements, arrangements, commitments and other Contracts of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like;
(ff)all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties in connection with or relating to the Project to the extent relating to (i) the Pre-Closing Period, (ii) PB4 Major Maintenance Spares that are not PB4 Purchased Major Maintenance Spares, or (iii) a Project Excluded Contract or the Intellectual Property Rights listed or described in Schedule 2.14(h);
(fg)PB4 Major Maintenance Spares that are not PB4 Purchased Major Maintenance Spares;
(fh)all rights and benefits associated with the capacity of PB4, including all capacity credits (such as MISO zonal resource credits) and similar rights or benefits, all electric energy associated with and provided or to be provided from such capacity and other electric products available from or associated with such capacity, in each case, accruing with respect to the period prior to the Closing; and
(fi)any of the Purchased Assets (other than the PB4 Assets) or the Excluded Assets (other than the PB4 Assets).
Section 2.15. PB4 Assumed Liabilities
. Other than any of the following liabilities that would not have arisen but for a breach by Seller of its representations set forth in Article IV or any of its covenants set forth in Article VI that has given rise to a PB4 Purchaser Claim (except to the extent resulting from any violation, breach or default by, or waiver or extension given by or to, PB4 Purchaser), upon the Closing, PB4 Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, the following, and only the following, liabilities and obligations (collectively, the "PB4 Assumed Liabilities"):
(fj)any liability or obligation arising out of or related to the performance or non-performance by PB4 Purchaser or any Affiliate of PB4 Purchaser after the Closing of any PB4 Contract, Purchased License or PB4 Permit, including any breach by PB4 Purchaser or any Affiliate of PB4 Purchaser of, default by PB4 Purchaser or any Affiliate of PB4 Purchaser under, or waiver or extension given by or to PB4 Purchaser or any Affiliate of PB4 Purchaser with respect to the performance of, any covenant, representation, term or other provision of any of the PB4 Contracts, Purchased Licenses or PB4 Permits, to the extent not resulting from any violation, breach or default by, or waiver or extension given by or to, Seller or any Affiliate of Seller;
(fk)any liability or obligation in respect of any cost that is the responsibility of PB4 Purchaser under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which PB4 Purchaser is responsible under Section 3.6;
(fl)any liability or obligation in respect of any Action in respect of the PB4 Assets to the extent arising out of events, facts or circumstances (i) first occurring after the Closing or (ii) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by any Person other than Seller or any of its Affiliates or their respective Representatives;
(fm)any liability or obligation arising out of or related to or associated with (i) PB4 Purchaser's employment of Project Employees hired by PB4 Purchaser to the extent arising on or after any such Project Employee's employment by PB4 Purchaser or (ii) any violation of Law by PB4 Purchaser in connection with its hiring process for any Project Employees, regardless of when such liability or obligation arises (and, for the avoidance of doubt, to the extent the same are not derivative of any liability or obligation of any member of the Entegra Group);

(fn)any liability or obligation (i) with respect to any Tax for which PB4 Purchaser is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending on or after the Closing (or any other assets, properties, rights or interests associated, at any time after the Closing, with the Business), except for Taxes for which Seller is liable under Section 6.2 or Section 6.10, or (iii) for which PB4 Purchaser is primarily liable (as opposed to another Purchaser) under any Contract the primary purpose of which relates to Taxes; and
(fo)any liability or obligation relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) (x) first occurring after the Closing or (y) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliiates or their respective Representatives and, in either case, arising out of the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets after the Closing, including (i) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from PB4 at any time after the Closing, (ii) compliance or non-compliance with Laws (including Environmental Laws) or Permits after the Closing, including fines, penalties, charges, and costs, and interest thereon, (iii) any Environmental Condition, Environmental Claim or Environmental Liability in each case arising from conditions existing or events, facts or circumstances (A) first occurring after the Closing or (B) occurring after the Closing to the extent any such Environmental Condition, Environmental Claim or Environmental Liability that existed as of the Closing Date and is exacerbated by any act by or omission of any Person other than Seller or any of its Affiliates or their respective Representatives and (iv) any liability or obligation representing indebtedness for money borrowed (or any refinancing thereof) in respect of PB4 incurred after the Closing.
Section 2.16. PB4 Excluded Liabilities
. Except for the PB4 Assumed Liabilities and other than to the extent constituting an Assumed Liability for a Purchaser other than PB4 Purchaser, Seller shall retain, and PB4 Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any liability or obligation of Seller or any Affiliate of Seller, whether or not of, associated with, or arising from any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown, accrued or unaccrued, carried on or off of the books and records of Seller or any Affiliate of Seller, tangible or intangible (collectively, the "PB4 Excluded Liabilities"), including:
(fp)any liability or obligation to the extent relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) occurring or existing at any time prior to the Closing and to the extent arising out of any of the following (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted): (i) the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets, including (A) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Project, (B) compliance or non-compliance with Laws (including Environmental Laws) or Permits, including fines, penalties, charges, and costs, and interest thereon, (C) any Environmental Condition, Environmental Claim or Environmental Liability and (D) any obligation or liability representing indebtedness for money borrowed (or any refinancing thereof) or (ii) any other business, undertaking, or activity of Seller, any Affiliate of Seller, or any present or former owner (including any Predecessor-in-Interest) or operator of the Project or any of the other Purchased Assets;

(fq)any liability or obligation to the extent arising out of or related to the performance or non-performance by Seller or any Affiliate of Seller prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Contract or Permit, including any breach by Seller or any Affiliate of Seller of, default by Seller or any Affiliate of Seller under, or waiver or extension given by or to Seller or any Affiliate of Seller with respect to the performance of, any covenant, representation, term or other provision of any of the Purchased Contracts, Purchased Licenses or Purchased Permits and that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged prior to the Closing;
(fr)except as otherwise provided in Section 6.5(a), any liability or obligation of Seller or any Affiliate of Seller to the extent incurred in connection with obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchasers or the consummation of the Transactions hereunder;
(fs)any liability or obligation of Seller or any Affiliate of Seller in respect of the pending or threatened Actions set forth (or that should have been set forth) in Schedule 4.6 and the facts and circumstances relating to such matters;
(ft)any liability or obligation (i) with respect to any Tax for which Seller or any Affiliate of Seller is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending prior to the Closing (regardless of when any claims arising therefrom or relating thereto mature or are asserted) (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business), except for Taxes for which PB4 Purchaser is liable under Section 6.2 or Section 6.10, or (iii) for which Seller or any Affiliate of Seller is primarily liable under any Contract the principal purpose of which relates to Taxes;
(fu)other than those liabilities or obligations to the extent created directly by the actions of PB4 Purchaser or any Affiliate of PB4 Purchaser (and, for the avoidance of doubt, that are not derivative of any liabilities or obligations of any member of the Entegra Group) or that otherwise specifically constitute Assumed Liabilities under Section 2.15(d), any liability or obligation to, or relating to or arising out of (i)(x) any Employee Plan or Contract; (y) compensation, severance benefits, vacation pay, continuation coverage, expenses, or any other similar type claim arising under Law relating to employment or service as a consultant or independent contractor during any period prior to the Closing or as a result of the consummation of the Transactions or (z) any Collective Bargaining Agreement or collective bargaining, labor or labor relations Law; or (ii) the service or employment (or termination thereof) of, any present, former or future Employee (at any time with respect to any such Person who does not become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transaction and, with respect to any such Person who does become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transactions, at any time prior to such individual's effective date of hire by any Purchaser or Affiliate of any Purchaser), consultant or independent contractor, or Representative of any member of the Entegra Group, or to any spouse, former spouse, child, dependent, or other beneficiary of such Person, including any liability or obligation related to, arising out of or with respect to (1) any event, fact, omission, circumstance, occurrence or exposure (or set of events, facts, omissions, circumstances, occurrences or exposures), in each case whenever any claims arising therefrom or relating thereto mature or are asserted; (2) the withholding or payment of any federal, state or local income, employment, unemployment, or other Tax; (3) employment, compensation, wage and hour matters, equal employment opportunity, affirmative action, discrimination, retaliation, tort, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA; (4) any workers' compensation or any other employee health, accident, disability or safety claim; (5) any action (including any action taken in connection with the consummation of the Transactions)

that is or could be construed as a plant closing or mass layoff under the WARN Act or any similar state law; or (6) any failure to properly classify any Employee as exempt or non-exempt or any individual as a consultant or independent contractor;
(fv)(i) the Employee Plans, any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith, (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith and (iii) any Controlled Group Liabilities (together with the liabilities described in Section 2.16(f), the “PB4 Excluded Employee Liabilities”);
(fw)any liability or obligation in respect of any cost that is the responsibility of Seller or any Affiliate of Seller under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which Seller is responsible under Section 3.6; and
(fx)any liability or obligation to the extent relating to any Excluded Asset or other asset that is not a PB4 Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.
Section 2.17. Common Facilities Assets
. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller, or, in the case of the IDA Bond Property, either Seller or Union County, Arkansas, as applicable, shall sell, convey, assign, transfer and deliver to each Project Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances and each Project Purchaser shall purchase and acquire from (x) Seller, such Project Purchaser's Undivided Pro Rata Percentage in all of the right, title and interest of Seller in and to the assets, interests, properties, rights, licenses and contracts, of every kind, character and nature, whether real, personal, or mixed, fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried on or off the books and records of Seller, and wherever situated, specifically relating to the Project or the Business, but not specifically to a Power Block, as in existence on the Effective Date and any additions thereto on or before the Closing Date, and (y) with respect to the IDA Bond Property only, Union County, Arkansas, if applicable, but in each case excluding the Common Facilities Excluded Assets and, for the avoidance of doubt, the Power Block Purchased Assets (collectively, the "Common Facilities Assets"). The Common Facilities Assets include:
(fy)(i) all parcels of real property and fee simple interests, identified in the drawing attached as Part I of Schedule 2.17(a), (ii) all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the foregoing subparts (i) and (ii) collectively, the "Common Facilities Owned Real Property") and (iii) each parcel of real property subject to the IDA Lease Agreement and identified in the drawing attached as Part II of Schedule 2.17(a) (the "Common Facilities IDA Bond Real Property");
(fz)all real property leasehold estates of Seller (other than the Common Facilities IDA Bond Real Property) identified in the drawing attached as Schedule 2.17(b), and all appurtenances thereto, together with all buildings, leasehold improvements, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (collectively, the "Common Facilities Leased Real Property");
(ga)all licenses, rights-of-way, servitudes, easements and other similar real property interests appurtenant to or specifically benefiting the Common Facilities Owned Real Property, the Common Facilities Leased Real Property or the Common Facilities IDA Bond Real Property and easements in gross, held by Seller as well as the right, by way of license, right-of-way, servitude, easement, or similar right or instrument, to permit access to the Common Facilities Assets or to locate or operate the Business, including those described in Schedule 2.17(c) (collectively, the "Common Facilities Easements");

(gb)all tangible personal property and other property (other than the Common Facilities IDA Bond Real Property) specifically related to the Project, but not specifically to a Power Block, and subject to the IDA Lease Agreement (the "Common Facilities IDA Bond Other Property"), all machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters and metering equipment, Common Facilities Leased Personal Property, Common Facilities Purchased Major Maintenance Spares and other tangible movable property that is located on the Common Facilities Real Property and specifically related to more than one Power Block, or acquired by Seller specifically for use or consumption by the Common Facilities Assets and that is not Common Facilities Inventory, including such assets that are temporarily off-site for repair or other purposes, such assets being shipped to Seller or any Affiliate of Seller, and assets housed or kept at any Off-Site Real Property, and including the property listed or described in Schedule 2.17(d) (collectively, the "Common Facilities Tangible Personal Property");
(gc)all Inventory dedicated for use or consumption specifically for the Project other than the Power Block Inventory, including the Inventory listed or described in Schedule 2.17(e) (collectively, the "Common Facilities Inventory");
(gd)subject to Section 2.18(c) and Section 6.5(c), all Contracts (i) listed or described in Schedule 2.17(f) (including all Contracts added to Schedule 2.17(f) between the Effective Date and the Closing Date with the written consent of Purchasers) and (ii) entered into by Seller after the Effective Date and prior to the Closing Date in the ordinary course of business consistent with past practices and added to Schedule 2.17(f) by Seller (x) under which the aggregate payments by Purchasers under such Contract will be $500,000 or less; (y) that are terminable on thirty (30)-days' notice or less without penalty and under which Purchasers would not be required or reasonably expected to spend more than $100,000 in any such thirty (30)-day notice period or (z) pursuant to which Seller purchases Inventory that replaces Common Facilities Inventory used by Seller between the Effective Date and the Closing in the ordinary course of business consistent with past practices and in accordance with the terms of this Agreement, it being understood that, for purposes of clauses (ii)(x), (y) and (z), each individual purchase order shall be deemed a Contract (as opposed to the corresponding master agreement) and that the aggregate amount of the payment obligations of Purchasers under the Contracts described in and permitted under clauses (ii)(x), (y) and (z) above shall not exceed $3,500,000 (collectively, the "Common Facilities Contracts");
(ge)subject to Section 6.5(c), all Permits held or filed by Seller specifically in connection with the ownership, lease, use, operation or maintenance of the Project or the Business, other than Power Block Permits, including those listed or described in Schedule 2.17(g) (collectively, the "Common Facilities Permits") and all pending applications for any new Permit that would be a Common Facilities Permit or renewal, extension or modification of any Common Facilities Permit, in each case to the extent legally transferable by sale;
(gf)all books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items specifically relating to the Project, any of the Common Facilities Assets or the Business, other than those constituting Power Block Purchased Assets, and owned by, or in the care, custody or control of, Seller (in each case, (x) to the extent such transfer is not prohibited by Law and (y) absent any present restriction on such transfer), including (to the extent so specifically related): (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii)  records and files relating to any Permit, any pending application for a new Permit or any renewal, extension or modification of any Permit; (iii) emergency, accident, incident, safety and inspection reports and records, including reports submitted to the U.S. Department of Labor's Occupational Safety & Health Administration, to the extent resulting in or requiring physical changes to the Common Facilities Assets and not protected by a legal privilege benefiting Seller or prohibited by Law from being transferred to Purchasers; (iv) operating, maintenance, and repair logs, data sheets, reports and records; (v) vendor lists and vendor purchase orders and records; (vi) engineering design and construction drawings and plans, including as-built drawings, blueprints, and specifications; (vii) records, plans, reports, and drawings specifically relating to the Common Facilities Real Property; (viii) drawings in AutoCAD or similar programs, OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to each Purchaser's information systems (provided, that Seller shall not be responsible for ensuring that any such records or information can be so migrated); and (ix) records of or relating to the registration, use, offering, scheduling, operation, registration, modeling, and testing of or disputes involving the Common Facilities Assets in MISO, and, in each case, (A) the right to use and duplicate the foregoing and (B) in a format and on a medium, if any, currently produced by Seller (including originals to the extent retained in accordance with Seller's customary practice), it being understood and agreed that Seller may make and keep additional copies of any of the foregoing, subject to the Post-Closing Confidentiality Agreement, and shall use Commercially Reasonable Efforts to cause any such contractual restrictions on transfer to be waived or otherwise removed;
(gg)subject to Section 6.5(c), all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties specifically relating to the Project or any of the Common Facilities Assets, other than the Power Block Warranties, including the warranties, indemnities and guarantees listed or described in Schedule 2.17(i) (but excluding any indemnities contained in Common Facilities Excluded Contracts), other than those described in Section 2.18(m) (collectively, the "Common Facilities Warranties");
(gh)all claims or causes of action of Seller against third parties related to the Project or the Business, other than those constituting Power Block Purchased Assets, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, to the extent arising or relating to the period after the Closing;
(gi)all advance payments, prepayments, prepaid expenses, deposits or the like (other than Proratable Items, the treatment of which is addressed in Section 3.6), in each case to the extent specifically related to the Project or the Business, other than those constituting Power Block Purchased Assets, and made by or on behalf of Seller before the Closing Date and applicable to periods on or after the Closing Date, including the items listed or described in Schedule 2.17(k) (collectively, the "Common Facilities Prepaid Items");
(gj)subject to Section 6.5(c), all unapplied accounts, rights, or allowances involving Emission Allowances, if any, that have been or will be granted or allocated to, or purchased for, more than one Power Block (collectively, the "Common Facilities Emission Allowances");
(gk)all Intellectual Property of Seller used specifically with respect to or in connection with the Project or the Business, other than (i) the Power Block Intellectual Property and (ii) Intellectual Property Rights retained by Seller pursuant to Common Facilities Excluded Contracts or Section 2.18(h) (and, subject to Section 6.17, excluding, for the avoidance of doubt, any right to use the name of Seller or any related or similar trade name, trademark, service mark, corporate name, corporate logo or any part, derivative or combination thereof) (collectively, the "Common Facilities Intellectual Property Rights"); and
(gl)all other assets, interests, properties, rights, licenses and Contracts, of every kind, nature, character and description, whether real, personal or mixed, whether fixed, contingent or otherwise, tangible or intangible, known or unknown, accrued or unaccrued, or carried or not carried on the books and records of Seller, and wherever situated, in each case primarily relating to, used by or for, or held for use by or for the Project or the Business, other than those constituting Power Block Purchased Assets, directly or indirectly, in whole or in part, as in existence on the Effective Date and any additions thereto (and subject to any deletions therefrom as permitted hereby) on or before the Closing Date.
Section 2.18. Common Facilities Excluded Assets
. Nothing in this Agreement shall constitute or be construed as conferring on any Purchaser, and no Purchaser shall be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or Contracts (collectively, the "Common Facilities

Excluded Assets") and such assets, interests, properties, rights, licenses and Contracts shall be excluded from and shall not constitute Common Facilities Assets:
(gm)any Common Facilities Tangible Personal Property or Common Facilities Inventory consumed or disposed of prior to the Closing in the ordinary course of business consistent with the provisions of this Agreement, including Section 6.3, any Ancillary Agreement in effect or any PPA;
(gn)all of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller or any Affiliate of Seller that are listed or described in Schedule 2.18(b);
(go)all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract listed or described in Schedule 2.18(c) and each other Contract entered into after the Effective Date that is not a Purchased Contract (collectively, the "Common Facilities Excluded Contracts");
(gp)(i) the Employee Plans, any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any Employee Plan, all of the rights of any member of the Entegra Group under any of the foregoing (and in particular, but without limitation, no Purchaser nor any Affiliate of any Purchaser shall be deemed to have assumed or acquired any right to any Employee Plan by reason of any provision of this Agreement), and any data and records (or copies thereof) required to administer any Employee Plan or other benefits of any present, former or future Employee of any member of the Entegra Group (and any qualified dependent or beneficiary of any such Person) and (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any funds and property held in trust or any other funding vehicle pursuant to, or any assets set aside in respect of, any such plan, all of the rights of any Person under any of the foregoing and any data and records (or copies thereof) required to administer any such plan or other benefits of any present, former or future Employee of any Person (and any qualified dependent or beneficiary of any such Person);
(gq)except to the extent constituting Common Facilities Assets under Section 2.17(h), the books and records of Seller and any Affiliate of Seller, including Seller's minute books, limited partnership interest books, ledger and company seal;
(gr)cash, cash equivalents, bank deposits, bank accounts, securities accounts, commodities accounts, accounts and notes receivable, trade or otherwise, other than the Common Facilities Prepaid Items, of Seller or any Affiliate of Seller;
(gs)certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, in any such case owned (beneficially or of record) or held by Seller or any Affiliate of Seller;
(gt)all Intellectual Property Rights listed or described in Schedule 2.18(h);
(gu)all rights and remedies of Seller and any Affiliate of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any Ancillary Agreement (including rights to the Purchase Price);
(gv)all refunds or credits, if any, of Taxes due to or from Seller or any Affiliate of Seller, to the extent provided hereunder;
(gw)the claims or causes of action against third parties to the extent relating to or arising under (i) the Pre-Closing Period (except to the extent expressly provided otherwise herein or in any Ancillary Agreement), (ii) any Common Facilities Excluded Contract or (iii) the Intellectual Property Rights listed or described in Schedule 2.18(h);
(gx)except as set forth on Schedule 2.18(l), all agreements, arrangements, commitments and other Contracts of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like;

(gy)all unexpired warranties, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties in connection with or relating to the Project to the extent relating to (i) the Pre-Closing Period, (ii) Common Facilities Major Maintenance Spares that are not Common Facilities Purchased Major Maintenance Spares, or (iii) a Project Excluded Contract or the Intellectual Property Rights listed or described in Schedule 2.18(h);
(gz)Common Facilities Major Maintenance Spares that are not Common Facilities Purchased Major Maintenance Spares; and
(ha)any of the Purchased Assets (other than the Common Facilities Assets) or the Excluded Assets (other than the Common Facilities Assets).
Section 2.19. Common Facilities Assumed Liabilities
. Other than any of the following liabilities that would not have arisen but for a breach by Seller of its representations set forth in Article IV or any of its covenants set forth in Article VI that has given rise to a PB1 Purchaser Claim, PB2 Purchaser Claim, PB3 Purchaser Claim or PB4 Purchaser Claim (except to the extent resulting from any violation, breach or default by, or waiver or extension given by or to, a Project Purchaser), upon the Closing, each Project Purchaser shall assume, and shall thereafter pay, perform, and discharge as and when due, such Project Purchaser's Undivided Pro Rata Percentage in the following, and only the following, liabilities and obligations, in each case, solely as allocable to the Common Facilities Assets (collectively, the "Common Facilities Assumed Liabilities"):
(hb)any liability or obligation arising out of or related to the performance or non-performance by any Project Purchaser or any Affiliate of any Project Purchaser after the Closing of any Common Facilities Contract, Purchased License or Common Facilities Permit, including any breach by any Project Purchaser or any Affiliate of any Project Purchaser of, default by any Project Purchaser or any Affiliate of any Project Purchaser under, or waiver or extension given by or to any Project Purchaser or any Affiliate of any Project Purchaser with respect to the performance of, any covenant, representation, term or other provision of any of the Common Facilities Contracts, Purchased Licenses or Common Facilities Permits, to the extent not resulting from any violation, breach or default by, or waiver or extension given by or to, Seller or any Affiliate of Seller;
(hc)any liability or obligation in respect of any cost that is the responsibility of any Project Purchaser under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which any Project Purchaser is responsible under Section 3.6;
(hd)any liability or obligation in respect of any Action in respect of the Common Facilities Assets to the extent arising out of events, facts or circumstances (i) first occurring after the Closing or (ii) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives;
(he)any liability or obligation arising out of or related to or associated with (i) any Project Purchaser's employment of Project Employees hired by any Project Purchaser to the extent arising on or after any such Project Employee's employment by such Project Purchaser or (ii) any violation of Law by any Project Purchaser in connection with its hiring process for any Project Employees, regardless of when such liability or obligation arises (and, for the avoidance of doubt, to the extent the same are not derivative of any liability or obligation of any member of the Entegra Group);
(hf)any liability or obligation (i) with respect to any Tax for which any Project Purchaser is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Common Facilities Assets during any period or portion thereof ending on or after the Closing (or any other assets, properties, rights or interests associated, at any time after the Closing, with the Business), except for Taxes for which Seller is liable under Section 6.2 or Section 6.10, or (iii) for which a Project Purchaser is primarily liable (as opposed to another Purchaser) under any Contract the primary purpose of which relates to Taxes; and
(hg)any liability or obligation relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) (x) first occurring after the Closing or (y) occurring after the Closing to the extent any such liability or obligation existed as of the Closing Date and is exacerbated by the acts or omissions of any Person other than Seller or any of its Affiliates or their respective Representatives and, in either case, arising out of the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets after the Closing, including (i) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Common Facilities Assets at any time after the Closing, (ii) compliance or non-compliance with Laws (including Environmental Laws) or Permits after the Closing, including fines, penalties, charges, and costs, and interest thereon, (iii) any Environmental Condition, Environmental Claim or Environmental Liability in each case arising from conditions existing or events, facts or circumstances (A) first occurring after the Closing or (B) occurring after the Closing to the extent any such Environmental Condition, Environmental Claim or Environmental Liability existed as of the Closing Date and is exacerbated by any act by or omission of any Person other than Seller or any of its Affiliates or their respective Representatives and (iv) any liability or obligation representing indebtedness for money borrowed (or any refinancing thereof) in respect of the Common Facilities Assets incurred after the Closing.
Section 2.20. Common Facilities Excluded Liabilities
. Except for the Common Facilities Assumed Liabilities (which, notwithstanding anything to the contrary herein, shall not include any Excluded Employee Liabilities), Seller shall retain, and no Project Purchaser shall assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any liability or obligation of Seller or any Affiliate of Seller, whether or not of, associated with, or arising from any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown, accrued or unaccrued, carried on or off of the books and records of Seller or any Affiliate of Seller, tangible or intangible (collectively, the "Common Facilities Excluded Liabilities"), including:
(hh)any liability or obligation to the extent relating to, based in whole or in part on any event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) occurring or existing at any time prior to the Closing and to the extent arising out of, any of the following (in each case regardless of when any claims arising therefrom or relating thereto mature or are asserted): (i) the financing, ownership, lease, possession, use, operation, repair, maintenance, or replacement of the Project or any of the Purchased Assets, including (A) the delivery, receipt, movement, use, sale, conveyance, transfer, removal or disposal of any fuel, power (including any ancillary service), water, waste or any other Purchased Asset (or any Excluded Asset, including former assets) to or from the Project, (B) compliance or non-compliance with Laws (including Environmental Laws) or Permits, including fines, penalties, charges, and costs, and interest thereon, (C) any Environmental Condition, Environmental Claim or Environmental Liability, and (D) any obligation or liability representing indebtedness for money borrowed (or any refinancing thereof) or (ii) any other business, undertaking, or activity of Seller, any Affiliate of Seller, or any present or former owner (including any Predecessor-in-Interest) or operator of the Project or any of the other Purchased Assets;
(hi)any liability or obligation to the extent arising out of or related to the performance or non-performance by Seller or any Affiliate of Seller prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Common Facilities Contract or Common Facilities Permit, including any breach by Seller or any Affiliate of Seller of, default by Seller or any Affiliate of Seller under, or waiver or extension given by or to Seller or any Affiliate of Seller with respect to the performance of, any covenant, representation, term or other provision of any of the Purchased Contracts, Purchased Licenses or Purchased Permits and that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged prior to the Closing;
(hj)except as otherwise provided in Section 6.5(a), any liability or obligation of Seller or any Affiliate of Seller to the extent incurred in connection with obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchasers or the consummation of the Transactions hereunder;
(hk)any liability or obligation of Seller or any Affiliate of Seller in respect of the pending or threatened Actions set forth (or that should have been set forth) in Schedule 4.6 and the facts and circumstances relating to such matters;
(hl)any liability or obligation (i) with respect to any Tax for which Seller or any Affiliate of Seller is responsible or liable under Section 6.2 or Section 6.10, (ii) with respect to any Tax attributable or allocable to the ownership, lease, possession, use, operation, repair, maintenance, or replacement of any of the Purchased Assets during any period or portion thereof ending prior to the Closing (regardless of when any claims arising therefrom or relating thereto mature or are asserted) (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business), except for Taxes for which a Project Purchaser is liable under Section 6.2, or (iii) for which Seller or any Affiliate of Seller is liable under any Contract providing for the allocation, indemnification or sharing of Taxes;
(hm)other than those liabilities or obligations to the extent created directly by the actions of a Project Purchaser or any Affiliate of a Project Purchaser (and, for the avoidance of doubt, that are not derivative of any liabilities or obligations of any member of the Entegra Group) or that otherwise specifically constitute Assumed Liabilities under Section 2.19(d), any liability or obligation to, or relating to or arising out of (i)(x) any Employee Plan or Contract; (y) compensation, severance benefits, vacation pay, continuation coverage, expenses, or any other similar type claim arising under Law relating to employment or service as a consultant or independent contractor during any period prior to the Closing or as a result of the consummation of the Transactions or (z) any Collective Bargaining Agreement or collective bargaining, labor or labor relations Law; or (ii) the service or employment (or termination thereof) of, any present, former or future Employee (at any time with respect to any such Person who does not become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transaction and, with respect to any such Person who does become an employee of any Purchaser or Affiliate of any Purchaser in connection with the Transactions, at any time prior to such individual's effective date of hire by any Purchaser or Affiliate of any Purchaser), consultant or independent contractor, or Representative of any member of the Entegra Group, or to any spouse, former spouse, child, dependent, or other beneficiary of such Person, including any liability or obligation related to, arising out of or with respect to (1) any event, fact, omission, circumstance, occurrence or exposure (or set of events, facts, omissions, circumstances, occurrences or exposures), in each case whenever any claims arising therefrom or relating thereto mature or are asserted; (2) the withholding or payment of any federal, state or local income, employment, unemployment, or other Tax; (3) employment, compensation, wage and hour matters, equal employment opportunity, affirmative action, discrimination, retaliation, tort, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA; (4) any workers' compensation or any other employee health, accident, disability or safety claim; (5) any action (including any action taken in connection with the consummation of the Transactions) that is or could be construed as a plant closing or mass layoff under the WARN Act or any similar state law; or (6) any failure to properly classify any Employee as exempt or non-exempt or any individual as a consultant or independent contractor;
(hn)(i) the Employee Plans, any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith, (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions), any related trust or funding vehicle and any and all obligations, costs, expenses, claims and liabilities arising thereunder or in connection therewith and (iii) any Controlled Group Liabilities (together with the liabilities described in Section 2.20(f), the “Common Facilities Excluded Employee Liabilities”);
(ho)any liability or obligation in respect of any cost that is the responsibility of Seller or any Affiliate of Seller under this Agreement or any Ancillary Agreement, including the portion of any Proratable Item for which Seller is responsible under Section 3.6; and
(hp)any liability or obligation to the extent relating to any Excluded Asset or other asset that is not a Common Facilities Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.
Section 2.21. Option to Purchase Major Maintenance Spares
.
(hq)In accordance with this Section 2.21, (i) PB1 Purchaser shall have the right, but not the obligation, to purchase all, but not less than all, of the PB1 Major Maintenance Spares at the Closing, (ii) PB2 Purchaser shall have the right, but not the obligation, to purchase all, but not less than all, of the PB2 Major Maintenance Spares at the Closing, (iii) PB3 Purchaser shall have the right, but not the obligation, to purchase all, but not less than all, of the PB3 Major Maintenance Spares at the Closing, (iv) PB4 Purchaser shall have the right, but not the obligation, to purchase all, but not less than all, of the PB4 Major Maintenance Spares at the Closing, and (v) the Project Purchasers shall have the right, but not the obligation, to purchase all, but not less than all, of the Common Facilities Major Maintenance Spares at the Closing.
(hr)Not earlier than one hundred forty (140) days and not later than one hundred twenty (120) days prior to the Target Closing Date, Seller shall (i) deliver to PB1 Purchaser an updated Schedule MMS-1 that reflects any replacement or substitute Major Maintenance Spare procured by Seller that is specifically related to PB1, including the book value and condition of each such Major Maintenance Spare, and removes any Major Maintenance Spare previously listed on Schedule MMS-1 that is unavailable as of the date of such update or will be unavailable as of the Closing, (ii) deliver to PB2 Purchaser an updated Schedule MMS-2 that reflects any replacement or substitute Major Maintenance Spare procured by Seller that is specifically related to PB2, including the book value and condition of each such Major Maintenance Spare, and removes any Major Maintenance Spare previously listed on Schedule MMS-2 that is unavailable as of the date of such update or will be unavailable as of the Closing, (iii) deliver to PB3 Purchaser an updated Schedule MMS-3 that reflects any replacement or substitute Major Maintenance Spare procured by Seller that is specifically related to PB3, including the book value and condition of each such Major Maintenance Spare, and removes any Major Maintenance Spare previously listed on Schedule MMS-3 that is unavailable as of the date of such update or will be unavailable as of the Closing, (iv) deliver to PB4 Purchaser an updated Schedule MMS-4 that reflects any replacement or substitute Major Maintenance Spare procured by Seller that is specifically related to PB4, including the book value and condition of each such Major Maintenance Spare, and removes any Major Maintenance Spare previously listed on Schedule MMS-4 that is unavailable as of the date of such update or will be unavailable as of the Closing and (v) deliver to each Project Purchaser an updated Schedule MMS-5 that reflects any replacement or substitute Major Maintenance Spare procured by Seller that is primarily related to the Project but not specifically related to a particular Power Block, including the book value and condition of each such Major Maintenance Spare, and removes any Major Maintenance Spare previously listed on Schedule MMS-5 that is unavailable as of the date of such update or will be unavailable as of the Closing.
(hs)Within sixty (60) days of (i) PB1 Purchaser receiving the updated Schedule MMS-1, PB1 Purchaser shall notify Seller in writing whether PB1 Purchaser desires to purchase the PB1 Major Maintenance Spares listed on the updated Schedule MMS-1 at the Closing, (ii) PB2 Purchaser receiving the updated Schedule MMS-2, PB2 Purchaser shall notify Seller in writing whether PB2 Purchaser desires to purchase the PB2 Major Maintenance Spares listed on the updated Schedule MMS-2 at the Closing, (iii) PB3 Purchaser receiving the updated Schedule MMS-3, PB3 Purchaser shall notify Seller in writing whether PB3 Purchaser desires to purchase the PB3 Major Maintenance Spares listed on the updated Schedule MMS-3 at the Closing, (iv) PB4 Purchaser receiving the updated Schedule MMS-4, PB4 Purchaser shall notify Seller in writing whether PB4 Purchaser desires to purchase the PB1 Major Maintenance Spares listed on the updated Schedule MMS-4 at the Closing, and (v) the Project Purchasers receiving the updated Schedule MMS-5, the Project Purchasers shall notify Seller in writing whether the Project Purchasers desire to purchase the Common Facilities Capital Spares listed on the updated Schedule MMS-5 at the Closing.
(ht)Any failure of (i) PB1 Purchaser to timely deliver a notice pursuant to Section 2.21(c) shall be deemed an election by PB1 Purchaser to not purchase the PB1 Major Maintenance Spares at the Closing, (ii) PB2 Purchaser to timely deliver a notice pursuant to Section 2.21(c) shall be deemed an election by PB2 Purchaser to not purchase the PB2 Major Maintenance Capital Spares at the Closing, (iii) PB3 Purchaser to timely deliver a notice pursuant to Section 2.21(c) shall be deemed an election by PB3 Purchaser to not purchase the PB3 Major Maintenance Spares at the Closing, (iv) PB4 Purchaser to timely deliver a notice pursuant to Section 2.21(c) shall be deemed an election by PB4 Purchaser to not purchase the PB4 Major Maintenance Spares at the Closing, and (v) the Project Purchasers to timely deliver a notice pursuant to Section 2.21(c) shall be deemed an election by the Project Purchasers to not purchase the Common Facilities Major Maintenance Spares at the Closing.
(hu)If (i) a Project Purchaser has notified Seller pursuant to Section 2.21(c) that such Project Purchaser desires to purchase the Major Maintenance Spares listed on the updated schedule provided to such Project Purchaser pursuant to Section 2.21(b) and (ii) after such Project Purchaser has delivered such notification and prior to the date that is thirty (30) days prior to the anticipated Closing Date any of the Major Maintenance Spares listed on such updated schedule will be unavailable as of the Closing because such Major Maintenance Spares have been incorporated into PB1, PB2, PB3 or PB4, as applicable, Seller shall deliver to such Project Purchaser an updated schedule that removes such Major Maintenance Spares from such schedule. Within twenty (20) days of such Project Purchaser receiving such updated schedule such Project Purchaser shall notify Seller in writing whether such Project Purchaser desires to purchase the Major Maintenance Spares listed on such updated schedule. Any failure of such Project Purchaser to timely deliver a notice pursuant to this Section 2.21(e) shall be deemed an election by such Project Purchaser to not purchase any of the Major Maintenance Spares listed on such updated schedule at the Closing notwithstanding any prior election of such Project Purchaser to purchase the Major Maintenance Spares listed on any prior schedule.
(hv)Notwithstanding the foregoing, (i) PB1 Purchaser may agree to purchase, and Seller may agree to sell, less than all of the PB1 Major Maintenance Spares at the Closing at a price mutually agreed to by PB1 Purchaser and Seller, (ii) PB2 Purchaser may agree to purchase, and Seller may agree to sell, less than all of the PB2 Major Maintenance Spares at the Closing at a price mutually agreed to by PB2 Purchaser and Seller, (iii) PB3 Purchaser may agree to purchase, and Seller may agree to sell, less than all of the PB3 Major Maintenance Spares at the Closing at a price mutually agreed to by PB3 Purchaser and Seller, (iv) PB4 Purchaser may agree to purchase, and Seller may agree to sell, less than all of the PB4 Major Maintenance Spares at the Closing at a price mutually agreed to by PB4 Purchaser and Seller, and (v) the Project Purchasers may agree to purchaser, and Seller may agree to sell, less than all of the Common Facilities Major Maintenance Spares at the Closing at a price mutually agreed to by Project Purchasers and Seller.
Section 2.22. Modifications to Power Block Purchasers
.
(hw)Modifications to Initial Power Block Purchasers. On or before the earliest to occur of (i) EGSL filing an application with the LPSC seeking authorization of the Transaction and cost recovery or (ii) ETI filing an application with the PUCT seeking authorization of the Transaction and cost recovery, the Purchasers may deliver a joint written notice to Seller modifying which

Purchaser will be, from and after the date of such notice (subject to the remainder of this Section 2.22 and the other terms of this Agreement), the PB1 Purchaser, the PB2 Purchaser, the PB3 Purchaser and the PB4 Purchaser; provided that in no event will (A) EGSL (subject to the remainder of this Section 2.22 and the other terms of this Agreement) or ETI be designated as more than two of the foregoing or (B) EAI be designated as more or less than one of the foregoing.
(hx)Option to Replace EAI. Seller acknowledges and agrees that, subject to the proviso in Section 6.7(h), at any time prior to the Closing Date, EGSL may replace EAI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser and/or PB4 Purchaser, as applicable, at any time prior to any automatic replacement of EAI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser and/or PB4 Purchaser, as applicable, pursuant to Section 2.22(d) (a "Section 2.22(b) Replacement"). A Section 2.22(b) Replacement shall become effective upon written notice thereof from or on behalf of EGSL or EAI to Seller.
(hy)Option to Replace ETI. Seller acknowledges and agrees that, subject to the proviso in Section 6.7(h), at any time prior to the Closing Date, EGSL may replace ETI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser and/or PB4 Purchaser, as applicable, at any time prior to any automatic replacement of ETI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser and/or PB4 Purchaser, as applicable, pursuant to Section 2.22(e) (a "Section 2.22(c) Replacement"). A Section 2.22(c) Replacement shall become effective upon written notice thereof from or on behalf of EGSL or ETI to Seller.
(hz)Obligation to Replace EAI. If EAI provides Seller and each other Purchaser written notice that any of its Purchasers' Regulatory Approvals necessary to satisfy the condition to closing set forth in Section 7.4(a) has been denied or has been granted subject to or containing any term or condition not satisfactory to EAI in its sole and absolute discretion and has not irrevocably waived the condition to closing set forth in Section 7.4(a), EGSL shall automatically, and without any further action of any Party, replace EAI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser or PB4 Purchaser, as applicable, from and after the date of such notice, and have all rights and obligations of the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser or PB4 Purchaser, as applicable, thereafter. EAI shall provide such notice to Seller and each other Purchaser promptly after any of its Purchasers' Regulatory Approvals necessary to satisfy the condition to closing set forth in Section 7.4(a) has been denied or has been granted subject to or containing any term or condition not satisfactory to EAI in its sole and absolute discretion and EAI has determined that it will not irrevocably waive the condition to closing set forth in Section 7.4(a).
(ia)Obligation to Replace ETI. If ETI provides Seller and each other Purchaser written notice that any of its Purchasers' Regulatory Approvals necessary to satisfy the condition to closing set forth in Section 7.4(a) has been denied or has been granted subject to or containing any term or condition not satisfactory to ETI in its sole and absolute discretion and has not irrevocably waived the condition to closing set forth in Section 7.4(a), EGSL shall automatically, and without any further action of any Party, replace ETI as the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser or PB4 Purchaser, as applicable, from and after the date of such notice, and have all rights and obligations of the PB1 Purchaser, PB2 Purchaser, PB3 Purchaser or PB4 Purchaser, as applicable, thereafter. ETI shall provide such notice to Seller and each other Purchaser promptly after any of its Purchasers' Regulatory Approvals necessary to satisfy the condition to closing set forth in Section 7.4(a) has been denied or has been granted subject to or containing any term or condition not satisfactory to ETI in its sole and absolute discretion and ETI has determined that it will not irrevocably waive the condition to closing set forth in Section 7.4(a).
Section 2.23. Modification to Tolling Block
. EAI acknowledges receipt of Seller's proposal pursuant to Section 3.9 of the EAI Tolling Agreement to use PB2 (the "Tolled Power Block") to provide Replacement Products (as defined in the EAI Tolling Agreement) to EAI under the EAI Tolling Agreement from and after March 1, 2015 (the "Toll Switch Date") and, subject to the satisfaction of the following conditions prior to February 14, 2015, accepts such proposal:

(ib)Seller shall have installed communications and related equipment necessary for the Tolled Power Block to be able to provide the same service currently provided by PB1, such communications and related equipment shall have been tested by Seller and such tests shall confirm that such communications and related equipment provide the same service currently provided by PB1;
(ic)MISO shall have allocated to the Tolled Power Block, and shall recognize the Tolled Power Block as having, 495 MW of NRIS from and after the Toll Switch Date;
(id)EAI shall have been granted MISO market participant status with respect to the Tolled Power Block from and after the Toll Switch Date and shall have released such status with respect to PB1 (which it hereby agrees to do upon the satisfaction of the other conditions set out in this Section 2.23);
(ie)the Tolled Power Block shall be capable of meeting all the requirements of the EAI Tolling Agreement;
(if)Seller and EAI shall have entered into an agreement in substantially the form attached hereto as Exhibit J governing the relationship of such parties as it relates to the operation, maintenance and dispatch of PB1 under the EAI Tolling Agreement; and
(ig)no Event of Default (as defined in the EAI Tolling Agreement) shall have occurred with respect to Seller under the EAI Tolling Agreement.
Section 2.24. EAI Tolling Agreement
(ih). The Parties agree that the EAI Tolling Agreement shall not constitute a Purchased Contract hereunder except following Closing solely to the extent that it is to be assigned at Closing to satisfy the conditions set forth in Sections 7.12 and 8.8.

ARTICLE III
CLOSING; PURCHASE PRICE
Section 3.1.Closing
. Subject to the terms and conditions hereof, the consummation of the Transactions (the "Closing") shall take place at the Houston office of Bracewell & Giuliani, LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, at 10:00 a.m. local time, on the tenth (10th) day following the date on which the conditions set forth in Article VII and Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist (or, if such day is not a Business Day, the immediately succeeding Business Day), or on such other date or at such other place and time as the Parties may mutually agree in writing. Notwithstanding the foregoing, if the final day of the month in which the Closing is scheduled to occur is a Business Day, the Parties shall use Commercially Reasonable Efforts to cause the Closing to occur on such day. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall be deemed to be effective for all purposes as of 11:59:59 p.m. Central Prevailing Time on the Closing Date.
Section 3.2. Seller Closing Deliverables
. At the Closing, Seller shall deliver, or cause to be delivered, to the applicable Purchaser the following items:
(a)(i) to the extent Seller elects for the IDA Bond Property to be transferred to the relevant Purchaser from Union County, Arkansas, (A) each Deed and Bill of Sale, executed by a duly authorized representative of Union County, Arkansas, pursuant to which the IDA Bond Property described therein is transferred to the relevant Purchaser, and (B) other documents properly executed by Seller or Union County, Arkansas as and to the extent contemplated by Section 6.21, and (ii) each other Ancillary Agreement to which Seller is a party, duly executed by a duly authorized representative of Seller, and each document, if any, required to be delivered to such Purchaser by Seller in accordance with the provisions of any Ancillary Agreement, duly executed by a duly authorized representative of Seller;
(b)each document required to be delivered to such Purchaser by Seller pursuant to Article VII;
(c)copies of each Seller's Consent to the extent obtained by Seller with respect to the sale and purchase of the Purchased Assets or the consummation of the Transactions, including with respect to the transfer of any Purchased Contract or Purchased License;
(d)evidence, in form and substance reasonably satisfactory to each Purchaser, demonstrating that Seller has obtained all of the Seller's Regulatory Approvals and Seller's Required Consents;
(e)Seller's Title Affidavit, in substantially the form attached hereto as Exhibit F, and any other documents and instruments that may be reasonably required by the Title Insurer in order to issue the Title Policies and the endorsements set forth on Part I of Schedule 6.2(a), in each case duly executed by a duly authorized representative of Seller; provided, that (i) there is no cost to Seller to issue any such endorsements and (ii) Seller shall not be required to incur any additional liability (including providing an additional indemnity to the Title Insurer) in order to cause the Title Insurer to issue any endorsement identified on Part I of Schedule 6.2(a) beyond the liability and indemnity obligations that Seller would otherwise have under the form of Title Affidavit attached as Exhibit F;
(f)a certificate and affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code, in substantially the form attached hereto as Exhibit G, duly executed by a duly authorized representative of Seller (or Seller's tax parent Affiliate, as applicable);
(g)the Post-Closing Confidentiality Agreement, duly executed by a duly authorized representative of Entegra TC and Seller;
(h)an assignment and assumption agreement or deed, as required by the Title Insurer, to effect an insurable transfer to each Project Purchaser all of Seller’s right, title and interest in and to the reversionary interest in favor of Seller contained in that certain Special Warranty Deed from Union Power Partners, L.P. to Quinn Water Association, Inc. filed March 30, 2007 in Book 2007 at Page 3246 in public records of Union County, Arkansas;
(i)evidence reasonably satisfactory to each Project Purchaser that the certain Declaration by Grantee of No Objection and Agreement dated August 31, 2000, by Entergy Arkansas, Inc. and Union Power Partners, L.P., recorded in the public records of Union County, Arkansas on September 7, 2000, in Deed Book 2000 at Page 7646 has been assigned to the Union County Water Conservation Board; and
(j)such other documents and instruments reasonably required by such Purchaser to consummate the Transactions, properly executed by Seller, to the extent required.
Section 3.3. Purchaser Closing Deliverables
. At the Closing, each Purchaser shall deliver, or cause to be delivered, to Seller (and with respect to clauses (a)(i)(A), (a)(ii)(A), (a)(iii)(A), (a)(iv)(A) and (a)(v)(A) below, to the Escrow Agent), the following:
(k)
(i)in the case of PB1 Purchaser, (A) three percent (3%) of the PB1 Estimated Purchase Price (the "PB1 Escrow Amount"), which shall be paid by PB1 Purchaser to the Escrow Agent by wire transfer of immediately available funds for deposit into the PB1 Escrow Account, and (B) the PB1 Purchase Price (in accordance with Section 3.4) minus the PB1 Escrow Amount, which shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date,
(ii)in the case of PB2 Purchaser, (A) three percent (3%) of the PB2 Estimated Purchase Price (the "PB2 Escrow Amount"), which shall be paid by PB2 Purchaser to the Escrow Agent by wire transfer of immediately available funds for deposit into the PB2 Escrow Account, and (B) the PB2 Purchase Price minus the PB2 Escrow Amount, which shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date,
(iii)in the case of PB3 Purchaser, (A) three percent (3%) of the PB3 Estimated Purchase Price (the "PB3 Escrow Amount"), which shall be paid by PB3 Purchaser to the Escrow Agent by wire transfer of immediately available funds for deposit into the PB3 Escrow Account, and (B) the PB3 Purchase Price minus the PB3 Escrow Amount, which shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date, and
(iv)in the case of PB4 Purchaser, (A) three percent (3%) of the PB4 Estimated Purchase Price (the "PB4 Escrow Amount"), which shall be paid by PB4 Purchaser to the Escrow Agent by wire transfer of immediately available funds for deposit into the PB4 Escrow Account, and (B) the PB4 Purchase Price minus the PB4 Escrow Amount, which shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date.
(l)each Ancillary Agreement to which such Purchaser is a party, duly executed by a duly authorized representative of such Purchaser, and each document required to be delivered to Seller by such Purchaser in accordance with the provisions of any Ancillary Agreement, duly executed by a duly authorized representative of such Purchaser, if applicable;
(m)each document required to be delivered to Seller by such Purchaser pursuant to Article VIII;
(n)copies of each Purchasers' Consent obtained by such Purchaser with respect to the sale and purchase of the Purchased Assets or the consummation of the Transactions;
(o)evidence, in form and substance reasonably satisfactory to Seller, demonstrating that such Purchaser has obtained its Purchasers' Regulatory Approvals and Purchasers' Required Consents applicable to such Purchaser;
(p)the Post-Closing Confidentiality Agreement, duly executed by a duly authorized representative of such Purchaser; and
(q)such other documents and instruments reasonably required by Seller to consummate the Transactions, duly executed by a duly authorized representative of such Purchaser, to the extent required.
Section 3.4. Purchase Price
.
(r)The purchase price for the PB1 Purchased Assets shall be:
(i)the Base Purchase Price, if (A) the Trigger Day (PB1) occurs prior to the expiration of Transaction Period 1 or (B) a Seller Condition Failure has occurred and is continuing upon the expiration of the TP1 Closing Delay Period (PB1) or, if there is a TP2 Closing Delay Period (PB1), the expiration of the TP2 Closing Delay Period (PB1);
(ii)the sum of the Base Purchase Price and the TP1 Closing Delay Escalator applicable to PB1 Purchaser, if any, if the Trigger Day (PB1) occurs (A) after the expiration of Transaction Period 1 and (B) on or before the end of the TP1 Closing Delay Period (PB1), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(a), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied; or

(iii)the sum of the Base Purchase Price, the TP1 Closing Delay Escalator applicable to PB1 Purchaser, if any, and the TP2 Closing Delay Escalator applicable to PB1 Purchaser, if any, if the Trigger Day (PB1) occurs (A) after the expiration of Transaction Period 2 and (B) on or before the end of the TP2 Closing Delay Period (PB1), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(a), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied;
the applicable amount, subject to adjustment as provided herein (as adjusted, the "PB1 Purchase Price"); provided, however, that if there is a modification to the PB1 Purchase Price based on the Final Power Block Performance Test Results with respect to PB1 pursuant to Section 6.7, then each of the unadjusted PB1 Purchase Prices set forth in clauses (i), (ii), and (iii) above shall be adjusted in the manner and amounts provided in Section 6.7; and provided, further, that if the Closing is delayed as a result of the occurrence of (i) any Casualty Event (ii) any of the circumstances described in Section 6.7(g) or Section 6.7(l), or (iii) the failure of Seller to satisfy the Power Block Performance Parameters such that PB1 Purchaser has the right to terminate this Agreement pursuant to Section 6.7(k), then, notwithstanding anything to the contrary, the PB1 Purchase Price, prior to any adjustment made herein, shall be the PB1 Purchase Price that would have applied, as determined by this Section 3.4(a), on the date that the Closing would have occurred pursuant to Section 3.1 if such delay had not occurred.
(s)The purchase price for the PB2 Purchased Assets shall be:
(i)the Base Purchase Price, if (A) the Trigger Day (PB2) occurs prior to the expiration of Transaction Period 1 or (B) a Seller Condition Failure has occurred and is continuing upon the expiration of the TP1 Closing Delay Period (PB2) or, if there is a TP2 Closing Delay Period (PB2), the expiration of the TP2 Closing Delay Period (PB2);
(ii)the sum of the Base Purchase Price and the TP1 Closing Delay Escalator applicable to PB2 Purchaser, if any, if the Trigger Day (PB2) occurs (A) after the expiration of Transaction Period 1 and (B) on or before the end of the TP1 Closing Delay Period (PB2), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(b), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied; or
(iii)the sum of the Base Purchase Price, the TP1 Closing Delay Escalator applicable to PB2 Purchaser, if any, and the TP2 Closing Delay Escalator applicable to PB2 Purchaser, if any, if the Trigger Day (PB2) occurs (A) after the expiration of Transaction Period 2 and (B) on or before the end of the TP2 Closing Delay Period (PB2), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(b), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties),

Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied;
the applicable amount, subject to adjustment as provided herein (as adjusted, the "PB2 Purchase Price"); provided, however, that if there is a modification to the PB2 Purchase Price based on the Final Power Block Performance Test Results with respect to PB2 pursuant to Section 6.7, then each of the unadjusted PB2 Purchase Prices set forth in clauses (i), (ii), and (iii) above shall be adjusted in the manner and amounts provided in provided in Section 6.7; and provided, further, that if the Closing is delayed as a result of the occurrence of (i) any Casualty Event (ii) any of the circumstances described in Section 6.7(g) or Section 6.7(l), or (iii) the failure of Seller to satisfy the Power Block Performance Parameters such that PB2 Purchaser has the right to terminate this Agreement pursuant to Section 6.7(k), then, notwithstanding anything to the contrary, the PB2 Purchase Price, prior to any adjustment made herein, shall be the PB2 Purchase Price that would have applied, as determined by this Section 3.4(b), on the date that the Closing would have occurred pursuant to Section 3.1 if such delay had not occurred.
(t)The purchase price for the PB3 Purchased Assets shall be:
(i)the Base Purchase Price, if (A) the Trigger Day (PB3) occurs prior to the expiration of Transaction Period 1 or (B) a Seller Condition Failure has occurred and is continuing upon the expiration of the TP1 Closing Delay Period (PB3) or, if there is a TP2 Closing Delay Period (PB3), the expiration of the TP2 Closing Delay Period (PB3);
(ii)the sum of the Base Purchase Price and the TP1 Closing Delay Escalator applicable to PB3 Purchaser, if any, if the Trigger Day (PB3) occurs (A) after the expiration of Transaction Period 1 and (B) on or before the end of the TP1 Closing Delay Period (PB3), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(c), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied; or
(iii)the sum of the Base Purchase Price, the TP1 Closing Delay Escalator applicable to PB3 Purchaser, if any, and the TP2 Closing Delay Escalator applicable to PB3 Purchaser, if any, if the Trigger Day (PB3) occurs (A) after the expiration of Transaction Period 2 and (B) on or before the end of the TP2 Closing Delay Period (PB3), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(c), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied;
the applicable amount, subject to adjustment as provided herein (as adjusted, the "PB3 Purchase Price"); provided, however, that if there is a modification to the PB3 Purchase Price based on the Final Power Block Performance Test Results with respect to PB3 pursuant to Section 6.7, then each of the unadjusted PB3 Purchase Prices set forth in clauses (i), (ii), and (iii) above shall be adjusted in the manner and amounts provided in Section 6.7; and provided, further, that if the Closing is delayed as a result of the occurrence of (i) any Casualty Event (ii) any of the circumstances described in Section 6.7(g) or Section 6.7(l), or (iii) the failure of Seller to satisfy the Power Block Performance Parameters such that PB3 Purchaser has the right to terminate this Agreement pursuant to Section 6.7(k), then, notwithstanding anything to the contrary, the

PB3 Purchase Price, prior to any adjustment made herein, shall be the PB3 Purchase Price that would have applied, as determined by this Section 3.4(c), on the date that the Closing would have occurred pursuant to Section 3.1 if such delay had not occurred.
(u)The purchase price for the PB4 Purchased Assets shall be:
(i)the Base Purchase Price, if (A) the Trigger Day (PB4) occurs prior to the expiration of Transaction Period 1 or (B) a Seller Condition Failure has occurred and is continuing upon the expiration of the TP1 Closing Delay Period (PB4) or, if there is a TP2 Closing Delay Period (PB4), the expiration of the TP2 Closing Delay Period (PB4);
(ii)the sum of the Base Purchase Price and the TP1 Closing Delay Escalator applicable to PB4 Purchaser, if any, if the Trigger Day (PB4) occurs (A) after the expiration of Transaction Period 1 and (B) on or before the end of the TP1 Closing Delay Period (PB4), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(d), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied; or
(iii)the sum of the Base Purchase Price, the TP1 Closing Delay Escalator applicable to PB4 Purchaser, if any, and the TP2 Closing Delay Escalator applicable to PB4 Purchaser, if any, if the Trigger Day (PB4) occurs (A) after the expiration of Transaction Period 2 and (B) on or before the end of the TP2 Closing Delay Period (PB4), (1) the conditions in Section 8.3 (No Restraint) (the satisfaction of which shall, for purposes of this Section 3.4(d), be determined on the basis of whether or not such preliminary or permanent Order is in effect as of the applicable date of determination), Section 8.4(a) (Seller's Regulatory Approvals) and Section 8.4(b) (Seller's Required Consents) have been satisfied or waived by Seller in its sole and absolute discretion and (2) Seller has satisfied Seller's requirements in Section 7.1 (Agreement Compliance), Section 7.5 (Representations and Warranties), Section 7.6 (Officer's Certificate) and Section 7.7(h) (Receipt of Seller's Required Consents) necessary for the Purchasers' conditions to Closing set forth therein to be satisfied;
the applicable amount, subject to adjustment as provided herein (as adjusted, the "PB4 Purchase Price"); provided, however, that if there is a modification to the PB4 Purchase Price based on the Final Power Block Performance Test Results with respect to PB4 pursuant to Section 6.7, then each of the unadjusted PB4 Purchase Prices set forth in clauses (i), (ii), and (iii) above shall be adjusted in the manner and amounts provided in Section 6.7; and provided, further, that if the Closing is delayed as a result of the occurrence of (i) any Casualty Event (ii) any of the circumstances described in Section 6.7(g) or Section 6.7(l), or (iii) the failure of Seller to satisfy the Power Block Performance Parameters such that PB4 Purchaser has the right to terminate this Agreement pursuant to Section 6.7(k), then, notwithstanding anything to the contrary, the PB4 Purchase Price, prior to any adjustment made herein, shall be the PB4 Purchase Price that would have applied, as determined by this Section 3.4(d), on the date that the Closing would have occurred pursuant to Section 3.1 if such delay had not occurred.
Section 3.5. Inventory and Major Maintenance Spares Adjustments
.
(v) The Parties agree that the PB1 Purchase Price assumes that the aggregate value of the PB1 Purchased Inventory included in the PB1 Purchase Price is One Million Four Hundred and Twenty Five Thousand Dollars ($1,425,000) (the "PB1 Baseline Inventory Value"). The PB1

Purchase Price shall be adjusted by the difference between the PB1 Baseline Inventory Value and the aggregate value of the PB1 Purchased Inventory as of the Closing (the "PB1 Closing Inventory Value"). The PB1 Closing Inventory Value shall be determined in the same manner as the PB1 Baseline Inventory Value (i.e., based on the lower of cost or market value and otherwise consistent with Seller's past practices). The PB1 Purchase Price shall be (i) increased by the amount by which the PB1 Closing Inventory Value exceeds the PB1 Baseline Inventory Value or (ii) decreased by the amount by which the PB1 Closing Inventory Value is less than the PB1 Baseline Inventory Value; provided, however, that there shall be no adjustment to the PB1 Purchase Price under this Section 3.5(a) unless the difference between the PB1 Baseline Inventory Value and the PB1 Closing Inventory Value exceeds one percent (1%) of the PB1 Baseline Inventory Value.
(w)The Parties agree that the PB1 Purchase Price shall be increased by (i) if PB1 Purchaser exercises its right to purchase the PB1 Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, the book value of the PB1 Purchased Major Maintenance Spares as set forth on Schedule MMS-1, (ii) if the Project Purchasers exercise their right to purchase the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, twenty-five percent (25%) of the book value of the Common Facilities Purchased Major Maintenance Spares as set forth on Schedule MMS-5, (iii) if PB1 Purchaser agrees to purchase, and Seller agrees to sell, some, but not all, of the PB1 Major Maintenance Spares at the Closing in accordance with Section 2.21(e), the price mutually agreed to by PB1 Purchaser and Seller and (iv) if the Project Purchasers agree to purchase, and Seller agrees to sell, some, but not all, of the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(f), twenty-five percent (25%) of the price mutually agreed to by the Project Purchasers and Seller for such Common Facilities Major Maintenance Spares.
(x)The Parties agree that the PB2 Purchase Price assumes that the aggregate value of the PB2 Purchased Inventory included in the PB2 Purchase Price is One Million Four Hundred and Twenty Five Thousand Dollars ($1,425,000) (the "PB2 Baseline Inventory Value"). The PB2 Purchase Price shall be adjusted by the difference between the PB2 Baseline Inventory Value and the aggregate value of the PB2 Purchased Inventory as of the Closing (the "PB2 Closing Inventory Value"). The PB2 Closing Inventory Value shall be determined in the same manner as the PB2 Baseline Inventory Value (i.e., based on the lower of cost or market and otherwise consistent with Seller's past practices). The PB2 Purchase Price shall be (i) increased by the amount by which the PB2 Closing Inventory Value exceeds the PB2 Baseline Inventory Value or (ii) decreased by the amount by which the PB2 Closing Inventory Value is less than the PB2 Baseline Inventory Value; provided, however, that there shall be no adjustment to the PB2 Purchase Price under this Section 3.5 unless the difference between the PB2 Baseline Inventory Value and the PB2 Closing Inventory Value exceeds one percent (1%) of the PB2 Baseline Inventory Value.
(y)The Parties agree that the PB2 Purchase Price shall be increased by (i) if PB2 Purchaser exercises its right to purchase the PB2 Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, the book value of the PB2 Purchased Major Maintenance Spares as set forth on Schedule MMS-2, (ii) if the Project Purchasers exercise their right to purchase the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, twenty-five percent (25%) of the book value of the Common Facilities Purchased Major Maintenance Spares as set forth on Schedule MMS-5, (iii) if PB2 Purchaser agrees to purchase, and Seller agrees to sell, some, but not all, of the PB2 Major Maintenance Spares at the Closing in accordance with Section 2.21(e), the price mutually agreed to by PB2 Purchaser and Seller and (iv) if the Project Purchasers agree to purchase, and Seller agrees to sell, some, but not all, of the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(f), twenty-five percent (25%) of the price mutually agreed to by the Project Purchasers and Seller for such Common Facilities Major Maintenance Spares.
(z)The Parties agree that the PB3 Purchase Price assumes that the aggregate value of the PB3 Purchased Inventory included in the PB3 Purchase Price is One Million Four Hundred and Twenty Five Thousand Dollars ($1,425,000) (the "PB3 Baseline Inventory Value"). The PB3 Purchase Price shall be adjusted by the difference between the PB3 Baseline Inventory Value and the aggregate value of the PB3 Purchased Inventory as of the Closing (the "PB3 Closing Inventory Value"). The PB3 Closing Inventory Value shall be determined in the same manner as the PB3 Baseline Inventory Value (i.e., based on the lower of cost or market and otherwise consistent with Seller's past practices). The PB3 Purchase Price shall be (i) increased by the amount by which the PB3 Closing Inventory Value exceeds the PB3 Baseline Inventory Value or (ii) decreased by the amount by which the PB3 Closing Inventory Value is less than the PB3 Baseline Inventory Value; provided, however, that there shall be no adjustment to the PB3 Purchase Price under this Section 3.5 unless the difference between the PB3 Baseline Inventory Value and the PB3 Closing Inventory Value exceeds one percent (1%) of the PB3 Baseline Inventory Value.
(aa)The Parties agree that the PB3 Purchase Price shall be increased by (i) if PB3 Purchaser exercises its right to purchase the PB3 Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, the book value of the PB3 Purchased Major Maintenance Spares as set forth on Schedule MMS-3, (ii) if the Project Purchasers exercise their right to purchase the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, twenty-five percent (25%) of the book value of the Common Facilities Purchased Major Maintenance Spares as set forth on Schedule MMS-5, (iii) if PB3 Purchaser agrees to purchase, and Seller agrees to sell, some, but not all, of the PB3 Major Maintenance Spares at the Closing in accordance with Section 2.21(e), the price mutually agreed to by PB3 Purchaser and Seller and (iv) if the Project Purchasers agree to purchase, and Seller agrees to sell, some, but not all, of the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(f), twenty-five percent (25%) of the price mutually agreed to by the Project Purchasers and Seller for such Common Facilities Major Maintenance Spares.
(ab)The Parties agree that the PB4 Purchase Price assumes that the aggregate value of the PB4 Purchased Inventory included in the PB4 Purchase Price is One Million Four Hundred and Twenty Five Thousand Dollars ($1,425,000) (the "PB4 Baseline Inventory Value"). The PB4 Purchase Price shall be adjusted by the difference between the PB4 Baseline Inventory Value and the aggregate value of the PB4 Purchased Inventory as of the Closing (the "PB4 Closing Inventory Value"). The PB4 Closing Inventory Value shall be determined in the same manner as the PB4 Baseline Inventory Value (i.e., based on the lower of cost or market and otherwise consistent with Seller's past practices). The PB4 Purchase Price shall be (i) increased by the amount by which the PB4 Closing Inventory Value exceeds the PB4 Baseline Inventory Value or (ii) decreased by the amount by which the PB4 Closing Inventory Value is less than the PB4 Baseline Inventory Value; provided, however, that there shall be no adjustment to the PB4 Purchase Price under this Section 3.5 unless the difference between the PB4 Baseline Inventory Value and the PB4 Closing Inventory Value exceeds one percent (1%) of the PB4 Baseline Inventory Value.
(ac)The Parties agree that the PB4 Purchase Price shall be increased by (i) if PB4 Purchaser exercises its right to purchase the PB4 Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, the book value of the PB4 Purchased Major Maintenance Spares as set forth on Schedule MMS-3, (ii) if the Project Purchasers exercise their right to purchase the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(c) or Section 2.21(e), as applicable, twenty-five percent (25%) of the book value of the Common Facilities Purchased Major Maintenance Spares as set forth on Schedule MMS-5, (iii) if PB4 Purchaser agrees to purchase, and Seller agrees to sell, some, but not all, of the PB4 Major Maintenance Spares at the Closing in accordance with Section 2.21(e), the price mutually agreed to by PB4 Purchaser and Seller and (iv) if the Project Purchasers agree to purchase, and Seller agrees to sell, some, but not all, of the Common Facilities Major Maintenance Spares at the Closing in accordance with Section 2.21(f), twenty-five percent (25%) of the price mutually agreed to by the Project Purchasers and Seller for such Common Facilities Major Maintenance Spares.
(ad)The Parties acknowledge and agree that there is no PB1 Purchased Inventory, PB2 Purchased Inventory, PB3 Purchased Inventory or PB4 Purchased Inventory other than the twenty-five percent (25%) undivided interest in the Common Facilities Inventory and, as such, all adjustments to the Purchase

Price under clauses (a), (c), (e) and (g) of this Section 3.5 shall be made on the basis of the value of such Common Facilities Inventory.
Section 3.6. Proratable Items and Prepaid Items
.
(ae)Except as otherwise provided in this Agreement, each Proratable Item, if any, shall be prorated between Seller and the applicable Purchaser as of the Closing without any duplication of payment under the Purchased Contracts, the Purchased Licenses, this Agreement or otherwise. Seller shall be solely responsible and liable for the portion of any Proratable Item related to the time period (Tax year period for a Proratable Tax Item) ending prior to the Closing (measured by calendar days for a Proratable Tax Item). Each Purchaser shall be solely responsible and liable for the portion of any such Proratable Item with respect to any Purchased Asset of which it is the purchaser related to the time period (Tax year period for a Proratable Tax Item) after the Closing (measured by calendar days for a Proratable Tax Item); provided, however, that, notwithstanding anything to the contrary herein, (i) PB1 Purchaser shall not be responsible or liable for or receive any amount under this Section 3.6 that constitutes a PB1 Excluded Liability, a PB1 Excluded Asset, a Common Facilities Excluded Liability or a Common Facilities Excluded Asset, (ii) PB2 Purchaser shall not be responsible or liable for or receive any amount under this Section 3.6 that constitutes a PB2 Excluded Liability, a PB2 Excluded Asset, a Common Facilities Excluded Liability or a Common Facilities Excluded Asset, (iii) PB3 Purchaser shall not be responsible or liable for or receive any amount under this Section 3.6 that constitutes a PB3 Excluded Liability, a PB3 Excluded Asset, a Common Facilities Excluded Liability or a Common Facilities Excluded Asset and (iv) PB4 Purchaser shall not be responsible or liable for or receive any amount under this Section 3.6 that constitutes a PB4 Excluded Liability, a PB4 Excluded Asset, a Common Facilities Excluded Liability or a Common Facilities Excluded Asset. In the case of a Proratable Non-Tax Item that is subject to graduated pricing based on volumes, the proration for such Proratable Non-Tax Item shall be based on the average unit price during the applicable time period.
(af)The Parties agree that the PB1 Purchase Price shall be increased by the aggregate amount of PB1 Prepaid Items.
(ag)The Parties agree that the PB2 Purchase Price shall be increased by the aggregate amount of PB2 Prepaid Items.
(ah)The Parties agree that the PB3 Purchase Price shall be increased by the aggregate amount of PB3 Prepaid Items.
(ai)The Parties agree that the PB4 Purchase Price shall be increased by the aggregate amount of PB4 Prepaid Items.
(aj)The Parties agree that the Common Facilities Purchase Price shall be increased by the aggregate amount of Common Facilities Prepaid Items.
Section 3.7. Other Purchase Price Adjustments
. In addition to the adjustments contemplated by Section 3.4, Section 3.5 and Section 3.6, the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price shall be adjusted in accordance with Section 3.8 and as contemplated by other provisions of this Agreement or any Ancillary Agreement, including Section 6.7(k), Section 6.7(k)(ii), Section 6.19(f), Section 6.22, Section 6.24(d), Section 6.24(e), Section 6.25(d), Section 6.25(e), Section 6.26(d), Section 6.26(e), Section 6.27(d), Section 6.27(e), Section 6.28(d), Section 6.28(e) and (for tax purposes) Section 9.13. Outstanding amounts payable between the Parties pursuant to Section 6.2 shall be netted and added to, if a Purchaser is the net payor, or debited from, if Seller is the net payor, the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price or the PB4 Purchase Price, as applicable, at the Closing.

Section 3.8. Procedures for Closing and Post-Closing Adjustments
.
(ak)All adjustments to the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price pursuant to Section 3.5 and Section 3.6 shall be based upon the applicable amounts accrued through the Closing or paid for the most recent year or other appropriate period for which such amounts paid are available. At least thirty (30) but not more than forty (40) days prior to the then anticipated Closing Date, Seller shall prepare and deliver to each Purchaser an estimated closing statement (the estimated closing statement with respect to the PB1 Purchase Price "PB1 Estimated Closing Statement", the estimated closing statement with respect to the PB2 Purchase Price "PB2 Estimated Closing Statement", the estimated closing statement with respect to the PB3 Purchase Price "PB3 Estimated Closing Statement", and the estimated closing statement with respect to the PB4 Purchase Price "PB4 Estimated Closing Statement") that includes and sets forth the actual amounts as of the Closing Date of the adjustments required by this Agreement to the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price or, if and to the extent the actual amounts are unavailable, Seller's reasonable best estimate of all adjustments to the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price required by this Agreement to be made as of the Closing using the best available information (such adjustment to the PB1 Purchase Price, as may be modified under this Section 3.8, the "PB1 Estimated Closing Adjustment", such adjustment to the PB2 Purchase Price, as may be modified under this Section 3.8, the "PB2 Estimated Closing Adjustment", such adjustment to the PB3 Purchase Price, as may be modified under this Section 3.8, the "PB3 Estimated Closing Adjustment", and such adjustment to the PB4 Purchase Price, as may be modified under this Section 3.8, the "PB4 Estimated Closing Adjustment". No later than twenty (20) days after a Purchaser's receipt of the applicable Estimated Closing Statement(s), such Purchaser shall provide to Seller its good faith objections, if any, to the Estimated Closing Adjustments in writing. If any Purchaser objects to any Estimated Closing Adjustment within such period, Seller and such Purchaser shall attempt to resolve their differences by good faith negotiation. If such Purchaser and Seller are unable to reach resolution prior to the anticipated Closing Date or if a Purchaser does not timely object to an Estimated Closing Adjustment as provided above, the PB1 Purchase Price shall be adjusted at the Closing by the amount of the PB1 Estimated Closing Adjustment, the PB2 Purchase Price shall be adjusted at the Closing by the amount of the PB2 Estimated Closing Adjustment, the PB3 Purchase Price shall be adjusted at the Closing by the amount of the PB3 Estimated Closing Adjustment and the PB4 Purchase Price shall be adjusted at the Closing by the amount of the PB4 Estimated Closing Adjustment, as applicable, in each case, as modified to reflect any agreement reached between the applicable Purchaser and Seller on any item in dispute. The PB1 Purchase Price as adjusted by the PB1 Estimated Closing Adjustment or such other amount agreed to by PB1 Purchaser and Seller shall be the "PB1 Estimated Purchase Price", the PB2 Purchase Price as adjusted by the PB2 Estimated Closing Adjustment or such other amount agreed to by PB2 Purchaser and Seller shall be the "PB2 Estimated Purchase Price", the PB3 Purchase Price as adjusted by the PB3 Estimated Closing Adjustment or such other amount agreed to by PB3 Purchaser and Seller shall be the "PB3 Estimated Purchase Price", and the PB4 Purchase Price as adjusted by the PB4 Estimated Closing Adjustment or such other amount agreed to by PB4 Purchaser and Seller shall be the "PB4 Estimated Purchase Price".
(al)On or before seventy-five (75) days after the Closing Date, each Purchaser shall prepare and deliver to Seller a final closing statement (the statement related to the PB1 Purchase Price, the "PB1 Post-Closing Statement", the statement related to the PB2 Purchase Price, the "PB2 Post-Closing Statement", the statement related to the PB3 Purchase Price, the "PB3 Post‑Closing Statement", and the statement related to the PB4 Purchase Price, the "PB4 Post‑Closing Statement") setting forth such Purchaser's determination of all adjustments to the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price, as applicable, required by this Agreement to be made as of the Closing to the extent not reflected in the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable (the proposed adjustment to be made as of the Closing to the PB1 Purchase Price, the "PB1 Proposed Post‑Closing Adjustment", the proposed adjustment to be made as of the Closing to the PB2 Purchase Price, the "PB2 Proposed Post-Closing Adjustment", the proposed adjustment to be made as of the Closing to the PB3 Purchase Price, the "PB3 Proposed Post-Closing Adjustment", and the proposed adjustment to be made as of the Closing to the PB4 Purchase Price, the "PB4 Proposed Post-Closing Adjustment"); provided, however, that any post-Closing adjustment with respect to a Proratable Tax Item or another item for which a Purchaser, despite its use of Commercially Reasonable Efforts, has not received the information necessary for determination of the actual adjustment shall be made on or before thirty (30) days after such Purchaser's receipt of the information necessary to render a final post-Closing adjustment for such Proratable Tax Item or other item and shall otherwise be subject to the procedures set forth in this Section 3.8. Each Post-Closing Statement shall be prepared using the identical (when possible) or substantially the same (when not) accounting principles, policies, methods and procedures as Seller used in connection with the calculation or determination of the items reflected on the applicable Estimated Closing Statement.
(am)Each Party shall furnish promptly, and cause its Representatives to furnish promptly, to any other Party and its Representatives any and all documents, material, data and other information reasonably requested by such other Party in connection with the calculation or determination of any item reflected (or that should have been reflected) in any Estimated Closing Adjustment or Post-Closing Statement, as applicable, and, to the extent reasonably necessary, allow prompt, reasonable access of such other Party and its Representatives to programs and software used to prepare the Estimated Closing Adjustments, the Post-Closing Statements and information relating thereto.
(an)On or before thirty (30) days after the applicable Purchaser's delivery of the Post-Closing Statements to Seller, Seller may object in good faith to any Proposed Post‑Closing Adjustment in writing, stating in reasonable detail each of its objections thereto and the basis therefor and its proposed calculation of any disputed adjustment. If and to the extent Seller does not dispute or timely object to an amount in, as applicable (i) the PB1 Proposed Post‑Closing Adjustment, the PB1 Estimated Purchase Price shall be further adjusted (the "PB1 Initial Post-Closing Adjustment") by the amount in the PB1 Proposed Post-Closing Adjustment not in dispute or not timely objected to, (ii) the PB2 Proposed Post-Closing Adjustment, the PB2 Estimated Purchase Price shall be further adjusted (the "PB2 Initial Post-Closing Adjustment") by the amount in the PB2 Proposed Post-Closing Adjustment not in dispute or not timely objected to, (iii) the PB3 Proposed Post-Closing Adjustment, the PB3 Estimated Purchase Price shall be further adjusted (the "PB3 Initial Post-Closing Adjustment") by the amount in the PB3 Proposed Post-Closing Adjustment not in dispute or not timely objected to, or (iv) the PB4 Proposed Post-Closing Adjustment, the PB4 Estimated Purchase Price shall be further adjusted (the "PB4 Initial Post-Closing Adjustment") by the amount in the PB4 Proposed Post-Closing Adjustment not in dispute or not timely objected to. Each Initial Post-Closing Adjustment shall be effective as of the earlier of the date a Purchaser receives Seller's written objections to such Proposed Post-Closing Adjustment or the date such objections are due and not provided.
(ao)If Seller objects in good faith to a Proposed Post-Closing Adjustment as provided above, Seller and the applicable Purchaser shall attempt to resolve all such objections by good faith negotiation. If Seller and the applicable Purchaser are able to resolve any such objection with respect to (i) the PB1 Proposed Post-Closing Adjustment, the PB1 Purchase Price shall be promptly adjusted, (ii) the PB2 Proposed Post-Closing Adjustment, the PB2 Purchase Price shall be promptly adjusted, (iii) the PB3 Proposed Post-Closing Adjustment, the PB3 Purchase Price shall be promptly adjusted or (iv) the PB4 Proposed Post-Closing Adjustment, the PB4 Purchase Price shall be promptly adjusted, as applicable, in each case, in accordance with Section 3.8(g). If Seller and the applicable Purchaser are unable to resolve any such objection after the lapse of forty-five (45) days after such Purchaser's delivery to Seller of each Proposed Post-Closing Adjustment, then Seller or the applicable Purchaser may submit in writing its proposed adjustments of the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable, to the Independent Accounting Firm. Each such proposed adjustment shall be materially in accordance with the most recent proposed adjustment made by such Party to the other Party during their good faith negotiations over the item in dispute. In addition, Seller and the applicable Purchaser shall submit such calculations, materials, memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may require or determine.
(ap)On or before twenty (20) Business Days following the due date of such submissions, as to each adjustment of the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable, in dispute, the Independent Accounting Firm shall select, for each adjustment of the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable, in dispute, an adjustment of the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable, proposed by one of the Parties. The Independent Accounting Firm shall have no authority to alter any such proposal in any way absent manifest error. Each such determination by the Independent Accounting Firm shall be final, binding and conclusive on the applicable Parties as to such adjustments of the PB1 Estimated Purchase Price, the PB2 Estimated Purchase Price, the PB3 Estimated Purchase Price or the PB4 Estimated Purchase Price, as applicable, for all purposes and shall not be subject to any further challenge of any kind by the applicable Parties.
(aq)Upon the determination of the appropriate adjustments, the applicable Purchaser and Seller shall effectuate such adjustments by including them in the payments to occur at the Closing or, if such adjustments result in payments being due from one Party to the other after the Closing, by the Party from whom such payment is due delivering the payment to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee, together with interest thereon from the Closing Date to the date of payment at a variable rate of interest equal to the "prime rate" as published in The Wall Street Journal from time to time during the applicable period.
(ar)Subject to the foregoing, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate and with reference to the amounts in issue. The applicable Purchaser and Seller do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. Each Party shall provide the Independent Accounting Firm with such access to documents and personnel as the Independent Accounting Firm may reasonably request and otherwise shall cooperate with the Independent Accounting Firm in the conduct of its work under this Section 3.8; provided, however, that a Party shall have no obligation to provide the Independent Accounting Firm access to any information protected by legal privilege. The Parties agree that the Independent Accounting Firm shall have no liability to the Parties in connection with services, except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request consistent with the foregoing.
(as)The fees and disbursements of the Independent Accounting Firm with respect to a given dispute between Seller and a Purchaser shall be paid one-half by Seller and one-half by such Purchaser.
Section 3.9. Allocation of Purchase Price
. Project Purchasers and Seller shall use their Commercially Reasonable Efforts to jointly agree within one hundred eighty (180) days after the Closing Date to an allocation of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price (and any liabilities properly included therein for tax purposes) among the Purchased Assets that is consistent with the allocation methodology provided by Section 1060 of the Code (the "Allocation"). Notwithstanding the foregoing, in the event any Project Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax Return, Tax proceeding or audit.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants (on its own behalf and, where applicable, on behalf of its Affiliates) to each Purchaser, as of the Effective Date and the Closing Date, as follows:
Section 4.1.Organization and Existence
. Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, use, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in the State of Arkansas and each other jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
Section 4.2. Execution, Delivery and Enforceability
. Each of Seller and each of its Affiliates has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which Seller or such Affiliate, as applicable, is or becomes a party and to consummate the Transactions. The execution and delivery by Seller and each of its Affiliates of this Agreement and the Ancillary Agreements to which Seller or such Affiliate is or becomes a party, and, the performance by Seller or such Affiliate of its obligations hereunder and thereunder and the consummation by Seller or such Affiliate of the Transactions have been duly and validly authorized by all necessary corporate or partnership action required by Seller or such Affiliate, and no other acts, approvals or corporate or partnership proceedings on its part or on the part of the holders of Seller's or such Affiliate's equity or ownership interests or debt securities or any other Person are necessary to authorize the same. Assuming the due authorization, execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is or becomes a party, this Agreement constitutes, and each Ancillary Agreement to which each of Seller and each of its Affiliates is or becomes a party when executed and delivered by Seller or such Affiliate, as applicable, shall constitute, the valid and legally binding obligations of Seller or such Affiliate, as applicable, enforceable against Seller or such Affiliate, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.
Section 4.3. No Violation
. Assuming receipt of the Seller's Consents set forth in Part I of Schedule 4.3, the Seller's Regulatory Approvals set forth in Part II of Schedule 4.3, the additional Consents and notices set forth in Part III of Schedule 4.3 and Purchasers' Regulatory Approvals, and assuming the expiration or termination of the applicable waiting period under the HSR Act and receipt of the FERC 203 Authorization, neither the execution and delivery by Seller or any of its Affiliates of this Agreement or any of the Ancillary Agreements to which Seller or such Affiliate is or becomes a party nor Seller's or such Affiliate's performance or compliance with any provision hereof or thereof, nor Seller's or such Affiliate's consummation of the Transactions will:
(a)violate, conflict with or result in a breach of any of the provisions of the Organizational Documents of Seller or such Affiliate;

(b)conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default, or give rise to any right of termination, purchase, first refusal, cancellation, acceleration or guaranteed payment, in each case under the terms, conditions or provisions of any (i) Contract or license or similar right relating to Intellectual Property to which Seller or such Affiliate is a party or to which any of the Purchased Assets are subject or (ii) any Material Project Contract;
(c)result in a material violation, conflict or breach of any Law or Permit applicable to Seller or such Affiliate, any of the Purchased Assets or the Business; or
(d)result in the creation or imposition of, or give any Person (other than Purchasers) the right to create or impose, any Encumbrance, other than a Permitted Encumbrance, upon any of the Purchased Assets, except, in the case of sub-clause (i) of clause (b) above, for such conflicts, breaches, or defaults (or rights of termination, purchase, first refusal, cancellation, acceleration or guaranteed payment) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
Section 4.4. Compliance with Laws
. Except as set forth in Schedule 4.4, Seller is not in material violation of any Law applicable to Seller, the Purchased Assets or the conduct of the Business; provided, that the only representations and warranties made with respect to the absence of any violation by Seller of any (a) Environmental Law applicable to Seller, the Purchased Assets or the Business are set forth in Section 4.15, (b) Tax Law applicable to Seller, the Purchased Assets or the Business are set forth in Section 4.16, (c) building, zoning, administrative, occupational safety or health Laws applicable to the Project Real Property (other than the absence of any violation by Seller of any Environmental Law, which are set forth in Section 4.15) are set forth in Section 4.7, (d) Laws relating to employment and employment practices, wages and hours, labor relations, workers' compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, immigration, employment Contracts, leave, reasonable accommodation, severance, privacy, medical privacy, unemployment, and all other terms, conditions or practices of employment or the workplace applicable to the Project Employees are set forth in Section 4.18; and (e) employee benefit Laws applicable to the Employee Plans are set forth in Section 4.17.
Section 4.5. Bankruptcy Matters
. Seller is not Bankrupt and there are no claims or proceedings pending or being contemplated by Seller, or, to Seller's Knowledge, threatened against Seller, that could reasonably be expected to result in Seller being Bankrupt.
Section 4.6. Litigation
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(e)Except as set forth in Schedule 4.6(a), there is no Action pending or, to Seller's Knowledge, threatened against or involving Seller or any of its Affiliates before or being conducted by any Governmental Authority or arbitrator relating to the Purchased Assets or the conduct of the Business, or the consummation of any of the Transactions, and, to Seller's Knowledge, Seller is not under investigation by a Governmental Authority with respect to the Purchased Assets or the Business, in each case that, individually or in the aggregate, would reasonably be expected to result, or has resulted, in (A) the institution of legal proceedings to prohibit or restrain the performance by Seller or any of its Affiliates of its obligations under this Agreement or any of the Ancillary Agreements or the consummation of the Transactions, (B) a claim against any Purchaser or any Affiliate of any Purchaser for damages as a result of Seller or any of its Affiliates entering into this Agreement or any of the Ancillary Agreements or the consummation of the Transactions, (C) a material delay in or material impairment of Seller's or any of its Affiliates' performance of its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or a material impairment of the authority, right or ability of Seller to consummate the Transactions, (D) a Material Adverse Effect, or (E) the imposition of an Encumbrance other than a Permitted Encumbrance upon any of the Purchased Assets; provided that the only representations and warranties made with respect to any Action relating to (i) Environmental Law applicable to Seller, the Purchased Assets or the Business, are set forth in Section 4.15, (ii) the assessment or collection of any material Tax relating to the Business or the Project, are set forth in Section 4.16, (iii) the exercise of eminent domain or similar right over or with respect to all or any portion of the Project Real Property are set forth in Section 4.7, (iv) Laws relating to employment and employment practices, wages and hours, labor relations, workers' compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, employee benefits, immigration, employment Contracts, leave, reasonable accommodation, severance, privacy, medical privacy, unemployment, and all other terms, conditions or practices of employment or the workplace applicable to the Project Employees are set forth in Section 4.18, and (v) any Employee Plans are set forth in Section 4.17.
(f)Except as set forth in Schedule 4.6(b), there is no Order enjoining Seller from engaging in or continuing any conduct or practice, or requiring Seller to take any material action, in connection with the Purchased Assets or the Business, and neither Seller nor any of its Affiliates is subject to any outstanding Order relating to the Purchased Assets or the Business or the Employees or former Employees of Seller or any of its Affiliates, other than, in each case, Orders of general applicability.
Section 4.7. Owned Real Property; IDA Bond Real Property; Easements
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(g)Part I of Schedule 2.1(a) contains a drawing that identifies the PB1 Owned Real Property and Schedule 2.1(b) contains a drawing that identifies the PB1 Leased Real Property. Schedule 2.1(c) sets forth a description of each of the PB1 Easements. Seller has made available to PB1 Purchaser a complete and accurate copy of the Existing Survey. Seller has made available to Purchasers copies of the following documents, to the extent in Seller's possession: (i) the deeds (and other documents of conveyance) whereby the PB1 Owned Real Property was acquired by Seller, (ii) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB1 Owned Real Property or the PB1 Leased Real Property, including rights in any PB1 Easements appurtenant to or benefiting the PB1 Owned Real Property or the PB1 Leased Real Property, to the extent such PB1 Easements constitute real property, (iii) documents referenced in such policies and (iv) surveys related to the PB1 Owned Real Property and any PB1 Easements appurtenant to or benefiting the PB1 Owned Real Property or the PB1 Leased Real Property.
(h)Part II of Schedule 2.1(a) contains a drawing that identifies the PB1 IDA Bond Real Property. Seller has made available to PB1 Purchaser complete and accurate copies of the IDA Lease Agreement. Seller has made available to PB1 Purchaser, to the extent in Seller's possession, copies of (i) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB1 IDA Bond Real Property, including rights in any PB1 Easements appurtenant to or benefiting the PB1 IDA Bond Real Property, (ii) documents referenced in such policies and (iii) surveys related to the PB1 IDA Bond Real Property and any PB1 Easements appurtenant to or benefiting the PB1 IDA Bond Real Property.
(i)Part I of Schedule 2.5(a) contains a drawing that identifies the PB2 Owned Real Property and Schedule 2.5(b) contains a drawing that identifies the PB2 Leased Real Property. Schedule 2.5(c) sets forth a description of each of the PB2 Easements. Seller has made available to PB2 Purchaser a complete and accurate copy of the Existing Survey. Seller has made available to Purchasers copies of the following documents, to the extent in Seller's possession: (i) the deeds (and other documents of conveyance) whereby the PB2 Owned Real Property was acquired by Seller, (ii) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB2 Owned Real Property or the PB2 Leased Real Property, including rights in any PB2 Easements appurtenant to or benefiting the PB2 Owned Real Property or to the PB2 Leased Real Property, to the extent such PB2 Easements constitute real property,

(iii) documents referenced in such policies and (iv) surveys related to the PB2 Owned Real Property or the PB2 Leased Real Property and any PB2 Easements appurtenant to or benefiting the PB2 Owned Real Property or the PB2 Leased Real Property.
(j)Part II of Schedule 2.5(a) contains a drawing that identifies the PB2 Bond Real Property. Seller has made available to PB2 Purchaser, to the extent in Seller's possession, copies of (i) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB2 IDA Bond Real Property, including rights in any PB2 Easements appurtenant to or benefiting the PB2 IDA Bond Real Property, (ii) documents referenced in such policies and (iii) surveys related to the PB2 IDA Bond Real Property and any PB2 Easements appurtenant to or benefiting the PB2 IDA Bond Real Property.
(k)Part I of Schedule 2.9(a) contains a drawing that identifies the PB3 Owned Real Property and Schedule 2.9(b) contains a drawing that identifies the PB3 Leased Real Property. Schedule 2.9(c) sets forth a description of each of the PB3 Easements. Seller has made available to PB3 Purchaser a complete and accurate copy of the Existing Survey. Seller has made available to Purchasers copies of the following documents, to the extent in Seller's possession: (i) the deeds (and other documents of conveyance whereby the PB3 Owned Real Property was acquired by Seller), (ii) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB3 Owned Real Property or the PB3 Leased Real Property, including rights in any PB3 Easements appurtenant to or benefiting the PB3 Owned Real Property or the PB3 Leased Real Property, to the extent such PB3 Easements constitute real property, (iii) documents referenced in such policies and (iv) surveys related to the PB3 Owned Real Property or the PB3 Leased Real Property and any PB3 Easements appurtenant to or benefiting the PB3 Owned Real Property or the PB3 Leased Real Property.
(l)Part II of Schedule 2.9(a) contains a drawing that identifies the PB3 Bond Real Property. Seller has made available to PB3 Purchaser to the extent in Seller's possession copies of (i) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB3 IDA Bond Real Property, including rights in any PB3 Easements appurtenant to or benefiting the PB3 IDA Bond Real Property, (ii) documents referenced in such policies and (iii) surveys related to the PB3 IDA Bond Real Property and any PB3 Easements appurtenant to or benefiting the PB3 IDA Bond Real Property.
(m)Part I of Schedule 2.13(a) contains a drawing that identifies the PB4 Owned Real Property and Schedule 2,13(b) contains a drawing that identifies the PB4 Leased Real Property. Schedule 2.13(c) sets forth a description of each of the PB4 Easements. Seller has made available to PB4 Purchaser a complete and accurate copy of the Existing Survey. Seller has made available to Purchasers copies of the following documents, to the extent in Seller's possession or obtainable by Seller using Commercially Reasonable Efforts: (i) the deeds (and other documents of conveyance) whereby the PB4 Owned Real Property was acquired by Seller, (ii) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB4 Owned Real Property or the PB4 Leased Real Property, including rights in any PB4 Easements appurtenant to or benefiting the PB4 Owned Real Property or the PB4 Leased Real Property, to the extent such PB4 Easements constitute real property, (iii) documents referenced in such policies and (iv) surveys related to the PB4 Owned Real Property or the PB4 Leased Real Property and any PB4 Easements appurtenant to or benefiting the PB4 Owned Real Property or the PB4 Leased Real Property.
(n)Part II of Schedule 2.13(a) contains a drawing that identifies the PB4 Bond Real Property. Seller has made available to PB4 Purchaser to the extent in Seller's possession, copies of (i) any title insurance policies (including any and all endorsements thereto) insuring an interest in the PB4 IDA Bond Real Property, including rights in any PB4 Easements appurtenant to or benefiting the PB4 IDA Bond Real Property, (ii) documents referenced in such policies and (iii) surveys related to the PB4 IDA Bond Real Property and any PB4 Easements appurtenant to or benefiting the PB4 IDA Bond Real Property.
(o)Part I of Schedule 2.17(a) contains a drawing that identifies the Common Facilities Owned Real Property and Schedule 2.17(b) contains a drawing that identifies the Common Facilities Leased Real Property. Schedule 2.17(c) sets forth a description of each of the Common Facilities Easements. Seller has made available to Purchasers copies of the following documents, to the extent in Seller's possession:

(i) the deeds (and other documents of conveyance) whereby the Common Facilities Owned Real Property was acquired by Seller, (ii) any title insurance policies (including any and all endorsements thereto) insuring an interest in the Common Facilities Owned Real Property or the Common Facilities Leased Real Property, including rights in any Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned Real Property or the Common Facilities Leased Real Property, to the extent such Common Facilities Easements constitute real property, (iii) documents referenced in such policies and (iv) surveys related to the Common Facilities Owned Real Property or the Common Facilities Leased Real Property and any Common Facilities Easements appurtenant to or benefiting the Common Facilities Owned Real Property or the Common Facilities Leased Real Property.
(p)Part II of Schedule 2.17(a) contains a drawing that identifies the Common Facilities IDA Bond Real Property. Seller has made available to the Project Purchasers to the extent in Seller's possession copies of (i) any title insurance policies (including any and all endorsements thereto) insuring an interest in the Common Facilities IDA Bond Real Property, including rights in any Common Facilities Easements appurtenant to or benefiting the Common Facilities IDA Bond Real Property, (ii) documents referenced in such policies and (iii) surveys related to the Common Facilities IDA Bond Real Property and any Common Facilities Easements appurtenant to or benefiting the Common Facilities IDA Bond Real Property.
(q)Except as set forth on Schedule 4.7(k), Seller has good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances. Seller has a good and valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Seller has a good and valid easement interest or, as applicable, other real property interest in all of the Easements as grantee or beneficiary, free and clear of all Encumbrances except Permitted Encumbrances.
(r)Seller has, as of the Effective Date, a good and valid leasehold interest in the IDA Bond Real Property and good and valid easement interest in the Easements benefiting the IDA Bond Real Property. The IDA Bond Real Property is free and clear of all Encumbrances except Permitted Encumbrances.
(s)Seller is in possession of all of the Owned Real Property and Easements appurtenant to or benefiting the Owned Real Property. Seller is in possession of all IDA Bond Real Property and Easements appurtenant to or benefiting the IDA Bond Real Property.
(t)Except as set forth on Part I of Schedule 4.7(n), all of the Easements are valid, binding and in full force and effect, and any amounts due and payable thereon to date have been paid. Except as set forth on Part II of Schedule 4.7(n), there exists no default, nor, to Seller's Knowledge, any event or condition that, with notice or lapse of time, or both, would constitute a default by Seller under any Easement or, to Seller's Knowledge, by any grantor of any Easement. Except as set forth on Part III of Schedule 4.7(n), none of the Easements require any Consent of the grantor or any other Person to the sale, conveyance, assignment, transfer or delivery thereof to Purchasers.
(u)Except as set forth on Schedule 4.7(o), there are no Actions pending or, to Seller's Knowledge, threatened by any Person involving the exercise or a claim of eminent domain or similar right over or with respect to all or any portion of the Project Real Property, including any of the improvements thereon, therein, or thereunder that would reasonably be expected to have a Material Adverse Effect.
(v)None of the Project Real Property, including buildings, structures, facilities, fixtures and other improvements, or the conduct of the Business, contravenes or violates any building or zoning Law applicable to the Project Real Property other than as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the operation of the Business as currently conducted by Seller; provided that the only representations and warranties made with respect to the absence of any violation of the Project Real Property of any Environmental Law are set forth in Section 4.15. None of the Project Real Property, including buildings, structures, facilities, fixtures and other improvements contravenes or violates any administrative, occupational safety and health or other Law applicable to the Project Real Property (whether or not permitted on the basis of prior nonconforming use, waiver or variance) other than as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the operation of the Business as currently conducted by Seller, and none of the Project Real Property serves any adjoining or other real property for any purpose or is subject to any restrictions relating to flood zoning; other than, in any such case, as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the operation of the Business as currently conducted by Seller.
Section 4.8. Leased Personal Property
.
(w) Except for the PB1 IDA Bond Other Property, Schedule 4.8(a) sets forth a complete and accurate description of each item of PB1 Tangible Personal Property leased or licensed to Seller (the "PB1 Leased Personal Property") as of the Effective Date.
(x)Except for the PB2 IDA Bond Other Property, Schedule 4.8(b) sets forth a complete and accurate description of each item of PB2 Tangible Personal Property leased or licensed to Seller (the "PB2 Leased Personal Property") as of the Effective Date.
(y)Except for the PB3 IDA Bond Other Property, Schedule 4.8(c) sets forth a complete and accurate description of each item of PB3 Tangible Personal Property leased or licensed to Seller (the "PB3 Leased Personal Property") as of the Effective Date.
(z)Except for the PB4 IDA Bond Other Property, Schedule 4.8(d) sets forth a complete and accurate description of each item of PB4 Tangible Personal Property leased or licensed to Seller (the "PB4 Leased Personal Property") as of the Effective Date.
(aa)Except for the Common Facilities IDA Bond Other Property, Schedule 4.8(e) sets forth a complete and accurate description of each item of Common Facilities Tangible Personal Property leased or licensed to Seller (the "Common Facilities Leased Personal Property") as of the Effective Date.
(ab)Seller has good and valid leasehold interests in the Leased Personal Property and the IDA Bond Other Property that is material to the ownership, use, operation or maintenance of the Project, in each case, that is included in the Purchased Assets.
Section 4.9. Tangible Personal Property and Inventory
.
(ac)Schedules 2.1(d) and 2.1(e) set forth, respectively, a complete and accurate description of each material item of PB1 Tangible Personal Property and PB1 Inventory included in the PB1 Assets, including each item of PB1 Tangible Personal Property or PB1 Inventory with a book value of $10,000 or greater.
(ad)Schedules 2.5(d) and 2.5(e) set forth, respectively, a complete and accurate description of each material item of PB2 Tangible Personal Property and PB2 Inventory included in the PB2 Assets, including each item of PB2 Tangible Personal Property or PB2 Inventory with a book value of $10,000 or greater.
(ae)Schedules 2.9(d) and 2.9(e) set forth, respectively, a complete and accurate description of each material item of PB3 Tangible Personal Property and PB3 Inventory included in the PB3 Assets, including each item of PB3 Tangible Personal Property or PB3 Inventory with a book value of $10,000 or greater.
(af)Schedules 2.13(d) and 2.13(e) set forth, respectively, a complete and accurate description of each material item of PB4 Tangible Personal Property and PB4 Inventory included in the PB4 Assets, including each item of PB4 Tangible Personal Property or PB4 Inventory with a book value of $10,000 or greater.
(ag)Schedules 2.17(d) and 2.17(e) set forth, respectively, a complete and accurate description of each material item of Common Facilities Tangible Personal Property and Common Facilities Inventory included in the Common Facilities Assets, including each item of Common Facilities Tangible Personal Property or Common Facilities Inventory with a book value of $10,000 or greater.

(ah)Except for the Leased Personal Property and the IDA Bond Other Property, Seller has good and valid title to the Purchased Tangible Personal Property and Purchased Inventory, free and clear of all Encumbrances except Permitted Encumbrances.
Section 4.10. Project Contracts
.
(ai) There are no Material Project Contracts except for (i) the Purchased Contracts, (ii) the Project Excluded Contracts and (iii) the EAI Tolling Agreement. Seller has made available to each Project Purchaser complete and accurate copies of all Purchased Contracts and Project Excluded Contracts (including all written amendments, modifications, extensions, renewals and supplements thereto). No Affiliate of Seller is a party to a Contract that would constitute a Material Project Contract if Seller, rather than such Affiliate of Seller, were a party thereto.
(aj)Except as set forth in Schedule 4.10, no default, nor, to Seller's Knowledge, any event or condition that, with notice or lapse of time or both, would constitute a default, of Seller or, to Seller's Knowledge, any counterparty thereto has occurred or exists under any of the Purchased Contracts, except such defaults, events or conditions as (i) to which requisite waivers have been duly obtained or (ii) would not (A) result in any Assumed Liability or (B) give rise to any present right of termination under such Purchased Contract.
(ak)Other than as would not reasonably be expected to result in a Material Adverse Effect, no Action is pending or, to Seller's Knowledge, threatened against Seller challenging the enforceability of any Purchased Contract.
(al)Each Purchased Contract to which Seller is a party constitutes the valid and binding obligation of Seller and, to Seller's Knowledge, the other parties thereto, is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.
(am)Seller is not a party to any Contract or arrangement with any Person, including any other member of the Seller Group, providing for or permitting the joint ownership, pooling or mutual use of any Inventory, Consumables, Major Maintenance Spares, machinery (mobile or otherwise), equipment, vehicles, pumps, fittings, tools, furniture, furnishings, meters, metering equipment or other tangible movable property.
Section 4.11. Permits
.
(an)Part I of Schedule 4.11 sets forth a complete and correct list of all material Permits (excluding Environmental Permits, which are the subject of Section 4.15) held by Seller or any of its Affiliates for the ownership, lease, use, operation or maintenance of the Purchased Assets, as currently operated by or for Seller, and for the lawful conduct of the Business as currently conducted by Seller, including any and all pending applications for any new material Permit or the renewal, extension or modification of any material Permit to be held by Seller or any of its Affiliates for the ownership, lease, use, operation, or maintenance of the Project or the Purchased Assets. Except as set forth in Part III of Schedule 4.11, since the date falling one year prior to the Effective Date, to the Knowledge of Seller, Seller or an Affiliate of Seller has held at the time required all Permits (excluding Environmental Permits, which are the subject of Section 4.15) required by Law for the ownership, lease, use, operation or maintenance of the Purchased Assets or the conduct of the Business as operated or conducted by Seller or any of its Affiliates except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect.
(ao)Each Purchased Permit (excluding Environmental Permits, which are the subject of Section 4.15) is valid and in full force and effect and, as of the Closing, is held by Seller except where the failure of such Purchased Permit to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect. To Seller's Knowledge, no event has occurred that permits the revocation, suspension, limitation or termination of, or the adverse modification, suspension, impairment or limitation in any material respect of, any Purchased Permit or any pending application for any new material Permit or the renewal, extension or modification of any material Permit listed on Part I of Schedule 4.11 (excluding Environmental Permits, which are the subject of Section 4.15). There is, to Seller's Knowledge, no event, fact, circumstance or condition (or set of events, facts, circumstances or conditions) arising out of the ownership, lease, use, operation or maintenance of the Project or the Purchased Assets by Seller or the conduct of the Business during the last twelve (12) months that would reasonably be expected to in either case (i) prevent Seller from obtaining the prompt renewal, extension or transfer in connection with the Transactions of any Permit listed (or which should have been listed) on Part I of Schedule 4.11 with an associated cost not in excess of standard renewal, extension or transfer fees or (ii) require a modification of any Permit listed (or which should have been listed) on Part I of Schedule 4.11 (other than a modification already obtained); provided, however, that nothing in this third sentence of Section 4.11(b) (A) ensures the prompt renewal, extension or transfer to any Project Purchaser, or the costs associated therewith, of any Permit listed (or which should have been listed) on Part I of Schedule 4.11 or (B) addresses any delays, rejections, excess costs or modifications, if any, that may arise or relate to the identity or regulatory status of any Project Purchaser.
(ap)Except as set forth in Part II of Schedule 4.11, (i) Seller and its Affiliates are in compliance in all material respects with the Purchased Permits, except for Environmental Permits, which are the subject of Section 4.15 and (ii) since the date falling one year prior to the Effective Date, to the Knowledge of Seller, Seller and its Affiliates have been in compliance with the Purchased Permits, except for Environmental Permits, which are the subject of Section 4.15, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
Section 4.12. Warranties
. To Seller's Knowledge, Seller holds and has the right to enforce all of the material Purchased Warranties.
Section 4.13. Intellectual Property
.
(aq)Part I of Schedule 4.13 sets forth all material Intellectual Property Rights owned by Seller or any of its Affiliates and used in or for the Business or the Project.
(ar)Part II of Schedule 4.13 sets forth all material Intellectual Property Rights held or possessed (but not owned) by Seller or an Affiliate of Seller that are used in the Business or by the Project. Part II(A) of Schedule 4.13 sets forth the licenses and similar rights pursuant to which Seller or any of its Affiliates holds or possesses the material Intellectual Property Rights described in Part II of Schedule 4.13 (the "Purchased Licenses"). All Intellectual Property Rights set forth in Part II of Schedule 4.13 consist of licenses and similar rights granted by or from Persons who are not Affiliates of Seller.
(as)The possession or use by Seller or any of its Affiliates of the Purchased Intellectual Property Rights and the business and activities of Seller and its Affiliates related to the Business or the Project, including Seller's obligations in this Agreement, do not, to the Knowledge of Seller, violate or infringe upon the Intellectual Property Rights of any Person. No Person has notified Seller or any of its Affiliates in writing that Seller or any of its Affiliates is violating or infringing upon the Intellectual Property Rights of any Person. To Seller's Knowledge, no Person is infringing upon or violating any Purchased Intellectual Property Rights of Seller.
(at)Assuming receipt of the Consents described in Part III of Schedule 4.13, Seller has the right to provide and transfer to each Project Purchaser for such Project Purchaser's use in connection with the Business and the Purchased Assets acquired by such Project Purchaser an ownership interest in all of the material Purchased Intellectual Property Rights.
Section 4.14. Condition and Sufficiency of Assets
.
(au)Except as set forth in Schedule 4.14(a), all of the Purchased Tangible Personal Property and Purchased Inventory, and all improvements to the Project Real Property, including all buildings, fixtures, component parts, other constructions and other improvements thereon, thereto, or thereunder, (i) are in good operating condition and repair, subject only to ordinary wear and tear, and (ii) have been maintained by or for Seller since August 5, 2014 in the ordinary course of business consistent with past practices in all material respects.
(av)Except for the Excluded Assets and the Non-Assigned Assets for which Seller's Consents have not been obtained as of the Closing, the Purchased Assets constitute all of the assets, properties, rights (including all real property rights and Intellectual Property Rights) and interests reasonably necessary for the use, operation and maintenance of the Project, or the conduct of the Business, on the Closing Date consistent with past practices.
(aw)Except as set forth on Schedule 4.14(c), no Affiliate of Seller owns any asset, interest, property, right, license or contract (other than indirectly through such Affiliate's ownership interest in Seller) that, if owned by Seller, would constitute a Purchased Asset.
Section 4.15. Environmental Matters
.
(ax)(i)    The representations and warranties set forth in this Section 4.15(a) relate exclusively to the period of Seller's ownership or control of the Project or any of the Project Real Property. Seller makes no representations and warranties under this Section 4.15(a) with respect to any period prior to Seller's ownership or control of the Project or any of the Project Real Property. Part I of Schedule 4.15(a) sets forth a complete and correct list of all material Environmental Permits and all pending applications for any new material Environmental Permits or the renewal, extension or modification of any material Environmental Permit held by Seller or any of its Affiliates in respect of the Purchased Assets and the conduct of the Business.
(i)Except as set forth in Part II of Schedule 4.15(a), the Project and the Project Real Property are used, operated and maintained in compliance in all material respects with all applicable Environmental Laws (including Environmental Laws requiring Seller to obtain, maintain, and comply with Environmental Permits) and material Environmental Permits. Seller has obtained and, if required as of the Closing Date, maintains in full force and effect all material Environmental Permits required by Environmental Law for the ownership, lease, use, operation, maintenance or repair of the Project and the conduct of the Business. Each material Environmental Permit that is a Purchased Permit is valid and in full force and effect and, as of the Closing, is held by Seller. To Seller's Knowledge, no event (other than any change in Environmental Law) has occurred that would reasonably be expected to result in the revocation, suspension or termination of, or the adverse modification, impairment or limitation in any material respect of, any material Environmental Permit or any pending application for any new material Environmental Permit or the renewal, extension or modification of any material Environmental Permit.
(ii)Except as set forth in Part III of Schedule 4.15(a), neither Seller nor any of its Affiliates (nor any Representative of Seller or any of its Affiliates) has generated, transported, used, stored, treated, disposed of, handled or managed Hazardous Substances relating to the Project or the Project Real Property except in compliance in all material respects with all applicable Environmental Laws and Environmental Permits.

(iii)Except as set forth in Part IV of Schedule 4.15(a), to Seller's Knowledge, no material Environmental Condition exists at, on or under the Project Real Property, and no (i) Hazardous Substance has been Released by the Project or at, on or under the Project Real Property and (ii) Hazardous Substance has migrated from the Project Real Property, except, in each case of clause (i) or clause (ii), in compliance in all material respects with all Environmental Laws and applicable Environmental Permits or as has been Remediated to the satisfaction of the applicable Governmental Authorities. Each such Remediation is described in Part IV of Schedule 4.15(a).
(iv)Except as set forth in Part V of Schedule 4.15(a), there is not any pending or, to Seller's Knowledge, threatened material Environmental Claim with respect to the Project or the Project Real Property. To Seller's Knowledge, Seller does not have any material Environmental Liability relating to the Project or the Project Real Property.
(v)Except as set forth in Part VI of Schedule 4.15(a), to Seller's Knowledge, no above-ground storage tanks, underground storage tanks or other storage or process tanks (in each case, containing any material quantity of any Hazardous Substance) are owned, operated, leased or used at the Project Real Property. Except as set forth in Part VI of Schedule 4.15(a) or in a quantity, location or manner that would not reasonably be expected to require any material Remediation pursuant to any Environmental Law, to Seller's Knowledge, the Project and the Project Real Property do not contain asbestos or asbestos-containing material, polychlorinated biphenyls or equipment containing the foregoing, regulated concentrations of lead or lead-based paint, or urea formaldehyde foam insulation that could reasonably be expected to result in a material Environmental Claim being made.
(vi)Seller has not sought or obtained, and, to Seller's Knowledge, no other Person has sought or obtained, environmental insurance with respect to the Project or the Project Real Property.
(vii)Except for any Permitted Encumbrance, no material Encumbrance under any Environmental Law has been imposed or, to Seller's Knowledge, has been threatened to be imposed by any Governmental Authority on the Project or the Project Real Property and, to Seller's Knowledge, there are no events, facts, circumstances or conditions (or set of events, facts, circumstances or conditions) that are reasonably likely to result in the imposition of any material Encumbrance under any Environmental Laws on the Project or the Project Real Property.
(ay)To Seller's Knowledge or as would not reasonably be expected to result in a Material Adverse Effect, the representations and warranties set forth in Section 4.15(a) are true and correct with respect to the period prior to Seller's ownership or control of the Project or the Project Real Property.
(az)This Section 4.15 contain the sole and exclusive representations and warranties of Seller with respect to environmental, health and safety matters, including all matters arising under Environmental Laws or relating to any Environmental Conditions, Environmental Liabilities, Environmental Claims, Environmental Permits, Remediation or Hazardous Substances.
Section 4.16. Tax Matters
.
(ba)Except as set forth in Part I(a) of Schedule 4.16, Seller or an Affiliate of Seller has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns relating to the Business or the Project, and required to be filed by Seller or any of its Affiliates with the applicable Governmental Authority or Person. All Tax Returns described above are true, correct and complete in all material respects.
(bb)Except as set forth in Part I(b) of Schedule 4.16, all Taxes imposed on or with respect to the Business or the Project or for which Seller or any of its Affiliates is or could be liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons under any Contract or agreement the primary purpose of which relates to Taxes with respect to all taxable periods, or portions thereof, ending on or before the Closing, and required to be paid by Seller or any of its Affiliates have been paid, whether or not shown as due on the Tax Returns described in Section 4.16(a).
(bc)Seller and its Affiliates is in compliance with all Tax Laws and all Tax agreements applicable to the Business or the Project in all material respects.
(bd)Except as set forth in Part I(d) of Schedule 4.16, neither Seller nor any of its Affiliates is a party to any Action, nor is any Action or investigation, to Seller's Knowledge, pending or threatened for the assessment or collection of any material Tax relating to the Business or the Project, and no deficiency notice or report has been received by Seller or any of its Affiliates in respect of any material Tax relating to the Business or the Project, that has not resulted in a final binding settlement and payment to the applicable Governmental Authority or Person, in each case, where any resulting Tax liability would not be considered an Excluded Liability.
(be)Except as set forth in Part I(e) of Schedule 4.16, (i) to Seller's Knowledge, no Tax Return of Seller or any of its Affiliates relating to the Business or the Project, is under examination by the Internal Revenue Service or other Governmental Authority; (ii) all deficiencies asserted as a result of any such examination have been paid or finally settled; and (iii) no issue has been raised by the Internal Revenue Service or other Governmental Authority in any such examination that, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for Seller or any its Affiliates for any other taxable period not so examined.
(bf)Except as set forth in Part II of Schedule 4.16, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any taxable period.
(bg)None of the Purchased Assets secures, directly or indirectly, any debt the interest on which is tax-exempt under Section 103(a) of the Code.
Section 4.17. Employee Benefit Matters
.
(bh)Schedule 4.17(a) contains a complete list of all Employee Plans, whether or not "employee benefit plans" within the meaning of Section 3(3) of ERISA. True and complete copies of (i) each Employee Plan, including any amendments thereto (or, in the case of any Employee Plan that is unwritten, a description thereof), (ii)  current summary plan descriptions and summaries of material modifications related thereto, and (iii) if such Employee Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service, have in each case been made available to the Purchasers.
(bi)Each Employee Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan and the trusts related thereto are qualified under Sections 401(a) and 501(a), respectively, of the Code. Each such Employee Plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.
(bj)No member of the Entegra Group or any of their ERISA Affiliates has ever sponsored, participated in, maintained or been required to contribute to any Employee Plan that is subject to Title IV of ERISA, any "multiemployer plan" (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413(c) of the Code), or any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), nor does any Project Employee participate in any such plan.
(bk)Except as set forth on Schedule 4.17(d), there are no Actions or liens existing, pending, or, to Seller's Knowledge, threatened (other than routine claims for benefits) with respect to any Employee Plan or fiduciary thereof that would reasonably be expected to result in any material fine, penalty, Tax or liability of any kind to any Purchaser, any member of the Entegra Group or any of their ERISA Affiliates.

(bl)No Employee Plan provides welfare benefits after termination of employment to any Project Employee or to any other Employee or individual (or to any spouse, former spouse or beneficiary of any of the foregoing), excluding health coverage required to be continued under COBRA or other similar state or local Laws, the cost of which is fully paid by such current or former employees or their dependents.
(bm)No Employee Plan has terms that would require assumption or adoption thereof by any Purchaser or any Affiliate of any Purchaser. No member of the Entegra Group or any of their respective ERISA Affiliates have any commitments or obligations to provide any specific benefits or continued employment for any specific term to any Project Employee as a result of any Employee Plan, any employment Contract or any other Contract.
(bn)No owner of Entegra TC (i) is under common control, or is a single employer, with any member of the Entegra Group under Section 4001(b)(1) of ERISA or Section 414 of the Code or (ii) is subject to any Controlled Group Liability that would become a liability of any Purchaser as a result of the consummation of the transactions contemplated by this Agreement.
(bo)To Seller’s Knowledge, the participation during any periods prior to the date a Project Employee becomes an employee of any Purchaser or any Affiliate of any Purchaser of any Project Employees in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by Employer’s Alliance LLC (d/b/a Fortune Business Solutions) would not reasonably be expected to result in any material liability to any Purchaser.
Section 4.18. Employee Matters
.
(bp)All of the present Project Employees are Employees of Union Power Employee Company and are listed in Part I of Schedule 4.18(a). Seller has provided to each Project Purchaser a true, accurate, and complete list of the present Project Employees as of the Effective Date that contains their names, titles, years of company service, status under the Fair Labor Standards Act of 1938, as amended ("FLSA") (as exempt or non-exempt), and current compensation or base salaries or wage payable to all such Project Employees. Other than such present Project Employees and those individuals listed in Part II of Schedule 4.18(a), no other individuals work at, or if working at another location, perform substantially all of their work in support of, the Project as of the Effective Date.
(bq)With respect to the Project Employees and except as set forth on Schedule 4.18(b), (i) each member of the Entegra Group is in material compliance with all Laws relating to employment and employment practices, wages and hours, labor relations, workers' compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, immigration, employment Contracts, leave, reasonable accommodation, severance, privacy, medical privacy, unemployment, and all other terms, conditions or practices of employment or the workplace, and Seller has no Knowledge of any failure of Employer's Alliance LLC (d/b/a Fortune Business Solutions) to be in material compliance with any such Laws; (ii) there is no Action pending or, to Seller's Knowledge, threatened, or any Order binding upon any member of the Entegra Group, relating to employment and employment practices, wages and hours, overtime, labor relations (including union organizing), workers' compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, worker classification, employee benefits, immigration, employment Contracts, leave, reasonable accommodation, severance, privacy, medical privacy, unemployment, or any other terms, conditions or practices of employment or the workplace that would reasonably be expected to result in material liability to any Purchaser; and (iii) each Project Employee is properly classified under the FLSA and under any similar Law of any state or other jurisdiction applicable to such individuals. Except as would not reasonably be expected to result in material liability to any Purchaser, each Person performing services to the Project in a capacity other than as a Project Employee has been properly classified as such and engaged in accordance with all applicable Laws.
(br)No member of the Entegra Group is or has been a party to any collective bargaining agreement or other union Contract applicable to any Project Employee; no such Contract determines the terms and conditions of employment of any Project Employee; no collective bargaining agent has been certified as a representative of any of the Project Employees. No representation campaign or election is now in progress with respect to any of the Project Employees and no representation petition has been filed with the National Labor Relations Board. Further, (i) no Project Employees are represented by, and Seller has no Knowledge of any union organizing efforts with respect to, the Project or any Project Employees by, any union or labor organization; (ii) there is no labor strike, slowdown, sickout, lockout or work stoppage pending or, to the Knowledge of Seller, threatened by any Project Employees; and (iii) no member of the Entegra Group has received written notice of any unfair or illegal labor, workplace or employment-related claim or similar claim pending or threatened against any member of the Entegra Group before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority in any way relating to the Project, any Project Employees, or any independent contractor providing services to the Project.
(bs)Since June 30, 2014, no current or former Project Employees of Union Power Employee Company, Seller or any of its Affiliates have suffered an employment loss under the WARN Act or any similar state law.
Section 4.19. Insurance
. Part I of Schedule 4.19 sets forth a list of all material Project Insurance Policies held by Seller or its Affiliates as of the Effective Date. Seller has provided or made available to each Project Purchaser true and complete copies of the material Project Insurance Policies. All material Project Insurance Policies are in full force and effect in accordance with their terms, and no written notice of cancellation in respect of any material Project Insurance Policy has been received by Seller or any of its Affiliates. Part II of Schedule 4.19 sets forth, as of the Effective Date, by year, for the current policy year and each of the three (3) preceding policy years, exclusively as applied to the Project, (a) a statement describing each material claim under any Project Insurance Policy on a "ground up" basis and setting forth (i) the name of each claimant, (ii) a description of the Project Insurance Policy under which the claim was made by insurer, type of insurance, and coverage period and (iii) the amount and a brief description of the claim; and (b) a statement describing the loss experience for all material claims that were self-insured, including the number and aggregate cost of such claims.
Section 4.20. Regulatory Status
. Seller was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 by order dated January 27, 2000, in Docket No. EG00-56-00. The Project and Seller have met, and will continue to meet until the consummation of the Transactions at the Closing, all applicable requirements for the maintenance of such exempt wholesale generator status.
Section 4.21. Pipeline Status
. Except as set forth on Schedule 4.21, with respect to any pipeline and associated facilities owned by Seller and serving the Project such pipeline and associated facilities (i) have been owned at all times by the owner of the Project, (ii) have been used only for the delivery of Fuel to the Project, (iii) except for Fuel transported by EAI in connection with the EAI Tolling Agreement, have only transported Fuel owned by the owner of the Project, and (iv) do not constitute an interstate natural gas pipeline subject to the jurisdiction of FERC under the Natural Gas Act. Seller owns, leases or controls no pipeline or other facilities for the delivery of Fuel to the Project located on an Easement or outside the parcels of land described in Schedules 2.1(a), 2.5(a), 2.9(a), 2.13(a) and 2.17(a).
Section 4.22. Brokers
. Neither Seller nor any Affiliate thereof has employed an agent, broker, finder, investment or commercial banker, or any other Person, in connection with this Agreement or any of the Transactions so as to give rise to any broker's, finder's or similar fee, commission or payment payable by any Purchaser or any of their respective Affiliates.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each Purchaser, severally and not jointly, hereby represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:
Section 5.1.Organization and Existence
. Such Purchaser is duly organized, validly existing and in good standing under the laws of the state in which it is organized and has all requisite corporate or limited liability company, as applicable power and authority to own, use, lease and operate its properties and to carry on its business as now being conducted. Such Purchaser is duly qualified to do business and is in good standing in Arkansas and each other jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Purchaser.
Section 5.2. Execution, Delivery and Enforceability
. Such Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the Transactions. The execution and delivery by such Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is or becomes a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action required on the part of such Purchaser and no other approvals from the holders of any of such Purchaser's equity or debt securities are necessary to authorize the same. Assuming the due authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which such Purchaser is or becomes a party when executed by such Purchaser shall constitute, the valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.
Section 5.3. No Violation
. Assuming receipt of the Purchasers' Consents set forth in Part I of Schedule 5.3, Purchasers' Regulatory Approvals set forth in Part II of Schedule 5.3, the additional Consents and notices set forth in Part III of Schedule 5.3 and Seller's Regulatory Approvals, and assuming the expiration or termination of the applicable waiting periods under the HSR Act and receipt of the FERC 203 Authorization, neither the execution and delivery by such Purchaser of this Agreement or any of the Ancillary Agreements to which such Purchaser is or becomes a party, nor such Purchaser's compliance with any provision hereof or thereof, nor such Purchaser's consummation of the Transactions will:
(a)violate, conflict with, or result in a breach of any provisions of the Organizational Documents of such Purchaser;
(b)conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration or guaranteed payment, in each case under the terms, conditions or provisions of any material note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which such Purchaser is a party or by which such Purchaser is bound; or

(c)result in a material violation, conflict or breach of any Law or Permit applicable to such Purchaser or any of its assets.
Section 5.4. Litigation
. Except as set forth in Schedule 5.4, there is no Action pending or, to such Purchaser's Knowledge, threatened against or involving such Purchaser or any of its Affiliates before or being conducted by any Governmental Authority or arbitrator that, individually or in the aggregate, would reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by such Purchaser of such Purchaser's obligations under this Agreement or any of the Ancillary Agreements to which such Purchaser is or becomes a party or the consummation of the Transactions, (b) a claim against Seller or any Affiliate of Seller for damages as a result of such Purchaser entering into this Agreement or any of the Ancillary Agreements or the consummation by such Purchaser of the Transactions or (c) a material delay in or material impairment of such Purchaser's performance of its obligations under this Agreement or any of the Ancillary Agreements or a material impairment of the authority, right or ability of such Purchaser to consummate the Transactions.
Section 5.5. Brokers
. Except as set forth on Schedule 5.5, neither such Purchaser nor any Affiliate thereof has employed an agent, broker, finder, investment or commercial banker, or any other Person, in connection with this Agreement or any of the Transactions so as to give rise to any broker's, finder's or similar fee, commission or payment payable by Seller or any of its Affiliates.
Section 5.6. No Additional Representations and Warranties
. Such Purchaser acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Article IV: (a) Seller has not made, and does not make, any representation or warranty, express or implied, oral or written, relating to the Purchased Assets, the Assumed Liabilities, the Project or the Business, and (b) the Purchased Assets shall be transferred to the applicable Purchaser in their condition at the time of the Closing "as is, where is" and without any further representation or warranty (including any implied warranties of merchantability, fitness for a particular purpose or otherwise) whatsoever. Nothing in this Section 5.6 is intended to or shall reduce or limit the liability of Seller with respect to any breach of a representation or warranty of Seller expressly set forth in this Agreement or any Ancillary Agreement to which such Purchaser is a party.
Section 5.7. Financial Resources
. Each Purchaser will have available at the Closing the funds sufficient to pay the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price (as applicable) and the fees and expenses related to the transactions contemplated by this Agreement.
ARTICLE VI.
COVENANTS OF THE PARTIES
Section 6.1.Efforts to Close
.
(a) Subject to the terms and conditions herein, each of the Parties shall cooperate, and shall cause their Representatives to cooperate, with the other Parties and use Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Transactions. Such actions shall include (i) in the case of Seller, exercising Commercially Reasonable Efforts to (A) obtain the Consents of any Governmental Authority or other Person required for the Closing to occur or required to transfer, convey and assign the Purchased Assets and the Assumed Liabilities to the applicable Purchaser at the Closing, including Seller's Regulatory Approvals and Seller's Consents, (B) effect all other necessary notifications, registrations and filings, including filings under Laws, and all other necessary filings with any Governmental Authority having jurisdiction over Seller or the Project, (C) release or remove, or obtain the release or removal of, all Encumbrances described in Schedule 1.1C, and (D) satisfy all conditions of Seller to the Closing set forth herein, and (ii) in the case of each Purchaser, exercising Commercially Reasonable Efforts to (A) obtain the Consents of any Governmental Authority or other Person required for the Closing to occur or required to receive the applicable Purchased Assets and assume the Assumed Liabilities from Seller at the Closing, including such Purchaser's Regulatory Approvals and Purchasers' Consents, (B) effect all other necessary notifications, registrations and filings, including filings under Laws, and all other necessary filings with any Governmental Authority having jurisdiction over such Purchaser or the Project and (C) satisfy all conditions of such Purchaser to the Closing set forth herein.
(b)Nothing in Section 6.1(a) is intended to or shall vary the terms of any discretion or judgment (however expressed) granted to a Party herein or in any Ancillary Agreement. For the avoidance of doubt, and without limiting the generality of the foregoing, nothing in this Agreement shall require any Purchaser or any Affiliate of any Purchaser to offer, accept, or fulfill any term or condition of, or any limitation on, the applicable Purchasers' Regulatory Approvals that is unsatisfactory to such Purchaser in its sole and absolute discretion, including any term or condition requiring such Purchaser (or any of its Affiliates) to dispose of, sell, or transfer ownership or control of any of its assets, properties or businesses, hold or retain separate particular assets or categories of assets, properties or businesses, or agree to divest, dispose of or hold separate one or more assets or properties or conditioning approval or authorization on any of the same.
Section 6.2. Transaction Expenses
. Except as otherwise provided in this Agreement (including the remainder of this Section 6.2) or any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Closing occurs. The Parties agree that:
(c)all costs associated with (i) preliminary title reports or commitments concerning the PB1 Insurable Real Property, the PB1 Title Policy and the endorsements set forth on Part I of Schedule 6.2(a) shall be borne by PB1 Purchaser, (ii) preliminary title reports or commitments concerning the PB2 Insurable Real Property, the PB2 Title Policy and the endorsements set forth on Part II of Schedule 6.2(a) shall be borne by PB2 Purchaser, (iii) preliminary title reports or commitments concerning the PB3 Insurable Real Property, the PB3 Title Policy and the endorsements set forth on Part III of Schedule 6.2(a) shall be borne by PB3 Purchaser, and (iv) preliminary title reports or commitments concerning the PB4 Insurable Real Property, the PB4 Title Policy and the endorsements set forth on Part IV of Schedule 6.2(a) shall be borne by PB4 Purchaser;
(d)all costs associated with the Survey shall be borne by the Project Purchasers in proportion to each Project Purchaser's Undivided Pro Rata Percentage;
(e)all documentary, Purchased Contract, Purchased License and Consent or conveyance or assignment fees or similar charges or costs (other than those with respect to the transfer or assignment of a Permit or the Emission Allowances), if any, excluding Transfer Taxes, shall be borne by Seller;
(f)all (i) PB1 Purchased Permit or PB1 Purchased Emission Allowance transfer or assignment fees or similar charges or costs, if any, including Taxes, shall be borne by PB1 Purchaser, (ii) PB2 Purchased Permit or PB2 Purchased Emission Allowance transfer or assignment fees or similar charges or costs, if any, including Taxes, shall be borne by PB2 Purchaser, (iii) PB3 Purchased Permit or PB3 Purchased Emission Allowance transfer or assignment fees or similar charges or costs, if any, including Taxes, shall be borne by PB3 Purchaser; (iv) PB4 Purchased Permit or PB4 Purchased Emission Allowance transfer or assignment fees or similar charges or costs, if any, including Taxes, shall be borne by PB4 Purchaser; and (v) Common Facilities Permit or Common Facilities Emission Allowance transfer or assignment fees or similar charges or costs, if any, including Taxes, shall be borne by the Project Purchasers in proportion to each Project Purchaser's Undivided Pro Rata Percentage;

(g)all recording fees and charges with respect to the transfer of real property from Seller to any Purchaser in connection with this Agreement or any Ancillary Agreement shall be borne by the applicable Purchaser;
(h)all amounts charged by the Environmental Consultant in connection with the Environmental Assessment shall be borne by the Project Purchasers (allocated among Project Purchasers in accordance with each Project Purchaser's Undivided Pro Rata Percentage);
(i)the filing fee payable in connection with the notifications required to be filed under the HSR Act with respect to the Transactions shall be borne one-half by Project Purchasers (allocated among Project Purchasers in accordance with each Project Purchaser's Undivided Pro Rata Percentage) and one-half by Seller;
(j)all costs, including premiums, brokerage commissions, surplus lines or premium tax and other applicable taxes, fees, surcharges or out-of-pocket costs associated with procuring each Representation and Warranty Insurance Policy shall be borne by Seller; and
(k)any and all Transfer Taxes incurred in connection with this Agreement, the Ancillary Agreements or the Transactions shall be borne by the Project Purchasers in proportion to each Project Purchaser's Undivided Pro Rata Percentage.
All costs and expenses payable by one Party to another Party under this Section 6.2 shall be settled (i) upon or within thirty (30) days after termination or expiration of this Agreement or (ii) if the Closing occurs, at the Closing or thereafter in accordance with Section 3.7 and Section 3.8; provided that, with respect to any costs and expenses contemplated by Section 6.2(h) that are paid by any Project Purchaser, Seller shall (A) credit such Project Purchaser's share of the purchase price for any such costs and expenses reasonably incurred by such Project Purchaser within ninety (90) days of the Closing Date, (B) promptly, but in any event within thirty (30) days after such Project Purchaser's request for reimbursement, reimburse such Project Purchaser for any such costs and expenses reasonably incurred by such Project Purchaser outside of such ninety (90)-day period, and (C) promptly, but in any event within thirty (30) days after such Project Purchaser's request for reimbursement, reimburse such Project Purchaser for any such costs and expenses reasonably incurred by such Project Purchaser that have not otherwise been credited to such Project Purchaser's share of the purchase price or reimbursed pursuant to clause (A) or (B) above, including in the event of a termination or expiration of this Agreement.
Section 6.3. Conduct Pending Closing
.
(l) From the Effective Date through the Closing, unless each applicable Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, and except for (i) actions required by Law, (ii) actions permitted by this Agreement or any Ancillary Agreement or necessary to consummate the Transactions and expressly contemplated hereunder or thereunder, and (iii) subject to the other terms of this Agreement, reasonable actions taken in response to an emergency, forced outage or an event of force majeure in accordance with Good Industry Practices and promptly disclosed in writing to each applicable Purchaser, Seller shall, and, where applicable, shall cause its Affiliates to conduct the Business and operate and maintain the Project (or cause the Project to be operated and maintained) in accordance with all Laws and Permits in all material respects and in the ordinary course of business consistent with past practices, including (A) operating and maintaining the systems, equipment and machinery of the Project that are Purchased Assets in compliance with all Laws and Permits in all material respects, including compliance with the manufacturer's technical requirements and information in all material respects, (B) making timely and complete application to the applicable Governmental Authority for the renewal of any material Seller's Permit so as to effectuate such renewal reasonably prior to the scheduled expiration date of such Seller's Permit and (C) using Commercially Reasonable Efforts to preserve the good will of lessors, suppliers, Employees, licensors, agents, contractors, and other Persons having a material business relationship with Seller or any of its Affiliates with respect to the Project or the Business or Governmental Authorities having jurisdiction over the Project, the Project Real Property or the Business. In addition, with respect to each Contract that would be a Purchased Contract or a Purchased License entered into by Seller or any of its Affiliates from and after the Effective Date through the Closing that includes a Purchased Warranty, Seller shall, and where applicable, shall cause its Affiliates to, use Commercially Reasonable Efforts to cause each such Contract to permit Seller or its Affiliates to freely assign such Purchased Warranty to the applicable Purchaser without the consent of any Person.
(m)From the Effective Date through the Closing, unless each applicable Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, and except for actions required by Law, actions permitted by this Agreement or an Ancillary Agreement or necessary to consummate the Transactions or the transactions contemplated by the Ancillary Agreements and expressly contemplated hereunder or thereunder, and, subject to the other terms of this Agreement, reasonable actions taken in response to an emergency, a forced outage or an event of force majeure in accordance with Good Industry Practices and promptly disclosed in writing to each applicable Purchaser, Seller shall not, and, where applicable to the Purchased Assets or the Business, shall cause its Affiliates not to:
(i)(A) amend, supplement or otherwise modify in any material respect, or terminate or, except as required by its terms, renew or extend any (1) Purchased Contract, (2) Purchased License or (3) material Permit; provided, that Seller may extend (I) for a term that will expire no later than the earlier of (x) eighteen (18) months from such extension or (y) May 31, 2017 and on substantially similar terms not materially more favorable to the counterparty thereto, any Purchased Contract where it is necessary to do so in order for Seller to continue to operate the Project in the ordinary course of the conduct of the Business consistent with past practices and (II) any material Permit subject to compliance with Section 6.5(f), (B) waive any material default by, material term of or material right against, or release, settle or compromise any material claim against, any other party to a Purchased Contract or a Purchased License arising out of or related to such Contract, or (C) enter into any new Purchased Contract (other than as provided in Section 2.1(f), Section 2.5(f), Section 2.9(f), Section 2.13(f) or Section 2.17(f), as applicable) or Purchased License;
(ii)(A) sell, lease, license, transfer or otherwise dispose of, or remove from the Project, or make or enter into any Contract for the sale, lease, license, transfer, disposition or removal of, any material asset or property that would be included in the Purchased Assets, except for (1) (x)the disposition of Inventory or (y) (I) the disposition of PB1 Major Maintenance Spares, PB2 Major Maintenance Spares, PB3 Major Maintenance Spares, PB4 Major Maintenance Spares or Common Facilities Spares or (II) the transfer, disposition or removal of obsolete, broken, damaged or worn-out assets, in the case of (x) and (y), in the ordinary course of the conduct of the Business consistent with past practices, (2) any sale, lease, license, transfer, or disposition of such assets or properties made to any Purchaser or any Affiliate of any Purchaser, and (3) the conversion of fuel into electric energy in the ordinary course of business (and the resulting sale of such electric energy together with the sale of other electric products); or (B) except in the ordinary course of business consistent with past practices, transfer, use or re-characterize any item of Common Facilities Tangible Personal Property in a manner that causes such item of (1) Common Facilities Tangible Personal Property to become a PB1 Asset, a PB2 Asset, a PB3 Asset or a PB4 Asset, (2) PB1 Tangible Personal Property to become a PB2 Asset, a PB3 Asset, a PB4 Asset or a Common Facilities Asset, (3) PB2 Tangible Personal Property to become a PB1 Asset, a PB3 Asset, a PB4 Asset or a Common Facilities Asset, (4) PB3 Tangible Personal Property to become a PB1 Asset, a PB2 Asset, a PB4 Asset or a Common Facilities Asset or (5) PB4 Tangible Personal Property to become a PB1 Asset, a PB2 Asset, a PB3 Asset or a Common Facilities Asset;

(iii)permit, allow or cause any of the Purchased Assets to become subject to any Encumbrance, other than a Permitted Encumbrance;
(iv)resolve, settle or compromise (x) any Environmental Claim or any Action under any Law, or (y) to the extent Seller has Knowledge of an investigation pending before or being conducted by a Governmental Authority, arbitrator or mediator relating to the Business or the Purchased Assets, such investigation, except in each case to the extent such resolution, settlement or compromise is an Excluded Liability and would not (A) require or involve any post-Closing Remediation or (B) have a material and adverse effect upon any Purchaser's ownership, operation or use of, or the value of, the Purchased Assets, or any Purchaser's conduct of the Business (assuming the same is conducted consistent with Seller’s pre-Closing conduct), after the Closing;
(v)incur any obligation for borrowed money secured by the Purchased Assets other than extensions of credit and similar events in the ordinary course of the conduct of the Business;
(vi)delay beyond its due date the payment or discharge of any account payable or other obligation or liability that, upon or after the Closing, would be an Assumed Liability or could reasonably be expected to adversely affect, in any material respect, the operation, maintenance or physical condition of the Purchased Assets or the conduct of the Business after the Closing;
(vii)sell, transfer, swap, or otherwise make unavailable to the Project Purchasers at the Closing any of the Project Emission Allowances, except for the surrender of Project Emission Allowances to the issuing Governmental Authority in the ordinary course of the conduct of the Business consistent with past practices;
(viii)make any material change to the levels of Project Inventory maintained at the Project, except in the ordinary course of the conduct of the Business, consistent with past practices;
(ix)change any method, practice, or principle of financial or tax accounting that is material to the consummation of the Transactions or the obligations of the Parties hereunder, except as required by GAAP or Law;
(x)make any fundamental change to the Business;
(xi)make or change any election or registration with MISO with respect to the Project that would be applicable to the Project or any Power Block after Closing except as otherwise required or permitted by this Agreement (including pursuant to Sections 2.23, 6.19, 6.20 and 6.22);
(xii)except as otherwise required by applicable Law, make any promise, directly or indirectly, to any Project Employee (whether in writing or not) with respect to continued employment related to the Project;
(xiii)install the Emerson "Ovation Turbine Controls" system or any similar system at the Project other than the General Electric "Mark VI Controls" system; or
(xiv)authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing prohibited actions.
(n)Nothing in this Section 6.3 shall preclude Seller or any Affiliate of Seller from (i) paying, prepaying or otherwise satisfying any monetary liability that, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (ii) incurring any liability or obligation to any third party in connection with obtaining such party's Consent to any Transaction; provided, that any and all such liabilities and obligations so incurred are Excluded Liabilities, or (iii) acquiring any asset that would be an Excluded Asset.
Section 6.4. Regulatory Approvals
.
(o)Seller and each Purchaser shall make and file, or cause to be made and filed, with the United States Federal Trade Commission and the United States Department of Justice all notifications and filings required to be made and filed under the HSR Act with respect to the Transactions. The Parties shall consult with each other as to the appropriate time to make such notifications and filings and shall cooperate with each other with respect to the development and coordination of submission of such notifications and filings. Each Purchaser and Seller shall use good faith efforts to make such notifications and filings with the United States Federal Trade Commission and the United States Department of Justice on or before March 1, 2015.
(p)Seller and each Project Purchaser shall use good faith efforts to file with FERC on or before March 1, 2015, the joint application of the Parties seeking the FERC 203 Authorization.
(q)Each Project Purchaser shall use good faith efforts to file with FERC on or before March 1, 2015, its application seeking authorization for the inclusion in full in wholesale rates of the acquisition adjustment associated with the Transactions pursuant to Section 205 of the Federal Power Act.
(r)(i) EAI shall use good faith efforts to file with the APSC on or before March 1, 2015, its initial application seeking approval to purchase the portion of the Purchased Assets to be purchased by EAI as of such filing; (ii) EGSL shall use good faith efforts to file with the LPSC on or before March 1, 2015, its initial application seeking approval to purchase the portion of the Purchased Assets to be purchased by EGSL as of such filing; and (iii) ETI shall use good faith efforts to file with the PUCT on or before March 1, 2015, its initial application seeking approval to purchase the portion of the Purchased Assets to be purchased by ETI as of such filing.
(s)Seller and each Project Purchaser shall use good faith efforts to file on or before March 1, 2015, a request for (i) a temporary waiver, for a period of time beginning upon the issuance of any order granting such waiver and ending ninety (90) days after the Closing Date, of the FERC's capacity release rules as set forth in 18 C.F.R. § 284.8 ("Capacity Release Rules") and other related FERC policies and requirements with respect to the Gas Transportation Agreement (FERC), including the shipper-must-have-title policy, the prohibition on buy-sell arrangements, the prohibition on tying, posting and bidding requirements, and the restrictions on capacity releases above or below the applicable maximum rate, and (ii) any waivers of the FERC Gas Tariff governing service provided pursuant to the Gas Transportation Agreement (FERC) necessary to relieve Seller of any and all liability under such Gas Transportation Agreement (FERC) (solely to the extent such liability is allocable to the period after the Closing Date and not resulting from any breach or default by, or waiver or extension given by or to, Seller).
(t)The Parties acknowledge and agree that a Party shall be deemed to have acted in good faith if any of the initial application filings described in Section 6.4(a), Section 6.4(b), Section 6.4(c), Section 6.4(d), and Section 6.4(e) is delayed beyond the date provided therein as a result of any need to address in such application or resolve any material legal or regulatory risk or issue prior to submission of such application, including any issue arising from communications with the Department of Justice, Federal Trade Commission, FERC or APSC, LPSC or PUCT staff, as applicable, any issue concerning application sequencing or docket congestion, and any newly issued or promulgated Law or official guidance.
(u)Each Purchaser shall, with respect to its Purchasers' Regulatory Approvals, and Seller shall, with respect to Seller's Regulatory Approvals:
(i)use Commercially Reasonable Efforts to prevent the entry in a judicial or administrative proceeding brought by any Governmental Authority or any other Person for a permanent or preliminary injunction, temporary restraining order or other similar Order that would make unlawful, prevent or delay consummation of the Transactions; and
(ii)promptly take, in the event that such an injunction or similar Order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof and the posting of a bond to vacate, modify or suspend such injunction or Order so as to permit the consummation of the Transactions on a schedule as close as possible to that contemplated by this Agreement.
(v)With respect to the Seller's Regulatory Approvals and Purchasers' Regulatory Approvals referenced in Section 6.4(a) and Section 6.4(b), each Purchaser shall, upon the request of Seller, and Seller and Entegra TC shall, upon the request of any Purchaser, mutually execute and deliver a joint defense agreement regarding such applications in substantially the form attached hereto as Exhibit H.

(w)While EAI’s request for regulatory approval to purchase the portion of the Purchased Assets to be purchased by EAI pursuant to this Agreement is pending before the APSC, EAI agrees not to seek to obtain APSC approval of any generating unit power purchase or acquisition agreement that (i) is based on a proposal submitted to EAI in response to any request for proposals being conducted by EAI as of the Effective Date and (ii) would eliminate the need, under EAI’s resource planning principles, for EAI to purchase the portion of the Purchased Assets to be purchased by EAI pursuant to this Agreement.
Section 6.5. Permit, Emission Allowance and Purchased Contract Transfers
.
(x)Each Purchaser shall have primary responsibility for securing, at its expense, the transfer or re-issuance at or after the Closing of the Purchased Permits and the Emission Allowances to be transferred or re-issued to such Purchaser that are held by or for Seller or any Affiliate thereof, as and when required by Law. Subject to Section 6.2(d), Seller shall use, prior to, on and, if applicable, after the Closing, at its expense, Commercially Reasonable Efforts to cooperate and assist each Purchaser with, and shall cause its Affiliates and its and their respective Representatives to use Commercially Reasonable Efforts to cooperate and assist each Purchaser with, the transfer and re-issuance of the Purchased Permits and Emission Allowances to be transferred or re-issued to such Purchaser, including by timely executing and delivering any and all reasonably required forms or providing timely and appropriate notices and information to Governmental Authorities for such Purchaser to timely obtain all Purchased Permits and Emission Allowances to be transferred or re-issued to such Purchaser pursuant to Section 2.1(g), Section 2.1(l), Section 2.5(g), Section 2.5(l), Section 2.9(g), Section 2.9(l), Section 2.13(g), Section 2.13(l) or Section 2.17(g), as applicable, and by enforcing legal rights available to Seller under the terms of the Purchased Permits, Emission Allowances and related Contracts.
(y)Other than as provided in Section 6.5(a) with respect to Purchased Permits and Emission Allowances, Seller shall have primary responsibility for securing Seller's Consents. Subject to Section 6.2(c), each Purchaser shall use, prior to, on and, if applicable, after the Closing, and at its expense, Commercially Reasonable Efforts to cooperate and assist Seller with, and shall cause its Representatives to use Commercially Reasonable Efforts to cooperate and assist Seller with, securing Seller's Consents, including by timely executing and delivering any and all reasonably required documentation and providing any reasonably required information to any Person from whom a Seller's Consent is sought as so reasonably requested by Seller or such Person; provided, however, that no Purchaser shall have any obligation to pay any Consent fee, charge, payment or other similar cost, however expressed, in connection therewith.
(z)Seller shall not be obligated or permitted, without the applicable Purchaser's prior consent, to transfer a Purchased Permit, Emission Allowance, Purchased Contract, Purchased License or Purchased Warranty to such Purchaser (or its designee) to whom such Purchased Permit, Emission Allowance, Purchased Contract, Purchased License or Purchased Warranty is to be transferred without the applicable Seller's Consent having been obtained if the transfer by Seller or assumption by such Purchaser of the same would constitute a breach or default under the Purchased Permit, Emission Allowance, Purchased Contract, Purchased License or Purchased Warranty or violate any Law (each a "Non-Assigned Asset"). If any such Seller's Consent is not obtained prior to the Closing, to the extent and for so long as the applicable Non-Assigned Asset shall not have been transferred to the applicable Purchaser to whom such Non-Assignable Asset is to be transferred, or its designee, Seller shall, following the Closing, to the extent permitted by Law, hold such Non-Assigned Asset in trust for the use and benefit of such Purchaser (or its designee) and shall take such other actions (including entering into written agreements, notice of which shall, with respect to each Purchased Permit or Emission Allowance that is a Non-Assigned Asset, be provided, to the extent required by Law, by such Purchaser to the Governmental Authority transferring or re-issuing such Non-Assigned Asset) as such Purchaser may reasonably request in order to place such Purchaser or its designee in a substantively similar position to that which would have been in effect if such Seller's Consent had been obtained, or to provide such Purchaser or its designee the full rights, privileges and benefits of, any such Non-Assigned Asset not transferred to such Purchaser or its designee. To the extent permitted by Law, such Purchaser shall agree to perform for the benefit of Seller and comply with the obligations of Seller, at such Purchaser's expense, with respect to the Non‑Assigned Assets, to the extent such obligations are reasonably capable of being performed and complied with by such Purchaser, from and after the Closing through the completion of the transfer or re-issuance of such Non-Assigned Asset to such Purchaser or its designee or the expiration thereof according to its terms. Nothing in this Section 6.5 shall limit a Party's obligations or liabilities under Article III and Section 6.1 or Section 6.2.
(aa)With respect to any applicable compliance period that begins on or before the Closing Date and ends after the Closing Date, (i) Seller shall be responsible for procuring and transferring to each Project Purchaser's or its designated agent's account, on or before the end of such compliance period, sufficient Emission Allowances for such compliance period as required under Environmental Laws and not previously surrendered by Seller to the applicable Governmental Authority in respect of such compliance period with respect to the Project or the Business for the portion of such period up to and including the Closing (such responsibility, an Excluded Liability), and (ii) each Purchaser shall be responsible for procuring and transferring to its own or its designated agent's account, on or before the end of each such compliance period sufficient Emission Allowances for such compliance period as required under Environmental Laws with respect to the ownership and operation of the Purchased Assets it acquires for the portion of such period after the Closing (such responsibility, an Assumed Liability). The Parties agree that, with respect to each such compliance period, each Purchaser shall, or shall cause its designated agent to, prepare and timely file all notices and other filings, and take any other commercially reasonable actions, as necessary to comply in all material respects with Environmental Laws regarding Emission Allowances for such compliance period with respect to the applicable emissions allocable to the ownership and operation of the Purchased Assets it acquired for each such entire compliance period. The Parties further agree that, notwithstanding the transfer to Project Purchasers or their designated agent(s) pursuant to Section 2.1(l), Section 2.5(l), Section 2.9(l) and Section 2.13(l) of the Project Emission Allowances, the following Emission Allowances included in such Emission Allowances shall be held by Project Purchasers or their designated agent(s) for the benefit of Seller and used or otherwise applied by Project Purchasers or their designated agent(s) to satisfy all or part, as applicable, of Seller's responsibilities pursuant to subsection (i) above for each such applicable compliance period: (A) unused and valid Emission Allowances granted with respect to all compliance periods ending on or before the Closing Date; and (B) the portion of the Emission Allowances granted with respect to any of the applicable compliance periods beginning on or before the Closing Date and ending after the Closing Date allocated to Seller based on the total Emission Allowances granted with respect to any such period, multiplied by the percentage representing the number of days during such period that occurred on or prior to the Closing Date divided by the total number of days in such period. After the completion of such actions with respect to all such compliance periods, any excess Emission Allowances with respect to (i) PB1 shall be the sole property of PB1 Purchaser, (ii) PB2 shall be the sole property of PB2 Purchaser, (iii) PB3 shall be the sole property of PB3 Purchaser, (iv) PB4 shall be the sole property of PB4 Purchaser and (v) the Common Facilities Assets shall be the sole property of the Project Purchasers in proportion to each such Project Purchaser's Undivided Pro Rata Percentage.
(ab)With respect to each compliance period that begins on or before the Closing Date and ends after the Closing Date, Seller shall prepare and timely file, in accordance with Good Industry Practices, Laws, and the other applicable terms of this Agreement, the Arkansas Air Operating Permit Semi-Annual Monitoring Report (in accordance with General Provision 7 and 40 C.F.R. 70.6(a)(3)(iii)(A)) and the Title V "Annual Compliance Certification" (in accordance with General Provision 21 and 40 C.F.R. 70.6(c)(5)) with US EPA Region 6 and the Arkansas Department of Environmental Quality, in each case, with respect to the portion of the compliance period up to and including the Closing. Prior to filing each such report or certification, Seller shall (i) provide each Project Purchaser with a copy of Seller's proposed report or certification and a reasonable opportunity to review and comment thereon and (ii) consider in good faith all comments and suggestions made by any such Project Purchaser with respect thereto and submitted to Seller in a timely fashion prior to the applicable deadline for such filing.
(ac)In connection with Seller's renewal of its NPDES Permit (No. AR0049140) and any other material Permit for the Project, Seller shall (i) give each Project Purchaser reasonable advance notice of the deadline for submitting such renewal application, (ii) prior to filing any such renewal application, provide each Project Purchaser with a copy of Seller's proposed application and a reasonable opportunity to review and comment on such application and (iii) consider, in good faith, all comments and suggestions made by any such Project Purchaser pertaining to such application and submitted to Seller in a timely fashion prior to the applicable deadline for such filing.
Section 6.6. Current Evidence of Title
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(ad) Within one hundred twenty (120) days after the Effective Date, each Project Purchaser shall obtain the following items with respect to the PB1 Insurable Real Property, the PB2 Insurable Real Property, the PB3 Insurable Real Property and the PB4 Insurable Real Property, as applicable:
(i)Title commitments issued by the Title Insurer to insure title to (A) all PB1 Insurable Real Property in the amount specified by PB1 Purchaser, but not exceeding the PB1 Purchase Price, naming PB1 Purchaser as the proposed insured and having an effective date after the Effective Date (but no later than the Closing Date), wherein the Title Insurer shall agree to issue an ALTA 2006 form Owner's Policy of Title Insurance (the "PB1 Title Commitment"); (B) all PB2 Insurable Real Property in the amount specified by PB2 Purchaser, but not exceeding the PB2 Purchase Price, naming PB2 Purchaser as the proposed insured and having an effective date after the Effective Date (but no later than the Closing Date), wherein the Title Insurer shall agree to issue an ALTA 2006 form Owner's Policy of Title Insurance (the "PB2 Title Commitment"); (C) all PB3 Insurable Real Property in the amount specified by PB3 Purchaser, but not exceeding the PB3 Purchase Price, naming PB3 Purchaser as the proposed insured and having an effective date after the Effective Date (but no later than the Closing Date), wherein the Title Insurer shall agree to issue an ALTA 2006 form Owner's Policy of Title Insurance (the "PB3 Title Commitment"); (D) all PB4 Insurable Real Property in the amount specified by PB4 Purchaser, but not exceeding the PB4 Purchase Price, naming PB4 Purchaser as the proposed insured and having an effective date after the Effective Date (but no later than the Closing Date), wherein the Title Insurer shall agree to issue an ALTA 2006 form Owner's Policy of Title Insurance (the "PB4 Title Commitment" and, together with the PB1 Title Commitment, the PB2 Title Commitment and the PB3 Title Commitment, collectively, the "Title Commitments");
(ii)Complete and legible copies of all documents listed on Schedule B - Section 1 and Schedule B - Section 2 to each Title Commitment (the "Recorded Documents"); and
(iii)An as-built survey of the Insurable Real Property made after the Effective Date by a land surveyor licensed by the state where the Insurable Real Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to each Project Purchaser and the Title Insurer that such survey was made in accordance with "2011 Minimum Standard Detail Requirements for ALTA/ACSM Land/Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof" (the "Survey"). The Survey shall separately show each of the PB1 Owned Real Property, the PB1 IDA Bond Real Property, the PB1 Leased Real Property, the PB1 Easements, the PB2 Owned Real Property, the PB2 IDA Bond Real Property, the PB2 Leased Real Property, the PB2 Easements, the PB3 Owned Real Property, the PB3 IDA Bond Real Property, the PB3 Leased Real Property, the PB3 Easements, the PB4 Owned Real Property, the PB4 IDA Bond Real Property, the PB4 Leased Real Property, the PB4 Easements, the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property, the Common Facilities Leased Real Property, and the Common Facilities Easements. The Parties

acknowledge that the Project Real Property has not previously been surveyed to show the foregoing properties separately. During the period between the Effective Date and the Closing Date, the Parties shall cooperate in good faith to determine the exact location of each of the foregoing properties.
(ae)Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy.
(af)If any of the following shall occur (collectively, a "Title Objection"):
(i)any title exception is disclosed in Schedule B-2 to any Title Commitment that is not a Permitted Encumbrance; or
(ii)the Survey discloses any matter that is not a Permitted Encumbrance, any Purchaser may notify Seller in writing of such matters and the basis for such objections by one hundred eighty (180) days following the Effective Date (the "Title Review Period"). Any matter reflected in the Title Commitments, Survey and copies of Recorded Documents that is not objected to by a Purchaser prior to the expiration of the Title Review Period shall, as to the portions of the Insurable Real Property shown to be affected thereby, be considered a "Permitted Encumbrance"; provided, however, that in no event may any matter or instrument that affects any Insurable Real Property become a Permitted Encumbrance prior to the time each Purchaser has been advised in writing (which includes e-mail) or been provided a copy of such Encumbrance by the Title Insurer or Seller of its existence.
(ag)In the event a Purchaser notifies Seller of a Title Objection in writing prior to the Title Review Period, then Seller shall have thirty (30) days from receipt of such notice during which it may attempt to cure such Title Objection; provided, that it is expressly understood that in no event shall Seller be required to take any action, bring any proceeding or otherwise incur any expense in order to eliminate any Title Objections, other than those exceptions that (i) are recorded by or with the consent of the Seller or result from the acts or omissions of Seller and are not otherwise permitted by this Agreement or approved by Purchasers or (ii) can be removed by the payment of a liquidated sum of money; provided, that in no event shall Seller be obligated under clause (ii) to pay in excess of (x) $5,000,000 in the aggregate as to all such Title Objections with respect to any one of the Owned Real Property, the IDA Bond Real Property, any Power Block Easement or any Common Facilities Easements or (y) $10,000,000 in the aggregate with respect to all Project Real Property; provided, further, that Seller shall not be obligated to make any such payments with respect to any Project Real Property in which Seller owns less than a fee interest to the extent such exception is attributable to the owner of such property and not to Seller. Seller shall have the right to adjourn the Closing for a reasonable period (not to exceed sixty (60) days) in order to cure any Title Objection which Seller is required to or elects to cure hereunder.
(ah)In lieu of satisfying any of the Title Objections set forth in clause (d), Seller shall have the option, but not the obligation, to deposit with the Title Insurer such sum of money or deliver to the Title Insurer such affidavits and certificates as may be required by the Title Insurer to induce the Title Insurer to omit such lien and/or encumbrance as an exception to title or to affirmatively insure Purchasers against collection of liens and/or encumbrances that are not Permitted Encumbrances; provided, that the Title Insurer shall commit, in writing, prior to the Closing Date to omit such lien or encumbrance as an exception to title.
(ai)Without limiting the obligations of Seller pursuant to clause (d), if any Title Objection is not timely cured, in a manner reasonably satisfactory to Purchasers, then Purchasers may elect either to terminate this Agreement pursuant to the terms of this clause (f) or Purchasers may waive such Title Objection and accept such title as such Seller is able to convey, without reduction in the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price or the PB4 Purchase Price, as applicable, and such waiver shall not affect the Closing, be deemed to cause any of the conditions to Closing set forth in Article VII to be unsatisfied or entitle any Project Purchaser to indemnification pursuant to Section 9.1, Section 9.2, Section 9.3 or Section 9.4. If Purchasers notify Sellers that title to the Real Property is acceptable or fails to notify Seller in writing of any Title Objection within the Title Review Period, then Purchasers shall be conclusively presumed to have waived their right to raise any Title Objection and to have approved the condition of title shown in the Title Commitments and all matters shown on the Survey and shall accept such title at Closing.
(aj)Upon receipt of a final Survey that shows the PB1 Owned Real Property, the PB1 IDA Bond Real Property, the PB1 Leased Real Property, the PB1 Easements, the PB2 Owned Real Property, the PB2 IDA Bond Real Property, the PB2 Leased Real Property, the PB2 Easements, the PB3 Owned Real Property, the PB3 IDA Bond Real Property, the PB3 Leased Real Property, the PB3 Easements, the PB4 Owned Real Property, the PB4 IDA Bond Real Property, the PB4 Leased Real Property, the PB4 Easements, the Common Facilities Owned Real Property, the Common Facilities IDA Bond Real Property, the Common Facilities Leased Real Property, and the Common Facilities Easements, Seller and each Project Purchaser shall amend this Agreement to replace Schedules 2.1(a), 2.1(b), 2.1(c), 2.5(a), 2.5(b), 2.5(c), 2.9(a), 2.9(b), 2.9(c), 2.13(a), 2.13(b), 2.13(c), 2.17(a), 2.17(b) and 2.17(c); provided that the representations set forth in Section 4.7 shall only refer to the drawings provided as of the Effective Date and not the surveys provided by the Purchasers’ surveyor.
Section 6.7. Power Block Performance Tests
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(ak)The Parties agree that this Section 6.7 shall govern the performance of Power Block Performance Tests under this Agreement. All Power Block Performance Tests shall be performed in accordance with the requirements of this Agreement. The Testing Party shall bear the costs to conduct each applicable Power Block Performance Test and shall reimburse the other Parties for the reasonable, documented, out-of-pocket costs and expenses, if any, incurred by such other Parties to conduct such Power Block Performance Test (i) upon or within thirty (30) days after termination or expiration of this Agreement or (ii) if the Closing occurs, at the Closing. Without limiting the foregoing or the terms of Schedule 6.7, (i) Seller shall be responsible for providing all test instrumentation, equipment, systems, tools, material, labor (including testing specialists), utilities, and services necessary to conduct each Power Block Performance Test, and (ii) the applicable Project Purchaser shall schedule and dispatch the Power Block's electric generation units as required by the Power Block Performance Test and purchase the electric energy dispatched to such Project Purchaser therefrom pursuant to the payment terms set forth in any PPA then in effect with respect to such Power Block or, if no such agreement is then in effect or if such agreement does not address payment terms for electric energy from a Power Block Performance Test, on payment terms mutually agreed to by Seller and such Project Purchaser. If a Power Block Performance Test cannot be performed in accordance with the requirements herein at the time of a scheduled Power Block Performance Test due to an equipment failure or malfunction at the Project, a force majeure, or other unplanned outage, the Testing Party shall cause the Power Block Performance Test to be rescheduled as soon as possible after such unplanned outage has been remedied. Seller may terminate in its discretion, any Power Block Performance Test during the conduct thereof and such test shall not be deemed a "Power Block Performance Test" for purposes of Section 6.7 (other than this Section 6.7(a)); provided, that if Seller does elect to so terminate such a test, Seller shall cause the Power Block Performance Test to be rescheduled as soon as possible and shall be deemed the "Testing Party" with respect to such test for purposes of this Section 6.7(a).
(al)For each Power Block Performance Test, the Testing Party shall deliver the final written report of the Power Block Performance Test Contractor (each, a "Power Block Performance Test Report") that documents, explains and certifies the performance and final results of such Power Block Performance Test (the "Power Block Performance Test Results") to the applicable Project Purchaser, if Seller is the Testing Party, or to Seller, if a Project Purchaser is the Testing Party, promptly after receipt thereof from the Power Block Performance Test Contractor, but in any event within thirty (30) days of such Power Block Performance Test. Each Power Block Performance Test Report shall include the calibration records for the test instrumentation and otherwise meet the requirements set forth in Schedule 6.7. The Testing Party shall provide the applicable Project Purchaser, if Seller is the Testing Party, or Seller, if a Project Purchaser is the Testing Party, with (i) reasonable advance notice of and a reasonable opportunity to witness each Power Block Performance Test, (ii) any draft written report prepared by the Power Block Performance Test Contractor and delivered to the Testing Party and (iii) a reasonable opportunity to participate in any material communication between the Testing Party and the Power Block Performance Test Contractor related to the Power Block Performance Test.
(am)The Parties agree that each Power Block Performance Test shall be conducted in connection with the Closing. To facilitate planning for each such Power Block Performance Test, Purchasers shall notify Seller of their reasonable best estimate of the Closing Date (as may be modified pursuant to clauses (g) or (h) below, the "Target Closing Date") on or before one hundred and forty (140) days prior to the Target Closing Date.
(an)No earlier than one hundred and twenty (120) days prior to the Target Closing Date, but no later than ninety (90) days prior to such Target Closing Date, Seller shall conduct, at its expense, a Power Block Performance Test with respect to each Power Block (each, an "Initial Power Block Performance Test"). If the Power Block Performance Test Results of the Initial Power Block Performance Test for any Power Block indicate that one or more of the Power Block Performance Parameters for such Power Block was not achieved, then either Seller or the Project Purchaser of such Power Block may, upon five (5) days' prior written notice to the other Parties, elect to conduct, at its expense, no later than forty-five (45) days prior to such Target Closing Date and using the same Power Block Performance Test Contractor that performed the Initial Power Block Performance Test for such Power Block, another Power Block Performance Test with respect to such Power Block (a "Power Block Performance Re-Test").
(ao)If the Power Block Performance Test Results of a Power Block Performance Re-Test for any Power Block indicate that one or more of the Power Block Performance Parameters for such Power Block was not achieved, then either Seller or the Project Purchaser of such Power Block, upon five (5) days' prior written notice to the other Party, elect to conduct, at its expense, no later than forty-five (45) days prior to the Target Closing Date, and using the same Power Block Performance Test Contractor that performed the Initial Power Block Performance Test for such Power Block and any Power Block Performance Re-Tests for such Power Block, additional Power Block Performance Re-Tests for such Power Block.
(ap)If Seller or a Project Purchaser has elected to conduct a Power Block Performance Re-Test in accordance with this Section 6.7, such Party shall be the Testing Party for purposes of such Power Block Performance Re-Test and shall cause the Power Block Performance Re-Test to be conducted. If more than one Party has made such an election, the Party first delivering notice of such election to the other Party in accordance with this Agreement shall be deemed the Testing Party.
(aq)In the event that the Power Block Performance Test Results of the Initial Power Block Performance Test for any Power Block or a Power Block Performance Re-Test for such Power Block indicate that one or more of the Power Block Performance Parameters for such Power Block was not achieved, Seller determines in good faith that such failure was due to one or more identified, non-speculative mechanical, electrical or other physical defects of such Power Block (a "Testing Defect") and Seller desires to Repair such Testing Defect at its sole cost and expense and conduct a Power Block Performance Re-Test for such Power Block but despite the use of Commercially Reasonable Efforts Seller cannot complete such Repair and perform such Power Block Performance Re-Test at least forty-five (45) days prior to the Target Closing Date, then:
(i)Seller shall be required to provide each Project Purchaser notice ("Late Testing Notice") of its intention to perform such Power Block Performance Re‑Test and indicate, in reasonable detail, the Testing Defect that caused its failure to achieve one or more of the Power Block Performance Parameters for such Power Block, the remedial actions that it intends to take to Repair such Testing Defect (such repair, a "Testing Repair") and the expected time for commencement and completion of such Testing Repair and each Project Purchaser shall promptly notify Seller, upon receipt of a Late

Testing Notice, as to whether it has any information that would require it to provide notice to Seller under Section 6.7(h) (and, if so, it shall provide such notice and Section 6.7(h) shall govern);
(ii)Seller shall use Commercially Reasonable Efforts to complete the Testing Repair as soon as reasonably practicable in accordance with Good Industry Practices and the terms of this Agreement;
(iii)if:
(A)the satisfaction of the Power Block Performance Test condition under Section 7.13 is the last condition to Purchasers' obligations to be satisfied (other than those conditions that by their nature are satisfied at the Closing), Seller shall designate a new Target Closing Date that is at most one hundred and twenty (120) days (but no fewer than ninety (90) days) after Seller's completion date for the Testing Repair (but in no event shall the Target Closing Date be extended beyond the Expiration Date); or
(B)the satisfaction of the Power Block Performance Test condition under Section 7.13 is not the last condition to Purchasers' obligations be satisfied (other than those conditions that by their nature are satisfied at the Closing), Seller shall notify Purchasers in writing of the completion date of such Testing Repair at least fifteen (15) days prior thereto and Purchasers shall designate a new Target Closing Date that is one hundred and twenty (120) days after Seller's completion date for the Testing Repair (but in no event shall the Target Closing Date be extended beyond the Expiration Date);
and, where the Target Closing Date is so extended, the provisions of this Section 6.7 shall apply as if such new Target Closing Date were the original Target Closing Date established hereunder;
(iv)Seller shall use Commercially Reasonable Efforts to cooperate with each Project Purchaser, include each Project Purchaser in meetings, communications and inspections relating to any Testing Repair conducted under this Section 6.7(g) with respect to a Power Block to be purchased by such Project Purchaser and otherwise keep such Project Purchaser reasonably informed with respect to any Testing Repair in order to enable such Project Purchaser to make a reasonable, informed evaluation of the quality, sufficiency, and acceptability thereof. Seller shall use Commercially Reasonable Efforts to obtain customary warranties related to any Testing Repairs that are freely assignable to the applicable Project Purchaser. Each Project Purchaser shall have the right to approve the completion of any Testing Repairs with respect to the Power Block(s) to be purchased by such Project Purchaser which such approval will be prompt and will not be unreasonably withheld, conditioned or delayed. All Testing Repairs performed pursuant to this Section 6.7(g) shall be performed by an Approved Contractor.
(v)For purposes of this Section 6.7, any Testing Defect that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (A) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (B) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the applicable Power Block shall have diminished as a result of such Testing Defect or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the applicable Power Block following such Testing Defect or "Repair" shall be greater as a result of such Testing Defect or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the Testing Defect or "Repair"; provided, however, that if the operating performance or capability that has diminished as a result of a Testing Defect is Power Block Capacity or Power Block Heat Rate, or if such increased operation and maintenance cost is due to the applicable Power Block having a lower Power Block Capacity or higher Power Block Heat Rate than prior to the Testing Defect, then such parts, machinery, equipment, facilities, systems or other items shall not be considered Repaired.
(ar)If, after completion of the Initial Power Block Performance Test or a Power Block Performance Re-Test with respect to any Power Block, any Purchaser obtains new information that it cannot achieve Closing within one hundred and twenty (120) days of the date on which such Initial Power Block Performance Test or latest such Power Block Performance Re-Test was completed due to such Purchaser's inability to obtain its Purchasers' Regulatory Approvals by such date, then either Seller or the applicable Project Purchaser may, upon five (5) days' prior written notice to the other Party, elect to conduct, at its expense, no later than forty-five (45) days prior to a new Target Closing Date prior to the Expiration Date determined by Purchasers based on its reasonable good faith estimate of the Closing Date (in the event that either such Party desires a Power Block Performance Re-Test with respect to such Power Block), and using the same Power Block Performance Test Contractor, a new Initial Power Block Performance Test with respect to such Power Block as provided in Section 6.7(d); provided, that a Project Purchaser shall not have the right to request a Power Block Performance Re-Test hereunder in connection with any Purchasers' Regulatory Approvals which are made necessary due to a replacement of a Purchaser under Section 2.22(b), Section 2.22(c), Section 2.22(d) or Section 2.22(e).
(as)If the Power Block Performance Test Results for the Initial Power Block Performance Test or a Power Block Performance Re-Test with respect to (i) any combustion turbine and heat recovery steam generator stack at any Power Block establish that (A) the Power Block NOx Emission Rate exceeds the Contract NOx Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, and/or (B) the Power Block CO Emission Rate exceeds the Contract CO Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (ii) any turbine generator bearing of any combustion turbine, steam turbine and generator of any Power Block establish that the Power Block Vibration Level (Full Load) exceeds the Contract Vibration Level (Full Load) for such turbine generator bearing of such combustion turbine, steam turbine and generator of such Power Block and/or (iii) any "rotor criticals" of any Power Block establish that the Power Block Vibration Level (Start-Up and Coast-Down) for such "rotor criticals" exceeds the Contract Vibration Level (Start-Up and Coast-Down) and Seller has, or reasonably believes it has, corrected such failure, then Seller shall promptly notify the Project Purchaser of such Power Block of such belief and either Party may, upon five (5) days' prior written notice to the other Party, elect to conduct, at its expense, using the same Power Block Performance Test Contractor, a Power Block Performance Re-Test with respect to such combustion turbine and heat recovery steam generator stack at such Power Block, such turbine generator bearing of any combustion turbine, steam turbine and generator of such Power Block or such "rotor criticals" of such Power Block, as applicable, as provided herein.
(at)The "Final Power Block Performance Test Results" shall for any Power Block, be the Power Block Performance Test Results for either (i) the Initial Power Block Performance Test for such Power Block, if no Power Block Performance Re-Test for such Power Block has been conducted, or (ii) the most recent Power Block Performance Re-Test for such Power Block, if one or more Power Block Performance Re-Tests for such Power Block have been conducted.
(au)The applicable unadjusted purchase price set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c), or Section 3.4(d) shall be reduced to reflect the Final Plant Performance Test Results for each Power Block by the amount determined pursuant to this Section 6.7(k) (such amount, the "Final Power Block Performance Reduction Amount"). The Final Plant Performance Reduction Amount for each Power Block shall be (i) the amount that is the aggregate effect of sub-clauses (i) and (ii) of this Section 6.7(k) for such Power Block, to the extent such amount would require a reduction in the applicable unadjusted purchase price, or (ii) zero, in the event such amount would require an increase in the applicable unadjusted purchase price.

(i)If the Final Power Block Performance Test Results with respect to any Power Block establish that the Power Block Capacity for such Power Block is below the Contract Capacity for such Power Block, then (i) the unadjusted purchase price for such Power Block set forth in Section 3.4(a)(i), Section 3.4(b)(i), Section 3.4(c)(i), or Section 3.4(d)(i), as applicable, shall be reduced by $478.79 for each kW by which (A) the Power Block Capacity for such Power Block is below (B) the Contract Capacity for such Power Block less the Capacity Test Tolerance for such Power Block, (ii) the unadjusted purchase price for such Power Block set forth in Section 3.4(a)(ii), Section 3.4(b)(ii), Section 3.4(c)(ii) or Section 3.4(d)(ii), as applicable, shall be reduced by $494.19 for each kW by which (A) the Power Block Capacity for such Power Block is below (B) the Contract Capacity for such Power Block less the Capacity Test Tolerance for such Power Block, and (iii) the unadjusted purchase price for such Power Block set forth in Section 3.4(a)(iii), Section 3.4(b)(iii), Section 3.4(c)(iii) or Section 3.4(d)(iii), as applicable, shall be reduced by $509.60 for each kW by which (A) the Power Block Capacity for such Power Block is below (B) the Contract Capacity for such Power Block less the Capacity Test Tolerance for such Power Block; provided, however, that if any Purchaser is purchasing more than one Power Block, the average Power Block Capacity of all such Power Blocks to be purchased by such Purchaser shall be used to determine any reduction to the unadjusted purchase price for each such Power Block pursuant to this Section 6.7(k)(i); provided, further, that in no event shall (1) the unadjusted purchase price for any Power Block set forth in Section 3.4(a)(i), Section 3.4(b)(i), Section 3.4(c)(i), or Section 3.4(d)(i), as applicable, be reduced by more than $15,000,000, (2) the unadjusted purchase price for any Power Block set forth in Section 3.4(a)(ii), Section 3.4(b)(ii), Section 3.4(c)(ii) or Section 3.4(d)(ii), as applicable, be reduced by more than $15,500,000, and (3) the unadjusted purchase price for any Power Block set forth in Section 3.4(a)(iii), Section 3.4(b)(iii), Section 3.4(c)(iii) or Section 3.4(d)(iii), as applicable, be reduced by more than $16,000,000, in each case, as a result of this Section 6.7(k)(i). If a purchase price reduction for any Power Block pursuant to this Section 6.7(k)(i) would exceed the applicable amount set forth in clause (1), (2) or (3) of this Section 6.7(k)(i), the Project Purchaser of such Power Block shall have the right to terminate this Agreement on account thereof, without liability or obligation to Seller or any other Purchaser, upon written notice to Seller and each other Purchaser provided within sixty (60) days of such Project Purchaser's receipt of the Final Power Block Performance Test Results for such Power Block. Each Project Purchaser shall be entitled to make full use of the time provided in the previous sentence (even if the full use of such time would delay the Closing or require the extension of the Expiration Date, which extension shall occur without further action of the Parties) to determine whether to exercise its termination right hereunder, and, for purposes of determining the applicable PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price payable at the Closing, a Seller Condition Failure shall be deemed to have occurred and be continuing until the expiration of such sixty (60) day period.
(ii)If the Final Power Block Performance Test Results with respect to any Power Block establish that the Power Block Heat Rate for such Power Block exceeds the Contract Heat Rate for such Power Block, then each unadjusted purchase price set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c) or Section 3.4(d), as applicable, shall be reduced by $60,000 for each Btu/kWh by which the Power Block Heat Rate for such Power Block exceeds the sum of (i) the Contract Heat Rate for such Power Block and (ii) 100 Btu/kWh; provided, however, that if any Purchaser is purchasing more than one Power Block, the average Power Block Heat Rate of all such Power Blocks to be purchased by such Purchaser shall be used to determine any reduction to the unadjusted purchase price for each such Power Block pursuant to this Section 6.7(k)(ii); provided, further, that in no event shall the unadjusted purchase price for any Power Block set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c) or Section 3.4(d), as applicable, be reduced by more than $15,000,000 as a result of this Section 6.7(k)(ii). If a purchase price reduction for any Power Block pursuant to this Section 6.7(k)(ii) exceeds $15,000,000, the Project Purchaser of such Power Block shall have the right to terminate this Agreement on account thereof, without liability or obligation to Sellers or any other Purchaser, upon written notice to Seller and each other Purchaser provided within sixty (60) days of such Project Purchaser's receipt of the Final Power Block Performance Test Results for such Power Block. Each Project Purchaser shall be entitled to make full use of the time provided in the previous sentence (even if the full use of such time would delay the Closing or require the extension of the Expiration Date, which extension shall occur without further action of the Parties) to determine whether to exercise its termination right hereunder, and, for purposes of determining the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price payable at the Closing, a Seller Condition Failure shall be deemed to have occurred and be continuing until the expiration of such sixty (60) day period.
(av)If the Final Power Block Performance Test Results with respect to (i) any combustion turbine and heat recovery steam generator stack at any Power Block establish that (A) the Power Block NOx Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block exceeds the Contract NOx Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (B) the Power Block CO Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block exceeds the Contract CO Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (ii) any turbine generator bearing of any combustion turbine, steam turbine and generator of any Power Block establish that the Power Block Vibration Level (Full Load) exceeds the Contract Vibration Level (Full Load) for such turbine generator bearing of such combustion turbine, steam turbine and generator of such Power Block and/or (iii) any "rotor criticals" of any Power Block establish that the Power Block Vibration Level (Start-Up and Coast-Down) for such "rotor criticals" exceeds the Contract Vibration Level (Start-Up and Coast-Down), Seller shall, at its expense, use Commercially Reasonable Efforts to correct any such failure to achieve (1) the Contract NOx Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (2) the Contract CO Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (3) the Contract Vibration Level (Full Load) for turbine generator bearing of such combustion turbine, steam turbine and generator of such Power Block and/or (4) the Contract Vibration Level (Start-Up and Coast-Down) for all "rotor criticals" of such Power Block, as applicable, as soon as reasonably possible, but in no event later than a date sufficient to allow the Closing to occur by the Expiration Date. For purposes of determining the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price, a Seller Condition Failure shall be deemed to have occurred and be continuing until Seller has corrected any such failure.
(aw)Notwithstanding anything herein to the contrary, Seller shall not be entitled to any increase in the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price or the PB4 Purchase Price, as applicable, or any other additional compensation from any Purchaser if the Final Power Block Performance Test Results with respect to a Power Block reflect (i) a Power Block Capacity for such Power Block above the Contract Capacity for such Power Block, (ii) a Power Block Heat Rate for such Power Block below the Contract Heat Rate for such Power Block, (iii) a Power Block NOx Emission Rate for such Power Block below the Contract NOx Emission Rate for such Power Block, (iv) a Power Block CO Emission Rate below the Contract CO Emission Rate for such Power Block, (v) a Power Block Vibration Level (Full Load) below the Contract Vibration Level (Full Load) or (vi) a Power Block Vibration Level (Start-Up and Coast-Down) below the Contract Vibration Level (Start-Up and Coast-Down).
Section 6.8. [reserved]
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Section 6.9. Insurance

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(ax) Each Purchaser acknowledges that, effective upon the Closing, except as provided in Section 6.9(c), Seller or any Affiliate thereof shall terminate or modify the Project Insurance Policies to exclude coverage of the Purchased Assets by Seller or any Affiliate thereof.
(ay)From the Effective Date through the earlier of (i) the Closing or (ii) the termination of this Agreement, Seller shall maintain, or cause to be maintained, all Project Insurance Policies held by or for the benefit of Seller as of the Effective Date, provided that, Seller may replace or cause to be replaced any Project Insurance Policy with other policies with substantially similar coverage; provided, further, that with respect to any replacement of current insurers by Seller, Seller shall engage financially sound and reputable insurers as per A.M. Best Company ratings.
(az)Notwithstanding Section 6.9(a), Seller shall not (and Seller shall not permit any Affiliate of Seller to) terminate or modify coverage under any "occurrence"-based Project Insurance Policy in such a manner as to prevent Seller from obtaining the benefit of such Project Insurance Policy after the Closing with respect to any of the Purchased Assets for insured Losses caused by events, facts, or circumstances occurring prior to the Closing.
(ba)Seller shall cause each Project Purchaser to be named as an "additional insured," and shall cause the insurer to waive any right of subrogation against each such Project Purchaser and its Affiliates, under each of the occurrence-based Project Insurance Policies in effect at any time from the Effective Date through the earlier of the Closing or the termination of this Agreement. After the Closing, Seller, at its own cost and expense, shall (i) subject to Section 6.24, Section 6.25, Section 6.26, Section 6.27 and Section 6.28, take, and cause its Affiliates to take, all steps necessary or reasonably requested by any Purchaser to collect or assist in the collection from applicable insurers of any Loss incurred by such Purchaser and covered by any of the Project Insurance Policies (to the extent such Loss has not been paid to such Purchaser by Seller), and (ii) subject to Section 6.24, Section 6.25, Section 6.26, Section 6.27 and Section 6.28, cooperate, and cause its Affiliates to cooperate, with and use Commercially Reasonable Efforts to assist each Purchaser in the settlement, compromising, or arbitration of any claim of such Purchaser under or with respect to any of the Project Insurance Policies in respect of such Loss.
Section 6.10. Tax Matters
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(bb) Any and all Transfer Taxes incurred in connection with this Agreement, the Ancillary Agreements or the Transactions shall be borne by the Project Purchasers in proportion to each Project Purchaser's Undivided Pro Rata Percentage in accordance with Section 6.2(i). Each Project Purchaser shall timely prepare and file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and timely pay the amount shown as due on such Tax Returns to the applicable Governmental Authority. To the extent required by Law, but subject to such review and approval, the Seller or an Affiliate of Seller shall join in the execution of any such Tax Return or other documentation. To the extent the Transactions constitute a sale of tangible personal property, each Purchaser and Seller intend for such sale to qualify as an isolated or occasional sale of tangible personal property pursuant to Ark. Code Ann § 26-52-401(17). Each Purchaser shall cooperate with Seller to provide all applicable certificates and other documentation necessary to obtain available Tax-exempt status for the Transactions. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement between them or with any Governmental Authority related to such Tax Returns.
(bc)With respect to Proratable Tax Items, Purchasers shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchasers' preparation of any such Tax Returns shall be subject to Seller's approval, which shall not be unreasonably withheld, conditioned or delayed. Purchasers shall make each such Tax Return available for Seller's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return; provided, however, that Seller's failure to approve any such Tax Return shall not limit Purchasers' obligation to timely file such Tax Return and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Taxes, Seller shall pay to the appropriate Purchaser the portion of the amount shown as due on such Tax Return that is the responsibility of Seller and, to the extent required by Law, Seller or, if applicable, the appropriate Affiliate of Seller shall join in the execution of any such Tax Return. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement between them or with any Governmental Authority related to such Tax Returns.
(bd)Seller's preparation of any Tax Return relating to an Encumbrance for Property Taxes on or related to the Purchased Assets that will arise after the Closing Date shall be subject to Purchasers' approval, which shall not be unreasonably withheld, conditioned or delayed. Seller shall make each such Tax Return available for Purchasers' review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return; provided, however, that Purchasers failure to approve any such Tax Return shall not limit Seller's obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Taxes, the appropriate Purchaser shall pay to Seller the portion of the amount shown as due on such Tax Return that is, as determined in accordance with Section 3.6 and Section 3.8, the responsibility of such Purchaser and, to the extent required by Law, such Purchaser or, if applicable, the appropriate Affiliate of such Purchaser shall join in the execution of any such Tax Return. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement between them or with any Governmental Authority related to such Tax Returns.
(be)Any refund received for Taxes paid or payable with respect to the Purchased Assets shall be promptly paid (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset) as follows: (i) to Seller, if attributable to Seller or the Purchased Assets and attributable to Taxes with respect to any Tax year or portion thereof ending before the Closing Date; and (ii) to the applicable Project Purchaser, if attributable to such Project Purchaser or the Purchased Assets purchased by such Project Purchaser and attributable to Taxes with respect to any Tax year or portion thereof beginning on or after the Closing Date.
(bf)From and after the Closing, the Parties shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other in a timely fashion for consultation, inspection and copying, as applicable, such personnel, Tax data, Tax Returns and filings (or portions thereof), files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested by the other Party in connection with (i) the preparation or filing by such other Party or any Affiliate thereof of any Tax Return, (ii) any audit or other examination by any Tax authority of or affecting a Party (or an Affiliate thereof) to the extent such audit or examination relates to or arises from the Transactions, the Purchased Assets or the Business, (iii) any judicial, regulatory or administrative Action or investigation relating to liability for Taxes, or (iv) any claim for refund of Taxes (if not inconsistent with this Agreement); provided, however, that a Party shall have no obligation to provide access to (A) any information protected by legal privilege or that it is contractually prohibited from providing to the other, it being agreed that such Party shall use Commercially Reasonable Efforts to remove or obtain a waiver of such contractual prohibitions, or (B) any information related to income taxes. Each Party shall retain and provide the requesting Party with any and all material information relevant to such Tax Return, audit or examination, Action, investigation or claim, and shall make Employees of its Affiliates available on a mutually convenient basis to provide additional information about and explanations of any information provided hereunder.
(bg)Subject to any shorter period for payment provided elsewhere in this Agreement, a Party shall be entitled to full reimbursement, within thirty (30) days of written request to the other Party, for any Tax borne by such requesting Party that is the responsibility of the other Party pursuant to this Agreement.
(bh)The Parties shall attempt in good faith to resolve any dispute between them as to the amount of Taxes payable by a Party hereunder.

Section 6.11. Employee Matters
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(bi)No Purchaser nor any Affiliate of any Purchaser shall have any obligation under this Agreement or otherwise to (i) employ, offer employment to, or engage any Project Employee or any other Employee, independent contractor or other Person providing services to any member of the Entegra Group or (ii) assume any employment Contract, Employee Plan, Collective Bargaining Agreement or other Contract related thereto, and shall have no obligations or liability thereunder or in connection therewith. Seller shall not enter into, make or provide, and shall cause its Affiliates not to enter into, make, or provide, directly or indirectly, any written or verbal agreement, commitment, representation or other communication to current or former Employees or any other Persons that is inconsistent with the provisions of this Section 6.11(a) without the prior written consent of a Purchaser.
(bj)(i)    Any Purchaser or any Affiliate of any Purchaser may, in such Purchaser's or such Affiliate's sole and absolute discretion, but upon Seller's prior approval, which shall not be unreasonably withheld, conditioned or delayed, communicate with and interview any then-current Project Employee about the possibility of employment with such Purchaser or any of its Affiliates and, in such Purchaser's or such Affiliate's sole and absolute discretion, elect to offer employment to any such Project Employee that would be contingent upon, and would not commence earlier than, the Closing and only on such terms and conditions as such Purchaser or such Affiliate shall determine. Such Purchaser or such Affiliate of such Purchaser, as applicable, shall have full and absolute discretion in determining the terms, conditions, and benefits relating to such employment. Nothing in this Agreement shall obligate any Purchaser or any Affiliate of any Purchaser to offer employment to any Project Employee or any other Employee of any member of the Entegra Group after the Closing, or to offer employment after the Closing on the same terms or conditions or with the same benefits offered by the applicable member of the Entegra Group.
(i)If any Purchaser or any Affiliate of any Purchaser elects to offer employment to any such Project Employee and such individual becomes an employee of such Purchaser or any Affiliate of such Purchaser, such individual shall be considered, for all purposes, a newly-hired employee of such Purchaser or such Affiliate as of such individual's first day of active employment with such Purchaser or such Affiliate. In the event any Purchaser or any Affiliate of any Purchaser decides to hire any such Employee, such Purchaser shall notify Seller, and Seller shall use its Commercially Reasonable Efforts to release and, if applicable, cause Union Power Employee Company to use its Commercially Reasonable Efforts to release such Employee from any non-competition agreement or confidentiality agreement with Seller or any Affiliate of Seller that would interfere in any respect with such Employee's prospective employment with such Purchaser or such Affiliate (provided that in no event shall Seller or Union Power Employee Company be required to release any Employee from any obligations regarding confidentiality as they relate to the negotiation of this Agreement, any Ancillary Agreement or the Transactions).
(ii) Nothing in this Agreement shall create any claim or right on the part of any Employee, and no such Employee shall be entitled to assert any claim or right hereunder or under any Ancillary Agreement.
(bk)With respect to any "mass layoff" or "plant closing" as defined by the WARN Act or similar applicable state or local Law affecting any of the Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Seller or an Affiliate of Seller, Seller shall, and shall cause its Affiliates (as applicable) to: (i) comply fully with the WARN Act and any and all similar applicable state and local Laws, (ii) perform and discharge the obligation, if any, to serve in a timely manner and fashion all notices required by the WARN Act or similar applicable state or local Law to Employees ("WARN Notices") or other individuals performing work or services related to or for the Project who may be legally classified as employees of Seller or any Affiliate of Seller, and (iii) cooperate with Purchasers in providing WARN Notices following the date hereof to the extent reasonably requested by Purchasers.
(bl)Seller shall cause Union Power Employee Company to provide (i) all COBRA notices to all Employees of Seller or any of Seller's Affiliates and their qualified beneficiaries or dependents required as a result of the completion of the Transactions or a COBRA qualifying event occurring prior thereto or simultaneously therewith and (ii) COBRA continuation coverage to all Employees of Seller or any of Seller's Affiliates and their qualified beneficiaries or dependents who become entitled to and elect COBRA continuation coverage as a result of the completion of the Transactions or a COBRA qualifying event occurring prior thereto or simultaneously therewith (including in either case with respect to any "M&A qualified beneficiaries" (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4)).
Section 6.12. No Solicitation
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(bm) From and after the Effective Date through the Closing, neither Entegra TC nor Seller shall, and neither Entegra TC nor Seller shall permit any of their Subsidiaries or any of their or their Subsidiaries' respective Representatives or other Person acting on Entegra TC's, Seller's or such Subsidiary's behalf, to, directly or indirectly, (i) except as permitted under this Agreement, solicit, initiate, seek, or encourage the making or submission of, or consider or accept, any proposal or offer, or enter into any confidentiality agreement, term sheet, letter of intent, memorandum of understanding, or purchase agreement or other similar agreement, commitment or understanding with any Person other than Purchasers, with respect to the acquisition of some or all of the Purchased Assets (whether as a single acquisition or as part of an acquisition of a set or group of assets or equity) or a merger, consolidation, business combination, sale of all or any material portion of the securities of Seller or any parent of Seller or any similar extraordinary transaction with respect to Seller or any parent of Seller, excluding, in each case, a sale of all or any material portion of the securities of Entegra TC or any parent of Entegra TC (an "Acquisition Proposal"), or (ii) enter into or participate in any negotiation or discussion regarding, or furnish to any Person other than Purchasers and their respective Affiliates any information with respect to, or otherwise cooperate with or assist, facilitate or encourage, any Acquisition Proposal by any Person other than Purchasers.
(bn)Entegra TC and Seller shall rescind or reject any Acquisition Proposal outstanding as of the Effective Date, other than any Acquisition Proposal made in connection with EAI's 2014 Request for Proposals for Long-Term, Supply-Side and Renewable Generation Resources or ESI's 2014 Request for Proposal for Long-Term, Supply-Side Development Resources in Amite South, in writing within one (1) Business Day after the Effective Date.
Section 6.13. Notice of Certain Events; Reporting Obligations
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(bo) Promptly after Seller obtaining Knowledge thereof, Seller shall notify each Purchaser in writing of, describing in reasonable detail, (i) if and to the extent such Purchaser is not copied on such notice or has not participated in or received such communication, any written notice or other written communication from any Governmental Authority in connection with or relating to the Transactions; (ii) any unanticipated maintenance or repair of the Project or any emergency condition affecting, or unscheduled interruption of, the Business or the operations of Seller, except when the expenditure of Seller and/or its Affiliates as a result of such maintenance or repair, emergency condition, or interruption would not reasonably be expected to (A) exceed, and does not exceed, $500,000 for any event or condition or group of related events or conditions or (B) result in, and does not result in, a material threat to health or safety or of damage to property of third parties; (iii) any fact, event, circumstance or condition (or set of facts, events, circumstances or conditions) that makes, or would reasonably be expected to make, impossible or unlikely, or otherwise materially threatens, the satisfaction of the conditions in Article VIII or in Section 7.1 or Section 7.5; (iv) any receipt of a written notice of a violation, or written inquiry or investigation into a possible violation, of any Law or Permit, including any Environmental Permit, relating to the Project or the Business; (v) any additional Permit, or any supplement, amendment or modification of an existing Permit, required to be sought by Seller in connection with the Project, the Business or the Project Real Property; or (vi) any organizational effort by a trade union, labor organization, a collective bargaining representative or employee representative on the Project Real Property or otherwise with respect to the Project Employees; provided that any notification given under any other provision of this Agreement which encompasses the matters required to be disclosed under this Section 6.13(a) shall be deemed to have been delivered under this Section 6.13(a) and in compliance therewith. Subject to Section 11.2, no notification made pursuant to this Section 6.13(a) shall be deemed to cure any inaccuracy of any representation or warranty of Seller or to prevent, limit or restrict any Purchaser's exercise of its rights under this Agreement prior to the Closing.
(bp)Promptly after any Purchaser obtaining Knowledge thereof, such Purchaser shall notify Seller in writing of, describing in reasonable detail, any fact, event, circumstance or condition (or set of facts, events, circumstances or conditions) that makes impossible or unlikely, or would reasonably be expected to make impossible or unlikely, or otherwise materially threatens, the satisfaction of the conditions in Article VII or in Section 8.1 or Section 8.5. Subject to Section 11.2, no notification made pursuant to this Section 6.13(b) shall be deemed to cure any inaccuracy of any representation or warranty of any Purchaser or to prevent, limit or restrict Seller's exercise of its rights under this Agreement prior to the Closing.
(bq)From and after the Effective Date, Seller shall prepare, or cause to be prepared, its respective Monthly Operating Report and Monthly Inventory Report(s) as of the last date of each calendar month, consistent with Seller's practice as of the Effective Date, and shall deliver, or cause to be delivered, each such Monthly Operating Report and Monthly Inventory Report for each such calendar month to Purchasers as soon as practicable but in any event within thirty (30) days of the end of each such calendar month. Unless the Parties otherwise agree, Seller's final Monthly Operating Report and final Monthly Inventory Report(s) shall be delivered to Purchasers within thirty (30) days of the month following the month in which the Closing occurs. In addition, Seller shall provide to Purchasers promptly after the receipt or production thereof by or to Seller or any Affiliate of Seller any (i) other material recurring periodic report or other material report by or on behalf of any third party contractor performing work for Seller or any of its Affiliates relating to the Project or the conduct of the Business, including any material budget, budget reconciliation, tracking or monitoring report, request for unbudgeted capital expenditures or material unbudgeted operating expenditures, material test report, or material report relating to any material maintenance on, any material repair, replacement, outage or inspection of, the Project (in whole or in part) or any material report that details or describes any event or activity that has a material adverse effect, or would reasonably be expected to have a material adverse effect, on the Project's capacity, heat rate, emission rates, or fuel or energy deliverability, (ii) material and non-privileged report relating to the Repair of any Damaged Portion or the Remediation of any Environmental Condition, and (iii) non-privileged report of any material accident or safety incident (to the extent permitted by Law). For purposes of this Section 6.13(c), the term "reports" shall be construed to include memoranda, letters, studies, bulletins, filings, and other comparable written or electronic materials; provided, that in no event shall Seller have any obligation hereunder to disclose to any Purchaser any information relating to the price at which, or the Persons from whom or to whom, it purchases or sells natural gas, energy, capacity or other electric services and products.
(br)Promptly after each occurrence of any of the following events, Entegra TC shall notify each Purchaser in writing of, describing in reasonable detail, (i) any change to Trans-Union's FERC Gas Tariff, and (ii) the consummation of any sale or transfer of the Trans-Union Pipeline.

(bs)Purchasers shall, at no cost or expense to Seller, provide Seller with a copy of a substantially final draft of any Environmental Assessment and a copy of any final Environmental Assessment as promptly as practicable after completion thereof.
(bt)In addition to the disclosures required under Section 6.13(a) and Section 6.13(b), each Party shall apprise the other upon request of its progress with respect to the satisfaction of the conditions of such Party in Article VII or Article VIII, as applicable. Copies of all information provided to a Party under this Section 6.13 shall be materially accurate and complete copies.
Section 6.14. Information and Records
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(bu) Prior to the Closing, Seller shall, at the requesting Purchaser's sole cost and expense (which shall be limited to the reasonable out-of-pocket expenses of Seller), provide or cause to be provided (to the extent of its ability with respect to unaffiliated third parties) to each Purchaser, ESI, and each of their respective Representatives, upon reasonable prior notice, reasonable access during ordinary business hours, in a manner that does not unreasonably interfere with normal business operations, to (i) working papers, books, data, records, programs, and other material systems or information reasonably relating to the Project, the Business or the other Purchased Assets, including drawings in AutoCAD or similar programs, OEM manuals, and other information and data, in electronic form where applicable, necessary to enable parallel migration to each Purchaser's information systems, and (ii) the Project, the Project Real Property, the Project's plant and operations managers, and Representatives of Seller or its Affiliates that are involved with the Business, for a reasonable business purpose in connection with the Transactions. The Parties shall use Commercially Reasonable Efforts to cooperate with each other in connection with the foregoing.
(bv)(i)    Without limiting the generality of, and subject to, Section 6.14(a), Seller agrees that each Purchaser and its Representatives shall be provided access under Section 6.14(a) for the purpose of (A) witnessing soil tests and performing desktop engineering studies and witnessing other engineering studies, (B) having performed at Purchasers’ expense boundary and other surveys of the Project Real Property (or any portion thereof) or other work incidental or reasonably related to the procurement of title insurance for any of the Purchased Assets, (C) subject to reasonable advance notice to Seller, monitoring the operation and maintenance of any of the Purchased Assets, (D) planning and facilitating an orderly transition of the ownership, management and operation of any of the Purchased Assets, or integration of the operations, systems, processes, and other key business activities and systems relating to any of the Purchased Assets, on the Closing Date, (E) assessing Seller's compliance with its covenants and agreements and the accuracy of its representations and warranties, in each case, under this Agreement and any applicable Ancillary Agreement, (F) determining the NERC requirements applicable to any of the Purchased Assets, (G) observing, monitoring and assessing performance of any material repair, restoration, replacement, testing, cure or Remediation in respect of any of the Purchased Assets, in whole or in part, as contemplated by Section 6.7, Section 6.24, Section 6.25, Section 6.26, Section 6.27 and Section 6.28, and (H) exercising its rights and discharging its obligations under this Agreement.
(i)With respect to Environmental matters, the right of access under Section 6.14(a) shall include reasonable access in order to (A) allow the performance of and witness the Environmental Assessment, (B) investigate and/or assess the presence, scope and extent of any potential Environmental Condition or Environmental Claim (in each case on a desktop basis) and (C) observe, monitor and/or assess the status and performance of any Remediation of soil or groundwater that may be conducted by Seller before the Closing Date in respect of the Project Real Property, in whole or in part; provided, however, that (A) no Purchaser shall conduct any invasive or destructive environmental or subsurface investigation or any sampling or testing of environmental media, or any "Phase II" Environmental site assessment work on the Project Real Property and (B)

any Environmental Assessment to be performed by or on behalf of any Purchaser must be performed, if at all, within twenty (20) days of the Purchasers establishing the initial Target Closing Date.
(bw)Each Purchaser shall indemnify, defend and hold harmless Seller and its Representatives from and against all Losses incurred by Seller, its Representatives or any other Person in respect of property damage, personal injury or death to the extent (i) arising out of the access rights under this Section 6.14 and (ii) caused by the negligence, gross negligence or willful misconduct of such Purchaser or its respective Representatives, except to the extent arising out of the negligence, gross negligence or willful misconduct of Seller, its Representatives or any of its or their respective Affiliates or Representatives. Each Purchaser shall, and shall cause its respective Representatives to, comply, while at Seller's premises, with all of Seller's written site safety and similar protocols provided in advance to such Purchaser or its Representative, as applicable, visiting Seller's premises.
(bx)Without limitation of the other applicable terms of this Agreement, after the Closing, each Party shall use Commercially Reasonable Efforts to provide, or cause to be provided, to the other Parties (and in addition, in the case of Purchasers, ESI) and its or their respective Representatives, upon reasonable notice and at the requesting Party's cost and expense (which shall be limited to the reasonable out-of-pocket expenses of the non-requesting Party), reasonable access to, in a manner that does not unreasonably interfere with normal business operations, the data, books, records and other material information reasonably relating to, and available Representatives reasonably involved in, any of the Purchased Assets or the Business as such Party may reasonably request in connection with any Action, investigation, audit, issue, or dispute involving any of the Purchased Assets, the Business, Seller, any Affiliate of Seller, any Purchaser or any Affiliate of any Purchaser (excluding any dispute or litigation between or among the Parties or their Affiliates) and based upon or arising out of Contracts, Permits, events, facts, circumstances, conditions, acts, or conduct of Seller, any Affiliate of Seller, any Purchaser or any Affiliate of any Purchaser, or any Representatives of any of the foregoing, occurring or in existence on or prior to the Closing and related to the Purchased Assets or the Business. The Parties shall use Commercially Reasonable Efforts to cooperate with each other in connection with the foregoing.
(by)A Party shall have no obligation to provide access to any document or information under this Agreement that is privileged under Law from third party disclosure or that a Party is prohibited by Contract from providing; provided, however, that (i) the Party subject to such contractual prohibition shall use, upon request by the requesting Party, Commercially Reasonable Efforts to cause such contractual prohibitions to be removed or waived and (ii) nothing in this Section 6.14(d) shall preclude a Party from contesting by appropriate legal proceedings any claim of privilege asserted by another Party where the subject information, work product or communication would, but for the application of privilege, be required to be disclosed under this Agreement.
Section 6.15. Confidentiality; Public Announcements
.
(bz) All information provided or obtained by a Party, directly or indirectly, from or on behalf of another Party under this Agreement prior to the Closing shall be subject to the Confidentiality Agreement. Seller and each Purchaser hereby adopts and agrees to be bound, effective as of the Effective Date, by the Confidentiality Agreement as though they were signatories thereto. The Confidentiality Agreement shall terminate upon the Closing.
(ca)All information provided or obtained by a Party, directly or indirectly, from or on behalf of another Party under this Agreement after the Closing shall be subject to the Post-Closing Confidentiality Agreement.
(cb)Without limiting the generality of the Confidentiality Agreement, except to the extent required by Law or applicable rules or regulations of a stock or commodities exchange of which it is a member, neither Entegra TC nor Seller, on the one hand, nor any Purchaser on the other, nor any of their respective Affiliates shall issue a press release or make any other public announcement concerning the

Transactions or the contents of this Agreement or any Ancillary Agreement without the prior written consent of Seller, in the case of any Purchaser, and Purchasers, in the case of Entegra TC or Seller. If any such announcement or other disclosure is required by any Law or applicable rule or regulation of such stock or commodities exchange, the Party required to make the disclosure shall give each Purchaser, in the case of Entegra TC or Seller, or Seller, in the case of any Purchaser, to the extent legally permissible, prompt written notice of, and a reasonable opportunity to comment promptly on, the proposed disclosure, and shall limit such disclosure to such information as is reasonably required to comply with such Laws or rules or regulations.
(cc)The Parties agree that nothing hereunder shall obligate any Party to share with any other Party any information, work product or communications of any type or nature whatsoever which a Party determines (in good faith) are subject to privilege, including the attorney-client and/or work product privileges; provided, that nothing in this Section 6.15(d) shall preclude a Party from contesting by appropriate legal proceedings any claim of privilege asserted by any other Party where the subject information, work product or communication would, but for application of privilege, be required to be disclosed under this Agreement.
Section 6.16. Removal of Excluded Assets
. Seller shall use Commercially Reasonable Efforts to remove on or before the Closing any and all of its tangible Excluded Assets (other than the Major Maintenance Spares that Purchasers do not elect to purchase pursuant to Section 2.21) located at, on, in or under the Project Real Property or any Off-Site Real Property. From time to time, for a period of up to three hundred and sixty-five (365) days following the Closing, Seller may remove, at its sole cost and expense, and without unreasonable interference with the normal business operations or activities of any Project Purchaser at the Project Real Property, any of its tangible Excluded Assets remaining at, on, in or under the Project Real Property as of the Closing. The dates and times of any such removal shall be coordinated reasonably in advance with the appropriate Purchaser. No Purchaser shall have any liability to Seller whatsoever with respect to Seller's tangible Excluded Assets remaining at, on, in or under the Project Real Property on or after the Closing (except to the extent that a Purchaser utilizes or disposes of any such Excluded Assets without Seller’s prior written consent). If Seller fails to remove all of Seller's tangible Excluded Assets located at, on, in or under the Project Real Property within such three hundred and sixty-five (365)-day period, then each such remaining tangible Excluded Asset shall be deemed to have been abandoned by Seller, and the applicable Purchaser may appropriate, sell, store, destroy or otherwise dispose of all or any portion of such tangible Excluded Assets without notice to Seller and without any obligation to account for such tangible Excluded Assets. To the extent the reasonable out-of-pocket costs and expenses incurred by any Purchaser in connection with appropriating, selling, storing, destroying or otherwise disposing of such tangible Excluded Assets exceed the revenues received by such Purchaser in connection therewith, Seller shall reimburse such Purchaser for all such reasonable out-of-pocket excess costs and expenses within ten (10) days of such Purchaser's delivery to Seller of a written request therefor. Notwithstanding anything to the contrary contained herein, the terms and conditions of this Section 6.16 shall survive the Closing.
Section 6.17. Trade Names
. With respect to any name of Seller or any Affiliate of Seller or any related or similar trade name, trademark, service mark, corporate name, logo or any similar Intellectual Property that may appear on any of the physical assets constituting the Purchased Assets, the Purchaser of such Purchased Assets is hereby granted, fully-paid-up, royalty-free, a limited right and license solely to allow such Purchaser to display or retain such Intellectual Property on such Purchased Assets, in the places and in the forms in which they appear on such Purchased Assets at Closing, for one year following the Closing. Each Purchaser shall take Commercially Reasonable Efforts to remove all such Intellectual Property from the Purchased Assets acquired by such Purchaser within one year after the Closing.
Section 6.18. Post-Closing Assurances

. After the Closing, each Party shall execute and deliver, upon the reasonable request of the other Party, any and all further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby, including such actions as are necessary in connection with obtaining any third party Consent, Permit, or waiver or any regulatory filing as a Party may undertake in connection herewith.
Section 6.19. MISO Specific Covenants
.
(cd)Seller shall, at its sole cost and expense, timely execute and file all documents (including any applicable request for qualification as a capacity resource in MISO) and take all other commercially reasonable actions (including identifying and complying with certification and testing procedures) necessary or advisable to obtain all capacity credits arising out of capacity from PB1, PB2, PB3 and PB4 (except, as applicable, to the extent provided otherwise in Section 6.19(b)) for (i) the MISO planning period (which, as of the Effective Date, is a planning year beginning on June 1 and ending on the following May 31) in which the Closing Date occurs and (ii) if the Closing Date occurs after completion of MISO's planning resource auction (or successor process) for the MISO planning period immediately following the MISO planning period in effect on the Closing Date (for example (applying the current MISO Rules), if the Closing Date is May 1), such immediately following MISO planning period. Without limiting the foregoing, such actions shall include (A) taking all steps required by MISO in accordance with the MISO Rules to facilitate MISO's determination of the UCAP of each Power Block and the Project pursuant to the MISO Rules, (B) taking all commercially reasonable steps to maximize the amount of UCAP assigned by MISO to each Power Block and the Project (provided that, for the avoidance of doubt, nothing in this clause (B) shall require Seller to take any steps regarding (1) the operation or maintenance of the Project above and beyond those otherwise required by this Agreement or (2) obtaining additional NRIS) and (C) converting all of the UCAP of each Power Block and the Project into MISO zonal resource credits (or other applicable capacity credits).
(ce)If (i) EAI is not the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block and (ii) the EAI Tolling Agreement is in effect at the time such documents and actions are required to be filed or made, EAI shall, at its sole cost and expense, timely execute and file all documents (including any applicable request for qualification as a capacity resource in MISO) and take all other commercially reasonable actions (including identifying and complying with certification and testing procedures) necessary or advisable to obtain all capacity credits arising out of capacity from PB1 or, if applicable, the Tolled Power Block for (A) the MISO planning period in which the Closing Date occurs and (B) if the Closing Date occurs after completion of MISO's planning resource auction (or successor process) for the MISO planning period immediately following the MISO planning period in effect on the Closing Date (for example, under the current MISO Rules, if the Closing Date is May 1), such immediately following MISO planning period. Without limiting the foregoing, such actions shall include, subject to the terms of the EAI Tolling Agreement, (1) taking all steps required by MISO of EAI (as Market Participant for PB1 or, if applicable, the Tolled Power Block) or that otherwise are reasonable and appropriate to facilitate MISO's determination of the UCAP of PB1 or, if applicable, the Tolled Power Block pursuant to the MISO Rules, (2) taking all commercially reasonable steps to maximize the amount of UCAP assigned by MISO to PB1 or, if applicable, the Tolled Power Block) and (3) converting all of the UCAP of PB1 or, if applicable, the Tolled Power Block into MISO zonal resource credits (or other applicable capacity credits).
(cf)Seller, each Purchaser and, if EAI or ETI ceases to be a Project Purchaser pursuant to Section 2.22, EAI or ETI, as applicable, shall use Commercially Reasonable Efforts to cooperate with the other Parties and MISO to facilitate achievement of the purposes and objectives of Section 6.19(a) and Section 6.19(b).
(cg)Beginning with the first MISO planning period after the Effective Date, for each MISO planning period, Seller shall promptly notify the applicable Project Purchaser of each of the following: (i) the UCAP for such planning period of the Power Block being purchased by such Project Purchaser, (ii) the MISO zonal resource credits (or other applicable capacity credits) for such planning period of the Power Block being purchased by such Project Purchaser that cleared MISO's planning resource auction for such planning period and (iii) any shortfall (including amount) in the UCAP or MISO zonal resource credits (or other applicable capacity credits) for such planning period associated with the Power Block being purchased by such Project Purchaser as a result of Seller's non-compliance with Section 6.19(a) or any other term of this Agreement, in each case except to the extent EAI is obligated pursuant to Section 6.19(e) to provide such notice to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block.
(ch)If EAI is required to make the filings and take the actions described in Section 6.19(b), beginning with the first MISO planning period after the Effective Date, for each MISO planning period, EAI shall, upon the request of the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block, notify such Project Purchaser of each of the following: (i) the UCAP for such planning period of PB1 or, if applicable, the Tolled Power Block, (ii) the MISO zonal resource credits (or other applicable capacity credits) for such planning period of PB1 or, if applicable, the Tolled Power Block that cleared MISO's planning resource auction for such planning period and (iii) any shortfall (including amount) in the UCAP or MISO zonal resource credits (or other applicable capacity credits) for such planning period associated with PB1 or, if applicable, the Tolled Power Block as a result of EAI's non-compliance with Section 6.19(b) or any other term of this Agreement.
(ci)If any shortfall (including amount) in the UCAP for the applicable planning period associated with the Power Block being purchased by a Project Purchaser as a result of Seller's non-compliance with Section 6.19(a) or any other term of this Agreement, the MISO zonal resource credits expressed in clauses (i)(B) or (ii)(B) above, as applicable, shall be the MISO zonal resource credits that would have cleared such MISO planning resource auction had Seller so complied. If MISO does not determine any UCAP for the applicable planning period associated with such Power Block as a result of Seller's non-compliance with Section 6.19(a) or any other term of this Agreement, the MISO zonal resource credits expressed in clauses (i)(B) or (ii)(B) above, as applicable, shall be determined based on (1) the full ICAP determined by MISO for such planning period for such Power Block (or if MISO does not determine the ICAP for such planning period for such Power Block, the most recent full ICAP determined by MISO for such Power Block) minus (2) the product of (x) such ICAP value multiplied by (y) 0.04. If the EAI Tolling Agreement has not been terminated as of the Closing, the purchase price for the PB1 Purchased Assets or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the purchase price for the portion of the Power Block Purchased Assets that include the Tolled Power Block shall not be reduced pursuant to this Section 6.19(f).
(cj)For the avoidance of doubt, and without limiting the other terms of this Agreement or any Project Purchaser's rights with respect to the Power Block Purchased Assets purchased by such Project Purchaser, on and after the Closing Date, such Project Purchaser shall have the exclusive right to offer and sell capacity and related benefits from such Power Block Purchased Assets, including the right to offer such capacity, in whole or in part, in each MISO planning resource auction on terms determined by such Project Purchaser in its sole and absolute discretion, and to receive all revenue and compensation therefor.
Section 6.20. MISO Requirements
. Without limiting any other provision of this Agreement:
(ck)Seller acknowledges that, as of the Effective Date, it is the Market Participant for PB2, PB3 and PB4. Subject to Section 6.20(b), Seller shall, at its sole cost and expense, timely execute and file all documents (including any applicable request to change the Market Participant for a resource in MISO) and take all other commercially reasonable actions (including complying with MISO's quarterly update (or successor) process for changes in MISO's network and commercial model and date change processes) necessary or advisable to cause PB1 Purchaser to be the Market Participant with respect to PB1 from and after the Closing, PB2 Purchaser to be the Market Participant with respect to PB2 from and after the Closing, PB3 Purchaser to be the Market Participant with respect to PB3 from and after the Closing and PB4 Purchaser to be the Market Participant with respect to PB4 from and after the Closing. Without limiting the foregoing and subject to Section 6.20(b), such actions shall include preparing and filing with MISO, and, as necessary, amending, supplementing and modifying, a form "Attachment B - Notice of Change of Information" reflecting the change of ownership, effective as of the Closing, of PB1 by PB1 Purchaser, PB2 by PB2 Purchaser, PB3 by PB3 Purchaser and PB4 by PB4 Purchaser pursuant to the terms hereof. Subject to Section 6.20(b), each Project Purchaser of PB1, PB2, PB3 and PB4 shall, at its sole cost and expense, timely execute and file all documents (including any applicable request to change the Market Participant for a resource in MISO) and take all other commercially reasonable actions (including complying with MISO's quarterly update (or successor process for changes in MISO's network and commercial model and date change processes) necessary or advisable to cause it to be the Market Participant with respect to the Power Block it will acquire from and after the Closing. Without limiting the foregoing and subject to Section 6.20(b), such actions shall include preparing and filing with MISO, and, as necessary, amending, supplementing and modifying, (i) a form "Attachment B - Notice of Change of Information" reflecting the change of ownership with respect to the Power Block such Project Purchaser will acquire, effective as of the Closing, (ii) (if applicable) a "Certificate Representing Relationship between Applicant and Owner of Generations Resource(s)" reflecting the change in ownership with respect to the Power Block such Project Purchaser will acquire, effective as of the Closing, and (iii) (if applicable) a "Certificate Representing Agency Relationship between Applicant and Scheduling and/or Meter Data Management Agent" reflecting the change of the Meter Data Management Agent with respect to the Power Block such Project Purchaser will acquire, effective as of the Closing.
(cl)EAI acknowledges that, as of the Effective Date, it is the Market Participant for PB1. If (i) the EAI Tolling Agreement has not been terminated before the time required to make the filings and take the actions contemplated by this Section 6.20(b) and EAI is not the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block as of the Closing and (ii) Seller's rights and obligations under the EAI Tolling Agreement will not be assigned to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block at the Closing, EAI shall, at its sole cost and expense, timely execute and file all documents (including any applicable request to change the Market Participant for a resource in MISO) and take all other commercially reasonable actions (including identifying and complying with MISO's quarterly update (or successor) process for changes in MISO's network and commercial model and date change processes) necessary or advisable to cause the Project Purchaser of PB1 or, if applicable, the Tolled Power Block to be the Market Participant with respect to PB1 or, if applicable, the Tolled Power Block from and after the Closing. Without limiting the foregoing, such actions shall include preparing and filing with MISO, and, as necessary, amending, supplementing and modifying, a form "Attachment B - Notice of Change of Information" reflecting the change of the Market Participant, effective as of the Closing, of PB1 or, if applicable, the Tolled Power Block to the applicable Project Purchaser pursuant to the terms hereof. If (A) the EAI Tolling Agreement has not been terminated before the time required to make the filings and take the actions contemplated by this Section 6.20(b) and EAI is not the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block as of the Closing and (B) Seller's rights and obligations under the EAI Tolling Agreement will not be assigned to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block at the Closing, the Project Purchaser of PB1 or,

if applicable, the Tolled Power Block shall, at its sole cost and expense, timely execute and file all documents (including any applicable request to change the Market Participant for a resource in MISO) and take all other commercially reasonable actions (including identifying and complying with complying with MISO's quarterly update (or successor process for changes in MISO's network and commercial model and date change processes) necessary or advisable to cause the Project Purchaser of PB1 or, if applicable, the Tolled Power Block to be the Market Participant with respect to PB1 or, if applicable, the Tolled Power Block from and after the Closing. Without limiting the foregoing, such actions shall include preparing and filing with MISO, and, as necessary, amending, supplementing and modifying, (1) a form "Attachment B - Notice of Change of Information" reflecting the change of ownership with respect to PB1 or, if applicable, the Tolled Power Block, effective as of the Closing, (2) (if applicable) a "Certificate Representing Relationship between Applicant and Owner of Generations Resource(s)" reflecting the change in ownership with respect to PB1 or, if applicable, the Tolled Power Block, effective as of the Closing and (3) (if applicable) a "Certificate Representing Agency Relationship between Applicant and Scheduling and/or Meter Data Management Agent" reflecting the change of the Meter Data Management Agent with respect to PB1 or, if applicable, the Tolled Power Block, effective as of the Closing.
(cm)If, as of the Closing, PB1 Purchaser will not be the Market Participant for PB1, PB2 Purchaser will not be the Market Participant for PB2, PB3 Purchaser will not be the Market Participant for PB3 and/or PB4 Purchaser will not be the Market Participant for PB4, then contemporaneous with the Closing, each Project Purchaser that will not be the Market Participant for the Power Block(s) it will acquire shall, together with Seller, execute and deliver the MISO Transition Agreement.
(cn)Each Project Purchaser shall be entitled to any payments or credits from MISO or any other Person related to the Power Block acquired by such Project Purchaser and allocable to the period from and after the Closing, and, if any such payments or credits are received by Seller or any Affiliate of Seller, Seller or such Affiliate will hold such payments and credits in trust for the benefit of such Project Purchaser and promptly pay (or cause to be paid) and transfer (or cause to be transferred) to such Project Purchaser all such amounts and credits received by Seller or such Affiliate. Seller shall be entitled to any payments or credits from MISO or any other Person related to the Project and allocable to the period prior to the Closing, and, if any such payments or credits are received by any Project Purchaser or any Affiliate of Project Purchaser, such Project Purchaser or such Affiliate will hold such payments and credits in trust for the benefit of Seller and promptly pay (or cause to be paid) and transfer (or cause to be transferred) to Seller all such amounts and credits received by such Project Purchaser or such Affiliate.
(co)Without limiting Section 6.18, from and after the Closing, (i) Seller shall execute and deliver, upon reasonable request by any Project Purchaser, any and all further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may be reasonably required, to fulfill and implement the terms of this Section 6.20 and to cause the Project Purchaser of each Power Block to, from and after the Closing, (A) be the Market Participant in MISO of the Power Block purchased by such Project Purchaser and (B) have all other rights and responsibilities accruing to an owner in MISO of the Power Block purchased by such Project Purchaser, in each case subject to, with respect to PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block, the rights of EAI under the Tolling Agreement if Seller's rights and obligations under the EAI Tolling Agreement are assigned to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block at the Closing and (ii) each Project Purchaser shall execute and deliver, upon reasonable request by Seller, any and all further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may be reasonably required, to fulfill and implement the terms of this Section 6.20 and to cause Seller to, from and after the Closing, be released and fully discharged (A) as the Market Participant in MISO of the Power Block sold by Seller to such Project Purchaser and (B) from any and all other obligations, liabilities and responsibilities accruing to an owner in MISO of the Power Block purchased by such Project Purchaser.
Section 6.21. IDA Bond Property

. On or prior to the Closing, (a) Seller shall cause fee simple title to the PB1 IDA Bond Real Property and title to the PB1 IDA Bond Other Property to be transferred to PB1 Purchaser and, at the Closing, PB1 Purchaser shall accept the same from either Union County, Arkansas or Seller, as applicable, (b) Seller shall cause fee simple title to the PB2 IDA Bond Real Property and title to the PB2 IDA Bond Other Property to be transferred to PB2 Purchaser and, at the Closing, PB2 Purchaser shall accept the same from either Union County, Arkansas or Seller, as applicable, (c) Seller shall cause fee simple title to the PB3 IDA Bond Real Property and title to the PB3 IDA Bond Other Property to be transferred to PB3 Purchaser and, at the Closing, PB3 Purchaser shall accept the same from either Union County, Arkansas or Seller, as applicable, (d) Seller shall cause fee simple title to the PB4 IDA Bond Real Property and title to the PB4 IDA Bond Other Property to be transferred to PB4 Purchaser and, at the Closing, PB4 Purchaser shall accept the same from either Union County, Arkansas or Seller, as applicable, and (e) Seller shall cause fee simple title to the Common Facilities IDA Bond Real Property and title to the Common Facilities IDA Bond Other Property to be transferred to each Project Purchaser and, at the Closing, each Project Purchaser shall accept the same from either Union County, Arkansas or Seller, as applicable. To the extent any transfer of any IDA Bond Real Property or any IDA Bond Other Property is to be made from Union County, Arkansas rather than Seller, such transfer shall be (i) pursuant to documentation, terms and procedures to be agreed with Union County, Arkansas that are reasonably acceptable to Seller, (ii) without the imposition of any condition or term that is adverse to the relevant Purchaser or less beneficial to the relevant Purchaser than had the transfer been made directly by Seller and (iii) on terms acceptable to the relevant Purchaser in its reasonable discretion. The Parties acknowledge and agree that the unwind of the structure reflected in the IDA Bond Contracts contemplated by this Section 6.21 shall occur no later than simultaneously with the Closing (and may include the modification or waiver of any time periods required by the IDA Bond Contracts to the extent necessary to unwind the structure reflected in the IDA Bond Contracts contemplated by this Section 6.21); provided that Seller shall not be required to unwind the structure reflected in the IDA Bond Contracts contemplated by this Section 6.21 at any time prior to the Closing. Each Purchaser shall use Commercially Reasonable Efforts to assist Seller in causing fee simple title to the IDA Bond Real Property and title to the IDA Bond Other Property to be transferred to the relevant Purchaser at the Closing as provided herein, including, if applicable, to execute and deliver such documents and instruments reasonably required to consummate such transfer from Union County, Arkansas directly to such Purchaser as contemplated by this Section 6.21. Seller shall use Commercially Reasonable Efforts to cause fee simple title to the IDA Bond Real Property and title to the IDA Bond Other Property to be transferred to the relevant Purchaser at the Closing as provided herein directly from Union County, Arkansas to such Purchaser.
Section 6.22. Transmission Upgrades.

(cp)Pending NRIS Request. The Parties acknowledge that (i) Seller has obtained 1,450 MW of NRIS for the Project and (ii) on June 20, 2014, Seller submitted to MISO a transmission service request seeking 1,270 MW of additional NRIS for the Project ("Pending NRIS Request"). Subject to the other terms of this Section 6.22, Seller shall, at its sole cost and expense, prepare and submit such documents (including documents to MISO requesting and confirming NRIS as required by this Section 6.22) and take all commercially reasonable actions (including making timely payment of transmission service study fees, charges, and similar costs in connection with any request for NRIS for the Project and each Power Block) necessary or advisable for the Project to be qualified and recognized by MISO, as promptly as practicable, as having at least 2,000 MW of NRIS and each Power Block to be qualified and recognized by MISO, as promptly as practicable, as having at least 500 MW of NRIS (the "Minimum NRIS").
(cq)Certain Covenants of Seller. Without limiting the other terms of this Agreement, Seller shall (i) provide each Project Purchaser with a complete and accurate copy of any MISO transmission study result (e.g., system impact study, facilities study) for the Pending NRIS Request or any subsequent request for NRIS for the Project submitted by Seller prior to the Closing or the earlier termination of this Agreement ("Other NRIS Request") promptly after such results are available to Seller and notify each Project Purchaser of any material development in the processing or treatment of the Pending NRIS Request or any Other NRIS Request promptly after Seller receives notice thereof, (ii) notify each Project Purchaser reasonably in advance of, and allow each Project Purchaser and its respective Representatives to attend and participate in meetings with, MISO representatives regarding such study or any proposed agreement committing Seller to fund the costs to obtain such NRIS ("NRIS Upgrade Agreement"), (iii) provide each Project Purchaser a reasonable opportunity (within the limited timeframe afforded for Seller to execute such agreement) to review and comment on any such NRIS Upgrade Agreement prior to execution thereof and consider in good faith comments from each such Project Purchaser on any such NRIS Upgrade Agreement and (iv) cooperate with Project Purchasers with respect to the effort to obtain from MISO the transmission service for the Project and each Power Block necessary to satisfy the condition to the Closing set forth in Section 7.9.
(cr)Confirmation of “No Cost” NRIS. Promptly after issuance of an interim transmission service study (e.g., a system impact study) arising out of the Pending NRIS Request or any Other NRIS Request, Seller shall take the actions required to timely confirm and obtain any NRIS for the Project and each Power Block that such study shows is available to Seller without Seller having to incur any NRIS Upgrade Costs and to proceed to the next phase of the transmission study process in respect of the Pending NRIS Request or such Other NRIS Request, as applicable.
(cs)Aggregate NRIS Upgrade Costs - $25 Million or Less. If the final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that in order to obtain the Minimum NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be $25 million or less in the aggregate (inclusive of all NRIS Upgrade Costs (if any) that Seller has incurred with respect to the Pending NRIS Request and any Other NRIS Request and all future NRIS Upgrade Costs that Seller is estimated to incur under the applicable study results and any existing NRIS Upgrade Agreement(s) or other official then-current estimates of outstanding NRIS Upgrade Costs (collectively, the "Committed NRIS Upgrade Costs")), Seller shall, subject to Section 6.22(b), confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain (i) the Minimum NRIS and (ii) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS. If Seller enters into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block and commit Seller to fund NRIS Upgrade Costs for such Minimum NRIS in an amount estimated to be $25 million or less in the aggregate (inclusive of all Committed NRIS Upgrade Costs), Seller shall pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(d) shall cease to the extent (A) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (B) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(d).
(ct)Aggregate NRIS Upgrade Costs - Greater than $25 Million and Less than $50 Million (Seller’s Election). If the final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that in order to obtain the Minimum NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be greater than $25 million and less than $50 million in the aggregate (inclusive of all Committed NRIS Upgrade Costs), Seller shall promptly (and in any event within five (5) days after receipt of such final definitive MISO transmission study results) notify the Project

Purchasers whether or not it will fund such NRIS Upgrade Costs in full pursuant to this Section 6.22(e). If Seller does not elect to fund such NRIS Upgrade Costs in full pursuant to this Section 6.22(e) on or before the last day of such five (5) day period, Seller shall be deemed to have elected not to fund such NRIS Upgrade Costs, in which case Section 6.22(f) shall apply. If Seller notifies the Project Purchasers of its election to fund such NRIS Upgrade Costs in full, Seller shall (A) subject to Section 6.22(b), confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain (1) the Minimum NRIS and (2) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS, (B) enter into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block and commit Seller to fund such NRIS Upgrade Costs, and (C) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs until the Project Purchasers have, in the aggregate, reimbursed Seller $25 million of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, (i) each Project Purchaser shall at the Closing promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of all such NRIS Upgrade Costs paid by Seller and not previously reimbursed to Seller (and such reimbursement shall be deemed to be an adjustment to the Purchase Price for each applicable Power Block), and (ii) Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(e) shall cease to the extent (I) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (II) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to clause (ii) of the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in clause (C) of this Section 6.22(e).
(cu)Aggregate NRIS Upgrade Costs - Greater than $25 Million and Less than $50 Million (Project Purchasers’ Election). If the final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that in order to obtain the Minimum NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be greater than $25 million and less than $50 million in the aggregate (inclusive of all Committed NRIS Upgrade Costs), and Seller has notified the Project Purchasers of its election to not fund such NRIS Upgrade Costs in full pursuant to Section 6.22(e), or Seller is deemed to have elected not to fund such NRIS Upgrade Costs in full pursuant to Section 6.22(e), the Project Purchasers may elect to fund such NRIS Upgrade Costs that are in excess of $25 million and less than $50 million (inclusive of all Committed NRIS Upgrade Costs) and proceed with the Transactions, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, upon notification to Seller of such election within five (5) days of Seller’s notification of its election, or the occurrence of Seller’s deemed election, not to fund such NRIS Upgrade Costs in full pursuant to Section 6.22(e). If the Project Purchasers do not elect to fund such NRIS Upgrade Costs in full pursuant to this Section 6.22(f) on or before the last day of such five (5) day period, the Project Purchasers shall be deemed to have elected not to fund such NRIS Upgrade Costs and Section 6.22(i) shall apply. If the Project Purchasers notify Seller of their election to fund such NRIS Upgrade Costs that are in excess of $25 million and less than $50 million (inclusive of all Committed NRIS Upgrade Costs), Seller shall (A) subject to Section 6.22(b), confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain (1) the Minimum NRIS and (2) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS, (B) enter into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block and commit Seller to fund such NRIS Upgrade Costs, and (C) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, (i) each Project Purchaser shall at the Closing promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of all such NRIS Upgrade Costs paid by Seller and not previously reimbursed to Seller (and such reimbursement shall be deemed to be an adjustment to the Purchase Price for each applicable Power Block), and (ii) Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(f) shall cease to the extent (A) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (B) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to clause (ii) of the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(f).
(cv)Aggregate NRIS Upgrade Costs - Greater than $50 Million. If the final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that in order to obtain the Minimum NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be $50 million or more in the aggregate (inclusive of all Committed NRIS Upgrade Costs), then either Seller or the Project Purchasers may elect to fund such NRIS Upgrade Costs by written notice to the Project Purchasers, if Seller makes such election, or to Seller, if the Project Purchasers make such election, which notice shall be delivered within ten (10) days of the receipt of such final definitive MISO transmission study, and clause (i) or clause (ii) of this Section 6.22(g), as applicable, shall apply. If within ten (10) days of the receipt of the final definitive MISO transmission study results for the Pending NRIS Request neither of Seller nor the Project Purchasers has elected pursuant to this Section 6.22(g) to fund such NRIS Upgrade Costs, then Section 6.22(i) shall apply.
(i)If Seller notifies Project Purchasers of its election to fund such NRIS Upgrade Costs in full pursuant to Section 6.22(g), Seller shall (A) subject to Section 6.22(b), confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain (1) the Minimum NRIS and (2) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS, (B) enter into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block and commit Seller to fund such NRIS Upgrade Costs (inclusive of all Committed NRIS Upgrade Costs), and (C) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs until the Project Purchasers have, in the aggregate, reimbursed Seller $25 million of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, (1) each Project Purchaser shall at the Closing promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of all such NRIS Upgrade Costs paid by Seller and not previously reimbursed to Seller until the Project Purchasers have, in the aggregate, reimbursed Seller up to $50 million of such NRIS Upgrade Costs (and such reimbursement shall be deemed to be an adjustment to the Purchase Price for each applicable Power Block) and (2) Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(g)(i) shall cease to the extent (x) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (y) the Project Purchasers are being invoiced therefor; provided, further, however, that if (i) Seller’s obligation to pay the NRIS Upgrade Costs has ceased pursuant to clause (2) of the forgoing proviso, Seller shall at the Closing pay the Project Purchasers an amount equal to the unpaid NRIS Upgrade Costs in excess of $50 million and such payment shall be reflected in an adjustment to the Purchase Price for each applicable Power Block with each Project Purchaser receiving its Undivided Pro Rata Percentage of such adjustment and (ii) Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to clause (2) of the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(g)(i) until the Project Purchasers have, in the aggregate, reimbursed $50 million of such NRIS Upgrade Costs.
(ii)If the Project Purchasers notify Seller of their election to fund such NRIS Upgrade Costs in full, Seller shall (A) subject to Section 6.22(b), confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain (1) the Minimum NRIS and (2) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS, (B) enter into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block and commit Seller to fund such NRIS Upgrade Costs (inclusive of all Committed NRIS Upgrade Costs), and (C) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(g)(ii) shall cease to the extent (x) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (y) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(g)(ii).
(cw)Option to Confirm Less than the Minimum NRIS. If the final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that Seller may obtain incremental NRIS for the Project and each Power Block but may not obtain the Minimum NRIS for the Project and each Power Block and in order to obtain such incremental NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be equal to or greater than $1 and less than $50 million in the aggregate (inclusive of all Committed NRIS Upgrade Costs), then either Seller or the Project Purchasers may elect to fund such NRIS Upgrade Costs by written notice to the Project Purchasers, if Seller makes such election, or to Seller, if the Project Purchasers make such election, which notice shall be delivered within ten (10) days of the receipt of such final definitive MISO transmission study, and clause (i) or clause (ii) of this Section 6.22(h), as applicable, shall apply, and, regardless of whether or not either Seller or the Project Purchasers has elected pursuant to this Section 6.22(h) to fund such NRIS Upgrade Costs, Section 6.22(i) shall apply.
(i)If Seller notifies Project Purchasers of its election to fund such NRIS Upgrade Costs in full pursuant to Section 6.22(h), Seller shall (A) subject to Section 6.22(b), enter into one or more NRIS Upgrade Agreements that commit Seller to fund such NRIS Upgrade Costs, and (B) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due; provided, however, that if, and only if, the Closing occurs, (1) each Project Purchaser shall at the Closing promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of all such NRIS Upgrade Costs paid by Seller and not previously reimbursed to Seller (and such reimbursement shall be deemed to be an adjustment to the Purchase Price for each applicable Power Block) and (2) Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(h)(i) shall cease to the extent (x) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (y) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to clause (2) of the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(h)(i).

(ii)If the Project Purchasers notify Seller of their election to fund such NRIS Upgrade Costs in full, Seller shall (A) subject to Section 6.22(b), enter into one or more NRIS Upgrade Agreements that commit Seller to fund such NRIS Upgrade Costs, and (B) pay the NRIS Upgrade Costs to the appropriate Person(s) as and when they become due and, upon receipt of an invoice from Seller reasonably documenting such costs, each Project Purchaser shall promptly reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs; provided, however, that if, and only if, the Closing occurs, Seller's obligation to pay NRIS Upgrade Costs incurred pursuant to this Section 6.22(h)(ii) shall cease to the extent (x) the NRIS Upgrade Agreement giving rise to such NRIS Upgrade Cost has been assigned or transferred to the Project Purchasers as provided in this Agreement and (y) the Project Purchasers are being invoiced therefor; provided, further, however, that if Seller’s obligation to pay the NRIS Upgrade Costs has not ceased pursuant to the foregoing proviso, each Project Purchaser shall continue to reimburse Seller such Project Purchaser's Undivided Pro Rata Percentage of such NRIS Upgrade Costs expended by Seller after the Closing as provided in this Section 6.22(h)(ii).
(cx)NRIS Upgrade Restudy. If (i) Section 6.22(f) is applicable and neither Seller nor the Project Purchasers have elected to fund such NRIS Upgrade Costs pursuant to Section 6.22(f), (ii) Section 6.22(g) is applicable and neither Seller nor the Project Purchasers have elected to fund such NRIS Upgrade Costs pursuant to Section 6.22(g) or (iii) Section 6.22(h) is applicable, then Seller shall (A) in all of the foregoing cases (unless Seller or the Project Purchasers have elected to fund such NRIS Upgrade Costs pursuant to Section 6.22(h), in which case Seller shall confirm and agree, in accordance with all applicable MISO and transmission owner requirements, to obtain such incremental NRIS in accordance with Section 6.22(h)), neither confirm nor agree to obtain such incremental NRIS (other than any NRIS that would not require Seller to incur any NRIS Upgrade Costs) and (B) promptly develop (in consultation with the Project Purchasers and in accordance with the other applicable requirements of this Agreement) and submit to MISO, in compliance with all applicable MISO and transmission owner requirements, an Other NRIS Request that would result in the Project being qualified and recognized by MISO as having at least 2,100 MW of NRIS in the aggregate and each Power Block to be qualified and recognized by MISO as having at least 525 MW of NRIS in the aggregate. If the final definitive MISO transmission study results for such Other NRIS Request are not received by April 30, 2016, then Seller or any of the Project Purchasers may elect to terminate this Agreement pursuant to this Section 6.22(i) by written notice to the Project Purchasers, if Seller makes such election, or to Seller, if the Project Purchasers make such election, which notice shall be delivered within thirty (30) days of such date. If an Other NRIS Request is submitted pursuant to this Section 6.22(i) and the final definitive MISO transmission study results for such Other NRIS Request provide that in order to obtain the Minimum NRIS for the Project and each Power Block, Seller would incur NRIS Upgrade Costs estimated to be greater than $25 million in the aggregate (inclusive of all Committed NRIS Upgrade Costs), and neither Seller nor the Project Purchasers elect to fund such NRIS Upgrade Costs pursuant to Section 6.22(f) or Section 6.22(g), then either Seller or the Project Purchasers may elect to terminate this Agreement pursuant to this Section 6.22(i) by written notice to the Project Purchasers, if Seller makes such election, or to Seller, if the Project Purchasers make such election, which notice shall be delivered within thirty (30) days of the date that that the Parties’ right to make such election to fund such NRIS Upgrade Costs pursuant to Section 6.22(f) or Section 6.22(g), as applicable, expires. If an Other NRIS Request is submitted pursuant to this Section 6.22(i), the final definitive MISO transmission study results for such Other NRIS Request provide that Seller may obtain incremental NRIS for the Project and each Power Block but may not obtain the Minimum NRIS for the Project and each Power Block and in order to obtain such incremental NRIS for the Project and each Power Block Seller would incur NRIS Upgrade Costs estimated to be equal to or greater than $1 and less than $50 million in the aggregate (inclusive of all Committed NRIS Upgrade Costs), and the Project Purchasers have not elected to fund such NRIS Upgrade Costs pursuant to Section 6.22(h) and have not waived the condition to the Closing in Section 7.9, then either Seller or the Project Purchasers may elect to terminate this Agreement pursuant to this Section 6.22(i) by written notice to the Project Purchasers, if Seller makes such election, or to Seller, if the Project Purchasers make such election, which notice shall be delivered within thirty (30) days of the date that that the Parties’ right to make such election to fund such NRIS Upgrade Costs pursuant to Section 6.22(h) expires.
(cy)Election to Terminate NRIS Upgrade Agreements. At any time after (i) Seller or any Project Purchaser has irrevocably determined that the Closing will not occur, (ii) the Project Purchasers have waived the condition to the Closing set forth in Section 7.9 or (iii) this Agreement has been terminated in accordance with its terms, the Project Purchasers may instruct Seller to terminate any of the NRIS Upgrade Agreements relating to the procurement of incremental NRIS for the Project and each Power Block to the extent the Project Purchasers have any liability for NRIS Upgrade Costs in connection therewith. If the Project Purchasers deliver such termination instruction to Seller, each Project Purchaser shall pay, as and when due, its Undivided Pro Rata Percentage of all MISO and transmission owner cancellation fees and charges resulting from such cancellation of such NRIS Upgrade Agreement(s) (the "NRIS Cancellation Costs"). If the Project Purchasers deliver such termination instruction to Seller, Seller may, notwithstanding such termination instruction, within ten (10) days of receiving such termination instruction, provide the Project Purchasers with written notice of Seller's election to not terminate the NRIS Upgrade Agreement. If Seller makes such an election, (A) each Project Purchasers' obligation to pay its Undivided Pro Rata Percentage of any NRIS Upgrade Costs for obtaining such incremental NRIS pursuant to such NRIS Upgrade Agreement shall irrevocably terminate and (B) Seller shall, within thirty (30) days of delivering its election not to terminate the NRIS Upgrade Agreement, reimburse each Project Purchaser for all NRIS Upgrade Costs paid by such Project Purchaser for obtaining such incremental NRIS pursuant to such NRIS Upgrade Agreement; provided that Seller shall have no reimbursement obligations and Project Purchasers shall remain liable for all NRIS Cancellation Charges, if any, where Seller’s election not to terminate the NRIS Upgrade Agreements relates solely to any upgrades that are available without the incurrence of NRIS Upgrade Costs.
(cz)Disputes Regarding NRIS Upgrade or Cancellation Costs. In the event that a Project Purchaser disputes any NRIS Upgrade Cost or any NRIS Cancellation Cost charged to Seller and reimbursable or payable by such Project Purchaser, such Project Purchaser shall notify Seller of such dispute and the basis therefor and may direct Seller to dispute, at such Project Purchaser’s sole cost and expense, such NRIS Upgrade Cost or NRIS Cancellation Cost, as applicable, in accordance with the applicable terms of the applicable NRIS Upgrade Agreement or MISO or transmission owner requirements. If Seller receives any such notice, Seller shall take commercially reasonable actions to comply with the instructions therein and shall use Commercially Reasonable Efforts to enable the applicable Project Purchaser to communicate directly with the Person charging the disputed NRIS Upgrade Cost or NRIS Cancellation Cost, as applicable, and to manage the dispute in its discretion through resolution of the dispute.
(da)Seller’s Re-Payment Obligation. If (i) this Agreement is terminated in accordance with its terms prior to the Closing, (ii) prior to. on or after such termination the Project obtains any incremental NRIS, and (iii) any portion of the NRIS Upgrade Costs for such incremental NRIS was paid by the Project Purchasers, then, Seller shall promptly remit to each Project Purchaser its Undivided Pro Rata Percentage of (A) a pro rata percentage (based on a ratio where the numerator is the incremental NRIS (in MW) funded by the Project Purchasers and the denominator is the total NRIS for the Project) of all revenues received by Seller that are attributable to the NRIS of the Project (other than the transmission revenues specified in following clause (B)) and (B) all transmission revenues specifically associated with the incremental NRIS funded by the Project Purchasers until each Project Purchaser has recovered (1) if such Project Purchaser has funded NRIS Upgrade Costs pursuant to Section 6.22(d), the lesser of (x) the NRIS Upgrade Costs funded by such Project Purchaser for such incremental NRIS and (y) $6,250,000, (2) if such Project Purchaser has funded NRIS Upgrade Costs pursuant to Section 6.22(f) or Section 6.22(g), the lesser of (x) the NRIS Upgrade Costs funded by such Project Purchaser for such incremental NRIS and (y) $12,500,000 or (3) if such Project Purchaser has funded NRIS Upgrade Costs pursuant to Section 6.22(h), the NRIS Upgrade Costs funded by such Project Purchaser. Seller shall use Commercially Reasonable Efforts to maximize the revenue received by Seller associated with any incremental NRIS in respect of the Project so that each Project Purchaser recovers the NRIS Upgrade Costs paid by such Project Purchaser as soon as practicable. Upon any sale (or other transaction that results in a direct transfer of control) of more than two (2) Power Blocks, Seller shall immediately pay each Project Purchaser the difference, if any, between (i) the amount that Seller is required to remit to such Project Purchaser pursuant to this Section 6.22(l) and (ii) the amounts that have been remitted to such Project Purchaser in accordance with this Section 6.22(l).
(db)Further Assurances. The Parties agree that, in connection with Closing and thereafter, they shall use Commercially Reasonable Efforts to cause the NRIS Upgrade Agreements to be assigned by Seller to the Purchasers.
Section 6.23. Capacity Release
.
(dc)Seller and each Project Purchaser shall undertake any and all actions within such Party's control as necessary, including those actions relating to each such Party set forth in Schedule 6.23, to effect as of the Closing, or, in the event the waiver contemplated by Section 6.4(e) is not obtained prior to the Closing, as soon as reasonably practicable after the Closing but in any event prior to the termination of the temporary capacity release contemplated by Section 6.23(c), the permanent release of the Power Block Gas Transportation Agreement (FERC) Capacity Rights to such Project Purchaser so that, at the time such capacity release is effective, such Project Purchaser will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date (notwithstanding the EAI Temporary Capacity Release, in the case of the Project Purchaser of the Tolled Power Block, if applicable). Such actions shall include, in the case of Seller, designating each Project Purchaser as the replacement shipper for the Power Block Gas Transportation Agreement (FERC) Capacity Rights.
(dd)If the EAI Tolling Agreement will be terminated in connection with the Closing by Seller and EAI, Seller and EAI shall undertake any and all actions within such Party's control as necessary to effect, immediately prior to the effectiveness of the permanent capacity releases described in Section 6.23(a), the termination of the EAI Temporary Capacity Release.
(de)In the event the waiver contemplated by Section 6.4(e) is not obtained prior to the Closing, (i) Seller and each Project Purchaser (except the Project Purchaser of the Tolled Power Block, if applicable) shall undertake any and all actions within such Party's control as necessary to effect as of the Closing the temporary release of the Power Block Gas Transportation Agreement (FERC) Capacity Rights, for a term no greater than the lesser of (A) thirty (30) days and (B) the longest period of time that would not trigger the bidding requirements under the Capacity Release Rules, to such Project Purchaser so that, at the time such capacity release is effective, such Project Purchaser, for the term of the temporary capacity release, will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date and (ii) in addition to Seller's obligations set forth in Section 6.23(a), Seller shall condition the permanent capacity release described in Section 6.23(a) on the requirement that any bidder (or group of Affiliated bidders) bid on the entire amount of Seller's released capacity.
(df)For so long as Trans-Union owns the Trans-Union Pipeline, Entegra TC shall cause Trans-Union (i) (A) to undertake all actions as necessary, including those actions relating to Trans-Union set forth in Schedule 6.23, to effect as of the Closing or, in the event the waiver contemplated by Section 6.4(e) is not obtained prior to the Closing, as soon as reasonably practicable after the Closing but in any event prior to the termination of the temporary capacity release contemplated by Section 6.23(c), the permanent capacity release of the Power Block Gas Transportation Agreement (FERC) Capacity Rights to each Project Purchaser so that, at the time such capacity release is effective, each Project Purchaser will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date (notwithstanding the EAI Temporary Capacity Release, in the case of the Project Purchaser of the Tolled Power Block, if applicable) and (B) in the event the waiver contemplated by Section 6.4(e) is not obtained prior to the Closing, to undertake all actions as necessary to effect as of the Closing the temporary release of all applicable Power Block Gas Transportation Agreement (FERC) Capacity Rights set forth in Section 6.23(c), and (ii) not change, or initiate any change to, any term of Trans-Union's FERC Gas Tariff that would result in any difference from the capacity release process set forth in Schedule 6.23 until the earlier to occur of (A) the effectiveness of the permanent capacity release described in Section 6.23(a) and (B) the termination of this Agreement.
Section 6.24. PB1 Risk of Loss; Casualty Events.
(dg)Prior to the Closing, all risk of loss or damage to the Purchased Assets shall be borne by Seller, subject to the remainder of this Section 6.24.
(dh)If, prior to the Closing, all or any portion of the PB1 Assets, including the PB1 Real Property, are damaged or destroyed (such portion of the PB1 Assets so damaged or destroyed, the "PB1 Damaged Portion"), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (each instance thereof, a "PB1 Casualty Event") and Seller reasonably expects the PB1 Total Cost to Repair such PB1 Damaged Portion as required herein to exceed $1,185,000, then Seller shall notify PB1 Purchaser promptly in writing of such PB1 Casualty Event (such notice, the "PB1 Casualty Event Notice"). The PB1 Casualty Event Notice shall include (i) the material facts and circumstances surrounding the PB1 Casualty Event, (ii) a good faith preliminary assessment of the effect of the PB1 Casualty Event on the Project, the Business and the PB1 Assets, (iii) Seller’s good faith view as to whether such PB1 Damaged Portion would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date and (iv) whether or not, and the extent to which, the losses sustained as a result of such PB1 Casualty Event are covered by one or more Project Insurance Policies then in effect. Seller shall update and revise the information required to be provided to PB1 Purchaser under this Section 6.24 promptly after such information becomes known to Seller.
(di)As promptly as practicable, but in no event later than sixty (60) days after PB1 Purchaser's receipt of any PB1 Casualty Event Notice, Seller shall determine, in good faith and in accordance with the next sentence, whether the PB1 Damaged Portion would reasonably be expected to be Repaired on or before the date that is sixty (60) days prior to the Expiration Date and the estimated PB1 Total Cost of such Repair. In order to facilitate such determination, Seller shall select an Approved Contractor to (i) review the extent of the damage to or destruction of the PB1 Damaged Portion and estimate the scope, cost and duration of the work required to Repair the PB1 Damaged Portion or (ii) agree to perform the work required to Repair the PB1 Damaged Portion pursuant to a fixed price, lump sum turnkey contract, the terms and conditions of which, including warranties and guarantees, are reasonably acceptable to Seller in consultation with PB1 Purchaser. Nothing herein shall prevent the selection of the Approved Contractor pursuant to a bidding process if so desired by Seller. Seller and PB1 Purchaser shall accept such estimate or contract (absent fraud or manifest material error), as applicable, as the basis of the determination required by the first sentence of this Section 6.24(c). Seller shall be solely responsible for the costs and expenses of obtaining such estimate or contract (but not, for the avoidance of doubt, the performance of such contract). "PB1 Total Cost" as used in this Section 6.24 shall mean (i) the total out-of-pocket costs to Repair the PB1 Damaged Portion less (ii) the sum of any proceeds that Seller and/or Affiliates of Seller would reasonably be expected to receive from the applicable Project Insurance Policies in respect of such PB1 Damaged Portion (excluding business interruption insurance).
(dj)(i)    If Seller determines, pursuant to Section 6.24(c), that the PB1 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB1 Total Cost of $1,185,000 or less, then (A) Seller shall bear the costs of and, as between Seller and PB1 Purchaser, exclusive responsibility for Repairing the PB1 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, (B) Seller shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, and (C) the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than sixty (60) days prior to the Expiration Date, and subject to Section 6.24(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB1 Casualty Event whether paid prior to, at or following Closing and PB1 Purchaser hereby agrees to hold any such proceeds in trust for Seller and promptly pay the same over to Seller.
(i)If Seller determines pursuant to Section 6.24(c) that the PB1 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB1 Total Cost of greater than $1,185,000 but less than $16,590,000, then Seller shall elect to either (A) bear the costs of and, as between Seller and PB1 Purchaser, exclusive responsibility for Repairing the PB1 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, and shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, or (B) subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (1) proceed with the Transactions, (2) reduce the PB1 Purchase Price by the estimated PB1 Total Cost of such Repair as determined in accordance with this Section 6.24, (3) further reduce the PB1 Purchase Price by the sum of (x) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of such PB1 Damaged Portion (excluding business interruption insurance), (y) the aggregate amount of all undisputed covered claims arising out of the PB1 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (z) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB1 after the Closing as a result of such PB1 Damaged Portion as determined by an Approved Valuation Firm, (4) transfer or cause to be transferred to PB1 Purchaser at the Closing, for no additional consideration, the irrevocable right to (x) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB1 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB1 Purchase Price was reduced pursuant to clause (3)(y) above, and (y) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB1 Casualty Event and allocable to the period after the Closing and (5) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing. If Seller elects to Repair the PB1 Damaged Portion pursuant to Section 6.24(d)(ii)(A), the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than the date that is sixty (60) days prior to the Expiration Date, and subject to Section 6.24(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB1 Casualty Event whether paid prior to, at or following Closing.
(ii)If Seller determines pursuant to Section 6.24(c) that the PB1 Damaged Portion would not reasonably be expected to be Repaired as required herein for a PB1 Total Cost of $16,590,000 or less, then either Seller or PB1 Purchaser may terminate this Agreement. Each of Seller or PB1 Purchaser, as applicable, shall notify the other in writing of any termination of this Agreement elected by such Party pursuant to this Section 6.24(d)(iii) as promptly as practicable, but in no event later than sixty (60) days after the determination described in the first sentence of this Section 6.24(d)(iii) is made. If neither Seller nor PB1 Purchaser elects to terminate this Agreement pursuant to this Section 6.24(d)(iii) on or before the last day of such sixty (60) day period, each of Seller and PB1 Purchaser shall be deemed to have waived its right to terminate in respect of such PB1 Casualty Event under this Section 6.24(d)(iii).

(iii)If Seller determines pursuant to Section 6.24(c) that the PB1 Damaged Portion would reasonably be expected to be Repaired as required herein for a PB1 Total Cost of $16,590,000 or less but would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB1 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (A) proceed with the Transactions, (B) reduce the PB1 Purchase Price by the estimated PB1 Total Cost of such Repair as determined in accordance with this Section 6.24, (C) further reduce the PB1 Purchase Price by the sum of (1) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of the applicable PB1 Damaged Portion (excluding business interruption insurance), (2) the aggregate amount of all undisputed covered claims arising out of the PB1 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (3) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB1 after the Closing as a result of such PB1 Damaged Portion as determined by an Approved Valuation Firm, (D) transfer or cause to be transferred to PB1 Purchaser at the Closing, for no additional consideration, the irrevocable right to (1) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB1 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB1 Purchase Price was reduced pursuant to clause (C)(2), and (2) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB1 Casualty Event and allocable to the period after the Closing and (E) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing.
(dk)If Seller undertakes the Repair of a PB1 Damaged Portion pursuant to this Section 6.24, and, despite Seller's compliance with the terms hereof, such PB1 Damaged Portion is not Repaired in accordance the applicable requirements of this Agreement on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB1 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, proceed with the Transactions, and PB1 Purchaser shall, in its sole and absolute discretion, elect to either (i) require Seller to complete (or cause the completion of) such Repair after the Closing as provided herein at Seller's expense or (ii) (A) complete such Repair as required herein after the Closing at its (i.e., PB1 Purchaser's) own expense, (B) reduce the PB1 Purchase Price by the positive difference, if any, of (1) the sum of the amount of the proceeds received by Seller and its Affiliates from the applicable Project Insurance Policies (excluding business interruption insurance) prior to the Closing minus (2) the amount of the reasonable, documented out-of-pocket costs expended by Seller on the Repair of such PB1 Damaged Portion prior to the Closing, (C) further reduce the PB1 Purchase Price by the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB1 after the Closing as a result of such PB1 Damaged Portion as determined by an Approved Valuation Firm and (D) require Seller and, if and to the extent applicable, its Affiliates to transfer or cause to be transferred to PB1 Purchaser at the Closing the irrevocable right to all rights (including defenses), claims and causes of action that Seller and its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB1 Casualty Event and allocable to the period after the Closing.
(dl)[reserved]
(dm)For purposes of this Section 6.24, any PB1 Damaged Portion that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (i) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (ii) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the PB1 Assets shall have diminished as a result of such PB1 Casualty Event or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the PB1 Assets following such PB1 Casualty Event or "Repair" shall be greater as a result of such PB1 Casualty Event or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the PB1 Casualty Event or "Repair."
(dn)Seller shall use Commercially Reasonable Efforts to cooperate with PB1 Purchaser and to include PB1 Purchaser in meetings, communications and inspections relating to any Repair conducted under this Section 6.24 (other than Section 6.24(d)(i)) in order to enable PB1 Purchaser to make a reasonable, informed evaluation of the quality, sufficiency and timing of such Repair. All work performed for Seller pursuant to this Section 6.24 shall be performed in accordance with the applicable terms of this Agreement.
(do)If any PB1 Casualty Event has occurred, then, provided Seller complies with this Section 6.24 with respect to such PB1 Casualty Event, Seller shall not be deemed to be in breach of any representation, warranty or covenant in this Agreement nor shall such PB1 Casualty Event constitute a Material Adverse Effect, and, without limiting the foregoing, PB1 Purchaser shall not be entitled to any indemnity pursuant to Article IX, to the extent Seller's breach or non-compliance with such representation, warranty or covenant is due solely to the occurrence of such PB1 Casualty Event.
Section 6.25. PB2 Risk of Loss; Casualty Events.
(dp)Prior to the Closing, all risk of loss or damage to the Purchased Assets shall be borne by Seller, subject to the remainder of this Section 6.25.
(dq)If, prior to the Closing, all or any portion of the PB2 Assets, including the PB2 Real Property, are damaged or destroyed (such portion of the PB2 Assets so damaged or destroyed, the "PB2 Damaged Portion"), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (each instance thereof, a "PB2 Casualty Event") and Seller reasonably expects the PB2 Total Cost to Repair such PB2 Damaged Portion as required herein to exceed $1,185,000, then Seller shall notify PB2 Purchaser promptly in writing of such PB2 Casualty Event (such notice, the "PB2 Casualty Event Notice"). The PB2 Casualty Event Notice shall include (i) the material facts and circumstances surrounding the PB2 Casualty Event, (ii) a good faith preliminary assessment of the effect of the PB2 Casualty Event on the Project, the Business and the PB2 Assets, (iii) Seller’s good faith view as to whether such PB2 Damaged Portion would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date and (iv) whether or not, and the extent to which, the losses sustained as a result of such PB2 Casualty Event are covered by one or more Project Insurance Policies then in effect. Seller shall update and revise the information required to be provided to PB2 Purchaser under this Section 6.25 promptly after such information becomes known to Seller.
(dr)As promptly as practicable, but in no event later than sixty (60) days after PB2 Purchaser's receipt of any PB2 Casualty Event Notice, Seller shall determine, in good faith and in accordance with the next sentence, whether the PB2 Damaged Portion would reasonably be expected to be Repaired on or before the date that is sixty (60) days prior to the Expiration Date and the estimated PB2 Total Cost of such Repair. In order to facilitate such determination, Seller shall select an Approved Contractor to (i) review the extent of the damage to or destruction of the PB2 Damaged Portion and estimate the scope, cost and duration of the work required to Repair the PB2 Damaged Portion or (ii) agree to perform the work required to Repair the PB2 Damaged Portion pursuant to a fixed price, lump sum turnkey contract, the terms and conditions of which, including warranties and guarantees, are reasonably acceptable to Seller in consultation with PB2 Purchaser. Nothing herein shall prevent the selection of the Approved Contractor pursuant to a bidding process if so desired by Seller. Seller and PB2 Purchaser shall accept such estimate or contract (absent fraud or manifest material error), as applicable, as the basis of the determination required by the first sentence of this Section 6.25(c). Seller shall be solely responsible for the costs and expenses of obtaining such estimate or contract (but not, for the avoidance of doubt, the performance of such contract). "PB2 Total Cost" as used in this Section 6.25 shall mean (i) the total out-of-pocket costs to Repair the PB2 Damaged Portion less (ii) the sum of any proceeds that Seller and/or Affiliates of Seller would reasonably be expected to receive from the applicable Project Insurance Policies in respect of such PB2 Damaged Portion (excluding business interruption insurance).
(ds)(i)    If Seller determines, pursuant to Section 6.25(c), that the PB2 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB2 Total Cost of $1,185,000 or less, then (A) Seller shall bear the costs of and, as between Seller and PB2 Purchaser, exclusive responsibility for Repairing the PB2 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, (B) Seller shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, and (C) the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than sixty (60) days prior to the Expiration Date, and subject to Section 6.25(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB2 Casualty Event whether paid prior to, at or following Closing and PB2 Purchaser hereby agrees to hold any such proceeds in trust for Seller and promptly pay the same over to Seller.
(i)If Seller determines pursuant to Section 6.25(c) that the PB2 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB2 Total Cost of greater than $1,185,000 but less than $16,590,000, then Seller shall elect to either (A) bear the costs of and, as between Seller and PB2 Purchaser, exclusive responsibility for Repairing the PB2 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, and shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, or (B) subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (1) proceed with the Transactions, (2) reduce the PB2 Purchase Price by the estimated PB2 Total Cost of such Repair as determined in accordance with this Section 6.25, (3) further reduce the PB2 Purchase Price by the sum of (x) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of such PB2 Damaged Portion (excluding business interruption insurance), (y) the aggregate amount of all undisputed covered claims arising out of the PB2 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (z) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB2 after the Closing as a result of such PB2 Damaged Portion as determined by an Approved Valuation Firm, (4) transfer or cause to be transferred to PB2 Purchaser at the Closing, for no additional consideration, the irrevocable right to (x) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB2 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB2 Purchase Price was reduced pursuant to clause (3)(y) above, and (y) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB2 Casualty Event and allocable to the period after the Closing and (5) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing. If Seller elects to Repair the PB2 Damaged Portion pursuant to Section 6.25(d)(ii)(A), the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than the date that is sixty (60) days prior to the Expiration Date, and subject to Section 6.25(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB2 Casualty Event whether paid prior to, at or following Closing.
(ii)If Seller determines pursuant to Section 6.25(c) that the PB2 Damaged Portion would not reasonably be expected to be Repaired as required herein for a PB2 Total Cost of

$16,590,000 or less, then either Seller or PB2 Purchaser may terminate this Agreement. Each of Seller or PB2 Purchaser, as applicable, shall notify the other in writing of any termination of this Agreement elected by such Party pursuant to this Section 6.25(d)(iii) as promptly as practicable, but in no event later than sixty (60) days after the determination described in the first sentence of this Section 6.25(d)(iii) is made. If neither Seller nor PB2 Purchaser elects to terminate this Agreement pursuant to this Section 6.25(d)(iii) on or before the last day of such sixty (60) day period, each of Seller and PB2 Purchaser shall be deemed to have waived its right to terminate in respect of such PB2 Casualty Event under this Section 6.25(d)(iii).
(iii)If Seller determines pursuant to Section 6.25(c) that the PB2 Damaged Portion would reasonably be expected to be Repaired as required herein for a PB2 Total Cost of $16,590,000 or less but would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB2 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (A) proceed with the Transactions, (B) reduce the PB2 Purchase Price by the estimated PB2 Total Cost of such Repair as determined in accordance with this Section 6.25, (C) further reduce the PB2 Purchase Price by the sum of (1) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of the applicable PB2 Damaged Portion (excluding business interruption insurance), (2) the aggregate amount of all undisputed covered claims arising out of the PB2 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (3) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB2 after the Closing as a result of such PB2 Damaged Portion as determined by an Approved Valuation Firm, (D) transfer or cause to be transferred to PB2 Purchaser at the Closing, for no additional consideration, the irrevocable right to (1) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB2 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB2 Purchase Price was reduced pursuant to clause (C)(2), and (2) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB2 Casualty Event and allocable to the period after the Closing and (E) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing.
(dt)If Seller undertakes the Repair of a PB2 Damaged Portion pursuant to this Section 6.25, and, despite Seller's compliance with the terms hereof, such PB2 Damaged Portion is not Repaired in accordance the applicable requirements of this Agreement on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB2 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, proceed with the Transactions, and PB2 Purchaser shall, in its sole and absolute discretion, elect to either (i) require Seller to complete (or cause the completion of) such Repair after the Closing as provided herein at Seller's expense or (ii) (A) complete such Repair as required herein after the Closing at its (i.e., PB2 Purchaser's) own expense, (B) reduce the PB2 Purchase Price by the positive difference, if any, of (1) the sum of the amount of the proceeds received by Seller and its Affiliates from the applicable Project Insurance Policies (excluding business interruption insurance) prior to the Closing minus (2) the amount of the reasonable, documented out-of-pocket costs expended by Seller on the Repair of such PB2 Damaged Portion prior to the Closing, (C) further reduce the PB2 Purchase Price by the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB2 after the Closing as a result of such PB2 Damaged Portion as determined by an Approved Valuation Firm and (D) require Seller and, if and to the extent applicable, its Affiliates to transfer or cause to be transferred to PB2 Purchaser at the Closing the irrevocable right to all rights (including defenses), claims and causes of action that Seller and its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB2 Casualty Event and allocable to the period after the Closing.
(du)[reserved]
(dv)For purposes of this Section 6.25, any PB2 Damaged Portion that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (i) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (ii) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the PB2 Assets shall have diminished as a result of such PB2 Casualty Event or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the PB2 Assets following such PB2 Casualty Event or "Repair" shall be greater as a result of such PB2 Casualty Event or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the PB2 Casualty Event or "Repair."
(dw)Seller shall use Commercially Reasonable Efforts to cooperate with PB2 Purchaser and to include PB2 Purchaser in meetings, communications and inspections relating to any Repair conducted under this Section 6.25 (other than Section 6.25(d)(i)) in order to enable PB2 Purchaser to make a reasonable, informed evaluation of the quality, sufficiency and timing of such Repair. All work performed for Seller pursuant to this Section 6.25 shall be performed in accordance with the applicable terms of this Agreement.
(dx)If any PB2 Casualty Event has occurred, then, provided Seller complies with this Section 6.25 with respect to such PB2 Casualty Event, Seller shall not be deemed to be in breach of any representation, warranty or covenant in this Agreement nor shall such PB2 Casualty Event constitute a Material Adverse Effect, and, without limiting the foregoing, PB2 Purchaser shall not be entitled to any indemnity pursuant to Article IX, to the extent Seller's breach or non-compliance with such representation, warranty or covenant is due solely to the occurrence of such PB2 Casualty Event.
Section 6.26. PB3 Risk of Loss; Casualty Events.
(dy)Prior to the Closing, all risk of loss or damage to the Purchased Assets shall be borne by Seller, subject to the remainder of this Section 6.26.
(dz)If, prior to the Closing, all or any portion of the PB3 Assets, including the PB3 Real Property, are damaged or destroyed (such portion of the PB3 Assets so damaged or destroyed, the "PB3 Damaged Portion"), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (each instance thereof, a "PB3 Casualty Event") and Seller reasonably expects the PB3 Total Cost to Repair such PB3 Damaged Portion as required herein to exceed $1,185,000, then Seller shall notify PB3 Purchaser promptly in writing of such PB3 Casualty Event (such notice, the "PB3 Casualty Event Notice"). The PB3 Casualty Event Notice shall include (i) the material facts and circumstances surrounding the PB3 Casualty Event, (ii) a good faith preliminary assessment of the effect of the PB3 Casualty Event on the Project, the Business and the PB3 Assets, (iii) Seller’s good faith view as to whether such PB3 Damaged Portion would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date and (iv) whether or not, and the extent to which, the losses sustained as a result of such PB3 Casualty Event are covered by one or more Project Insurance Policies then in effect. Seller shall update and revise the information required to be provided to PB3 Purchaser under this Section 6.26 promptly after such information becomes known to Seller.
(ea)As promptly as practicable, but in no event later than sixty (60) days after PB3 Purchaser's receipt of any PB3 Casualty Event Notice, Seller shall determine, in good faith and in accordance with the next sentence, whether the PB3 Damaged Portion would reasonably be expected to be Repaired on or before the date that is sixty (60) days prior to the Expiration Date and the estimated PB3 Total Cost of such Repair. In order to facilitate such determination, Seller shall select an Approved Contractor to (i) review the extent of the damage to or destruction of the PB3 Damaged Portion and estimate the scope, cost and duration of the work required to Repair the PB3 Damaged Portion or (ii) agree to perform the work required to Repair the PB3 Damaged Portion pursuant to a fixed price, lump sum turnkey contract, the terms and conditions of which, including warranties and guarantees, are reasonably acceptable to Seller in consultation with PB3 Purchaser. Nothing herein shall prevent the selection of the Approved Contractor pursuant to a bidding process if so desired by Seller. Seller and PB3 Purchaser shall accept such estimate or contract (absent fraud or manifest material error), as applicable, as the basis of the determination required by the first sentence of this Section 6.26(c). Seller shall be solely responsible for the costs and expenses of obtaining such estimate or contract (but not, for the avoidance of doubt, the performance of such contract). "PB3 Total Cost" as used in this Section 6.26 shall mean (i) the total out-of-pocket costs to Repair the PB3 Damaged Portion less (ii) the sum of any proceeds that Seller and/or Affiliates of Seller would reasonably be expected to receive from the applicable Project Insurance Policies in respect of such PB3 Damaged Portion (excluding business interruption insurance).
(eb)(i)    If Seller determines, pursuant to Section 6.26(c), that the PB3 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB3 Total Cost of $1,185,000 or less, then (A) Seller shall bear the costs of and, as between Seller and PB3 Purchaser, exclusive responsibility for Repairing the PB3 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, (B) Seller shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, and (C) the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than sixty (60) days prior to the Expiration Date, and subject to Section 6.26(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB3 Casualty Event whether paid prior to, at or following Closing and PB3 Purchaser hereby agrees to hold any such proceeds in trust for Seller and promptly pay the same over to Seller.
(i)If Seller determines pursuant to Section 6.26(c) that the PB3 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB3 Total Cost of greater than $1,185,000 but less than $16,590,000, then Seller shall elect to either (A) bear the costs of and, as between Seller and PB3 Purchaser, exclusive responsibility for Repairing the PB3 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, and shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, or (B) subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (1) proceed with the Transactions, (2) reduce the PB3 Purchase Price by the estimated PB3 Total Cost of such Repair as determined in accordance with this Section 6.26, (3) further reduce the PB3 Purchase Price by the sum of (x) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of such PB3 Damaged Portion (excluding business interruption insurance), (y) the aggregate amount of all undisputed covered claims arising out of the PB3 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (z) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB3 after the Closing as a result of such PB3 Damaged Portion as determined by an Approved Valuation Firm, (4) transfer or cause to be transferred to PB3 Purchaser at the Closing, for no additional consideration, the irrevocable right to (x) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB3 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB3 Purchase Price was reduced pursuant to clause (3)(y) above, and (y) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB3 Casualty Event and allocable to the period after the Closing and (5) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing. If Seller elects to Repair the PB3 Damaged Portion pursuant to Section 6.26(d)(ii)(A), the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than the date that is sixty (60) days prior to the Expiration Date, and subject to Section 6.26(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB3 Casualty Event whether paid prior to, at or following Closing.
(ii)If Seller determines pursuant to Section 6.26(c) that the PB3 Damaged Portion would not reasonably be expected to be Repaired as required herein for a PB3 Total Cost of $16,590,000 or less, then either Seller or PB3 Purchaser may terminate this Agreement. Each of Seller or PB3 Purchaser, as applicable, shall notify the other in writing of any termination of this Agreement elected by such Party pursuant to this Section 6.26(d)(iii) as promptly as practicable, but in no event later than sixty (60) days after the determination described in the first sentence of this Section 6.26(d)(iii) is made. If neither Seller nor PB3 Purchaser elects to terminate this Agreement pursuant to this Section 6.26(d)(iii) on or before the last day of such sixty (60) day period, each of Seller and PB3 Purchaser shall be deemed to have waived its right to terminate in respect of such PB3 Casualty Event under this Section 6.26(d)(iii).
(iii)If Seller determines pursuant to Section 6.26(c) that the PB3 Damaged Portion would reasonably be expected to be Repaired as required herein for a PB3 Total Cost of $16,590,000 or less but would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB3 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (A) proceed with the Transactions, (B) reduce the PB3 Purchase Price by the estimated PB3 Total Cost of such Repair as determined in accordance with this Section 6.26, (C) further reduce the PB3 Purchase Price by the sum of (1) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of the applicable PB3 Damaged Portion (excluding business interruption insurance), (2) the aggregate amount of all undisputed covered claims arising out of the PB3 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (3) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB3 after the Closing as a result of such PB3 Damaged Portion as determined by an Approved Valuation Firm, (D) transfer or cause to be transferred to PB3 Purchaser at the Closing, for no additional consideration, the irrevocable right to (1) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB3 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB3 Purchase Price was reduced pursuant to clause (C)(2), and (2) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB3 Casualty Event and allocable to the period after the Closing and (E) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing.
(ec)If Seller undertakes the Repair of a PB3 Damaged Portion pursuant to this Section 6.26, and, despite Seller's compliance with the terms hereof, such PB3 Damaged Portion is not Repaired in accordance the applicable requirements of this Agreement on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB3 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, proceed with the Transactions, and PB3 Purchaser shall, in its sole and absolute discretion, elect to either (i) require Seller to complete (or cause the completion of) such Repair after the Closing as provided herein at Seller's expense or (ii) (A) complete such Repair as required herein after the Closing at its (i.e., PB3 Purchaser's) own expense, (B) reduce the PB3 Purchase Price by the positive difference, if any, of (1) the sum of the amount of the proceeds received by Seller and its Affiliates from the applicable Project Insurance Policies (excluding business interruption insurance) prior to the Closing minus (2) the amount of the reasonable, documented out-of-pocket costs expended by Seller on the Repair of such PB3 Damaged Portion prior to the Closing, (C) further reduce the PB3 Purchase Price by the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB3 after the Closing as a result of such PB3 Damaged Portion as determined by an Approved Valuation Firm and (D) require Seller and, if and to the extent applicable, its Affiliates to transfer or cause to be transferred to PB3 Purchaser at the Closing the irrevocable right to all rights (including defenses), claims and causes of action that Seller and its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB3 Casualty Event and allocable to the period after the Closing.
(ed)[reserved]
(ee)For purposes of this Section 6.26, any PB3 Damaged Portion that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (i) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (ii) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the PB3 Assets shall have diminished as a result of such PB3 Casualty Event or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the PB3 Assets following such PB3 Casualty Event or "Repair" shall be greater as a result of such PB3 Casualty Event or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the PB3 Casualty Event or "Repair."
(ef)Seller shall use Commercially Reasonable Efforts to cooperate with PB3 Purchaser and to include PB3 Purchaser in meetings, communications and inspections relating to any Repair conducted under this Section 6.26 (other than Section 6.26(d)(i)) in order to enable PB3 Purchaser to make a reasonable, informed evaluation of the quality, sufficiency and timing of such Repair. All work performed for Seller pursuant to this Section 6.26 shall be performed in accordance with the applicable terms of this Agreement.
(eg)If any PB3 Casualty Event has occurred, then, provided Seller complies with this Section 6.26 with respect to such PB3 Casualty Event, Seller shall not be deemed to be in breach of any representation, warranty or covenant in this Agreement nor shall such PB3 Casualty Event constitute a Material Adverse Effect, and, without limiting the foregoing, PB3 Purchaser shall not be entitled to any indemnity pursuant to Article IX, to the extent Seller's breach or non-compliance with such representation, warranty or covenant is due solely to the occurrence of such PB3 Casualty Event.
Section 6.27. PB4 Risk of Loss; Casualty Events.
(eh)Prior to the Closing, all risk of loss or damage to the Purchased Assets shall be borne by Seller, subject to the remainder of this Section 6.27.
(ei)If, prior to the Closing, all or any portion of the PB4 Assets, including the PB4 Real Property, are damaged or destroyed (such portion of the PB4 Assets so damaged or destroyed, the "PB4 Damaged Portion"), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (each instance thereof, a "PB4 Casualty Event") and Seller reasonably expects the PB4 Total Cost to Repair such PB4 Damaged Portion as required herein to exceed $1,185,000, then Seller shall notify PB4 Purchaser promptly in writing of such PB4 Casualty Event (such notice, the "PB4 Casualty Event Notice"). The PB4 Casualty Event Notice shall include (i) the material facts and circumstances surrounding the PB4 Casualty Event, (ii) a good faith preliminary assessment of the effect of the PB4 Casualty Event on the Project, the Business and the PB4 Assets, (iii) Seller’s good faith view as to whether such PB4 Damaged Portion would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date and (iv) whether or not, and the extent to which, the losses sustained as a result of such PB4 Casualty Event are covered by one or more Project Insurance Policies then in effect. Seller shall update and revise the information required to be provided to PB4 Purchaser under this Section 6.27 promptly after such information becomes known to Seller.
(ej)As promptly as practicable, but in no event later than sixty (60) days after PB4 Purchaser's receipt of any PB4 Casualty Event Notice, Seller shall determine, in good faith and in accordance with the next sentence, whether the PB4 Damaged Portion would reasonably be expected to be Repaired on or before the date that is sixty (60) days prior to the Expiration Date and the estimated PB4 Total Cost of such Repair. In order to facilitate such determination, Seller shall select an Approved Contractor to (i) review the extent of the damage to or destruction of the PB4 Damaged Portion and estimate the scope, cost and duration of the work required to Repair the PB4 Damaged Portion or (ii) agree to perform the work required to Repair the PB4 Damaged Portion pursuant to a fixed price, lump sum turnkey contract, the terms and conditions of which, including warranties and guarantees, are reasonably acceptable to Seller in consultation with PB4 Purchaser. Nothing herein shall prevent the selection of the Approved Contractor pursuant to a bidding process if so desired by Seller. Seller and PB4 Purchaser shall accept such estimate or contract (absent fraud or manifest material error), as applicable, as the basis of the determination required by the first sentence of this Section 6.27(c). Seller shall be solely responsible for the costs and expenses of obtaining such estimate or contract (but not, for the avoidance of doubt, the performance of such contract). "PB4 Total Cost" as used in this Section 6.27 shall mean (i) the total out-of-pocket costs to Repair the PB4 Damaged Portion less (ii) the sum of any proceeds that Seller and/or Affiliates of Seller would reasonably be expected to receive from the applicable Project Insurance Policies in respect of such PB4 Damaged Portion (excluding business interruption insurance).
(ek)(i)    If Seller determines, pursuant to Section 6.27(c), that the PB4 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB4 Total Cost of $1,185,000 or less, then (A) Seller shall bear the costs of and, as between Seller and PB4 Purchaser, exclusive responsibility for Repairing the PB4 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, (B) Seller shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, and (C) the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than sixty (60) days prior to the Expiration Date, and subject to Section 6.27(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB4 Casualty Event whether paid prior to, at or following Closing and PB4 Purchaser hereby agrees to hold any such proceeds in trust for Seller and promptly pay the same over to Seller.
(i)If Seller determines pursuant to Section 6.27(c) that the PB4 Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a PB4 Total Cost of greater than $1,185,000 but less than $16,590,000, then Seller shall elect to either (A) bear the costs of and, as between Seller and PB4 Purchaser, exclusive responsibility for Repairing the PB4 Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, and shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, or (B) subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (1) proceed with the Transactions, (2) reduce the PB4 Purchase Price by the estimated PB4 Total Cost of such Repair as determined in accordance with this Section 6.27, (3) further reduce the PB4 Purchase Price by the sum of (x) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of such PB4 Damaged Portion (excluding business interruption insurance), (y) the aggregate amount of all undisputed covered claims arising out of the PB4 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and

(z) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB4 after the Closing as a result of such PB4 Damaged Portion as determined by an Approved Valuation Firm, (4) transfer or cause to be transferred to PB4 Purchaser at the Closing, for no additional consideration, the irrevocable right to (x) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB4 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB4 Purchase Price was reduced pursuant to clause (3)(y) above, and (y) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB4 Casualty Event and allocable to the period after the Closing and (5) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing. If Seller elects to Repair the PB4 Damaged Portion pursuant to Section 6.27(d)(ii)(A), the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than the date that is sixty (60) days prior to the Expiration Date, and subject to Section 6.27(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such PB4 Casualty Event whether paid prior to, at or following Closing.
(ii)If Seller determines pursuant to Section 6.27(c) that the PB4 Damaged Portion would not reasonably be expected to be Repaired as required herein for a PB4 Total Cost of $16,590,000 or less, then either Seller or PB4 Purchaser may terminate this Agreement. Each of Seller or PB4 Purchaser, as applicable, shall notify the other in writing of any termination of this Agreement elected by such Party pursuant to this Section 6.27(d)(iii) as promptly as practicable, but in no event later than sixty (60) days after the determination described in the first sentence of this Section 6.27(d)(iii) is made. If neither Seller nor PB4 Purchaser elects to terminate this Agreement pursuant to this Section 6.27(d)(iii) on or before the last day of such sixty (60) day period, each of Seller and PB4 Purchaser shall be deemed to have waived its right to terminate in respect of such PB4 Casualty Event under this Section 6.27(d)(iii).
(iii)If Seller determines pursuant to Section 6.27(c) that the PB4 Damaged Portion would reasonably be expected to be Repaired as required herein for a PB4 Total Cost of $16,590,000 or less but would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB4 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (A) proceed with the Transactions, (B) reduce the PB4 Purchase Price by the estimated PB4 Total Cost of such Repair as determined in accordance with this Section 6.27, (C) further reduce the PB4 Purchase Price by the sum of (1) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of the applicable PB4 Damaged Portion (excluding business interruption insurance), (2) the aggregate amount of all undisputed covered claims arising out of the PB4 Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (3) the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB4 after the Closing as a result of such PB4 Damaged Portion as determined by an Approved Valuation Firm, (D) transfer or cause to be transferred to PB4 Purchaser at the Closing, for no additional consideration, the irrevocable right to (1) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable PB4 Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB4 Purchase Price was reduced pursuant to clause (C)(2), and (2) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB4 Casualty Event and allocable to the period after the Closing and (E) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing.
(el)If Seller undertakes the Repair of a PB4 Damaged Portion pursuant to this Section 6.27, and, despite Seller's compliance with the terms hereof, such PB4 Damaged Portion is not Repaired in accordance the applicable requirements of this Agreement on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and PB4 Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, proceed with the Transactions, and PB4 Purchaser shall, in its sole and absolute discretion, elect to either (i) require Seller to complete (or cause the completion of) such Repair after the Closing as provided herein at Seller's expense or (ii) (A) complete such Repair as required herein after the Closing at its (i.e., PB4 Purchaser's) own expense, (B) reduce the PB4 Purchase Price by the positive difference, if any, of (1) the sum of the amount of the proceeds received by Seller and its Affiliates from the applicable Project Insurance Policies (excluding business interruption insurance) prior to the Closing minus (2) the amount of the reasonable, documented out-of-pocket costs expended by Seller on the Repair of such PB4 Damaged Portion prior to the Closing, (C) further reduce the PB4 Purchase Price by the aggregate value of all lost net revenues reasonably expected to accrue in respect of PB4 after the Closing as a result of such PB4 Damaged Portion as determined by an Approved Valuation Firm and (D) require Seller and, if and to the extent applicable, its Affiliates to transfer or cause to be transferred to PB4 Purchaser at the Closing the irrevocable right to all rights (including defenses), claims and causes of action that Seller and its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such PB4 Casualty Event and allocable to the period after the Closing.
(em)[reserved]
(en)For purposes of this Section 6.27, any PB4 Damaged Portion that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (i) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (ii) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the PB4 Assets shall have diminished as a result of such PB4 Casualty Event or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the PB4 Assets following such PB4 Casualty Event or "Repair" shall be greater as a result of such PB4 Casualty Event or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the PB4 Casualty Event or "Repair."
(eo)Seller shall use Commercially Reasonable Efforts to cooperate with PB4 Purchaser and to include PB4 Purchaser in meetings, communications and inspections relating to any Repair conducted under this Section 6.27 (other than Section 6.27(d)(i)) in order to enable PB4 Purchaser to make a reasonable, informed evaluation of the quality, sufficiency and timing of such Repair. All work performed for Seller pursuant to this Section 6.27 shall be performed in accordance with the applicable terms of this Agreement.
(ep)If any PB4 Casualty Event has occurred, then, provided Seller complies with this Section 6.27 with respect to such PB4 Casualty Event, Seller shall not be deemed to be in breach of any representation, warranty or covenant in this Agreement nor shall such PB4 Casualty Event constitute a Material Adverse Effect, and, without limiting the foregoing, PB4 Purchaser shall not be entitled to any indemnity pursuant to Article IX, to the extent Seller's breach or non-compliance with such representation, warranty or covenant is due solely to the occurrence of such PB4 Casualty Event.
Section 6.28. Common Facilities Risk of Loss; Casualty Events.
(eq)Prior to the Closing, all risk of loss or damage to the Common Facilities Assets shall be borne by Seller, subject to the remainder of this Section 6.28.
(er)If, prior to the Closing, all or any portion of the Common Facilities Assets, including the Common Facilities Real Property, are damaged or destroyed (such portion of the Common Facilities Assets so damaged or destroyed, the "Common Facilities Damaged Portion"), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (each instance thereof, a "Common Facilities Casualty Event") and Seller reasonably expects the Common Facilities Total Cost to Repair such Common Facilities Damaged Portion as required herein to exceed $1,185,000 (such notice, the "Common Facilities Casualty Event Notice"). The Common Facilities Casualty Event Notice shall include (i) the material facts and circumstances surrounding the Common Facilities Casualty Event, (ii) a good faith preliminary assessment of the effect of the Common Facilities Casualty Event on the Project, the Business and the Common Facilities Assets, (iii) Seller’s good faith view as to whether such Common Facilities Damaged Portion would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date and (iv) whether or not, and the extent to which, the losses sustained as a result of such Common Facilities Casualty Event are covered by one or more Project Insurance Policies then in effect. Seller shall update and revise the information required to be provided to the Project Purchasers under this Section 6.28 promptly after such information becomes known to Seller.
(es)As promptly as practicable, but in no event later than sixty (60) days after the Project Purchasers' receipt of any Common Facilities Casualty Event Notice, Seller shall determine, in good faith and in accordance with the next sentence, whether the Common Facilities Damaged Portion would reasonably be expected to be Repaired on or before the date that is sixty (60) days prior to the Expiration Date and the estimated Common Facilities Total Cost of such Repair. In order to facilitate such determination, Seller shall select an Approved Contractor to (i) review the extent of the damage to or destruction of the Common Facilities Damaged Portion and estimate the scope, cost and duration of the work required to Repair the Common Facilities Damaged Portion or (ii) agree to perform the work required to Repair the Common Facilities Damaged Portion pursuant to a fixed price, lump sum turnkey contract, the terms and conditions of which, including warranties and guarantees, are reasonably acceptable to Seller in consultation with the Project Purchasers. Nothing herein shall prevent the selection of the Approved Contractor pursuant to a bidding process if so desired by Seller. Seller and the Project Purchasers shall accept such estimate or contract (absent fraud or manifest material error), as applicable, as the basis of the determination required by the first sentence of this Section 6.28(c). Seller shall be solely responsible for the costs and expenses of obtaining such estimate or contract (but not, for the avoidance of doubt, the performance of such contract). "Common Facilities Total Cost" as used in this Section 6.28 shall mean (i) the total out-of-pocket costs to Repair the Common Facilities Damaged Portion less (ii) the sum of any proceeds that Seller and/or Affiliates of Seller would reasonably be expected to receive from the applicable Project Insurance Policies in respect of such Common Facilities Damaged Portion (excluding business interruption insurance).
(et)(i)    If Seller determines, pursuant to Section 6.28(c), that the Common Facilities Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a Common Facilities Total Cost of $1,185,000 or less, then (A) Seller shall bear the costs of and, as between Seller and each Project Purchaser, exclusive responsibility for Repairing the Common Facilities Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, (B) Seller shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, and (C) the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than sixty (60) days prior to the Expiration Date, and subject to Section 6.28(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such Common Facilities Casualty Event whether paid prior to, at or following Closing and each Project Purchaser hereby agrees to hold any such proceeds in trust for Seller and promptly pay the same over to Seller.
(i)If Seller determines pursuant to Section 6.28(c) that the Common Facilities Damaged Portion would reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date for a Common Facilities Total Cost of greater than $1,185,000 but less than $16,590,000, Seller shall elect to either (A) bear the costs of and, as between Seller and each Project Purchaser, exclusive responsibility for Repairing the Common

Facilities Damaged Portion, on or before the date that is sixty (60) days prior to the Expiration Date, and shall promptly commence and diligently pursue such Repair, until completion thereof, in accordance with the applicable terms of this Agreement, including Section 6.1, or (B) subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, (1) proceed with the Transactions, (2) reduce each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the estimated Common Facilities Total Cost of such Repair as determined in accordance with this Section 6.28, (3) further reduce the each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the sum of (x) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of such Common Facilities Damaged Portion (excluding business interruption insurance), (y) the aggregate amount of all undisputed covered claims arising out of the Common Facilities Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (z) the aggregate value of all lost net revenues reasonably expected to accrue in respect of the Project after the Closing as a result of such Common Facilities Damaged Portion as determined by an Approved Valuation Firm, (4) transfer or cause to be transferred to each Project Purchaser at the Closing, for no additional consideration, the irrevocable right to its Undivided Pro Rata Percentage of (x) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable Common Facilities Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price were reduced pursuant to clause (3)(y) above, and (y) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such Common Facilities Casualty Event and allocable to the period after the Closing and (5) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing. If Seller elects to Repair the Common Facilities Damaged Portion pursuant to Section 6.28(d)(ii)(A), the Closing shall be delayed for such reasonable time as is necessary to accomplish the completion of such Repair, but in no event shall such completion be later than the date that is sixty (60) days prior to the Expiration Date, and subject to Section 6.28(e), Seller shall be entitled to any and all proceeds of Project Insurance Policies with respect to such Common Facilities Casualty Event whether paid prior to, at or following Closing.
(ii)If Seller determines pursuant to Section 6.28(c) that the Common Facilities Damaged Portion would not reasonably be expected to be Repaired as required herein for a Common Facilities Total Cost of $16,590,000 or less, then either Seller or any Project Purchaser may terminate this Agreement. Each of Seller or the Project Purchasers, as applicable, shall notify the other in writing of any termination of this Agreement elected by such Party pursuant to this Section 6.28(d)(iii) as promptly as practicable, but in no event later than sixty (60) days after the determination described in the first sentence of this Section 6.28(d)(iii) is made. If neither Seller nor any Project Purchaser elects to terminate this Agreement pursuant to this Section 6.28(d)(iii) on or before the last day of such sixty (60) day period, each of Seller and the Project Purchasers shall be deemed to have waived its right to terminate in respect of such Common Facilities Casualty Event under this Section 6.28(d)(iii).
(iii)If Seller determines pursuant to Section 6.28(c) that the Common Facilities Damaged Portion would reasonably be expected to be Repaired as required herein for a Common Facilities Total Cost of $16,590,000 or less but would not reasonably be expected to be Repaired as required herein on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and each Project Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article

VII and Article VIII, (A) proceed with the Transactions, (B) reduce each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the estimated Common Facilities Total Cost of such Repair as determined in accordance with this Section 6.28, (C) further reduce each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the sum of (1) all proceeds Seller or any Affiliate of Seller has received from the applicable Project Insurance Policy prior to the Closing in respect of the applicable Common Facilities Damaged Portion (excluding business interruption insurance), (2) the aggregate amount of all undisputed covered claims arising out of the Common Facilities Casualty Event made by Seller or any of its Affiliates under the applicable Project Insurance Policies, to the extent proceeds from such claims have not been received by, but will be paid to, Seller or any of its Affiliates as of the Closing and (3) the aggregate value of all lost net revenues reasonably expected to accrue in respect of the Project after the Closing as a result of such Common Facilities Damaged Portion as determined by an Approved Valuation Firm, (D) transfer or cause to be transferred to each Project Purchaser at the Closing, for no additional consideration, the irrevocable right to its Undivided Pro Rata Percentage of (1) all proceeds to which Seller or any Affiliate of Seller may be entitled after the Closing from the applicable Project Insurance Policy in respect of the applicable Common Facilities Damaged Portion (excluding business interruption insurance), other than such proceeds for which the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price were reduced pursuant to clause (C)(2), and (2) any and all rights (including defenses), claims and causes of action of any kind that Seller or any of its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such Common Facilities Casualty Event and allocable to the period after the Closing and (E) preserve and maintain the Project in its then-current state in accordance with the applicable terms of this Agreement pending the Closing.
(eu)If Seller undertakes the Repair of a Common Facilities Damaged Portion pursuant to this Section 6.28, and, despite Seller's compliance with the terms hereof, such Common Facilities Damaged Portion is not Repaired in accordance the applicable requirements of this Agreement on or before the date that is sixty (60) days prior to the Expiration Date, then Seller and each Project Purchaser shall, subject to the satisfaction of the conditions to the Closing in Article VII and Article VIII, proceed with the Transactions, and the Project Purchasers shall collectively, in their sole and absolute discretion, elect to either (i) require Seller to complete (or cause the completion of) such Repair after the Closing as provided herein at Seller's expense or (ii) (A) complete such Repair as required herein after the Closing at their (i.e., the Project Purchasers') own expense, (B) reduce each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the positive difference, if any, of (1) the sum of the amount of the proceeds received by Seller and its Affiliates from the applicable Project Insurance Policies (excluding business interruption insurance) prior to the Closing minus (2) the amount of the reasonable, documented out-of-pocket costs expended by Seller on the Repair of such Common Facilities Damaged Portion prior to the Closing, (C) further reduce each of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price and the PB4 Purchase Price by an amount equal to twenty-five percent (25%) of the aggregate value of all lost net revenues reasonably expected to accrue in respect of the Project after the Closing as a result of such Common Facilities Damaged Portion as determined by an Approved Valuation Firm and (D) require Seller and, if and to the extent applicable, its Affiliates to transfer or cause to be transferred to each Project Purchaser at the Closing the irrevocable right to its Undivided Pro Rata Percentage of all rights (including defenses), claims and causes of action that Seller and its Affiliates may have against any insurer or third party for damages or losses to the extent arising out such Common Facilities Casualty Event and allocable to the period after the Closing.
(ev)[reserved]
(ew)For purposes of this Section 6.28, any Common Facilities Damaged Portion that constitutes parts, machinery, equipment, facilities, systems or others items shall not be considered Repaired if (i) such "Repair" is temporary or transitional in nature or such parts, machinery, equipment, facilities, systems or other items are not, in all material respects, safely and properly connected to, or integrated and operating safely and properly with, the other machinery, equipment, facilities, systems and/or items to which it is connected or integrated or with which it operates, or (ii) the operating performance and capabilities of such machinery, equipment, facilities, systems or items or the Common Facilities Assets shall have diminished as a result of such Common Facilities Casualty Event or "Repair" or the cost to operate and maintain such machinery, equipment, facilities or systems or the Common Facilities Assets following such Common Facilities Casualty Event or "Repair" shall be greater as a result of such Common Facilities Casualty Event or "Repair", in each case, by more than an immaterial amount relative to the operating performance and capabilities or costs prior to the Common Facilities Casualty Event or "Repair."
(ex)Seller shall use Commercially Reasonable Efforts to cooperate with each Project Purchaser and to include each Project Purchaser in meetings, communications and inspections relating to any Repair conducted under this Section 6.28 (other than Section 6.28(d)(i)) in order to enable the Project Purchasers to make a reasonable, informed evaluation of the quality, sufficiency and timing of such Repair. All work performed for Seller pursuant to this Section 6.28 shall be performed in accordance with the applicable terms of this Agreement.
(ey)If any Common Facilities Casualty Event has occurred, then, provided Seller complies with this Section 6.28 with respect to such Common Facilities Casualty Event, Seller shall not be deemed to be in breach of any representation, warranty or covenant in this Agreement nor shall such Common Facilities Casualty Event constitute a Material Adverse Effect, and, without limiting the foregoing, no Project Purchaser shall be entitled to any indemnity pursuant to Article IX, to the extent Seller's breach or non-compliance with such representation, warranty or covenant is due solely to the occurrence of such Common Facilities Casualty Event.
ARTICLE VII.
PURCHASERS' CONDITIONS TO CLOSING
The obligation of each Purchaser to consummate the Transactions applicable to such Purchaser shall be subject to satisfaction at or prior to the Closing of each of the following conditions, except to the extent such Purchaser waives such satisfaction in writing:
Section 7.1.Agreement Compliance
. Seller and its Affiliates shall have performed or complied in all material respects with all covenants, obligations and agreements of Seller or its Affiliates contained in this Agreement and the Ancillary Agreements to which Seller or any of its Affiliates is a party that are required to be performed or complied with at or prior to the Closing.
Section 7.2. HSR Act and Section 203 of the Federal Power Act
. The applicable waiting period, and any and all applicable extensions thereof, for the Transactions under the HSR Act shall have expired or terminated and FERC shall have granted the FERC 203 Authorization.
Section 7.3. No Restraint
. There shall be no (a) preliminary or permanent Order in effect on the Closing Date that (i) declares this Agreement or any Ancillary Agreement invalid or unenforceable in any material respect or (ii) restrains, enjoins or otherwise prohibits the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, or (b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by a Governmental Authority that, directly or indirectly, prohibits the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, as herein or therein provided.

Section 7.4. Regulatory Approvals and Consents
.
(a)All of Purchasers' Regulatory Approvals applicable to such Purchaser shall have been obtained and shall not have been granted subject to or containing any term or condition that is unsatisfactory to such Purchaser (or omitting any term or condition deemed necessary by any Purchaser), in such Purchaser's sole and absolute discretion, shall be in full force and effect and shall be final and not subject to appeal or otherwise subject to challenge or modification.
(b)All of Purchasers' Required Consents applicable to such Purchaser shall have been obtained, shall be in full force and effect and shall be on terms reasonably acceptable to such Purchaser.
Section 7.5. Representations and Warranties
. The representations and warranties of Seller set forth in Article IV that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Seller set forth in Article IV that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent that such representations and warranties by their terms speak as of a date earlier than the Closing Date, in which event they shall be true and correct as of such date.
Section 7.6. Officer's Certificate
. Such Purchaser shall have received a certificate from Seller, executed on Seller's behalf by a duly authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 7.1 and Section 7.5 have been satisfied by Seller.
Section 7.7. Receipt of Other Documents
. Such Purchaser shall have received the following:
(c)a certificate of good standing with respect to Seller, as of a date reasonably near the Closing, issued by the Secretary of State of the State of Delaware;
(d)copies of the limited liability company agreement, limited partnership agreement and the certificate of formation, as applicable, of Seller certified by the Secretary of State of the State of Delaware, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller that none of such documents have been amended since the date of such certification;
(e)copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of Seller, of resolutions of Seller's general partner, board of directors or similar governing body authorizing the execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;
(f)a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;
(g)a Closing Inventory Report from Seller;
(h)the documents referenced in Section 3.2;
(i)evidence, to such Purchaser's reasonable satisfaction, that all Encumbrances described in Schedule 1.1C have been released or removed; and
(j)receipt of the Seller's Required Consents.

Section 7.8. Title Insurance
. As applicable to such Purchaser, the Title Insurer is prepared to, effective as of the Closing Date:
(k)issue an owner's or leasehold policy of title insurance, as applicable, which may be in the form of a binding marked commitment or binding pro forma, subject to the payment of title premiums at the Title Insurer's regular rates, with respect to the PB1 Insurable Real Property (i) on the ALTA 2006 form owner's or leasehold policy of title insurance, as applicable and (ii) insuring PB1 Purchaser's (A) fee ownership of the PB1 Owned Real Property, the PB1 IDA Bond Real Property, an undivided 25% interest in the Common Facilities Owned Real Property, and an undivided 25% interest in the Common Facilities IDA Bond Real Property, (B) easement ownership of the PB1 Easements and an undivided 25% interest in the Common Facilities Easements, and (C) leasehold ownership of PB1 Leased Real Property and an undivided 25% interest in the Common Facilities Leased Real Property, in each case subject only to the Permitted Encumbrances, all at PB1 Purchaser's sole cost and expense (the "PB1 Title Policy");
(l)issue an owner's or leasehold policy of title insurance, as applicable, which may be in the form of a binding marked commitment or binding pro forma, subject to the payment of title premiums at the Title Insurer's regular rates, with respect to the PB2 Insurable Real Property (i) on the ALTA 2006 form owner's or leasehold policy of title insurance, as applicable and (ii) insuring PB2 Purchaser's (A) fee ownership of the PB2 Owned Real Property, the PB2 IDA Bond Real Property, an undivided 25% interest in the Common Facilities Owned Real Property, and an undivided 25% interest in the Common Facilities IDA Bond Real Property, (B) easement ownership of the PB2 Easements and an undivided 25% interest in the Common Facilities Easements, and (C) leasehold ownership of PB2 Leased Real Property and an undivided 25% interest in the Common Facilities Leased Real Property, in each case subject only to the Permitted Encumbrances all at PB2 Purchaser's sole cost and expense (the "PB2 Title Policy");
(m)issue an owner's or leasehold policy of title insurance, as applicable, which may be in the form of a binding marked commitment or binding pro forma, subject to the payment of title premiums at the Title Insurer's regular rates, with respect to the PB3 Insurable Real Property (i) on the ALTA 2006 form owner's or leasehold policy of title insurance, as applicable and (ii) insuring PB3 Purchaser's (A) fee ownership of the PB3 Owned Real Property, the PB3 IDA Bond Real Property, an undivided 25% interest in the Common Facilities Owned Real Property, and an undivided 25% interest in the Common Facilities IDA Bond Real Property, (B) easement ownership of the PB3 Easements and an undivided 25% interest in the Common Facilities Easements, and (C) leasehold ownership of PB3 Leased Real Property and an undivided 25% interest in the Common Facilities Leased Real Property, in each case subject only to the Permitted Encumbrances all at PB3 Purchaser's sole cost and expense (the "PB3 Title Policy"); and
(n)issue an owner's or leasehold policy of title insurance, as applicable, which may be in the form of a binding marked commitment or binding pro forma, subject to the payment of title premiums at the Title Insurer's regular rates, with respect to the PB4 Insurable Real Property (i) on the ALTA 2006 form owner's or leasehold policy of title insurance, as applicable and (ii) insuring PB4 Purchaser's (A) fee ownership of the PB4 Owned Real Property, the PB4 IDA Bond Real Property, an undivided 25% interest in the Common Facilities Owned Real Property, and an undivided 25% interest in the Common Facilities IDA Bond Real Property, (B) easement ownership of the PB4 Easements and an undivided 25% interest in the Common Facilities Easements, and (C) leasehold ownership of PB4 Leased Real Property and an undivided 25% interest in the Common Facilities Leased Real Property, in each case subject only to the Permitted Encumbrances, all at PB4 Purchaser's sole cost and expense (the "PB4 Title Policy" and, together with the PB1 Title Policy, the PB2 Title Policy and the PB3 Title Policy, collectively, the "Title Policies").
Section 7.9. Minimum NRIS
. (a) The final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide for the Project and each Power Block to obtain at least the Minimum NRIS,

(b) such final definitive MISO transmission study results for the Pending NRIS Request or Other NRIS Request provide that Seller would incur NRIS Upgrade Costs estimated to be less than $50 million in the aggregate (inclusive of Committed NRIS Upgrade Costs) in order to obtain the Minimum NRIS unless Seller has elected to fund such costs in excess of $50 million as provided in Section 6.22(g) and (c) Seller has confirmed and agreed, in accordance with all applicable MISO and transmission owner requirements, to obtain (i) the Minimum NRIS and (ii) any amount of NRIS in excess of the Minimum NRIS that would not require Seller to incur NRIS Upgrade Costs above the cost to obtain the Minimum NRIS by entering into one or more NRIS Upgrade Agreements that collectively will result in Seller obtaining the Minimum NRIS for the Project and each Power Block for NRIS Upgrade Costs estimated to be less than $50 million in the aggregate (inclusive of Committed NRIS Upgrade Costs) (unless Seller has elected to fund such costs in excess of $50 million as provided in Section 6.22(g)) and such NRIS Upgrade Agreements shall be valid, binding and in full force and effect.
Section 7.10. Market Participant
. Either (a) such Purchaser (or an Affiliate of such Purchaser designated to Seller by such Purchaser) shall have been designated as and be, as of the Closing, the Market Participant with respect to the Power Block(s) to be purchased by such Purchaser before MISO and any other applicable balancing authority or (b) (i) such Purchaser (or an Affiliate of such Purchaser designated to Seller by such Purchaser) will be the Market Participant with respect to the Power Block(s) to be purchased by such Purchaser before MISO and any other applicable balancing authority within fourteen (14) days after the Closing and (ii) such Purchaser or such Affiliate, as applicable, and Seller shall have executed the applicable MISO Transition Agreement.
Section 7.11. Material Adverse Effect
. Since the Effective Date, no Material Adverse Effect with respect to Seller shall have occurred that has not been cured.
Section 7.12. EAI Tolling Agreement
. The EAI Tolling Agreement shall have been either (a) terminated without cost or liability to EAI or its Affiliates or (b) if EAI is not the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block, assigned to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block, effective as of the Closing, in each case, at no cost to such Project Purchaser.
Section 7.13. Power Block Performance Tests
. The Initial Power Block Performance Test for each Power Block to be purchased by such Purchaser and, if elected by Seller or such Purchaser, a Power Block Performance Re-Test for such Power Block (or if more than one Power Block Performance Re-Test for such Power Block has been elected to be performed in accordance with Section 6.7, the Power Block Performance Re-Test most recently elected to be performed for such Power Block) shall have been performed in accordance with Section 6.7 and the Final Power Block Performance Test Results of the Initial Power Block Performance Test for such Power Block or, if a Power Block Performance Re-Test has been performed for such Power Block, the Power Block Performance Re-Test most recently elected to be performed for such Power Block shall have been delivered to such Purchaser and shall have established that (a) the Power Block NOx Emission Rate for each combustion turbine and heat recovery steam generator stack at such Power Block does not exceed the Contract NOx Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (b) the Project CO Emission Rate for each combustion turbine and heat recovery steam generator stack at such Power Block does not exceed the Contract CO Emission Rate for such combustion turbine and heat recovery steam generator stack at such Power Block, (c) the Project Vibration Level (Full Load) for each turbine generator bearing of such combustion turbine, steam turbine and generator of each Power Block does not exceed the Contract Vibration Level (Full Load) for such turbine generator bearing of such combustion turbine, steam turbine and generator of such Power Block and (d) the Project Vibration Level (Start-Up and Coast-Down) for all "rotor criticals" of each Power Block does not exceed the Contract Vibration Level (Start-Up and Coast-Down) for all such "rotor criticals" of such Power Block.
Section 7.14. Escrow Agreements
. Seller and the Escrow Agent shall have executed and delivered the PB1 Escrow Agreement, the PB2 Escrow Agreement, the PB3 Escrow Agreement and the PB4 Escrow Agreement.
Section 7.15. IDA Bond Property
. Seller shall have caused fee simple title to the IDA Bond Real Property and title to the IDA Bond Other Property to be made available to be transferred to such Purchaser at the Closing, subject to Permitted Encumbrances.
Section 7.16. Representation and Warranty Insurance
. The Representation and Warranty Insurance Policy applicable to such Purchaser shall have been issued by AIG Specialty Insurance Company or an Affiliate thereof, and the entire premium related to such Representation and Warranty Insurance Policy, together with all brokerage commissions, surplus lines or premium tax and other applicable fees, surcharges or out-of-pocket taxes costs associated with procuring such Representation and Warranty Insurance Policy shall have been paid, and such Representation and Warranty Insurance Policy shall be in full force and effect.
Section 7.17. Capacity Release
. Either (a) if the waiver contemplated by Section 6.4(e) is obtained prior to the Closing, the Power Block Gas Transportation Agreement (FERC) Capacity Rights shall have been permanently released to such Project Purchaser so that, at the time such capacity release is effective, such Project Purchaser will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date (other than as provided by the EAI Temporary Capacity Release, in the case of the Tolled Power Block Purchaser, if applicable), resulting, in the aggregate, in the permanent release of one hundred percent (100%) of the capacity rights under the Gas Transportation Agreement (FERC) to the Project Purchasers, (b) if the waiver contemplated by Section 6.4(e) is not obtained prior to the Closing, the Power Block Gas Transportation Agreement (FERC) Capacity Rights (except those relating to the Tolled Power Block if the EAI Tolling Agreement will be assigned to the Tolled Power Block Purchaser) shall have been temporarily released, for a term no greater than the lesser of (i) thirty (30) days and (ii) the longest period of time that would not trigger the bidding requirements under the Capacity Release Rules, to such Project Purchaser (except the Tolled Power Block Purchaser, if applicable) so that, at the time such capacity release is effective, each Project Purchaser (except the Tolled Power Block Purchaser, if applicable) will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date, resulting, in the aggregate, in the temporary release of one hundred percent (100%) of the capacity rights under the Gas Transportation Agreement (FERC) to the Project Purchasers (or, in the event the EAI Tolling Agreement will be assigned to the Tolled Power Block Purchaser, seventy-five percent (75%) of such capacity rights to the Project Purchasers (except the Tolled Power Block Purchaser)) or (c) the Power Block Gas Transportation Agreement (FERC) Capacity Rights shall have been otherwise assigned to such Project Purchaser in compliance with all applicable Laws so that, at the time such assignment is effective, such Project Purchaser will be entitled to the same amount of reserved capacity (on a per Power Block basis) at the same negotiated rate for such capacity as Seller receives under the Gas Transportation Agreement (FERC) as of the Effective Date (other than as provided by the EAI Temporary Capacity Release, in the case of the Tolled Power Block

Purchaser, if applicable), resulting, in the aggregate, in the assignment of one hundred percent (100%) of the capacity rights under the Gas Transportation Agreement (FERC) to the Project Purchasers.
Section 7.18. Satisfaction of Other Purchaser's Conditions
. Each of the conditions to Closing in this Article VII applicable to another Purchaser shall have been satisfied or waived in writing by such other Purchaser.
ARTICLE VIII.
SELLER'S CONDITIONS TO CLOSING
The obligation of Seller to consummate the Transactions shall be subject to satisfaction at or prior to the Closing of the following conditions, except to the extent Seller waives such satisfaction in writing:
Section 8.1.Agreement Compliance
. Each Purchaser and its Affiliates shall have performed or complied in all material respects with all covenants, obligations and agreements of such Purchaser or its Affiliates contained in this Agreement and the Ancillary Agreements to which such Purchaser or any of its Affiliates is a party that are required to be performed or complied with at or prior to the Closing.
Section 8.2. HSR Act and Section 203 of the Federal Power Act
. The applicable waiting period, and any and all applicable extensions thereof, for the Transactions under the HSR Act shall have expired or terminated and FERC shall have granted the FERC 203 Authorization.
Section 8.3. No Restraint
. There shall be no (a) preliminary or permanent Order in effect on the Closing Date that (i) declares this Agreement or any Ancillary Agreement invalid or unenforceable in any material respect or (ii) restrains, enjoins or otherwise prohibits the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, or (b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by a Governmental Authority that, directly or indirectly, prohibits the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, as herein or therein provided.
Section 8.4. Regulatory Approvals and Consents
.
(a)All of Seller's Regulatory Approvals (other than a transfer of the FCC license) shall have been obtained on terms reasonably acceptable to Seller, shall be in full force and effect and shall be final and not subject to appeal or otherwise subject to challenge or modification.
(b)All of Seller's Required Consents shall have been obtained, shall be in full force and effect and shall be on terms reasonably acceptable to Seller.
Section 8.5. Representations and Warranties
. The representations and warranties of each Purchaser set forth in Article V that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in Article V that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent that such representations and warranties by their terms speak as of a date earlier than the Closing Date, in which event they shall be true and correct as of such date.
Section 8.6. Officer's Certificate

. Seller shall have received a certificate from each Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.1 and Section 8.5 have been satisfied.
Section 8.7. Receipt of Other Documents
. Seller shall have received the following:
(c)a certificate of good standing with respect to each Purchaser, as of a date reasonably near to the Closing, issued by the Secretary of State of the State of Arkansas, Texas or Louisiana, as applicable;
(d)certified copies of the certificate of incorporation and bylaws or certificate of formation, as applicable, of each Purchaser certified by the Secretary of State of the State of Arkansas, Texas or Louisiana, as applicable, together with a certificate of the Secretary or an Assistant Secretary of such Purchaser that none of such documents have been amended;
(e)copies, certified by the Secretary or an Assistant Secretary of each Purchaser, of resolutions of the board of directors or similar governing body of such Purchaser authorizing the execution and delivery by such Purchaser of this Agreement, and each of the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder, and authorizing the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by such Purchaser in connection herewith;
(f)a certificate of the Secretary or an Assistant Secretary of each Purchaser, identifying the name and title and bearing the signatures of the officers of such Purchaser authorized to execute and deliver this Agreement, and each Ancillary Agreement to which such Purchaser is a party and the other agreements and instruments contemplated hereby; and
(g)the documents referenced in Section 3.3.
Section 8.8. EAI Tolling Agreement
. The EAI Tolling Agreement shall have been either (a) terminated without cost or liability to Seller or its Affiliates or (b) if EAI is not the Project Purchaser of PB1 or, if pursuant to Section 2.23 PB1 is no longer the Contract Power Block (as defined in the EAI Tolling Agreement), the Tolled Power Block, assigned to the Project Purchaser of PB1 or, if applicable, the Tolled Power Block, effective as of the Closing, in each case, at no cost to Seller.
Section 8.9. Escrow Agreements
. (i) PB1 Purchaser and the Escrow Agent shall have executed and delivered the PB1 Escrow Agreement; (ii) PB2 Purchaser and the Escrow Agent shall have executed and delivered the PB2 Escrow Agreement; (iii) PB3 Purchaser and the Escrow Agent shall have executed and delivered the PB3 Escrow Agreement; and (iv) PB4 Purchaser and the Escrow Agent shall have executed and delivered the PB4 Escrow Agreement.
ARTICLE IX.
INDEMNIFICATION
Section 9.1.Indemnification by Seller (PB1 Purchaser Claims)
.
(a) Subject to the other provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless PB1 Purchaser, its Affiliates and each of their respective Representatives, successors and assigns (collectively, the "PB1 Purchaser Group") from and against any and all demands, claims, suits, penalties, obligations, damages, losses, liabilities, payments, costs and expenses, including reasonable legal, accounting and other fees and expenses in connection therewith and reasonable costs and expenses incurred in connection with investigations and settlement proceedings (collectively, "Losses"), suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "PB1 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of Entegra TC or Seller set forth in this Agreement or any Ancillary Agreement to which Entegra TC or Seller is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by Entegra TC or Seller in this Agreement or any Ancillary Agreement or in any certificate or instrument to be delivered by Entegra TC or Seller pursuant hereto or thereto; or
(iii)any of the PB1 Excluded Liabilities or the Common Facilities Excluded Liabilities.
(b)The PB1 Purchaser Group shall be entitled to indemnification pursuant to Section 9.1(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of the representations and warranties made in Section 4.1 (Organization and Existence), Section 4.2 (Execution, Delivery and Enforceability), Section 4.3(a) (No Violation), Section 4.9(f) (Tangible Personal Property and Inventory), Section 4.16 (Tax Matters) and Section 4.22 (Brokers) (collectively, the "Uncapped Seller Representations," none of which shall be limited by this clause (b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed One Million One Hundred Eight-Five Thousand Dollars ($1,185,000) (the "Deductible"), whereupon Seller shall be obligated to pay, subject to Section 9.1(c), all such amounts in excess of the Deductible.
(c)For indemnification pursuant to Section 9.1(a)(ii), except for indemnification for breaches of the Uncapped Seller Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the PB1 Purchaser Group shall be entitled shall be an amount equal to three percent (3%) of the PB1 Estimated Purchase Price.
(d)Subject to Section 9.1(c), the maximum indemnification in the aggregate to which the PB1 Purchaser Group shall be entitled pursuant to this Article IX shall be an amount equal to the PB1 Estimated Purchase Price.
Section 9.2. Indemnification by Seller (PB2 Purchaser Claims)
.
(e)Subject to the other provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless PB2 Purchaser, its Affiliates and each of their respective Representatives, successors and assigns (collectively, the "PB2 Purchaser Group") from and against any and all Losses, suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "PB2 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of Entegra TC or Seller set forth in this Agreement or any Ancillary Agreement to which Entegra TC or Seller is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by Entegra TC or Seller in this Agreement or any Ancillary Agreement or in any certificate or instrument to be delivered by Entegra TC or Seller pursuant hereto or thereto; or
(iii)any of the PB2 Excluded Liabilities or the Common Facilities Excluded Liabilities.
(f)The PB2 Purchaser Group shall be entitled to indemnification pursuant to Section 9.2(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of any Uncapped Seller Representation, none of which shall be limited by this clause (b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon Seller shall be obligated to pay, subject to Section 9.2(c), all such amounts in excess of the Deductible.
(g)For indemnification pursuant to Section 9.2(a)(ii), except for indemnification for breaches of the Uncapped Seller Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the PB2 Purchaser Group shall be entitled shall be an amount equal to three percent (3%) of the PB2 Estimated Purchase Price.
(h)Subject to Section 9.2(c), the maximum indemnification in the aggregate to which the PB2 Purchaser Group shall be entitled pursuant to this Article IX shall be an amount equal to the PB2 Estimated Purchase Price.
Section 9.3. Indemnification by Seller (PB3 Purchaser Claims)
.
(i) Subject to the other provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless PB3 Purchaser, its Affiliates and each of their respective Representatives, successors and assigns (collectively, the "PB3 Purchaser Group") from and against any and all Losses, suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "PB3 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of Entegra TC or Seller set forth in this Agreement or any Ancillary Agreement to which Entegra TC or Seller is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by Entegra TC or Seller in this Agreement or any Ancillary Agreement or in any certificate or instrument to be delivered by Entegra TC or Seller pursuant hereto or thereto; or
(iii)any of the PB3 Excluded Liabilities or the Common Facilities Excluded Liabilities.
(j)The PB3 Purchaser Group shall be entitled to indemnification pursuant to Section 9.3(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of any Uncapped Seller Representation, none of which shall be limited by this clause (b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon Seller shall be obligated to pay, subject to Section 9.3(c), all such amounts in excess of the Deductible.
(k)For indemnification pursuant to Section 9.3(a)(ii), except for indemnification for breaches of the Uncapped Seller Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the PB3 Purchaser Group shall be entitled shall be an amount equal to three percent (3%) of the PB3 Estimated Purchase Price.
(l)Subject to Section 9.3(c), the maximum indemnification in the aggregate to which the PB3 Purchaser Group shall be entitled pursuant to this Article IX shall be an amount equal to the PB3 Estimated Purchase Price.
Section 9.4. Indemnification by Seller (PB4 Purchaser Claims)
.
(m) Subject to the other provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless PB4 Purchaser, its Affiliates and each of their respective Representatives, successors and assigns (collectively, the "PB4 Purchaser Group") from and against any and all Losses, suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "PB4 Purchaser Claims"):

(i)any breach or violation of any covenant, obligation or agreement of Entegra TC or Seller set forth in this Agreement or any Ancillary Agreement to which Entegra TC or Seller is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by Entegra TC or Seller in this Agreement or any Ancillary Agreement or in any certificate or instrument to be delivered by Entegra TC or Seller pursuant hereto or thereto; or
(iii)any of the PB4 Excluded Liabilities or the Common Facilities Excluded Liabilities.
(n)The PB4 Purchaser Group shall be entitled to indemnification pursuant to Section 9.4(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of any Uncapped Seller Representation, none of which shall be limited by this clause (b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon Seller shall be obligated to pay, subject to Section 9.4(c), all such amounts in excess of the Deductible.
(o)For indemnification pursuant to Section 9.4(a)(ii), except for indemnification for breaches of the Uncapped Seller Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the PB4 Purchaser Group shall be entitled shall be an amount equal to three percent (3%) of the PB4 Estimated Purchase Price.
(p)Subject to Section 9.4(c), the maximum indemnification in the aggregate to which the PB4 Purchaser Group shall be entitled pursuant to this Article IX shall be an amount equal to the PB4 Estimated Purchase Price.
Section 9.5. Indemnification by PB1 Purchaser
.
(q)Subject to the other provisions of this Article IX, from and after the Closing, PB1 Purchaser shall indemnify and hold harmless Seller, its Affiliates and each of their respective Representatives, and successors and assigns (collectively, the "Seller Group") from and against any and all Losses (and, with respect to clause (iii)(B) below, twenty-five percent (25%) of any and all Losses) suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "Seller PB1 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of PB1 Purchaser set forth in this Agreement or any Ancillary Agreement to which PB1 Purchaser is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by PB1 Purchaser in this Agreement or any Ancillary Agreement or in any certificate to be delivered by PB1 Purchaser pursuant hereto; or
(iii)any of (A) the PB1 Assumed Liabilities or (B) the Common Facilities Assumed Liabilities.
(r)The Seller Group shall be entitled to indemnification pursuant to Section 9.5(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of PB1 Purchaser's representations and warranties made in Section 5.1 (Organization and Existence), Section 5.2 (Execution, Delivery and Enforceability), Section 5.3(a) (No Violation), and Section 5.5 (Brokers) (collectively, the "Uncapped PB1 Purchaser Representations," none of which shall be limited by this clause (b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon PB1 Purchaser shall be obligated to pay, subject to Section 9.5(c), all such amounts in excess of the Deductible.
(s)For indemnification pursuant to Section 9.5(a)(ii), except for indemnification for breaches of the Uncapped PB1 Purchaser Representations (none of which shall be limited by this clause (c)),

the maximum indemnification in the aggregate to which the Seller Group shall be entitled shall be an amount equal to ten percent (10%) of the PB1 Estimated Purchase Price.
Section 9.6. Indemnification by PB2 Purchaser
.
(t) Subject to the other provisions of this Article IX, from and after the Closing, PB2 Purchaser shall indemnify and hold harmless the Seller Group from and against any and all Losses (and, with respect to clause (iii)(B) below, twenty-five percent (25%) of any and all Losses) suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "Seller PB2 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of PB2 Purchaser set forth in this Agreement or any Ancillary Agreement to which PB2 Purchaser is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by PB2 Purchaser in this Agreement or any Ancillary Agreement or in any certificate to be delivered by PB2 Purchaser pursuant hereto; or
(iii)any of (A) the PB2 Assumed Liabilities or (B) the Common Facilities Assumed Liabilities.
(u)The Seller Group shall be entitled to indemnification pursuant to Section 9.6(a)(ii) other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of PB2 Purchaser's representations and warranties made in Section 5.1 (Organization and Existence), Section 5.2 (Execution, Delivery and Enforceability), Section 5.3(a) (No Violation), and Section 5.5 (Brokers) (collectively, the "Uncapped PB2 Purchaser Representations," none of which shall be limited by this Section 9.5(b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon PB2 Purchaser shall be obligated to pay, subject to Section 9.6(c), all such amounts in excess of the Deductible.
(v)For indemnification pursuant to Section 9.6(a)(ii), except for indemnification for breaches of the Uncapped PB2 Purchaser Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the Seller Group shall be entitled shall be an amount equal to ten percent (10%) of the PB2 Estimated Purchase Price.
Section 9.7. Indemnification by PB3 Purchaser
.
(w) Subject to the other provisions of this Article IX, from and after the Closing, PB1 Purchaser shall indemnify and hold harmless the Seller Group from and against any and all Losses (and, with respect to clause (iii)(B) below, twenty-five percent (25%) of any and all Losses) suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "Seller PB3 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of PB3 Purchaser set forth in this Agreement or any Ancillary Agreement to which PB3 Purchaser is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by PB3 Purchaser in this Agreement or any Ancillary Agreement or in any certificate to be delivered by PB3 Purchaser pursuant hereto; or
(iii)any of (A) the PB3 Assumed Liabilities or (B) the Common Facilities Assumed Liabilities.
(x)The Seller Group shall be entitled to indemnification pursuant to Section 9.7(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of PB3 Purchaser's representations and warranties made in Section 5.1 (Organization and Existence), Section 5.2 (Execution, Delivery and Enforceability), Section 5.3(a) (No Violation), and Section 5.5 (Brokers)

(collectively, the "Uncapped PB3 Purchaser Representations," none of which shall be limited by this Section 9.5(b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon PB3 Purchaser shall be obligated to pay, subject to Section 9.7(c), all such amounts in excess of the Deductible.
(y)For indemnification pursuant to Section 9.7(a)(ii), except for indemnification for breaches of the Uncapped PB3 Purchaser Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the Seller Group shall be entitled shall be an amount equal to ten percent (10%) of the PB3 Estimated Purchase Price.
Section 9.8. Indemnification by PB4 Purchaser
.
(z)Subject to the other provisions of this Article IX, from and after the Closing, PB4 Purchaser shall indemnify and hold harmless the Seller Group from and against any and all Losses (and, with respect to clause (iii)(B) below, twenty-five percent (25%) of any and all Losses) suffered, incurred or sustained by any of them or to which any of them become subject, that arise out of or result from the following (collectively, "Seller PB4 Purchaser Claims"):
(i)any breach or violation of any covenant, obligation or agreement of PB4 Purchaser set forth in this Agreement or any Ancillary Agreement to which PB4 Purchaser is a party;
(ii)any breach or inaccuracy of any of the representations or warranties made by PB4 Purchaser in this Agreement or any Ancillary Agreement or in any certificate to be delivered by PB4 Purchaser pursuant hereto; or
(iii)any of (A) the PB4 Assumed Liabilities or (B) the Common Facilities Assumed Liabilities.
(aa)The Seller Group shall be entitled to indemnification pursuant to Section 9.8(a)(ii), other than in respect of claims for indemnification arising out of, in connection with or resulting from a breach of PB4 Purchaser's representations and warranties made in Section 5.1 (Organization and Existence), Section 5.2 (Execution, Delivery and Enforceability), Section 5.3(a) (No Violation), and Section 5.5 (Brokers) (collectively, the "Uncapped PB4 Purchaser Representations," none of which shall be limited by this Section 9.5(b)), only if (i) the Losses from any individual claim or series of related claims equal or exceed Twenty-Five Thousand Dollars ($25,000) and (ii) the aggregate Losses with respect to all such claims equal or exceed the Deductible, whereupon PB4 Purchaser shall be obligated to pay, subject to Section 9.8(c), all such amounts in excess of the Deductible.
(ab)For indemnification pursuant to Section 9.8(a)(ii), except for indemnification for breaches of the Uncapped PB4 Purchaser Representations (none of which shall be limited by this clause (c)), the maximum indemnification in the aggregate to which the Seller Group shall be entitled shall be an amount equal to ten percent (10%) of the PB4 Estimated Purchase Price.
Section 9.9. Survival
. The representations and warranties set forth in this Agreement, the Ancillary Agreements and any certificates delivered hereunder or thereunder shall survive as follows:
(ac)the Uncapped Seller Representations, the Uncapped PB1 Purchaser Representations, the Uncapped PB2 Purchaser Representations, the Uncapped PB3 Purchaser Representations and the Uncapped PB4 Purchaser Representations shall survive for the applicable statute of limitations plus thirty (30) days thereafter;
(ad)the representations and warranties contained in Section 4.14(a) - Section 4.14(b) (Condition and Sufficiency of Assets) shall survive until twelve (12) consecutive months have lapsed since the Closing Date; and

(ae)the other representations and warranties survive until eighteen (18) consecutive months have lapsed since the Closing Date.
The Expiring Covenants expire at Closing. Claims may be made in respect of breaches of Section 6.3 (Conduct Pending Closing) and clauses (a)(i), (a)(iv) and (c) of Section 6.13 (Notice of Certain Events; Reporting Obligations) until one (1) year has lapsed since the Closing Date. All other covenants and agreements contained in this Agreement that contemplate or provide for any rights, obligations or actions of any Party after the Closing shall survive the Closing until they are fully performed in accordance with the requirements of this Agreement.
Any representation, warranty, covenant or agreement that survives the Closing as provided in this Section 9.9 and in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.9 if a related Notice of Third Party Claim or Indemnity Notice (as applicable) shall have been timely given to the Indemnitor in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.
Section 9.10. Effect of Materiality Qualifiers
. For purposes of determining a Party's indemnity obligations and computing Losses under this Article IX, (a) any express qualification or limitation set forth in the applicable representation, warranty covenant or agreement as to materiality or "Material Adverse Effect" (or words of similar effect) contained therein shall be disregarded, and (b) there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnitee (including any insurance proceeds (net of any applicable deductible amounts paid by such Party), including any insurance proceeds received by any Purchaser pursuant to any Representation and Warranty Insurance Policy, and the value of any contractual right of set-off), or (ii) any other amounts that would otherwise result in a duplicative recovery, including due to an adjustment made to any of the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price or the PB4 Purchase Price, as applicable, including pursuant to Section 3.4, Section 3.5, Section 3.6, Section 3.8, Section 6.2, Section 6.24, Section 6.25, Section 6.26, Section 6.27, Section 6.28 or Section 9.12.
Section 9.11. [reserved]
.
Section 9.12. Method of Asserting Claims
.
(af) Subject to the terms of this Agreement and upon receipt of an assertion of a claim or demand (whether written or oral) or notice of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the PB1 Purchaser Group, PB2 Purchaser Group, PB3 Purchaser Group, PB4 Purchaser Group or the Seller Group, of which such Person intends to seek indemnification under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, respectively, the Person seeking indemnification hereunder (the "Indemnitee") shall promptly notify the Party against whom indemnification is sought (the "Indemnitor") in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable. Such written notice is herein referred to as a "Notice of Third Party Claim." A Notice of Third Party Claim shall enclose a copy of all papers served, if any, and specify, in reasonable detail, the nature of and basis for such Third Party Claim and for the Indemnitee's claim against the Indemnitor under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Losses arising from such Third Party Claim. If the Indemnitee fails to provide (or to timely provide) a Notice of Third Party Claim, the Indemnitor shall not be obligated to indemnify the Indemnitee with respect to such Third Party Claim to the extent that the Indemnitor's ability to defend such Third Party Claim has been irreparably prejudiced by such failure of the Indemnitee.
(ag)Within the Notice Period, the Indemnitor shall notify the Indemnitee whether or not it disputes its liability to the Indemnitee under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, and whether the Indemnitor has made the irrevocable election to defend and indemnify the Indemnitee against such Third Party Claim, subject to the other terms of this Article IX. The failure of the Indemnitor to provide such notice within the Notice Period shall be deemed a refusal to provide the requested indemnity and defense to such Third Party Claim.
(ah)If the Indemnitor notifies the Indemnitee within the Notice Period of its irrevocable election to defend and indemnify the Indemnitee (subject to the other terms of this Article IX) with respect to the Third Party Claim, then, except as hereinafter provided, the Indemnitor shall have the right to contest and defend, at its sole cost and expense, with counsel of its choosing that is reasonably acceptable to the Indemnitee, any such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnitor to a final conclusion or will be settled at the discretion of Indemnitor (but only with the consent of the Indemnitee in the case of any settlement or compromise that (i) provides for relief other than the payment of monetary damages as to which the Indemnitee will be indemnified in full, (ii) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim or (iii) contains an admission or acknowledgment of guilt or criminal wrongdoing or a violation of any Law by any member of the indemnified Seller Group, PB1 Purchaser Group, PB2 Purchaser Group, PB3 Purchaser Group or PB4 Purchaser Group, as applicable). Subject to the other terms of this Section 9.12, the Indemnitor will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof. If the Indemnitee desires to participate in, but not control, the defense or settlement of any Third Party Claim that the Indemnitor is defending under this Section 9.12, it may do so at its sole cost and expense with counsel of its choosing that is reasonably acceptable to the Indemnitor; provided, however, that the Indemnitor will pay the reasonable out-of pocket costs and expenses of such separate counsel only if (x) in the Indemnitee's good faith judgment, it is advisable, based on advice of counsel, for the Indemnitee to be represented by separate counsel because a conflict or potential conflict exists between the Indemnitor and the Indemnitee or (y) the named parties to such Third Party Claim include both the Indemnitor and the Indemnitee and the Indemnitee determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnitor. Notwithstanding the foregoing, the Indemnitee may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnitor has elected to control if the Indemnitee irrevocably waives its right to indemnity under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, with respect to such Third Party Claim.
(ai)The Party defending the Third Party Claim (the "Defending Party") in accordance with this Section 9.12, and such Party's counsel and representatives, shall consult with the other Party (the "Non-Defending Party"), and such Party's counsel and representatives, throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim. The Parties shall cooperate in the defense of the Third Party Claim. The Party shall have reasonable access, during normal business hours and following reasonable notice, to Employees of the Non-Defending Party who may have knowledge, material, documents or information relevant to the defense of any Third Party Claim. The Non-Defending Party shall make available to the Defending Party, at reasonable times and for reasonable periods, its Employees and Representatives and such information, books, and records and other materials in the Non-Defending Party's possession or control and reasonably required by the Defending Party for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to both the Defending and Non-Defending Parties). If and to the extent reasonably requested by the Defending Party, the Non-Defending Party shall cooperate with the Defending Party and its counsel in contesting such Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint relating to such Third Party Claim against any other Person. The Defending Party shall reimburse the Non-Defending Party for any reasonable, documented out‑of-pocket expenses incurred by the Non-Defending Party in cooperating with or acting at the request of the Defending Party.
(aj)If with respect to any Third Party Claim (i) the Indemnitor fails to notify the Indemnitee within the Notice Period that the Indemnitor desires to defend such Third Party Claim pursuant to Section 9.12(b), (ii) the Indemnitor gives such notice but fails to defend vigorously and diligently such Third Party Claim, (iii) such Third Party Claim (or the facts or allegations related to such Third Party Claim) involves criminal allegations or seeks equitable or injunctive relief or (iv) the Indemnitor does not have the resources to satisfy such Third Party Claim, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnitor, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnitee in good faith or will be settled at the discretion of the Indemnitee (with the consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed). The Indemnitee will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnitee, the Indemnitor will, at the sole cost and expense of the Indemnitor, provide reasonable cooperation to the Indemnitee and its counsel in contesting any Third Party Claim which the Indemnitee is contesting. Notwithstanding the foregoing provisions of this clause (e), if the Indemnitor has notified the Indemnitee within the Notice Period that the Indemnitor disputes its liability hereunder to the Indemnitee with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnitor in the manner provided in clause (f) below, the Indemnitor will not be required to bear the costs and expenses of the Indemnitee's defense pursuant to this clause (e) or of the Indemnitor's participation therein at the Indemnitee's request, and the Indemnitee will reimburse the Indemnitor in full for all reasonable, document out-of-pocket costs and expenses incurred by the Indemnitee in connection with such litigation.
(ak)If the Indemnitor notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to the Third Party Claim under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, or fails to notify the Indemnitee within the Notice Period whether the Indemnitor disputes its liability to the Indemnitee with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnitor under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, and, subject to the limitations set forth in this Article IX, the Indemnitor shall pay the amount of such Loss to the Indemnitee on demand following the final determination thereof. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 11.6.
(al)In the event any Indemnitee should have a claim under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, against any Indemnitor that does not involve a Third Party Claim, the Indemnitee shall deliver an Indemnity Notice with reasonable promptness to the Indemnitor. The failure by any Indemnitee to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnitee within the Notice Period whether the Indemnitor disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnitor under Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7 or Section 9.8, as applicable, and the

Indemnitor shall pay the amount of such Loss, as determined under this Article IX, to the Indemnitee on demand following the final determination thereof. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 11.6.
Section 9.13. Purchase Price Adjustment; Payment Address
. Any and all payments required to be made under this Article IX shall be deemed adjustments to the PB1 Purchase Price, PB2 Purchase Price, PB3 Purchase Price or PB4 Purchaser Price, as applicable. Any indemnification payment hereunder shall be made by wire transfer of immediately available funds to such account(s) as the Indemnitee may designate to the Indemnitor in writing.
Section 9.14. Subrogation
. Upon the payment in full of the amounts due to the Indemnitee in respect of any Third Party Claim as provided herein, the Indemnitor shall be subrogated in place of the Indemnitee with respect to any right of action that the Indemnitee may have with respect to the specific subject matter giving rise the claim of indemnification hereunder.
Section 9.15. Cooperation; Mitigation
. The Seller Group shall reasonably cooperate with Purchasers, and the PB1 Purchaser Group, PB2 Purchaser Group, PB3 Purchaser Group, and PB4 Purchaser Group shall reasonably cooperate with Seller, and each such Indemnitee shall use Commercially Reasonable Efforts to mitigate any and all Losses subject to indemnification hereunder, including, using Commercially Reasonable Efforts to recover under any insurance policy (including, under each applicable Title Policy) or under any contractual right of set-off or indemnity; provided that, notwithstanding anything to the contrary in this Agreement, no member of the PB1 Purchaser Group, the PB2 Purchaser Group, the PB3 Purchaser Group or the PB4 Purchaser Group Indemnitees shall have any obligation to seek recoveries under any Representation and Warranty Insurance Policy.
Section 9.16. Exclusive Remedy
. Notwithstanding anything to the contrary in this Agreement, following the Closing, except as provided in Section 9.17, the indemnification provisions of this Agreement are the sole and exclusive remedies for any Losses arising from or relating to this Agreement, the Ancillary Agreements and the Transactions. In furtherance of the foregoing, all other rights or remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party.
Section 9.17. Specific Performance
. Each Party acknowledges and agrees that the Transactions are unique and that the other Parties will be irreparably injured should such Transactions not be consummated in a timely fashion and will not have an adequate remedy at law if Seller shall fail to sell, or any Purchaser shall fail to purchase, as the case may be, the portion of the Purchased Assets which Seller or such Purchaser is to sell or purchase, as applicable, when required to do so hereunder. In such event, prior to the Closing, and with respect to all obligations arising under clauses (b) and (c) of Section 6.15 (Confidentiality; Public Announcements), Section 6.19 (MISO Specific Covenants), Section 6.20 (MISO Requirements), Section 6.22 (Transmission Upgrades) and Section 6.23 (Capacity Release), prior to and after the Closing, each such other Party shall have the right, in addition to any other remedy available in equity or law but subject to the terms of this Agreement, to specific performance of such obligation by the non-performing Party, subject to such other Party's performance of its obligations hereunder.
Section 9.18. Waiver of Certain Damages; Non-Recourse
.

(am)In no event shall any Party or any of its Affiliates be liable to the other Party or any of its Affiliates for punitive, incidental, indirect, or special damages arising out of or in connection with this Agreement or the Ancillary Agreements; provided, however, that this limitation shall not apply to (i) any PB1 Purchaser Claim, PB2 Purchaser Claim, PB3 Purchaser Claim, PB4 Purchaser Claim, Seller PB1 Purchaser Claim, Seller PB2 Purchaser Claim, Seller PB3 Purchaser Claim or Seller PB4 Purchaser Claim for indemnification pursuant to this Article IX for any punitive, incidental, indirect, or special damages owed to a third person under a Third Party Claim or (ii) any action pursuant to Section 9.17 by Seller for the PB1 Purchase Price, the PB2 Purchase Price, the PB3 Purchase Price or the PB4 Purchase Price, as applicable.
(an)Without regard to any bankruptcy of Seller, Entegra TC or any of their respective Affiliates, none of the current, former or future directors, officers, agents, Affiliates, limited partners, general partners, members, managers, employees, stockholders, equity holders or control persons of any Party and its Affiliates (any such Person, a "Non-Recourse Party") will be liable whatsoever with respect to this Agreement or any of the Ancillary Agreements or for, or with respect to, or in connection with the liabilities of any Party under this Agreement or any of the Ancillary Agreements, and no such liabilities will attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, whether by the enforcement of any judgment or assessment or pursuant to any claim or any Action at Law or in equity, or otherwise; provided, however, that nothing contained in this clause (b) shall relieve any Party or Entegra TC of any of its obligations under this Agreement or any of the Ancillary Agreements.
Section 9.19. Escrow Accounts
.
(ao)Any indemnification obligations of Seller for Losses incurred under Section 9.1(a) shall be satisfied first from amounts in the PB1 Escrow Account, second, from any applicable Representation and Warranty Insurance Policy, and thereafter, by Seller or Entegra TC, in each case subject to the limitations on liability set forth in this Article IX.
(ap)Any indemnification obligations of Seller for Losses incurred under Section 9.2(a) shall be satisfied first from amounts in the PB2 Escrow Account, second, from any applicable Representation and Warranty Insurance Policy, and thereafter, by Seller or Entegra TC, in each case subject to the limitations on liability set forth in this Article IX.
(aq)Any indemnification obligations of Seller for Losses incurred under Section 9.3(a) shall be satisfied first from amounts in the PB3 Escrow Account, second, from any applicable Representation and Warranty Insurance Policy, and thereafter, by Seller or Entegra TC, in each case subject to the limitations on liability set forth in this Article IX.
(ar)Any indemnification obligations of Seller for Losses incurred under Section 9.4(a) shall be satisfied first from amounts in the PB4 Escrow Account, second, from any applicable Representation and Warranty Insurance Policy, and thereafter, by Seller or Entegra TC, in each case subject to the limitations on liability set forth in this Article IX.
ARTICLE X.
TERMINATION
Section 10.1.Rights to Terminate
. Subject to Section 10.2, this Agreement may be terminated:
(a)by mutual written consent of the Parties;
(b)by one Party, upon written notice to the other Parties, on or after the Expiration Date; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if such failure to consummate the Transactions on or prior to the Expiration Date shall have been caused by a breach of this Agreement or any Ancillary Agreement by the terminating Party;

(c)by one Party, upon written notice to the other Parties, if, at any time prior to the Closing, (i) any Governmental Authority of competent jurisdiction shall have issued a permanent Order (A) declaring this Agreement or any Ancillary Agreement invalid or unenforceable in any material respect or (B) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, and such Order shall have become final and non-appealable (a "Termination Order"); (ii) any Seller's Regulatory Approval or Purchasers' Regulatory Approval is denied in a final, non-appealable Order or other final, non-appealable action issued or taken by a Governmental Authority with jurisdiction; provided, however, that neither EAI nor ETI shall be able to terminate this Agreement pursuant to this clause (ii); (iii) the FERC 203 Authorization is denied in (A) a final, non-appealable Order or (B) any other final, non-appealable action issued or taken by a Governmental Authority with jurisdiction, or (iv) any Action shall have been taken, or Law enacted, promulgated or deemed applicable to the Transactions, including the transactions contemplated by the Ancillary Agreements, by a Governmental Authority with competent jurisdiction that, directly or indirectly, prohibits the consummation of the Transactions, including the transactions contemplated by the Ancillary Agreements, as herein or therein provided; provided, however, that no Party shall have the right to terminate this Agreement (x) pursuant to sub-clause (i) of this Section 10.1(c) if such Party or any of its Affiliates has sought the entry of, or has failed to use Commercially Reasonable Efforts to oppose the entry of, such Termination Order or (y) pursuant to sub-clause (ii) or (iii) of this Section 10.1(c) if such Party has failed to use Commercially Reasonable Efforts to (A) obtain such Party's Seller's Regulatory Approval, such Party's Purchasers' Regulatory Approval or the FERC 203 Authorization, as applicable or (B) cause the expiration or termination of the applicable waiting period under the HSR Act;
(d)by Seller, if there has been a material default or material breach of any representation, warranty, covenant or obligation contained in this Agreement by any Purchaser that is not cured by the earlier of the Closing Date or thirty (30) days after receipt by such Purchaser of written notice from Seller specifying with particularity such breach or default;
(e)by any Project Purchaser, if there has been a material default or material breach of any representation, warranty, covenant or obligation contained in this Agreement by Seller that is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller of written notice from such Purchaser specifying with particularity such breach or default;
(f)by any Project Purchaser in accordance with Section 6.7 (Power Block Performance Tests);
(g)by Seller or PB1 Purchaser, as applicable, in accordance with Section 6.24 (PB1 Risk of Loss; Casualty Events), by Seller or PB2 Purchaser, as applicable, in accordance with Section 6.25 (PB2 Risk of Loss; Casualty Events), by Seller or PB3 Purchaser, as applicable, in accordance with Section 6.26 (PB3 Risk of Loss; Casualty Events), by Seller or PB4 Purchaser, as applicable, in accordance with Section 6.27 (PB4 Risk of Loss; Casualty Events), or by Seller or any Project Purchaser, as applicable, in accordance with Section 6.28 (Common Facilities Risk of Loss; Casualty Events);
(h)by Seller or any Project Purchaser, as applicable, in accordance with Section 6.22(i) (Transmission Upgrades);
(i)by any Project Purchaser, upon written notice to the other Parties, if Seller or Entegra TC is or becomes Bankrupt;
(j)by Seller, upon written notice to the other Parties, if any Purchaser or any parent of any Purchaser is or becomes Bankrupt; or
(k)by any Project Purchaser, in accordance with Section 6.6(f) (Current Evidence of Title).
Section 10.2. Effect of Termination
. If this Agreement is validly terminated pursuant to Section 10.1, the written notice thereof given to the other Parties shall specify the provision hereof pursuant to which such termination is made, and upon such termination this Agreement will forthwith become null and void, and there will be no liability or obligations of the Parties or any of their respective Related Persons hereunder; provided, however, that (i) the provisions with respect to expenses in Section 6.2, confidentiality in Section 6.15(a), reimbursement under Section 6.22, limitations of liability in Section 9.18 and the general provisions in Article XI will continue to apply following any such termination and (ii) nothing in this Section 10.2 shall relieve a Party from liability in the event termination hereunder is due to such Party's willful or intentional breach of any obligation, covenant, agreement or condition in this Agreement or any Ancillary Agreement or fraud in the performance of this Agreement or any Ancillary Agreement.
ARTICLE XI.
GENERAL PROVISIONS
Section 11.1.Entire Document; Amendments
. This Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Transactions, and such agreements supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the Effective Date, written or oral (including the Letter of Intent); provided, however, for the avoidance of doubt, the Parties hereby agree that the Confidentiality Agreement and, to the extent executed prior to the Effective Date, any Ancillary Agreements, shall remain in full force and effect in accordance with their terms on and after the Effective Date and the Ancillary Agreements shall remain in full force and effect in accordance with their terms on and after the Closing Date. No modification or amendment of any provision of this Agreement shall be effective unless made in writing referring specifically to this Agreement and duly signed by or on behalf of each of the Parties.
Section 11.2. Schedules
.
(a)Each Party may, from time to time prior to the Closing, notify the other of any change or addition to any of the Schedules to this Agreement with respect to any matter arising or discovered after the Effective Date by the delivery to the other of any amendment or supplement thereto, as of a reasonably current date prior to the Closing, but each Party shall in any event at least once, not earlier than ten (10) Business Days and not later than three (3) Business Days prior to the Closing, so notify the other of all such changes of such Party; provided, however, that notwithstanding anything to the contrary contained herein, (i) Seller shall not have the right to change, or add to, Schedule 2.1(f) without the prior written consent of PB1 Purchaser in its sole and absolute discretion, Schedule 2.5(f) without the prior written consent of PB2 Purchaser in its sole and absolute discretion, Schedule 2.9(f) without the prior written consent of PB3 Purchaser in its sole and absolute discretion, Schedule 2.13(f) without the prior written consent of PB4 Purchaser in its sole and absolute discretion or Schedule 2.17(f) without the prior written consent of each Project Purchaser in its sole and absolute discretion, other than, in each case, with respect to the addition of a Contract in accordance with Section 2.1(f), Section 2.5(f), Section 2.9(f), Section 2.13(f) or Section 2.17(f), as applicable, and (ii) PB1 Purchaser shall have no right to change or add to Schedule 2.2(c) or change or delete from Schedule 2.1(f), PB2 Purchaser shall have no right to change or add to Schedule 2.6(c) or change or delete from Schedule 2.5(f), PB3 Purchaser shall have no right to change or add to Schedule 2.10(c) or change or delete from Schedule 2.9(f), PB4 Purchaser shall have no right to change or add to Schedule 2.14(c) or change or delete from Schedule 2.13(f), and no Project Purchaser shall have the right to change or add to Schedule 2.18(c) or change or delete from Schedule 2.17(f), in each case, without the prior written consent of Seller in its sole and absolute discretion, other than with respect to the addition of a Contract entered into by Seller after the Effective Date in accordance with Section 2.1(f), Section 2.5(f), Section 2.9(f), Section 2.13(f) or Section 2.17(f), as applicable. Each such notification, change, addition, amendment or supplement pursuant to this Section 11.2 (i) by Seller shall have no effect for purposes of determining whether each Purchaser's conditions to Closing set forth in Article VII have been fulfilled and (ii) by any Purchaser shall have no effect for purposes of determining whether Seller's conditions to Closing set forth in Article VIII have been fulfilled; provided, however, that any such notification, change, addition, amendment or supplement by Seller to reflect any change in Law or to Schedule 2.1(d) (PB1 Tangible Personal Property), Schedule 2.1(e) (PB1 Inventory), Schedule 2.1(f) (PB1 Contracts), but only to the extent permitted by Section 2.1(f), Schedule 2.5(d) (PB2 Tangible Personal Property), Schedule 2.5(e) (PB2 Inventory), Schedule 2.5(f) (PB2 Contracts), but only to the extent permitted by Section 2.5(f), Schedule 2.9(d) (PB3 Tangible Personal Property), Schedule 2.9(e) (PB3 Inventory), Schedule 2.9(f) (PB3 Contracts), but only to the extent permitted by Section 2.9(f), Schedule 2.13(d) (PB4 Tangible Personal Property), Schedule 2.13(e) (PB4 Inventory), Schedule 2.13(f) (PB4 Contracts), but only to the extent permitted by Section 2.13(f), Schedule 2.17(d) (Common Facilities Tangible Personal Property), Schedule 2.17(e) (Common Facilities Inventory), Schedule 2.17(f) (Common Facilities Contracts), but only to the extent permitted by Section 2.17(f), Part I of Schedule 4.11 (Permits), Part I or II of Schedule 4.13 (Intellectual Property) or Part I of Schedule 4.15(a) (Project Environmental Matters) shall be deemed to have cured any breach or inaccuracy of such representations and warranties for purposes of determining whether such conditions to Closing have been fulfilled, other than each Purchaser's condition to Closing set forth in Section 7.11. Notwithstanding the foregoing provisions of this Section 11.2, for a period of sixty (60) days after the Effective Date, PB1 Purchaser shall have the right to add to Schedule 2.1(f) and Schedule 2.2(c), PB2 Purchaser shall have the right to add to Schedule 2.5(f) and Schedule 2.6(c), PB3 Purchaser shall have the right to add to Schedule 2.9(f) and Schedule 2.10(c), PB4 Purchaser shall have the right to add to Schedule 2.13(f) and Schedule 2.14(c), and each Project Purchaser shall have the right to add to Schedule 2.17(f) and Schedule 2.18(c), (A) any Contract listed on Schedule 11.2, in each case, without the prior written consent of Seller, and (B) any other Contract to which Seller is a party, or by which Seller or any of the Purchased Assets is bound, that relates to or has the primary purpose of supporting the Project or the Business, in each case, subject to the prior written consent of Seller (which such consent shall not be unreasonably withheld, conditioned or delayed); provided, that in no event shall any of the foregoing Contracts made a Purchased Contract pursuant to clause (A) or (B) above give rise to a Seller’s Required Consent or Purchaser’s Required Consent (although, to the extent a Consent is required to assign any such Contract to a Purchaser, Schedule 4.3 (Seller’s Consents) will be deemed amended to include a reference to such Consent). For the avoidance of doubt, no Contract listed on any Schedule as a Purchased Contract as of the Effective Date shall be removed from such Schedule or added to any Schedule as a PB1 Excluded Contract, PB2 Excluded Contract, PB3 Excluded Contract, PB4 Excluded Contract or Common Facilities Excluded Contract, as applicable, pursuant to the terms of the immediately preceding sentence. If the Closing occurs, all matters disclosed by any Party pursuant to any such notification, change, addition, amendment or supplement made prior to the Closing shall be deemed to be included in the Schedules as of the Effective Date or applicable later date and to cure any breach or inaccuracy of such representations and warranties for purposes of determining whether any of the PB1 Purchaser Group, PB2 Purchaser Group, PB3 Purchaser Group, PB4 Purchaser Group or Seller Group, as applicable, is entitled to indemnification under Article IX.
(b)The Parties agree that whether particular property subject to the IDA Lease Agreement is classified as real, mixed or personal property under applicable Law, so long as (i) such property is described in a Schedule and (ii) good and marketable fee simple absolute title of record to such property is conveyed to the applicable Project Purchaser at the Closing from Seller, then notwithstanding anything to the contrary contained in this Agreement, there shall be no breach of any representation or warranty associated with something being misclassified as real or personal property under this Agreement.
Section 11.3. Counterparts, Signatures, and Originals

. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. The Parties agree that this Agreement, the Ancillary Agreements and any other document issued pursuant to this Agreement, or document referenced by the foregoing, will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature. Any original of this Agreement, any Ancillary Agreement or any other document issued pursuant to this Agreement or document referenced by the foregoing may be photocopied and stored on computer tapes and disks (the "Imaged Document"). The Imaged Document, if introduced in printed format in its original form in any judicial, arbitral, mediation, regulatory, or administrative proceeding will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. No Party shall object to the admissibility of the Imaged Document (or photocopies of the Imaged Document) on the basis that such were not originated or maintained in documentary form, under a hearsay rule, a best evidence rule or other evidentiary rule.
Section 11.4. Severability
. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
Section 11.5. Assignment
. The rights under this Agreement shall not be assignable or transferable, nor the duties delegable, by any Party without the prior written consent of the other Parties, which consent may be granted or withheld in each such other Party's sole discretion. Notwithstanding the foregoing, (i) any Party may upon prior written notice to the other Parties collaterally assign, mortgage, hypothecate, pledge, or otherwise encumber all or any portion of its interest in and to this Agreement and any Ancillary Agreement to its and any of its Affiliates' lenders or other parties providing financing (including lease financing) to such Party or any of its Affiliates and grant to such lenders or financing parties the power to assign the same upon prior written notice to the other Parties in connection with an exercise of such lenders' or financing parties' remedies; provided, however, that neither the grant of any such interest, nor the foreclosure of any such interest, shall, to the extent any Party has retained any portion of its interest in and to this Agreement or the Ancillary Agreements, in any way release, reduce or diminish the obligations of such Party to the other Parties hereunder with respect to such portion of such Party's interest and (ii) any Project Purchaser may, without the consent of Seller, transfer or assign its rights, liabilities and interest in and under this Agreement to an Affiliate of such Project Purchaser that is or, after consummation of a proposed corporate reorganization or restructuring (e.g., the potential business combination of EGSL and Entergy Louisiana, LLC pending before the Louisiana Public Service Commission in Docket No. U-33244), will be a regulated electric utility owned, directly or indirectly, by Entergy Corporation. Any assignment effected in accordance with this Section 11.5 (other than clause (ii) of the immediately preceding sentence) shall not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements to which it is a party. Any purported assignment or delegation not effected in accordance with this Section 11.5 shall be deemed void and of no force and effect.
Section 11.6. Governing Law
. The validity, interpretation and effect of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflicts of law doctrines (other than Section 5-1401 of the New York General Obligations Law), except with respect to matters that (a) are preempted by federal law or are governed by the Law of the respective jurisdiction of incorporation or formation, as applicable, of the Parties, or (b) relate to real property and are governed by the Law of the State of Arkansas. Any action or proceeding arising under this Agreement shall be adjudicated by courts of the State of Texas and the courts of the United States located in the State of Texas, in each case located in Harris County, State of Texas, and appellate courts from any thereof, AND EACH PARTY CONSENTS AND AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN AND ONLY IN SUCH COURTS AND WAIVES (TO THE MAXIMUM EXTENT PERMITTED BY LAW) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM OR ANY SIMILAR OBJECTION AND AGREES NOT TO PLEAD OR CLAIM THE SAME.
Section 11.7. Waiver of Jury Trial
. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 11.8. Notices
. Unless this Agreement specifically requires otherwise, any notice, claim, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to Seller to:
Union Power Partners, L.P.
c/o Entegra TC, LLC
100 S. Ashley Dr., Suite 1400
Tampa, FL 33602
Attention: General Counsel
Fax: 813-301-4994
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: William Bice, Esq.
Fax: 212-822-5622
if to EAI to:
Entergy Arkansas, Inc.
425 West Capitol Avenue
Little Rock, AR 72201
Attention: Director, Resource Planning & Market Operations
Fax: (501) 377-3599
with a copy to:
Entergy Arkansas, Inc.

425 West Capitol Avenue
Little Rock, AR 72201
Attention: Assistant General Counsel
Fax: (501) 377-5426
if to EGSL to:
Entergy Gulf States Louisiana, L.L.C.
c/o Entergy Services, Inc.
10055 Grogans Mill Road
The Woodlands, TX 77380
Attention: Vice President, System Planning
Fax: (281) 297-3929
with a copy to:
Entergy Services, Inc.
10055 Grogans Mill Road, Suite 300
The Woodlands, TX 77380
Attention: Assistant General Counsel
Fax: (281) 297-3947
and
if to ETI to:
Entergy Texas, Inc.
c/o Entergy Services, Inc.
10055 Grogans Mill Road
The Woodlands, TX 77380
Attention: Vice President, System Planning
Fax: (281) 297-3929
with a copy to:
Entergy Services, Inc.
10055 Grogans Mill Road, Suite 300
The Woodlands, TX 77380
Attention: Assistant General Counsel
Fax: (281) 297-3947.
Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.8 shall be effective upon physical receipt.
Section 11.9. No Third Party Beneficiaries
. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person (including any Project Employee or any other present, former or future Employee of any member of the Entegra Group or any of such members' respective ERISA Affiliates) other than the Parties, their respective permitted successors and assigns, and any Person benefiting from the indemnities provided herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.
Section 11.10. No Joint Venture
. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to any Party.
Section 11.11. Waiver of Compliance

. To the extent permitted by Law, any failure to comply with any obligation, covenant, agreement or condition set forth herein or in any Ancillary Agreement, or any breach of any representation or warranty set forth herein or in any Ancillary Agreement, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation or warranty only by a written instrument signed by or on behalf of such Party that expressly waives such failure or breach, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation except to the extent otherwise specifically provided herein. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. A waiver by a Party of the performance of any covenant, condition, representation or warranty of the other Party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by a Party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.
Section 11.12. Nature of Entegra TC's Obligations
. From and after the Closing, in all instances where an obligation is imposed upon Seller under this Agreement but no similar obligation is expressly imposed upon Entegra TC, Entegra TC shall nevertheless be responsible for any Losses arising from or related to Seller's breach of such obligation; provided, however, that this obligation shall only survive until twenty-four (24) consecutive months have lapsed since the Closing Date. This Section 11.12 shall in no way limit Seller's obligations under this Agreement.
Section 11.13. Attorneys' Fees
. In any litigation or other proceeding between the Parties relating to this Agreement, the prevailing party shall be entitled to recover from the other its reasonable out-of-pocket costs incurred in connection with such litigation or proceeding, including reasonable attorneys' fees and other legal expenses.
Section 11.14. Several Liability of Purchasers
. Notwithstanding anything to the contrary in this Agreement, the liability of the Purchasers is several and not joint with respect to all representations, warranties, covenants and indemnification obligations of the Purchasers under this Agreement.
[SIGNATURE PAGE FOLLOWS]

[Signature Page to Asset Purchase Agreement]
IN WITNESS WHEREOF, the Parties and Entegra TC have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.
UNION POWER PARTNERS, L.P.
By__/s/ Michael R. Schuyler_____________
Name: Michael R. Schuyler
Title: President and CEO

ENTEGRA TC LLC solely with respect to Section 6.4(h), Section 6.12, Section 6.13(d), Section 6.15(c), Section 6.23(d) and Section 11.12
By__/s/ Michael R. Schuyler_____________
Name: Michael R. Schuyler
Title: President and CEO

ENTERGY ARKANSAS, INC.
By__/s/ Hugh T. McDonald______________
Name: Hugh T. McDonald
Title: President and CEO

ENTERGY GULF STATES LOUISIANA, L.L.C.
By__/s/ Phillip R. May___________________
Name: Phillip R. May
Title: President and CEO

ENTERGY TEXAS, INC.
By__/s/ Sallie T. Rainer___________________
Name: Sallie T. Rainer
Title: President and CEO

List of Omitted Schedules and Exhibits
Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Asset Purchase Agreement, by and among Union Power Partners, L.P., Entegra TC LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., and Entergy Texas, Inc., dated as of December 8, 2014, have not been provided herein:

Exhibit A-1	Form of PB1 Assignment and Assumption Agreement
Exhibit A-2	Form of PB2 Assignment and Assumption Agreement
Exhibit A-3	Form of PB3 Assignment and Assumption Agreement
Exhibit A-4	Form of PB4 Assignment and Assumption Agreement
Exhibit B-1	Form of PB1 Bill of Sale
Exhibit B-2	Form of PB2 Bill of Sale
Exhibit B-3	Form of PB3 Bill of Sale
Exhibit B-4	Form of PB4 Bill of Sale
Exhibit C-1	Form of PB1 Deed
Exhibit C-2	Form of PB2 Deed
Exhibit C-3	Form of PB3 Deed
Exhibit C-4	Form of PB4 Deed
Exhibit D-1	Form of PB1 Escrow Agreement
Exhibit D-2	Form of PB2 Escrow Agreement
Exhibit D-3	Form of PB3 Escrow Agreement
Exhibit D-4	Form of PB4 Escrow Agreement
Exhibit E	Form of Post-Closing Confidentiality Agreement
Exhibit F	Form of Title Affidavit
Exhibit G	Form of Affidavit of Non-Foreign Status
Exhibit H	Form of Joint Defense Agreement

Exhibit I-1	Form of PB1 MISO Transition Agreement
Exhibit I-2	Form of PB2 MISO Transition Agreement
Exhibit I-3	Form of PB3 MISO Transition Agreement
Exhibit I-4	Form of PB4 MISO Transition Agreement
Exhibit J	Form of Replacement Power Agreement
Schedule AC	Approved Contractors
Schedule AV	Approved Valuation Firms
Schedule MOR	Form of Monthly Operating Report
Schedule MMS-1	PB1 Major Maintenance Spares
Schedule MMS-2	PB2 Major Maintenance Spares
Schedule MMS-3	PB3 Major Maintenance Spares
Schedule MMS-4	PB4 Major Maintenance Spares
Schedule MMS-5	Common Facilities Major Maintenance Spares
Schedule 1.1A	Persons With Seller's Knowledge
Schedule 1.1B	Persons With Purchasers' Knowledge
Schedule 1.1C	Certain Permitted Encumbrances
Schedule 1.1D	Description of Project
Schedule 1.1E	Title Exceptions - Leases and Subleases
Schedule 2.1(a)	PB1 Owned Real Property
Schedule 2.1(b)	PB1 Leased Real Property
Schedule 2.1(c)	PB1 Easements
Schedule 2.1(d)	PB1 Tangible Personal Property
Schedule 2.1(e)	PB1 Inventory
Schedule 2.1(f)	PB1 Contracts
Schedule 2.1(g)	PB1 Permits
Schedule 2.1(i)	PB1 Warranties
Schedule 2.1(k)	PB1 Prepaid Items
Schedule 2.2(b)	Specified PB1 Excluded Assets
Schedule 2.2(c)	Specified PB1 Excluded Contracts
Schedule 2.2(h)	Specified PB1 Excluded Intellectual Property Rights
Schedule 2.2(l)	Surviving PB1 Affiliate Contracts
Schedule 2.5(a)	PB2 Owned Real Property
Schedule 2.5(b)	PB2 Leased Real Property
Schedule 2.5(c)	PB2 Easements
Schedule 2.5(d)	PB2 Tangible Personal Property
Schedule 2.5(e)	PB2 Inventory
Schedule 2.5(f)	PB2 Contracts
Schedule 2.5(g)	PB2 Permits
Schedule 2.5(i)	PB2 Warranties
Schedule 2.5(k)	PB2 Prepaid Items
Schedule 2.6(b)	Specified PB2 Excluded Assets
Schedule 2.6(c)	Specified PB2 Excluded Contracts
Schedule 2.6(h)	Specified PB2 Excluded Intellectual Property Rights
Schedule 2.6(l)	Surviving PB2 Affiliate Contracts
Schedule 2.9(a)	PB3 Owned Real Property
Schedule 2.9(b)	PB3 Leased Real Property
Schedule 2.9(c)	PB3 Easements
Schedule 2.9(d)	PB3 Tangible Personal Property
Schedule 2.9(e)	PB3 Inventory
Schedule 2.9(f)	PB3 Contracts

Schedule 2.9(g)	PB3 Permits
Schedule 2.9(i)	PB3 Warranties
Schedule 2.9(k)	PB3 Prepaid Items
Schedule 2.10(b)	Specified PB3 Excluded Assets
Schedule 2.10(c)	Specified PB3 Excluded Contracts
Schedule 2.10(h)	Specified PB3 Excluded Intellectual Property Rights
Schedule 2.10(l)	Surviving PB3 Affiliate Contracts
Schedule 2.13(a)	PB4 Owned Real Property
Schedule 2.13(b)	PB4 Leased Real Property
Schedule 2.13(c)	PB4 Easements
Schedule 2.13(d)	PB4 Tangible Personal Property
Schedule 2.13(e)	PB4 Inventory
Schedule 2.13(f)	PB4 Contracts
Schedule 2.13(g)	PB4 Permits
Schedule 2.13(i)	PB4 Warranties
Schedule 2.13(k)	PB4 Prepaid Items
Schedule 2.14(b)	Specified PB4 Excluded Assets
Schedule 2.14(c)	Specified PB4 Excluded Contracts
Schedule 2.14(h)	Specified PB4 Excluded Intellectual Property Rights
Schedule 2.14(l)	Surviving PB4 Affiliate Contracts
Schedule 2.17(a)	Common Facilities Owned Real Property
Schedule 2.17(b)	Common Facilities Leased Real Property
Schedule 2.17(c)	Common Facilities Easements
Schedule 2.17(d)	Common Facilities Tangible Personal Property
Schedule 2.17(e)	Common Facilities Inventory
Schedule 2.17(f)	Common Facilities Contracts
Schedule 2.17(g)	Common Facilities Permits
Schedule 2.17(i)	Common Facilities Warranties
Schedule 2.17(k)	Common Facilities Prepaid Items
Schedule 2.18(b)	Common Facilities Excluded Assets
Schedule 2.18(c)	Common Facilities Excluded Contracts
Schedule 2.18(h)	Common Facilities Excluded Intellectual Property Rights
Schedule 4.3	Seller's Consents, Seller's Regulatory Approvals and No Violation
Schedule 4.4	Compliance with Laws
Schedule 4.6(a)	Seller's Litigation
Schedule 4.6(b)	Seller's Orders
Schedule 4.7(k)	Title Exceptions
Schedule 4.7(n)	Owned Real Property; Easements - Consents
Schedule 4.7(o)	Owned Real Property; Easements - Actions
Schedule 4.8(a)	PB1 Leased Personal Property
Schedule 4.8(b)	PB2 Leased Personal Property
Schedule 4.8(c)	PB3 Leased Personal Property
Schedule 4.8(d)	PB4 Leased Personal Property
Schedule 4.8(e)	Common Facilities Leased Personal Property
Schedule 4.10	Purchased Contract Matters
Schedule 4.11	Permit Matters
Schedule 4.13	Intellectual Property
Schedule 4.14(a)	Condition of Purchased Assets; Defects
Schedule 4.14(b)	Sufficiency of Purchased Assets
Schedule 4.14(c)	Assets owned by Affiliates

Schedule 4.15(a)	Environmental Conditions
Schedule 4.16	Tax Matters
Schedule 4.17(a)	Employee Benefit Matters
Schedule 4.17(d)	Employee Benefit Actions
Schedule 4.18(a)	Employees
Schedule 4.18(b)	Project Employee Compliance
Schedule 4.19	Insurance Policies
Schedule 4.21	Pipeline Status
Schedule 5.3	Purchasers' Consents, Purchasers' Regulatory Approvals and No Violation
Schedule 5.4	Purchasers' Litigation
Schedule 5.5	Purchasers' Brokers
Schedule 6.2(a)	Transaction Expenses; Title Policy Endorsements
Schedule 6.7	Power Block Performance Test Protocols and Procedures
Schedule 6.23	Permanent Capacity Release Process
Schedule 11.2	Schedules - Potential Purchased Contracts
The Company will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.